Form 10-K, Exhibit 13
period 1994-07-02
DIGITAL EQUIPMENT CORP
filed 1994-09-16
CIK 28887

Digital Equipment Corporation
Maynard, Massachusetts 01754

Digital Equipment Corporation
Annual Report 1994

Corporate Profile

Digital Equipment Corporation is a world leader in the development of networked platforms for client/server computing. Digital's products and services for open computing environments help customers simplify business processes and enhance organizational productivity. The Company does business in more than 100 countries and develops and manufactures products in the Americas, Europe, Asia and the Pacific Rim. Building on its core competencies in Software, Systems, Networks, and Services, Digital--working with its business partners--provides a complete range of information processing solutions from personal computers to integrated worldwide networks.





Financial Summary
Fiscal Year                               1994                    1993

Total operating revenues             $13,450,790,000       $14,371,369,000
Restructuring charges                $ 1,206,000,000               -
Net loss                             $(2,156,063,000)      $  (251,330,000)
Net loss per common share            $        (15.80)      $         (1.93)
Total stockholders' equity           $ 3,279,799,000       $ 4,885,399,000
Number of common stockholders                 77,722                86,611
Stockholders' equity per
   common share                      $         20.24       $         36.19
Number of regular employees                   77,800                89,900


Annual Meeting

The Annual Meeting of Stockholders will be held at 11:00 a.m. Thursday, November 10, 1994, at the World Trade Center, Commonwealth Pier, 164 Northern Avenue, Boston, Massachusetts 02210. Stockholders of record on Monday, September 12, 1994, will be entitled to vote at this meeting.





Contents
        2       President's Letter
        4       Q&A with Robert B. Palmer
        6       Open Client/Server Computing
        8       Software
        12      Systems
        16      Networks
        20      Services
        24      Teamwork
        25      Financial Statements

Open Client/Server Computing Solves Real Business Problems

"We have the ability--directly and through our partners--to implement and support networked platforms and applications in multivendor environments more quickly and cost effectively than anyone else".

"This capability is making Digital the leader in open client/server computing--the combination of technologies that enables PCs, laptops, workstations and other devices to tap into computers so that these systems and the people who use them can share data and work together."

- --Robert B. Palmer, President and Chief Executive Officer
  Digital Equipment Corporation

[Photograph of Robert B. Palmer]

President's Letter

To Our Stockholders, Employees, Customers and Partners

Fiscal year 1994 was a year of both progress and frustration for stockholders, for employees, for our customers and for our partners.

For the year, Digital reported a net loss of $2.16 billion, which includes a restructuring charge of $1.2 billion and noncash asset write-offs and accounting changes of $431 million. I am obviously disappointed with these results. However, with the actions we took last year, including reducing regular employee population by 12,000 and total occupied space by 5.2 million square feet, and our announced restructuring plans for the future--for example, the elimination of Digital's inefficient matrix management system--I am confident that we have established a solid foundation for a return to profitability.

As we exited the year, our business showed some positive and encouraging signs:

 We achieved year-over-year product order rate growth in both the third and fourth quarters (the latter adjusted for a 14-week quarter a year ago). This is the first time in nearly five years that we have seen an increase in year-over-year order rate growth in consecutive quarters.

 We reached two significant milestones in our Alpha AXP program. We have shipped more than one billion dollars' worth of Alpha AXP systems since the program's launch in November 1992, and Alpha AXP revenues surpassed VAX revenues for the first time in the fourth quarter, growing 54 percent from the preceding quarter.

 The new Digital 2100 Alpha AXP server, announced in the fourth quarter, got off to an excellent start. Market reception for this leadership price/performance product, which offers exceptional scalability, has been outstanding.

 Personal computer revenues demonstrated accelerating year-over-year growth rates each quarter, more than doubling in the fourth quarter and nearly doubling for the full year. We enter fiscal 1995 with a balance sheet that provides needed flexibility and resources and a portfolio of products and services more competitive than they have been in several years. We all want to see results quickly. We want the trauma of downsizing behind us and a return to sustained profitability. But it is important that we do not let our poor financial performance completely obscure the significant progress we have made in several major dimensions in less than two years.

We enter fiscal 1995 with a balance sheet that provides needed flexibility and resources and a portfolio of products and services more competitive than they have been in several years.

We all want to see results quickly. We want the trauma of downsizing behind us and a return to sustained profitability. But it is important that we do not let our poor financial performance completely obscure the significant progress we have made in several major dimensions in less than two years.

Two years ago, our products were not competitive in performance or price/performance. Digital was a company wedded to its proprietary systems, with little or no credibility in the marketplace around our UNIX offering--a key requirement to be a competitor in today's open environments. Once merely an "also-ran," our UNIX is now a recognized leader in standards compliance for open computing.

Today, Digital can lay legitimate claim to being a truly open systems leader, giving customers the flexibility and alternatives that they want--and with leadership price/performance. Today we can truly say we support industry-standard operating systems--UNIX, OpenVMS, Windows NT and MS-DOS--across a broad set of platforms.

In two years, we have moved from being a company selling primarily through direct channels to one that has a healthier, market-driven mix of direct and indirect channels. In fiscal 1992, 29 percent of our products moved through indirect channels; in the year just passed (fiscal 1994), we sold 45 percent through indirect channels. And our goal for fiscal 1995 is more than 60 percent--which will be achieved in large part by a strategic refocus of our core systems business models.

We are moving from being a low-volume, high-cost manufacturer and supplier to a higher-volume, lower-cost manufacturer and supplier. Over the past two years, unit volumes have exploded, driven by strong growth in PCs and Alpha AXP workstations. We shipped nearly four times the number of computer systems in fiscal 1994 compared with fiscal 1992, despite having reduced total worldwide manufacturing capacity. By the end of fiscal 1995, we will be shipping significantly greater volumes with a manufacturing population one-half the size of two years ago.

We are refining our product and service cost structures to reflect the demands of our customers and the challenges of our competition--while establishing leadership price/performance across virtually every price band where we compete.

These are major accomplishments. Two years into the turnaround, we have laid the groundwork for our future success. We are succeeding in several of our businesses, and many of our new products are being well received in the marketplace. We are adapting the best and most successful business strategies--honed and proven in the competitive PC, storage, components and service segments of our business--and applying them on a larger scale across the company.

But the question remains: with all that we have going for us, why aren't we yet leading the industry with the sheer force of our global resources, our unparalleled products, technology and skills? And why are we not yet profitable?

The reality is that despite our progress we still have some critical issues to address--and that is our mandate for fiscal 1995.

To ensure that decisions made and actions taken will lead to financial success, we recently made one very important change to Digital's culture and business: we have cast aside matrix management and instituted clear accountability for revenue, profits, cash flows and assets within our business units. We are eliminating the costly infrastructure associated with the previous management system. The result will be a leaner, more decisive, more agile company, sharply focused on meeting the needs of customers, the demands of the marketplace and the challenges of our competitors.

In today's complex multivendor computing environment, our customers value our ability to implement and support--directly and through partners--networked client/ server platforms and applications. We are convincing increasing numbers of customers that we can link computers worldwide--ours and others--and keep them working better than anyone else in the business.

We will conduct our business by a few simple, strategic principles as we move through our transition to profitability: we will protect our installed base; we will organize and manage the company to market realities; we will not compete with our key partners; we will continue to build on our strength of high-performance networked platforms and engineer all of our products for network readiness; and we will differentiate Digital throughout the world by our outstanding global service and support capabilities.

We have done a great deal of work to prepare Digital to return to profitability and position it for a strong, innovative future. There is more work to do. And we will do it. My goal for the Company, its stockholders, employees, customers and partners is to capitalize on that work by restoring profitability in fiscal year 1995.

Robert B. Palmer
President and Chief Executive Officer
September 1, 1994

Q&A with Robert B. Palmer
Commonly Asked Questions

Below are questions that stockholders and others frequently ask about the
Company:

Q: Digital has not been profitable for some time. When can we expect profitability, and what will it take to get there?

A: We have set an aggressive goal to return to profitability by the end of calendar year 1994. I cannot predict, however, when we will actually return to--and sustain--profitability; much work remains to be done. We must complete the restructuring plans we have announced, achieve a competitive cost structure, increase our penetration of indirect sales channels and build on the successes we have achieved in several areas, including PCs and Alpha AXP systems.

Q: What are your financial goals?

A: We are working aggressively to return to sustainable levels of profitability as soon as possible. As an interim goal, we have set a target of maintaining total gross margins (products and services combined) in the range of 30 to 32 percent of revenues. This will require a continued focus on manufacturing efficiency and pricing discipline.

   We are targeting spending on research and engineering in the range of 7 to 8 percent, and on selling, general and administrative expenses between 15 and 18 percent of revenues. These targets will be achieved through successful implementation of our restructuring plan and through greater reliance on indirect channels of distribution. While we do not necessarily expect to reach these spending targets for the full fiscal year 1995, we will make significant progress toward them.

 Q: There have been many rumors that the Company is considering divestments.
    Can you comment?

 A: For understandable business reasons, we cannot list what nonstrategic activities or operations the Company might divest in the future, but we can talk about our underlying strategic approach.

    As we strive to become more efficient, a critical element of our business strategy is to sharpen our focus on those products and services where we can provide added value to our customers as they choose and implement open, networked platforms and servers. Activities that do not support that focus are potential candidates for divestiture.

    For example, we recently announced our intention to sell portions of our storage business to a leading storage components manufacturer. The segments we are selling--disk and tape drives and thin-film heads businesses--have been fast-growing and successful for Digital in the OEM (original equipment manufacturer) marketplace, but not central to our business. We will continue to provide our customers with high-performance storage subsystems that incorporate disk and tape storage products that we will source from outside the Company.

Q: What are you doing to improve employee morale and ensure that you keep the talent you need to be successful in the future?

A: It's natural for people to feel good about their jobs when they can see success and for morale to suffer when the Company is doing poorly. Within businesses that are doing well--Alpha AXP systems, PCs, storage, components and peripherals, and customer service are all examples--morale is very good.

   The best way to improve the morale of all employees is to return to sustainable profitability as soon as possible. All our efforts are focused on that goal. We need to move through the painful but necessary downsizing as rapidly as we can. We also recognize that compensation must reward performance and instill accountability throughout the organization.


Q: How will you provide the necessary cash for both your restructuring and operating needs?

A: The funding of our activities through the next phase of Digital's turnaround is a critical challenge for the Company and an important metric for management. We still have one of the lowest debt to total capitalization ratios among the Fortune 50. We have laid out a plan to fund our restructuring and operating needs from internal sources. We believe this plan is credible and achievable.

   Our accounts receivable DSO (days sales outstanding) and inventory turns performance are not competitive today. If we had merely achieved the performance levels in these two asset categories that we achieved in fiscal 1993, we would have produced an additional $600 million in cash. We have specific plans in place to improve asset management. We also intend to cut capital spending this fiscal year by up to 40 percent compared with last year. Proceeds from divestments will further add to cash, and the Company has arranged for up to $600 million of backup liquidity in the form of an accounts receivable securitization facility.

 Q: So where does Digital stand today?

 A: We have a large and loyal installed base; a substantial--and growing-- list of partners; a strategy that makes the best use of our strong technology heritage and potential; talented, dedicated and enthusiastic employees; very competitive hardware, software and service offerings;
    and a balance sheet that enables us to continue to invest in our business while taking necessary restructuring actions.

 The pages that follow outline in detail what we believe are our sustaining advantages.

Open Client/Server Computing Advanced Technology for Today's Business
Needs.

Helping customers reengineer operations, open new markets and develop new products.

  "Digital's commitment to open client/server computing began with our customers. They told us what they wanted. And we made the investments and alliances needed to make client/server computing something more than just a concept."

   --Enrico Pesatori, Vice President and General Manager
     Computer Systems Division
     Digital Equipment Corporation

Many computer companies see client/server computing as the technology that links personal computers together in a local area network.

Digital sees it as much more than that.

Client/server computing can enable customers to simplify business processes to enhance both individual and corporate productivity.

A client/server environment should be seamless, with no artificial barriers to keep people from sharing information and working together. At the same time, client/server computing splits applications to enable the cost-efficient distribution of computing resources. Client systems-- networked PCs, workstations and in some cases large systems--request services from other systems throughout the network.

We're working with customers and strategic partners to take the concept of client/server computing and apply it across the entire enterprise to integrate people, processes, technology and information so everyone and everything can work together.

This annual report details the products, services and technologies that are making client/server computing a reality. It qualifies and quantifies the client/server market and highlights the cost savings and productivity gains that client/server computing is bringing to Digital customers around the world. It gives customers, strategic partners and Digital developers an opportunity to share their thoughts about the future. And it explores new applications that are creating business opportunities for both Digital and its customers.

Leadership in computer technology is not achieved overnight. The industry has always been driven by two very different needs.

First, the need for personal productivity, the need to access data and process information, a need that was met first by timesharing and later by personal computers.

Second, the need for organizational productivity, the need to gather, organize and process large volumes of data--a need that was met by the mainframe and later by peer-to-peer networks and clusters of midrange systems.

Client/server computing brings these two very different styles of computing together.

Digital's contribution was to develop the network platforms, software frameworks, integration and support services, strategic alliances, and business practices needed to fully implement the client/server concept. Working with our strategic partners, we are creating an open, enterprisewide computing environment to meet the needs of customers seeking to develop a competitive advantage or maximize the use of existing personnel and computing resources.

As a company, we are focusing on our core competencies--the four prerequisites for leadership in open, multivendor client/server computing:


 Software--The software frameworks customers need to develop client/server applications and integrate PC, Macintosh, UNIX, OpenVMS, Windows NT, OSF/1, Sun, Hewlett-Packard, IBM and other systems.

 Systems--Powerful 64- and 32-bit client and server systems based on Alpha AXP, VAX and Intel microprocessors with the capacity to handle the huge amounts of information inherent in enterprise-wide client/server applications.


 Networks--The hardware and software needed to open up the Information Superhighway and link clients and servers--switches, routers, hubs, network adapters, network operating systems, and mobile/wireless and other telecommunications solutions.

 Services--The systems and network integration and multivendor customer services needed to plan, design, integrate, implement, manage and maintain open multivendor client/server networks that include both legacy systems and new technology.

 These four competencies are interrelated. And--combined with the organizational skills needed to develop and implement client/server environments--they provide the foundation upon which Digital, its customers and its strategic partners can base their future.

"Digital's Components Division delivers world-class products to build open, networked client/server environments that simplify business processes and increase productivity. We provide networking hardware, StorageWorks subsystems, printers, terminals and other components to Digital and other computer manufacturers, as well as to distributors and resellers."

   --Charles Christ, Vice President and General Manager
     Components Division
     Digital Equipment Corporation


"If you profess support for open client/server computing, you have to support multiple operating systems. Digital is fully committed to UNIX, OpenVMS and Windows NT because they all have a place in client/server environments."

   --William D. Strecker
     Chief Technical Officer and Vice President
     Advanced Technology Group
     Digital Equipment Corporation


With open client/server computing, we are helping customers reengineer their operations, open new markets, develop new products and improve both personal and corporate productivity.

 Software
 Frameworks for Open Client/Server Computing

 [Two photographs. Top photograph of hubs and spokes linked together. Bottom photograph of a man and woman standing near a table on which rests a Digital personal computer, the DECpc XL 590. On and around the table are boxes containing Digital's LinkWorks software.]

 Teamwork--Digital, its strategic partners and independent software companies have developed more than 6,000 applications for Alpha AXP systems. Here Alexis Cox and Don Harbison of Digital's Software Products Group are pictured with Digital's LinkWorks software and the award-winning DECpc XL590.

 "Our next version of OLE COM (the Common Object Model) will support all Microsoft platforms and--through our strategic relationship with Digital-- multivendor systems in open client/server environments."

 --Jim Allchin, Vice President of Advanced Systems
   Microsoft Corporation

The idea behind open client/server computing is simple, but its execution is often difficult.

Client/server environments typically include computers from different manufacturers, multiple operating systems, multiple databases and multiple networks.

Whether you approach client/server computing from an enterprise-wide perspective or take a departmental or application-specific perspective, you face a difficult and complex task.

Fortunately, that task is becoming much easier. The software frameworks for integrating databases, electronic mail systems, local area networks and workgroup, production and technical applications across horizontal multivendor environments are in place together with the industry-standard "middleware" needed to link those applications.

The Common Object Model being developed by Digital and Microsoft is an important component in frameworks and middleware, and in many client/server applications from Digital software partners.

The concept behind object-oriented programming is straightforward. "Objects" are software building blocks--packages of data together with programming that applies to that data--that can be "linked" to create an application.

The development of a common model for object-oriented programming for both personal computers and servers is critical in client/server computing, where different systems and applications have to work together. Having a common model simplifies program development.

Ad hoc application--for example, searching multiple databases for specific information--can be created at the desktop by pointing to and clicking on "objects" on the screen. More complex applications take more work, but object-oriented programming is a welcome change from having to write line after line of code.

The Digital/Microsoft Common Object Model has been called the software equivalent of Ethernet. Ethernet provides a plug-and-play environment for linking personal computers and other systems together in local area networks. The Common Object Model provides a similar plug-and-play environment for software.

Roughly one-third of the Fortune 1000 industrial corporations will implement their first object-oriented applications this year, according to a survey by Forrester Research, Inc.

Digital customers like Florida Power & Light, the Rehabilitative Services Commission and the Spicer Clutch Division of Dana Corporation have blazed the trail.

These early adapters have reported a two- to fourfold increase in programmer productivity while developing new applications to give them an edge over their competition.

Software
Teamwork Brings It All Together

[Photograph of hubs and spokes linked together]

"I tell customers interested in open client/server computing to start with software. If you have the right software, you can support just about any computer or operating system."

 --William R. Demmer, Vice President
   Software Business Group
   Digital Equipment Corporation

"Establishing an information framework does not require a massive overhaul of existing technology. In fact, Digital LinkWorks software enhances existing systems by enabling them to become part of an open, enterprise-wide client/server network."

 --Robert Staub, President
   VW-GEDAS Group

VW-GEDAS: How Digital LinkWorks software simplified application development and user support VW-GEDAS, the systems integration subsidiary of Volkswagen, provides information-based solutions for both its parent company and commercial customers.

Many of these solutions are based on Digital LinkWorks, an "object-oriented" software framework for Windows applications. With LinkWorks software, files created on Lotus 1-2-3, Microsoft Word, Excel and other desktop applications can be packaged together as a single "object. These "objects"--or clusters of related information--can be organized and represented as icons.

This makes it easier for the user to access all the information on a particular subject without plowing through electronic file cabinets. The integration of desktop applications with corporate databases makes it easier for people to find the information they need to do their jobs. And it simplifies support by eliminating many of the user requests for reports and data that tie up data processing personnel.

Bank of Montreal: Sharing customer information without compromising confidentiality.

Many customers have legitimate concerns about making corporate or customer data available to employees. Unfortunately, many client/server applications lack the controls needed to ensure the confidentiality of this data.

At the same time, data processing managers are concerned about the cost of developing and implementing client/server applications. Few software programs come in on-budget and on-schedule because, all too often, there is no framework around which programmers can develop applications.

One reason the Bank of Montreal decided to work with Digital in implementing client/server computing was that Digital could provide the frameworks required to simplify systems and data management, and messaging, workgroup and production applications.

Using these frameworks and object-oriented programming, the Bank of Montreal was able to provide authorized employees with easy access to corporate data without compromising customer confidentiality.

"I can't stress strongly enough that this was a business project. We focused on finding ways to help people work together rather than on technology. Technology is just the means to an end. Digital understands that."

 --Mike Frow, Vice President
   Bank of Montreal

Client/Server Growth CIOs in large companies expect the percentage of their client/server applications to increase from 5 percent in 1992 to 57 percent by 1995.

 1992   1995
  5%     57%

 Source: Deloitte & Touche LLP
 [Bar graph represented by photographs of a hand on a keyboard]

[Two photographs. Top photograph of Digital's Alpha AXP chip. Bottom photograph of three men and one woman near a Digital 2100 Alpha AXP server. The caption relating to both photographs reads "SYSTEMS A Two-Platform
Strategy: Intel and Alpha AXP".]

 Alpha AXP systems like the Digital 2100 Alpha AXP server--shown here with George Murphy, Andrei Shishov, Rene Martinez and Fidelma Hayes of Digital's Systems Business Unit--combine raw speed with the ability to address massive databases.

  "Digital PCs and Alpha AXP systems are complementary. As a technological leader in personal, corporate and scientific computing, Digital is uniquely positioned to help its customers implement open client/server applications, whatever the platform."

 --Bernhard Auer, Vice President and General Manager
   Personal Computer Business Unit
   Digital Equipment Corporation

In supporting network and client/server environments, Digital is focusing on two platforms: high-performance Intel personal computers and servers and Alpha AXP workstations, servers and systems with the highest performance and best price/performance in the industry.

We support both 32-bit Intel and 64-bit Alpha AXP platforms because our customers need and want both. Buying decisions are based on applications and the speed with which a system runs those applications.

A high-speed bus can increase system performance. Digital manufactures and sells chips that implement the new, industry-standard, high-speed PCI (Peripheral Component Interconnect) bus. By building highly reliable personal computers and servers around this bus--systems that are easy to upgrade and have high-performance, high-capacity disks--Digital was able to offer superior price/performance together with a three-year warranty.

Combining technological leadership with comprehensive customer support, Digital broadened its distribution channels and doubled year-to-year personal computer sales.

Today, Digital builds a complete family of high-performance Intel i486 and Pentium servers, and personal and notebook computers to run the thousands of applications that have been written for MS-DOS, Windows and Windows NT.

Applications are also driving the sales of Alpha AXP systems. With more than 6,000 UNIX, OpenVMS and Windows NT applications from independent developers, we have shipped over one billion dollars' worth of Alpha AXP systems since the program's launch.

Digital's Intel and Alpha AXP platforms are complementary. We have the PC-to-UNIX integration and networking software, the middleware and the multivendor service organization needed to integrate Intel and Alpha AXP systems in multivendor networks.

As more and more customers link PCs and LANs in enterprise-wide networks and implement client/server applications, the need for faster processing speed and the ability to hold vast amounts of data in computer memory become critical.

A 32-bit system can address only the equivalent of 96 file cabinets. This is why insurance, credit card, utility, distribution and manufacturing companies that process huge volumes of transactions and maintain massive databases are moving applications to 64-bit systems. At the same time, Alpha AXP systems provide the speed and raw computing power needed to tackle scientific and imaging applications that used to require multimillion-dollar supercomputers.


While every major manufacturer of microprocessors has announced plans to move to a 64-bit RISC architecture, Digital is the only company to offer a complete family of 64-bit microprocessors, computers and operating systems.

We're also addressing the needs of customers looking for systems to support mainframe downsizing and current applications with a complete line of Alpha AXP and VAX systems that support "industrial- strength" OpenVMS software.

Many of the components and subsystems that account for the superior performance of Digital's systems are produced by our Components Division. Digital is a leading supplier of storage subsystems, networking products, terminals, printers and peripherals to other computer companies, systems integrators and distributors.

Systems
For Complex Commercial and Technical Applications

[Photograph of Digital's Alpha AXP chip]

"Alpha AXP chips lead the industry in performance, setting a standard in the open market and building momentum for Digital as a merchant vendor of microprocessors and PCI peripheral chips."

 --Ed Caldwell, Vice President, Digital Semiconductor
   Digital Equipment Corporation

"It is not a question of when you will need 64 bits. It is a question of when you will need that thirty-third bit. For a lot of applications, that time is now."

 --Willy Shih, Vice President
   Product Strategy
   Computer Systems Division
   Digital Equipment Corporation

"You don't just buy technology, you make an investment. And when you invest you have to look at the long term. You can't afford to buy equipment that will become obsolete in a matter of years."

  --Richard C. Zbikowski, Project Manager
    Boston Edison Energy Management Center

Boston Edison: Alpha AXP systems provide the power for realtime energy management and control. Few realtime applications are as demanding as energy management and control. Electric utilities like Boston Edison have to balance the supply and demand for power. This requires highly reliable realtime processing and specialized application software.

In updating its energy management and control system, Boston Edison was looking for a distributed, workstation-based solution that wouldn't become obsolete in a matter of years. They wanted an open architecture.

They were one of the first, but by no means the last, major electric utility to move their energy management and control to Alpha AXP workstations and computers. In fact, of the 23 large (million-dollar-plus) energy management and control contracts signed by North American utilities in 1993, 13 of the wins went to Alpha AXP systems, according to a study by Newton-Evans Research of Ellicott City, Maryland. In the U.K., Southern Electric, Northern Electric, Yorkshire Electricity, SEEBOARD, London Electricity and the National Grid Company have all chosen Alpha AXP systems for major projects.

Boston Edison chose Alpha AXP systems running UNIX and EMS/SCADA software over IBM RS6000 AIX systems. In addition to providing Edison with a price/performance advantage, Digital offered a 64-bit UNIX solution that supports clusters and multiprocessing while meeting X/Open and other industry standards. Equally important was the availability of EMS/SCADA realtime software from CAE Electronics, Ltd., a Digital Technical OEM partner. CAE, based in Montreal, Canada, is a worldwide leader in the development of power distribution systems and recently won two contracts to install Alpha AXP systems in China.

Boston Edison's Alpha AXP systems form part of a power distribution network that serves more than 650,000 commercial, residential and industrial customers.

First Data: How Unix and Alpha AXP technology gave a Digital business partner a competitive edge in the healthcare field. First Data Corp.'s Health Systems Group serves some 700 hospitals and healthcare facilities in the U.S. and international markets. The company designs and markets leading-edge healthcare technology solutions, including computer-based patient record applications. Three of their newest customer reference accounts are using UNIX-based Alpha AXP systems.

At Georgetown Memorial, Roper and Union Memorial hospitals, these systems are dramatically reducing the time it takes to run major reports and financial reconciliations. At Georgetown Memorial, reports that took four to six hours are now completed in 20 minutes. At Roper Hospital, monthly financial reporting that took 24 hours is now finished in one to two hours.

On the strength of this performance, First Data is closing additional Alpha AXP system sales. With Alpha AXP systems and services, Digital provides First Data with a robust, industrial-strength UNIX together with the tools needed to develop and maintain complex client/server and database applications.

And it is the ability to develop new applications that provides Digital business partners like First Data with the competitive advantage they need to succeed in a changing marketplace.

"Digital has given us what we needed: UNIX that meets industry standards. Alpha AXP systems that set the standard for performance. And the kind of support that comes with a true business partnership."

 --Larry Ferguson, President
   First Data Corp.
   Health Systems Group

How big is 64 bits?

If one bit of information is represented by the smallest printable dot--one pixel--a square representing 16 bits of information would consist of 65,536 pixels, and would cover an area of about three-quarters of an inch. A square representing 32 bits would cover an area eighteen by eighteen feet. To represent 64 bits, 4 billion times larger than 32 bits, an area the size of Greece, 51,000 square miles, would be required.

 16 bits                32 bits         64 bits

 .75 square inch        16 square feet  51,000 square miles

 Source: Illuminata

[Graphical representation of 16 bits through a square representing .75 inches; graphical representation of 32 bits through a square representing 16 square feet with a figure standing in the lower left corner; graphical representation of 64 bits through a map of Greece representing 51,000 square miles.]

Networks
Opening the Information Superhighway

 [Two photographs. Top photograph of a busy highway interchange. Bottom photograph of a man sitting on a table and a man and a woman standing behind a table on which rests the DEChub MultiSwitch. The caption relating to both photographs reads "NETWORKS Opening the Information Superhighway".]

Networking no longer means making a choice among competing technologies. The DEChub MultiSwitch--pictured with Gary Vacon, Rich Graham and Cheryl Galvin of Digital's Network Product Business--provides a technology-independent backplane. ATM-ready, the DEChub MultiSwitch supports up to 16 Ethernet, Token Ring and FDDI plug-in modules.

"We have a strategic relationship with Digital because we share a common goal: To make it easier for computer users and computers to work together. That's why Digital offers NetWare solutions and has incorporated Novell NetWare into its PATHWORKS network operating system."

  --Bob Frankenberg, Chairman and CEO
    Novell, Inc.

The Information Superhighway is not a path from Point A to Point B. It is an emerging global information utility and commercial trade route that can be accessed by any computer, anywhere.

Global access is not a concept developed by a government agency, nor is the Information Superhighway the creation of a giant corporation. In reality, the Information Superhighway is the network that is evolving from the interlinked communications systems that span the world.

The Internet--an existing network of 21,000 computer networks in 60 countries that utilizes existing telecommunications links--is a prototype for the Information Superhighway, giving businesses and individuals a worldwide electronic mail network and access to remote databases, computer bulletin boards and applications.

At the same time, many telecommunications networks are supporting applications that are opening new markets and creating new business opportunities--Electronic Data Interchange (EDI), mobile and wireless communications, multimedia, video-on-demand, on-line transaction processing, interoffice and intercompany electronic mail, and electronic publishing and distribution.

Many of these applications are based on open client/server technology. Take video-on-demand, for example. The set-top system--the box that will sit on top of your video set--is the client. The computer system that stores and transmits a digital video image into your home is the server.

Digital is working with U S West, NYNEX and USA Video to provide Alpha AXP servers to implement video-on-demand so television viewers can see the program or movie they want, when they want it.

But there's more to the Information Superhighway than the client and server systems that will use the network. In addition to fiber-optic, coaxial, wireless and microwave communications, specialized network operating systems, hubs, bridges, repeaters, routers and high-speed digital switches are needed to manage traffic and link local and wide area networks together. Then there's the matter of security, keeping intruders out of your internal network and protecting confidential and proprietary information.

Digital is providing hardware as well as networking and security software to both corporate customers and communication service providers. We are working with Australia's Optus Communications to build operational support systems-- the network operating, billing and administrative systems needed to control and manage a fully digital, transcontinental telecommunications network.

We're providing Alpha AXP systems and high-speed FDDI switches to Glaxo Research and Development in Stevenage, England, to support growing network traffic as they develop, test and market new drugs in both Europe and the Americas.

And we're working with virtually every one of our networking customers to help them access, move and manage information both within the enterprise and across the Information Superhighway so they can gain a competitive advantage.

Networks
Stops Along the Highway

[Photograph of busy highway interchange]

"Without networking you wouldn't have open computing environments where computers work together--where you can exchange ideas and data over the Internet. Digital builds the switches, routers, hubs and adapters around which customers can build open networks utilizing ATM, FDDI, Ethernet, Token Ring and other communications technologies."

 --Dr. Laurence G. Walker
   Vice President
   Network Product Business
   Digital Equipment Corporation

"The Information Superhighway isn't going to mean much unless you have secondary roads to support local traffic. Here at Iowa State, we're working with Digital to build the open, high-speed multivendor network needed to support the academic and research programs of a large university."

  --Dr. George Strawn, Director of the Computation Center
    Iowa State University of Science and Technology

Iowa State University: Building a science and research infrastructure around Alpha AXP systems. The Internet was originally set up to support government and academic research. It created a "virtual campus" where students and scientists at one institution could work with their peers, access data and use computer resources at other institutions around the world.

Iowa State University of Science and Technology has been part of the Internet since 1985. Today, working with Digital, the University is developing the local infrastructure needed to support a multivendor computing environment.

Using a Digital FDDI network and DECathena software, Iowa State's network now includes more than 800 client and 50 server workstations located in 45 buildings across the campus.

Alpha AXP servers are a critical component because the network has to support projects that involve massive databases. With 64-bit addressing, Iowa State's Alpha AXP servers can manage databases and perform computations that used to require mainframes and supercomputers.

Times Mirror: Linking businesses in a citywide multimedia LAN using an existing cable TV network. In a unique pilot program, Digital, Times Mirror Cable Television and Arizona State University joined together to provide an interactive, multimedia commerce network for companies in the Phoenix area.

Times Mirror Cable Television is providing the infrastructure; Arizona State University, the demonstration facility and Internet access. Digital Alpha AXP systems control the network, while a ChannelWorks bridge links existing computers and LANs together. Digital is also providing the network management software and services needed to convert the existing cable system into a two-way interactive, high-speed network to support video, voice and data applications through-out the metropolitan area.

By creating an open, broadband network, local businesses are able to work closely together. For example, McDonnell Douglas Helicopter Systems and Allied Signal Engine Division are now able to work with key local suppliers to dramatically reduce the time it takes to develop and manufacture new components.

Times Mirror Cable Television and Digital demonstrated the capabilities of the Electronic Commerce Network (ECNet) for President Clinton and Vice President Gore at the White House.

The network supports concurrent computer-aided design programs where engineers at prime and sub-contractor sites can view and revise engineering drawings simultaneously. It supports desktop videoconferencing and "white boarding" so users at different sites see and annotate the same document at the same time.

The Electronic Commerce Network is typical of the new cable services based on Digital's ChannelWorks technology that are being built in the Americas, Europe, Asia and the Pacific Rim.

"While everyone talks about the Information Superhighway, we've built an on-ramp right here in Phoenix. Local companies are using it to speed product development and intercompany communications. Large manufacturing companies and their suppliers are gaining the edge they need to compete in global markets."

  --Larry W. Wangberg
   President and Chief Executive Officer
   Times Mirror Cable Television and
   Chairman, National Cable Television Association

"The really great thing about the Electronic Commerce Network (ECNet) is that we didn't have to invent whole new technologies to make it work, rather we integrated well-developed technologies to support new applications so local businesses could work closely together."

 --Darel Eschbach, Executive Director
   Telecommunications Services
   Arizona State University

Services
Supporting Open Client/Server Environments

[Two photographs: Top photograph of several clocks each showing time in a different time zone. Bottom photograph of two men sitting on chairs and holding clipboards and one woman standing. The caption relating to both photographs reads "SERVICES Suporting Open/Server Environments".]

A portfolio of services--Services account for nearly 50 percent of Digital's business. Digital professionals like Art Bolton, Yvonne Wong, and Randy Stotler provide systems and network integration services and support customers with multivendor computing environments in thousands of customer installations worldwide.

"Client/server environments are, by their very nature, multivendor. Because of our networking leadership and extensive experience supporting multivendor environments, Digital is uniquely qualified to be a leader in supporting customers and their IT investments, today, and as they evolve to client/server computing."

  --John Rando, Vice President
    Multivendor Customer Services
    Digital Equipment Corporation

Practically every computer company sells hardware or software for network and client/server environments. Most only support the equipment they sell. Digital is different. We provide the most comprehensive portfolio of systems and network integration and multivendor customer services in the industry.

We will take complete responsibility for major projects, from initial feasibility studies all the way through implementation and management.

This requires more than just an understanding of technology. Implementing a new system changes the way people work. That's why--in addition to providing multivendor systems and network integration--we work closely and have strategic alliances with independent consultants so together we can address the business as well as the technical issues facing our customers.

And, as more and more customers adopt client/server solutions and build enterprise-wide networks, gaps in service coverage and service quality inevitably occur. Digital is filling these gaps. We provide multivendor services, technical systems and network integration services, and customer training in more than 100 countries to support both local and worldwide enterprises.

Today, we are the only service provider prepared to take ownership of all the support issues found in multivendor environments. We run help desks and train users. We pull wire and install hardware and software upgrades. And we provide a full range of system management services including asset management and remote and on-site performance analysis and tuning. As testimony to our open client/server support capabilities, Digital won InfoWorld magazine's 1994 award for best client/server technical support.

Digital supports hardware and software from IBM, Hewlett-Packard, Olivetti, Apple, Compaq, Sun, Microsoft, WordPerfect, Oracle, NeXT and other companies. In many cases, hardware and software companies rely on Digital to support their products. For example, Digital has formal alliances with Dell, Microsoft, Novell, National Semiconductor, British Telecom (BT) and other computer, component and telecommunications companies to support their customers in key markets around the world.

Professional and multivendor customer services represent a $6-billion-a-year business for Digital with systems and network integration accounting for more than one-third of the total. Today, Digital is one of the four largest systems integration companies in the world and is ranked second by both International Data Corporation and Computer Reseller News magazine.

Offering both systems integration and multivendor customer services, Digital has all the resources needed to help customers plan, design, implement, manage, maintain and support open client/server environments around the world.

Services
Supporting the Customer 24 Hours a Day

[Photograph of several clocks each showing time in a different time zone]

"Our customers are looking for a business partner. They want to deal with a computer company that can provide systems and network integration and multivendor services. A company that can help them apply technology in ways that enhance productivity and protect current and future investments."

  --Enrico Pesatori, Vice President and General Manager
   Computer Systems Division
   Digital Equipment Corporation

"Having a service partner who can handle everything from chip swaps to fixing laser printers is essential to keeping the Society's business running smoothly on any given day."

 --Robert Jackson
   Information Technology General Manager
   Yorkshire Building Society

Yorkshire Building Society: Bringing operational simplicity to a multivendor network. The Yorkshire Building Society, with 136 branches throughout the United Kingdom, faced a problem that is shared by many customers with multivendor computing environments: Whom do you call when you have a problem?


In all too many cases, the source of a problem is not easily identified. Is it a hardware or a software problem? Is it a problem with the local computer, with the local area network, or with a laser printer or networked file server? It's a problem that's compounded when you have equipment from IBM, Hewlett-Packard, Philips, Olivetti, Dell and other computer manufacturers running software created by dozens of different companies.

Yorkshire Building Society found the simple answer: Call Digital. We provide the multivendor customer services that they need to keep everything running, in every office.

Having a single service organization provides operational simplicity while reducing costs and eliminating the delays that often occur when it's not clear who owns a particular problem.

And when many customer branches lack on-site expertise, it is particularly important that they be able to work with someone they know and trust.

Tokyo Digital Phone:
Building the business support system for a new cellular network

In April 1992, Digital was called in by Tokyo Digital Phone (TDP) and its partners in the DPG (Digital Phone Group)--CDP (Central DP) and KDP (Kansai
DP)--to build a business support system costing approximately 3 billion yen ($29 million) for a new cellular telephone company entering the highly competitive Tokyo/Nagoya/Osaka market.

In April 1994, when the new network went into operation, the business support system was up and running.

BACUSS--the Billing and Accounting Customer Support System--is a multivendor, client/server system that interfaces directly with DPG's switching system to handle leads, customer orders, customer care, inventory, billing, and account and agent management.

TDP and Digital recognized that client/server computing would provide a competitive advantage because it is scalable and allows the cost-efficient distribution of computing resources while making information readily available where and as needed.

DPG plans to license BACUSS to other cellular telephone companies looking for a complete customer support system.

In addition to undertaking major systems integration projects like BACUSS, Digital provides strategic and operations management services to help its clients move to and function effectively within client/server environments.

"We see Digital as a true business partner rather than just a company we contracted with for specific products and services. And having a close relationship with the people you do business with is the key to staying on-schedule and on-budget."

 --Yosai Hayashi, Managing Director
   Tokyo Digital Phone Co., Ltd.

Rate of growth 1994

Digital is a leading provider of multivendor customer services.

 Multivendor Support    Desktop Support     PC Integration

        30%                 30%                 50%

 Source: Deloitte & Touche LLP

 [Bar chart is superimposed over a map of the world]

Teamwork
Digital's Culture and Values

[Photograph of front cover of Digital's 1994 Environmental Health & Safety
 Annual Report, showing the globe and captioned Earth Vision]

As individuals and as a company, we have a tradition of achievement in protecting the environment and in ensuring the health and safety of our fellow employees. If you'd like a copy of our Environmental, Health and Safety Annual Report, write to:

  Digital Equipment Corporation
  Environmental, Health and Safety
  111 Powdermill Road
  (MSO2-3/B16)
  Maynard, Massachusetts
  01754-1418

"Technology alone does not guarantee success. The challenge is to apply technology to the problems facing the customer and the community. As a company, and as individuals, we welcome that challenge."

 --Robert B. Palmer, President and Chief Executive Officer
   Digital Equipment Corporation


Throughout this annual report, we have focused on the importance of teamwork. Open client/server computing is not something that we implement by ourselves; it is a concept that can be implemented only in partnership with others.

Teamwork is based on trust. That means being honest in dealing with our customers and business partners as well as with each other. It means respect for the individual. It means that we are accountable--as individuals and as a company--for meeting our commitments to our customers and business partners.

These core values create an environment that encourages innovation and involvement. Digital is recognized as a leader in the development of managed healthcare programs for its employees. And Digital was one of the first companies in the country to establish an HIV/AIDS program office to educate its employees.

We recognize our responsibility for the environment. We eliminated CFCs and other ozone-depleting substances from our products, processes and services. We introduced energy-efficient PCs. And we integrated environmental compatibility features into our new video terminals and have a program to extend environmental compatibility to other products, media, documentation and packaging.

These are not isolated activities. In every country where we do business, we try to make a difference. Digital employees volunteer their time and skills to schools, hospitals and other community organizations. At the same time, the company has a formal Corporate Contributions Program as well as an External Research Program that supports projects at 125 colleges and universities around the world.

We believe that computer technology can help make this a better world, and that as individuals and as a company we have a contribution to make.

 Financial Statements


 Eleven-Year Financial Summary                              26
 Management's Discussion and Analysis of
 Results of Operations and Financial Condition              28
 Report of Management                                       34
 Report of Independent Accountants                          35
 Consolidated Statements of Operations                      36
 Consolidated Balance Sheets                                37
 Consolidated Statements of Cash Flows                      38
 Consolidated Statements of Stockholders' Equity            39

 Notes to Consolidated Financial Statements

 Note A - Significant Accounting Policies                   40
 Note B - Geographic Operations                             41
 Note C - Income Taxes                                      43
 Note D - Capitalized Computer
          Software Development Costs                        44
 Note E - Restructuring Actions                             45
 Note F - Debt                                              46
 Note G - Postretirement and Other
          Postemployment Benefits                           46
 Note H - Commitments and Contingencies                     49
 Note I - Other Financial Instruments                       50
 Note J - Investing Activities                              50
 Note K - Stock Plans                                       51
 Note L - Stockholders' Equity                              52
 Note M - Subsequent Event                                  53

 Supplementary Information

 Quarterly Financial Data                                   54
 Stock Information                                          54
 Officers and Management                                    55
 Directors                                                  56
 Committees of the Board                                    57
 Corporate Consulting Engineers                             57
 Headquarters                                               58
 Investor Information                                       59
 Customer Inquiries                                         60


  Eleven-Year Financial Summary
  (dollars in millions except per share data
   and stock prices)                                         1994       1993      1992     1991
 ________________________________________________________________________________________________
 Revenues
 Product sales                                            $ 7,191   $ 7,588   $ 7,696   $ 8,299
 Service and other revenues                                 6,260     6,783     6,235     5,612
                                                           ______________________________________
 Total operating revenues                                  13,451    14,371    13,931    13,911
                                                           ______________________________________
 Costs and Expenses
 Cost of product sales, service and other revenues          8,912     8,631     8,132     7,278
 Research and engineering expenses                          1,301     1,530     1,754     1,649
 Selling, general and administrative expenses 1             5,234     4,447     6,181     5,572
                                                           ______________________________________
 Operating income/(loss)                                   (1,996)     (237)   (2,136)     (588)
                                                           ______________________________________
 Net interest income/(expense)                                (24)       13        57        68
                                                           ______________________________________
 Income/(loss) before income taxes and cumulative
 effect of change in accounting principle                  (2,020)     (224)   (2,078)     (520)
                                                           ______________________________________

 Provision for income taxes                                    85        27       232        97
                                                           ______________________________________
 Net income/(loss)2                                       $(2,156)  $  (251)  $(2,796)  $  (617)
                                                          _______________________________________
 Net income/(loss) applicable per common share 2,3,4      $(15.80)  $ (1.93)  $(22.39)  $ (5.08)
                                                          _______________________________________
 Weighted average shares outstanding (in millions)            137       130       125       122
                                                          _______________________________________

 Financial Position
 Inventories                                              $ 2,064   $ 1,755   $ 1,614   $ 1,595
 Accounts receivable, net of allowance                    $ 3,319   $ 3,020   $ 3,594   $ 3,317
 Net property, plant and equipment                        $ 3,129   $ 3,178   $ 3,570   $ 3,778
 Total assets                                             $10,580   $10,950   $11,284   $11,875
 Long-term debt                                           $ 1,011   $ 1,018   $    42   $   150
 Stockholders' equity                                     $ 3,280   $ 4,885   $ 4,931   $ 7,624
 Stockholders' equity per common share 3                  $ 20.24   $ 36.19   $ 38.58   $ 61.18

 General Information and Ratios
 Current ratio                                              1.4:1     1.8:1     1.4:1     2.0:1
 Quick ratio                                                 .9:1     1.2:1     1.0:1     1.4:1
 Working capital                                          $ 1,832   $ 2,964   $ 2,015   $ 3,777
 Investments in property, plant and equipment             $   682   $   529   $   710   $   738
 Depreciation                                             $   574   $   699   $   733   $   772
 Total debt as a percentage of total debt plus equity        24.1%     17.5%      1.8%      2.2%
 Operating income/(loss) as a percentage of revenues        (14.8)%    (1.7)%   (15.3)%    (4.2)%
 Income/(loss) before income taxes as a
 percentage of revenues                                     (15.0)%    (1.6)%   (14.9)%    (3.7)%
 Effective tax rate                                           4.2%     12.0%     11.2%     18.8%
 Net income/(loss) as a percentage of revenues              (16.0)%    (1.7)%   (20.1)%    (4.4)%
 Net income/(loss) as a percentage of average
 stockholders' equity                                       (52.8)%    (5.1)%   (44.5)%    (7.8)%
 Net income/(loss) as a percentage of average
 total assets                                               (20.0)%    (2.3)%   (24.1)%    (5.2)%
 Number of days sales of accounts receivable
 outstanding                                                   76        69        83        76
 Inventory turns                                              4.7       5.1       5.1       4.6
 Number of employees at year-end--regular                  77,800    89,900   107,900   115,100
 Number of employees at year-end--other                     5,000     4,300     5,900     5,900
 Common stockholders at year-end                           77,722    86,611    99,644    98,023
 Common stock yearly high and low sales prices            $ 43-18   $ 49-30   $ 72-33   $ 87-45
 ______________________________________________________________________________________________

 Eleven-Year Financial Summary (cont.)
 (dollars in millions except per share data
  and stock prices)                                         1990      1989      1988      1987
 _______________________________________________________________________________________________
 Revenues
 Product sales                                           $  8,146  $  8,190  $  7,541  $  6,254
 Service and other revenues                                 4,797     4,552     3,934     3,135
                                                         _______________________________________
 Total operating revenues                                  12,943    12,742    11,475     9,389
                                                         _______________________________________
 Costs and Expenses
 Cost of product sales, service and other revenues          6,795     6,242     5,468     4,514
 Research and engineering expenses                          1,614     1,525     1,306     1,010
 Selling, general and administrative expenses 1             4,521     3,639     3,066     2,253
                                                         _______________________________________
 Operating income/(loss)                                       13     1,336     1,635     1,612
                                                         _______________________________________
 Net interest income/(expense)                                111        85       106        77
                                                         _______________________________________
 Income/(loss) before income taxes and cumulative
 effect of change in accounting principle                     124     1,421     1,741     1,689
                                                         _______________________________________
 Provision for income taxes                                    50       348       435       552
                                                         _______________________________________
 Net income/(loss)2                                      $     74  $  1,073  $  1,306  $  1,137
                                                         _______________________________________
 Net income/(loss) applicable per common share 2,3,4     $    .59  $   8.45  $   9.90  $   8.53
                                                         _______________________________________
 Weighted average shares outstanding (in millions)            125       127       132       133
                                                         _______________________________________

 Financial Position
 Inventories                                             $  1,538  $  1,638  $  1,575  $  1,453
 Accounts receivable, net of allowance                   $  3,207  $  2,965  $  2,592  $  2,312
 Net property, plant and equipment                       $  3,868  $  3,646  $  3,095  $  2,127
 Total assets                                            $ 11,655  $ 10,668  $ 10,112  $  8,407
 Long-term debt                                          $    150  $    136  $    124  $    269
 Stockholders' equity                                    $  8,182  $  8,036  $  7,510  $  6,294
 Stockholders' equity per common share 3                 $  66.76  $  66.12  $  59.47  $  49.87

 General Information and Ratios
 Current ratio                                              2.3:1     2.9:1     2.9:1     3.4:1
 Quick ratio                                                1.6:1     1.9:1     2.0:1     2.4:1
 Working capital                                         $  4,332  $  4,501  $  4,516  $  4,377
 Investments in property, plant and equipment            $  1,028  $  1,223  $  1,518  $    748
 Depreciation                                            $    759  $    659  $    516  $    435
 Total debt as a percentage of total debt plus equity         2.0%      2.0%      3.6%      4.2%
 Operating income/(loss) as a percentage of revenues           .1%     10.5%     14.2%     17.2%
 Income/(loss) before income taxes as a percentage
 of revenues                                                  1.0%     11.2%     15.2%     18.0%
 Effective tax rate                                          40.0%     24.5%     25.0%     32.7%
 Net income/(loss) as a percentage of revenues                 .6%      8.4%     11.4%     12.1%
 Net income/(loss) as a percentage of average
 stockholders' equity                                          .9%     13.8%     18.9%     18.9%
 Net income/(loss) as a percentage of average
 total assets                                                  .7%     10.3%     14.1%     14.6%
 Number of days sales of accounts receivable outstanding       86        76        75        78
 Inventory turns                                              4.3       3.9       3.6       3.4
 Number of employees at year-end--regular                 116,900   118,400   113,900   103,000
 Number of employees at year-end--other                     7,100     7,400     7,600     7,500
 Common stockholders at year-end                           92,934    99,084   103,162    99,379
 Common stock yearly high and low sales prices            $103-70   $122-86   $199-99   $174-82



 Eleven-Year Financial Summary (cont.)
 (dollars in millions except per share data
 and stock prices)                                           1986      1985      1984
 _____________________________________________________________________________________
 Revenues
 Product sales                                            $ 5,103   $ 4,530   $ 3,804
 Service and other revenues                                 2,487     2,156     1,780
                                                          ____________________________
 Total operating revenues                                   7,590     6,686     5,584
                                                          ____________________________
 Costs and Expenses
 Cost of product sales, service and other revenues          4,282     4,087     3,379
 Research and engineering expenses                            814       717       631
 Selling, general and administrative expenses 1             1,665     1,432     1,179
                                                          ____________________________
 Operating income/(loss)                                      829       450       395
                                                          ____________________________
 Net interest income/(expense)                                 28      (19)         6
                                                          ____________________________
 Income/(loss) before income taxes and cumulative
 effect of change in accounting principle                     857       431       401
                                                          ____________________________
 Provision for income taxes                                   240     (16)5        72
                                                          ____________________________
 Net income/(loss)2                                       $   617   $   447   $   329
                                                          ____________________________
 Net income/(loss) applicable per common share 2,3,4      $  4.81   $  3.71   $  2.87
                                                          ____________________________
 Weighted average shares outstanding (in millions)            131       124       115
                                                          ____________________________
 Financial Position
 Inventories                                              $ 1,200   $ 1,756   $ 1,852
 Accounts receivable, net of allowance                    $ 1,903   $ 1,539   $ 1,527
 Net property, plant and equipment                        $ 1,867   $ 1,731   $ 1,511
 Total assets                                             $ 7,173   $ 6,369   $ 5,593
 Long-term debt                                           $   333   $   837   $   441
 Stockholders' equity                                     $ 5,728   $ 4,555   $ 3,979
 Stockholders' equity per common share 3                  $ 44.54   $ 38.43   $ 34.42

 General Information and Ratios
 Current ratio                                              4.9:1     4.9:1     3.8:1
 Quick ratio                                                3.5:1     2.8:1     1.9:1
 Working capital                                          $ 4,223   $ 3,694   $ 3,001
 Investments in property, plant and equipment             $   564   $   572   $   452
 Depreciation                                             $   384   $   315   $   253
 Total debt as a percentage of total debt plus equity         5.9%     15.7%     10.3%
 Operating income/(loss) as a percentage of revenues         10.9%      6.7%      7.1%
 Income/(loss) before income taxes as a percentage
 of revenues                                                 11.3%      6.4%      7.2%
 Effective tax rate                                          28.0%     (3.7)%5   18.0%
 Net income/(loss) as a percentage of revenues                8.1%      6.7%      5.9%
 Net income/(loss) as a percentage of average
 stockholders' equity                                        12.0%     10.5%      8.7%
 Net income/(loss) as a percentage of average
 total assets                                                 9.1%      7.5%      6.5%
 Number of days sales of accounts receivable outstanding       79        75        83
 Inventory turns                                              2.9       2.3       2.1
 Number of employees at year-end--regular                  88,300    83,000    79,800
 Number of employees at year-end--other                     6,400     6,000     5,800
 Common stockholders at year-end                           76,860    68,810    44,389
 Common stock yearly high and low sales prices            $ 94-46   $ 63-39   $ 61-33
 _____________________________________________________________________________________

  1 Includes restructuring charges of $1,206M in 1994, $1,500M in 1992, $1,100M in 1991 and $550M in 1990. Includes reduction in carrying value of intangible assets of $310M in 1994.

  2 In fiscal year 1994, net loss and net loss per share include a one-time charge of $71M, or $.51 per share, and a one-time benefit of $20M, or $.14 per share, for the cumulative effect of changes in accounting principles. In fiscal year 1992, net loss and net loss per share include the cumulative effect of change in accounting principle of $485M and $3.89, respectively.

  3 Per share data adjusted to reflect two-for-one stock split in May 1986.

  4 See Note A of Notes to Consolidated Financial Statements.

  5 Includes elimination of DISC taxes of $63M accrued prior to 1984.



 Management's Discussion and Analysis of
 Results of Operations and Financial Condition

 Income and Expense Items as a
 Percentage of Total Operating Revenues (a)                                      Percentage Changes
___________________________________________________________________________________________________
     1992    1993    1994    Income and Expense Items                    1993-94  1992-93   1991-92
___________________________________________________________________________________________________
     55.2%    52.8%   53.5%  Product sales                                  (5)%     (1)%      (7)%
     44.8%    47.2%   46.5%  Service and other revenues                     (8)%       9%       11%
 ___________________________________________________________________________________________________
    100.0%   100.0%  100.0%  Total operating revenues                       (6)%       3%       -
 ___________________________________________________________________________________________________
     55.2%    58.8%   69.1%  Cost of product sales (b)                       11%       5%        9%
     62.3%    61.4%   63.0%  Service expense and cost of other revenues (b) (5)%       7%       15%
 ___________________________________________________________________________________________________
     58.4%    60.1%   66.3%  Total cost of operating revenues                 3%       6%       12%
     12.6%    10.6%    9.7%  Research and engineering expenses             (15)%    (13)%        6%
     33.6%    30.9%   29.9%  Selling, general and administrative expenses   (9)%     (5)%        5%
     10.8%     -       9.0%  Restructuring charges                           NM    (100)%       36%
 ___________________________________________________________________________________________________
    (15.3)%   (1.7)% (14.8)% Operating loss                                100+%    (89)%     100+%
 ___________________________________________________________________________________________________
      0.7%      .4%     .3%  Interest income                               (23)%    (34)%     (15)%
      0.3%      .4%     .5%  Interest expense                                44%      32%      (14)%
__________________________________________________________________________________________________
                             Loss before income taxes and cumulative
   (14.9)%   (1.6)% (15.0)%  effect of change in accounting principle      100+%    (89)%     100+%
 ___________________________________________________________________________________________________
      1.7%      .2%     .6%  Provision for income taxes                    100+%    (88)%     100+%
 ___________________________________________________________________________________________________
                             Loss before cumulative effect of change
   (16.6)%   (1.7)% (15.6)%  in accounting principle                       100+%    (89)%     100+%
 ___________________________________________________________________________________________________
                             Cumulative effect of change in accounting
      3.5%     -        .4%  principle, net of tax benefits                  NM    (100)%       -
 ___________________________________________________________________________________________________
   (20.1)%   (1.7)% (16.0)%  Net loss                                      100+%    (91)%     100+%
 ___________________________________________________________________________________________________

 Note (a) Percentages of operating revenues may not be additive due to rounding. Note (b) Cost of product sales and service expense and cost of other revenues are shown as percentages of their related revenues.
 NM - Not meaningful.

Revenues

In fiscal 1994, total operating revenues, which were $13.5 billion, declined by $921 million or 6%, following an increase of $440 million or 3% in fiscal 1993 and an increase of $20 million, or less than 1% in fiscal 1992.

Non-U.S. revenues accounted for 62% of total operating revenues in fiscal 1994, down from 64% in fiscal 1993 and 63% in fiscal 1992. European revenues declined to $5.9 billion in fiscal 1994, down from $7 billion and $6.8 billion in fiscal 1993 and 1992, respectively. The decline in fiscal 1994 European revenues was due principally to weak demand for the Corporation's products and services in that region, exacerbated by the difficulties associated with the Digital-Kienzle business acquired in 1991 (see Note J) and negative effects of foreign currency fluctuations, discussed below.

Product sales for fiscal 1994 were $7.2 billion, or 53% of total operating revenues, compared with $7.6 billion, or 53% of revenues, and $7.7 billion, or 55% of revenues in fiscal 1993 and 1992, respectively. While the Corporation shipped substantially more computer systems in fiscal 1994 than in the previous fiscal year, product sales for fiscal 1994 declined compared with the prior two years, due principally to a continued shift in the mix of product sales toward low-end, lower-priced computer systems and away from the Corporation's proprietary mid-range products.

In fiscal 1994, the Corporation experienced substantial growth in demand for Alpha AXP-based systems, particularly workstations, and for Intel-based personal computer products, as well as certain storage and component products. Alpha AXP systems revenue represented approximately 13% of fiscal 1994 product sales, up from 3% for fiscal 1993. Revenues from the sale of Intel-based personal computers represented 19% of fiscal 1994 product sales, up from 9% for fiscal 1993. VAX systems revenues declined from 34% of product sales in fiscal 1993 to 19% in fiscal 1994, as the Corporation is in the midst of a major product transition. In the fourth quarter of fiscal 1994, revenues from the sale of Alpha AXP systems exceeded revenues from the sale of VAX systems for the first time.

In fiscal 1994, service and other revenues totaled $6.3 billion, or 47% of total operating revenues, compared with $6.8 billion, or 47% of total operating revenues, and $6.2 billion, or 45% of total operating revenues, for fiscal 1993 and 1992, respectively. Service revenues declined by $524 million or 8% in fiscal 1994, following increases of 9% and 11% in fiscal 1993 and 1992, respectively.

The decline in service revenues for fiscal 1994 was due to several factors, including lower levels of revenue from the Corporation's VAX systems maintenance business, greater reliability of and lower maintenance revenue associated with the Corporation's newer, lower-priced products, and increased competition in the maintenance business. In addition, revenues from systems integration and consulting services were essentially unchanged from fiscal 1993, as the Corporation became more selective in pursuing systems integration and other consulting opportunities. Service revenue associated with the maintenance of other vendors' products grew in fiscal 1994, partially offsetting the declines noted above. The Corporation expects the market trends affecting service revenues from maintenance of VAX systems to continue over the next year.

Movements in currency exchange rates are one of many competitive, industry and economic factors which affect the Corporation's operating results. The Corporation does business in more than 100 countries in major and emerging markets. Revenues and costs in non-U.S. operations, including certain product costs, are denominated in applicable local currencies. While the effects of foreign currency translation for a fiscal period are included in applicable revenue and expense categories, they are difficult to quantify precisely because the Corporation responds to movements in currency exchange rates through pricing, expense, sourcing or other management actions, as market conditions permit. During fiscal 1994 and prior periods, the Corporation entered into foreign exchange contracts covering most of its net monetary assets, liabilities and firm commitments, with maturities which generally did not exceed six months, to increase the predictability of the rate at which non-U.S. revenues were translated into U.S. dollars. During fiscal 1994, the net effect of foreign currency translation and gains and losses on foreign exchange contracts was negative compared with fiscal 1993, whereas the net effect in fiscal 1993 compared with fiscal 1992 was positive. (See Notes A and I.)


  Total Operating Revenues
  Year                                                      $ Millions
  ____________________________________________________________________
  94     *********************************************           13451
         +++++++++++++++++++++  6260
  93     **************************************************      14371
         +++++++++++++++++++++++ 6783
  92     ************************************************        13931
         ++++++++++++++++++++ 6235
  91     ***********************************************         13911
         ++++++++++++++++ 5612
  90     ******************************************              12943
         +++++++++++++ 4797
  89     ****************************************                12742
         +++++++++++ 4552
  88     ***********************************                     11475
         ++++++++++ 3934
  87     *****************************                            9389
         ++++++++ 3135
  86     *************************                                7590
         ++++++ 2487
  85     *********************                                    6686
         +++++ 2156
  84     ***************                                          5584
         ++++ 1780
  ____________________________________________________________________

         ++++ Service and Other Revenues
         **** Total Operating Revenues



  Non-United States Revenues
  Year                                                      $ Millions
  ____________________________________________________________________
  94    ***********************************************           8300
  93    *****************************************************     9164
  92    **************************************************        8799
  91    ************************************************          8380
  90    *******************************************               7281
  89    ****************************************                  7017
  88    *********************************                         5730
  87    ******************************                            4413
  86    *************************                                 3179
  85    *********************                                     2642
  84    ******************                                        1978
  ____________________________________________________________________

Expenses and Profit Margins

The Corporation's total gross margin for fiscal 1994 was 34% of total operating revenues, compared with 40% of total operating revenues in fiscal 1993 and 42% of total operating revenues in fiscal 1992.

The Corporation's gross margin on fiscal 1994 product sales was 31% of product sales, compared with 41% of product sales and 45% of product sales for fiscal 1993 and 1992, respectively. The decline in product gross margin was due to several factors, including pricing, a continued shift in the Corporation's mix of product sales toward low-end systems, which typically carry lower margins, and a business model shift toward greater use of indirect channels of distribution.

Recognizing these competitive conditions and the need to lower manufacturing costs, the Corporation closed several manufacturing plants in fiscal 1994, and recently announced the closure of three more plants in fiscal 1995. The Corporation has implemented and will continue to refine organizational changes intended to increase accountability in order to improve profitability and facilitate the design and manufacture of products for volume markets.

Gross margin on service revenues for fiscal 1994 was 37% of service revenues, compared with 39% of service revenues and 38% of service revenues in fiscal 1993 and 1992, respectively. The two percentage point decline in service gross margin was due to a decline in revenue from the Corporation's higher-margin systems maintenance business, as described above.

Research and engineering (R&E) spending for fiscal 1994 totaled $1.3 billion (10% of total operating revenues), compared with $1.5 billion (11% of total operating revenues) in fiscal 1993 and $1.8 billion (13% of total operating revenues) in fiscal 1992. The decrease in R&E expenses was due to several factors, including ongoing actions to eliminate redundant engineering efforts and streamline product offerings, which resulted in a reduction in employee population. The Corporation's R&E investment program is focused on maintaining a strong, consistently market-driven product set and on attaining and sustaining technology leadership in selected areas.

Fiscal 1994 selling, general and administrative (SG&A) expenses were $4.0 billion (30% of total operating revenues) compared with $4.4 billion (31% of total operating revenues) and $4.7 billion (34% of total operating revenues) for fiscal 1993 and 1992, respectively. Included in SG&A expenses for fiscal 1994 were $310 million of non-cash write-offs and write-downs associated with intangible assets. (See Note J.) The decrease in SG&A expenses in fiscal 1994 was due principally to reductions in employee population, as well as reductions in other overhead costs.


 Research and Engineering

 Year                                                     $ Millions
 ___________________________________________________________________
 94  ***************************************                    1301
 93  **********************************************             1530
 92  ******************************************************     1754
 91  ***************************************************        1649
 90  *************************************************          1614
 89  **********************************************             1525
 88  ****************************************                   1306
 87  ********************************                           1010
 86  **************************                                  814
 85  ***********************                                     717
 84  *********************                                       631
 ___________________________________________________________________


 Regular Employee Population
 Year                                                      Thousands
 ___________________________________________________________________
 94  *************************                                    78
 93  ***********************************                          90
 92  ******************************************                  108
 91  **********************************************              115
 90  ***********************************************             117
 89  ************************************************            118
 88  **********************************************              114
 87  ****************************************                    103
 86  *********************************                            88
 85  ******************************                               83
 84  ****************************                                 80
 ___________________________________________________________________


While expenses continue to decline, the Corporation's cost structure is still too high for the level and mix of total operating revenues. As a result, at the end of fiscal 1994 the Corporation approved additional restructuring actions.

In the fourth quarter of fiscal 1994,the Corporation accrued restructuring costs of $1.2 billion to cover actions taken in the fourth quarter and planned actions for fiscal 1995 and 1996. Approximately $679 million of this charge was to cover the cost of employee separations to be completed by the end of fiscal 1995. The remaining $527 million was for facility closures and related costs. The cost of employee separations includes termination benefits for approximately 20,000 employees. A portion of these employee separations occurred near the end of the fourth quarter of fiscal 1994 and the remainder will occur by the end of fiscal 1995. These employees are located principally in the United States and Europe.

Planned restructuring actions for fiscal 1995 include employee separations across most organizations and functions, with approximately 40% to come from sales and marketing, as the Corporation sells more products and services through indirect channels of distribution. The planned facility closures cover 10 million square feet of office and manufacturing space, principally in the United States and Europe. Cash expenditures associated with these restructuring actions are expected to be approximately $580 million in the first half of fiscal 1995, $420 million for the remainder of fiscal 1995 and $240 million related to facility closures beyond fiscal 1995. These actions do not include workforce or facility reductions that may result from divestments.

See Note E for a description of the Corporation's restructuring actions and related costs.

As a result of actions associated with restructuring charges to operations in fiscal 1992, 1991 and 1990, the Corporation has eliminated an estimated $2.8 billion of annualized operating expenses, including approximately $2.5 billion of annual cash expense related to workforce reductions and approximately $335 million related to facility operating costs. When completed, the actions associated with the restructuring charge in fiscal 1994 are expected to result in the elimination of additional annualized operating expenses of approximately $1.8 billion, including $1.5 billion of cash expense.

Total employee population decreased by 11,400 during fiscal 1994. The Corporation had approximately 77,800, 89,900 and 107,900 regular employees at the end of fiscal 1994, 1993 and 1992, respectively, and an additional 5,000, 4,300 and 5,900 temporary and contract workers at the end of fiscal 1994, 1993 and 1992, respectively.

Interest income in fiscal 1994 decreased to $49 million from $64 million in fiscal 1993 and $96 million in fiscal 1992, reflecting lower interest rates and lower average cash balances. Interest expense increased to $73 million from $51 million in fiscal 1993 and $39 million in fiscal 1992. The increase in fiscal 1994 interest expense was due principally to the full year's interest expense on $1 billion of long-term debt issued during fiscal 1993. Interest expense for fiscal 1994 included the differential received on interest rate swap agreements entered into in the first quarter of fiscal 1994, relating to $750 million of long-term debt.

In fiscal 1994, the Corporation's income tax expense was $85 million on a pre-tax loss of $2.0 billion. (See Note C.) In fiscal 1993, the Corporation's income tax expense was $27 million on a pre-tax loss of $224 million. Income tax expense reflects several factors, including income taxes provided for profitable non-U.S. operations and an inability to recognize currently U.S. and certain non-U.S. tax benefits from operating losses. In addition, fiscal 1994 income tax expense includes a $70 million reduction in net deferred tax assets associated with non-U.S. operations.

The Corporation adopted Statement of Financial Accounting Standards (SFAS)
No. 109 - Accounting for Income Taxes, effective July 4, 1993. The Corporation had previously accounted for income taxes under Accounting Principles Board Opinion No. 11. In the first quarter of fiscal year 1994, the Corporation recorded a one-time benefit of $20 million, or $.14 per share, for the recognition of previously unrecognized tax benefits. There is no cash flow impact from the adoption of SFAS No. 109. The standard was adopted on a prospective basis and amounts presented for prior years were not restated. (See Note C.)

In the fourth quarter of fiscal 1994, the Corporation adopted SFAS No. 112 - Employers' Accounting for Postemployment Benefits, effective as of the beginning of the fiscal year. SFAS No. 112 requires accrual accounting of benefits provided to former or inactive employees after employment but before retirement. These benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, and continuation of benefits such as health care benefits and life insurance coverage. The cumulative effect of adopting this standard resulted in a one-time charge to income of $71 million (the "transition obligation"), or $.51 per common share. This transition obligation represents principally the cost of providing medical, dental and life insurance benefits to individuals in the U.S. currently on long-term disability during the estimated remaining period in which they will receive disability benefits. The annual expense under the new standard, exclusive of the transition obligation, is not significantly different than the annual expense under the Corporation's former practice. There is no cash flow impact from the adoption of SFAS No. 112. The first quarter of fiscal 1994 has been restated to reflect the change in accounting principle. (See Supplementary Information, Quarterly Financial Data.) Prior years' consolidated financial statements have not been restated to reflect the adoption of SFAS No. 112.

In November 1992, the Financial Accounting Standards Board issued SFAS No. 115 - Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 expands the use of fair value accounting for certain debt and equity securities. The Corporation will adopt SFAS No. 115 in the first quarter of fiscal 1995. At the end of fiscal 1994, the Corporation had unrecognized gains on long-term investments of approximately $65 million that would be subject to SFAS No. 115 treatment.

Availability of Funds to Support Current and Future Operations and Spending for Operations

Cash and cash equivalents totaled $1.2 billion, $1.6 billion and $1.3 billion at the end of fiscal 1994, 1993 and 1992, respectively.

Net cash used by operating activities was $375 million in fiscal 1994, compared with net cash generated of $47 million and $431 million in fiscal 1993 and 1992, respectively. The $375 million net use of cash from operating activities in fiscal 1994 was due principally to restructuring activities, the net loss for the year and increased inventory levels in support of increased demand for Alpha AXP, personal computer and certain storage products. Net cash generated by operating activities in fiscal 1993 was principally the result of improved accounts receivable, offset by expenditures for restructuring activities, the net loss for the year and decreased accounts payable.

Net cash used for investing activities was $626 million, $884 million and $981 million in fiscal 1994, 1993 and 1992, respectively. Capital expenditures totaled $682 million in fiscal 1994, compared with $529 million and $710 million in fiscal 1993 and 1992, respectively. Capital expenditures in fiscal 1994 included $206 million toward the construction of and purchase of equipment for a new semiconductor fabrication facility in Hudson, Massachusetts. This project has a currently estimated total cost of $425 million. Approximately $54 million of the remaining $91 million of unexpended costs on the Hudson project is expected to be spent in fiscal 1995. The Corporation expects total capital expenditures in fiscal 1995 to be less than $500 million.

The Corporation disposed of property, plant and equipment and other assets in fiscal 1994, generating approximately $121 million in cash proceeds, compared with $68 million and $15 million in fiscal 1993 and 1992, respectively, principally as a result of restructuring activities. Subsequent to the end of the fiscal year, the Corporation and Quantum Corporation ("Quantum") signed an agreement providing for Quantum's purchase of a portion of the Corporation's storage business for $400 million. (See Note M.) The Corporation also sold its shares of the common stock of Ing. Olivetti & C. S.p.A. subsequent to the end of fiscal 1994 for approximately $148 million in cash. (See Note J.)

Net cash generated from financing activities was $538 million and $1.1 billion in fiscal 1994 and 1993, respectively, and net cash used was $36 million in fiscal 1992. The principal financing activity in fiscal 1994 was the issuance and sale of preferred stock, as discussed below, generating net proceeds of $387 million. The Corporation also received $150 million during fiscal 1994 from the issuance of common stock under the Corporation's stock plans, compared with $196 million and $232 million in fiscal 1993 and 1992, respectively.

On January 21, 1994, the Corporation filed with the Securities and Exchange Commission a shelf registration statement on Form S-3 under the Securities Act of 1933, as amended, covering the registration of debt securities, preferred stock, depositary shares, and warrants to purchase equity and debt securities, in an aggregate amount of $1.0 billion. In March 1994, the Corporation issued and sold 16,000,000 Depositary Shares under the shelf registration statement, each representing a one-fourth interest in a share of the Corporation's Series A 8 7/8% Cumulative Preferred Stock (the "Series A Preferred Stock"), par value $1.00 per share. Dividends on the Series A Preferred Stock accrue at the annual rate of 8 7/8% (approximately $36 million in the aggregate). The Corporation paid approximately $2 million in dividends in the fourth quarter of fiscal 1994. In addition, prior to the end of fiscal 1994, the Corporation's Board of Directors declared a quarterly dividend on the Series A Preferred Stock (totaling approximately $9 million), which was paid on July 15, 1994. (See Note L.)

Total long-term debt was $1.0 billion at the end of fiscal 1994 and fiscal 1993 and $91 million at the end of fiscal 1992. At the end of fiscal 1994, substantially all of the Corporation's available lines of credit were unused, including a three-year $750 million committed credit facility. Shortly after the end of the fiscal year, the Corporation terminated its credit facility, having replaced it as a source of liquidity with an accounts receivable securitization facility. (See Note F.)

 Investments in Property, Plant and Equipment
 Depreciation Expense

 Year                                                        $ Millions
 ______________________________________________________________________
  94     ***********************                                    682
         ++++++++++++++++ 574
  93     ***************                                            529
         +++++++++++++++++++++++++ 699
  92     **************************                                 710
         ++++++++++++++++++++++++++++ 733
  91     *****************************                              738
         +++++++++++++++++++++++++++++++++ 772
  90     *******************************************               1028
         +++++++++++++++++++++++++++++++ 759
  89     **********************************************            1223
         ++++++++++++++++++++++ 659
  88     ****************************************************      1518
         +++++++++++++ 516
  87     **********************************                         748
         ++++++++++ 435
  86     ***************                                            564
         +++++++ 384
  85     ****************                                           572
         ++++++ 315
  84     **********                                                 452
         +++++ 253
  _____________________________________________________________________

          +++ Depreciation
          *** Investments

Availability of Funds to Support Current and Future Operations and Spending for Operations (continued)

The Corporation estimates that $1.0 billion of cash will be expended on planned restructuring activities in fiscal 1995, and an additional $240 million beyond fiscal 1995. The Corporation intends to fund planned restructuring activities from operations, asset management efforts and existing cash, although if required, additional sources of cash are expected to be available, as discussed above.

The Corporation's need for, cost of and access to funds are dependent on future operating results, as well as conditions external to the Corporation. The Corporation historically has maintained a conservative capital structure, and believes that its current cash position and its sources of and access to capital are adequate to support planned restructuring actions and operations.

Report of Management

The Corporation's management is responsible for the preparation of the financial statements in accordance with generally accepted accounting principles and for the integrity of all the financial data included in this annual report. In preparing the financial statements, management makes informed judgments and estimates of the expected effects of events and transactions that are currently being reported.

Management maintains a system of internal accounting controls that is designed to provide reasonable assurance that assets are safeguarded and that transactions are executed and recorded in accordance with management's policies for conducting its business. This system includes policies which require adherence to ethical business standards and compliance with all laws to which the Corporation is subject. The internal controls process is continuously monitored by direct management review and an internal audit program under which periodic independent reviews are made.

The Corporation's independent public accountants annually review the accounting and control systems of the Corporation. Their audit includes a review of the internal control structure to the extent they consider necessary and selective tests of transactions to support their report.

The Board of Directors, through its Audit Committee, which is composed of four Board members who are independent of management, is responsible for determining that management fulfills its responsibility with respect to the Corporation's financial statements and the system of internal accounting controls.

The Audit Committee meets regularly with representatives of management, the independent accountants and the Corporation's internal auditors to review audits, financial reporting and internal control matters, and when appropriate, meets with the Corporation's outside counsel on relevant matters. The independent accountants and the internal auditors have full and free access to the Audit Committee and regularly meet privately with the Audit Committee.

Coopers & Lybrand, independent accountants, have been engaged by the Audit Committee of the Board of Directors, with the approval of the stockholders, to audit the Corporation's financial statements. Their report follows.

Robert B. Palmer
President and Chief Executive Officer

Vincent J. Mullarkey
Vice President, Finance and Chief Financial Officer

Report of Independent Accountants

To The Stockholders and Directors, Digital Equipment Corporation

We have audited the accompanying consolidated balance sheets of Digital Equipment Corporation as of July 2, 1994 and July 3, 1993, and the related consolidated statements of operations, cash flows, and stockholders' equity for each of the three fiscal years in the period ended July 2, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Digital Equipment Corporation as of July 2, 1994 and July 3, 1993, and the consolidated results of its operations and cash flows for each of the three fiscal years in the period ended July 2, 1994, in conformity with generally accepted accounting principles.

As discussed in Note G to the consolidated financial statements, the Corporation changed its method of accounting for postretirement benefits other than pensions in fiscal 1992.

Coopers & Lybrand

Boston, Massachusetts
July 26, 1994


 Consolidated Statements of Operations
 Digital Equipment Corporation

 (in thousands except per share data)                                                   Year Ended
 _________________________________________________________________________________________________
                                                        July 2, 1994    July 3,1993  June 27, 1992
 _________________________________________________________________________________________________
 Revenues (Notes A and B)
 Product sales                                          $  7,191,251    $ 7,587,994   $ 7,696,029
 Service and other revenues                                6,259,539      6,783,375     6,234,843
                                                        __________________________________________
 Total operating revenues                                 13,450,790     14,371,369    13,930,872
                                                        __________________________________________
 Costs and Expenses (Notes A, G, and K)
 Cost of product sales                                     4,968,025      4,464,445     4,248,118
 Service expense and cost of other revenues                3,943,612      4,166,946     3,883,705
 Research and engineering expenses                         1,301,347      1,530,119     1,753,898
 Selling, general and administrative expenses (Note J)     4,027,869      4,447,160     4,680,822
 Restructuring charges (Note E)                            1,206,000          -         1,500,000
                                                        __________________________________________
 Operating loss                                           (1,996,063)      (237,301)   (2,135,671)
 Interest income                                              49,422         63,831        96,176
 Interest expense                                             73,353         50,837        38,517
                                                        __________________________________________
 Loss before income taxes and cumulative effect of
 changes in accounting principles                         (2,019,994)      (224,307)   (2,078,012)
 Provision for income taxes (Notes A and C)                   85,043         27,023       232,000
                                                        __________________________________________
 Loss before cumulative effect of changes in
 accounting principles                                    (2,105,037)      (251,330)   (2,310,012)
 Cumulative effect of changes in accounting principles,
 net of tax (Notes C and G)                                   51,026           -          485,495
                                                        __________________________________________
 Net Loss                                                 (2,156,063)      (251,330)   (2,795,507)
 Dividends on preferred stock (Note L)                        10,650            _             _
                                                        __________________________________________
 Net loss applicable to common stock                      (2,166,713)      (251,330)   (2,795,507)
                                                        __________________________________________
 Per Common Share (Note A)
 Loss applicable before cumulative effect
 of changes in accounting principles                    $     (15.43)   $     (1.93)  $    (18.50)
 Cumulative effect of changes in accounting principles          (.37)           -           (3.89)
                                                        __________________________________________
 Net Loss Applicable per Common Share (Note A)          $     (15.80)   $     (1.93)  $    (22.39)
                                                        __________________________________________
 Weighted average common shares outstanding                  137,090        130,409       124,864
 _________________________________________________________________________________________________

 The accompanying notes are an integral part of these financial statements.



 Consolidated Balance Sheets
 Digital Equipment Corporation


 (in thousands)
 _______________________________________________________________________________________________
                                                                    July 2, 1994    July 3, 1993
 _______________________________________________________________________________________________
 Assets
 Current Assets
 Cash and cash equivalents (Note A)                                 $ 1,180,863     $ 1,643,195
 Accounts receivable, net of allowance of $111,925 and $110,764       3,318,854       3,020,252
 Inventories (Note A)                                                 2,063,978       1,755,140
 Prepaid expenses and deferred income taxes (Note C)                    324,676         463,928
                                                                    ____________________________
 Total current assets                                                 6,888,371       6,882,515
 Net property, plant and equipment (Note A)                           3,129,489       3,178,291
 Other assets (Notes A, C, D and J)                                     561,911         889,537
                                                                    ____________________________
 Total assets                                                       $10,579,771     $10,950,343
 _______________________________________________________________________________________________
 Liabilities and Stockholders' Equity
 Current Liabilities
 Bank loans and current portion of long-term debt (Note F)          $    32,614     $    21,335
 Accounts payable                                                     1,197,350         822,434
 Income taxes payable (Note C)                                           20,753          57,614
 Salaries, wages and related items                                      619,756         556,151
 Deferred revenues and customer advances (Note A)                     1,239,792       1,138,323
 Accrued restructuring costs (Note E)                                 1,351,075         738,989
 Other current liabilities                                              594,925         583,868
                                                                    ____________________________
 Total current liabilities                                            5,056,265       3,918,714
 Deferred income taxes (Note C)                                           4,758            -
 Long-term debt (Note F)                                              1,010,680       1,017,577
 Postretirement and other postemployment benefits (Note G)            1,228,269       1,128,653
                                                                    ____________________________
 Total liabilities                                                    7,299,972       6,064,944
                                                                    ____________________________
 Commitments and contingencies (Note H)

 Stockholders' Equity (Notes K and L)
 Preferred stock, $1.00 par value; authorized 25,000,000 shares;
 4,000,000 shares of Series A 8 7/8% Cumulative Preferred Stock
 issued and outstanding                                                   4,000            -
 Common stock, $1.00 par value; authorized 450,000,000 shares;
 142,287,078 shares and 135,489,805 shares issued                       142,287         135,490
 Additional paid-in capital                                           3,390,040       2,851,960
 Retained earnings/(deficit)                                           (256,528)      1,937,627
 Treasury stock at cost; 0 shares and 497,551 shares                      -             (39,678)
                                                                    ____________________________
 Total stockholders' equity                                           3,279,799       4,885,399
                                                                    ____________________________
 Total liabilities and stockholders' equity                         $10,579,771     $10,950,343
 _______________________________________________________________________________________________

 The accompanying notes are an integral part of these financial statements.



 Consolidated Statements of Cash Flows
 Digital Equipment Corporation

 (in thousands)
 ________________________________________________________________________________________________
                                                        July 2, 1994   July 3,1993  June 27, 1992
 ________________________________________________________________________________________________
 Cash Flows from Operating Activities
 Net loss                                                 $(2,156,063)   $ (251,330)  $(2,795,507)
                                                           ________________________________________
 Adjustments to reconcile net loss to
 net cash provided by operating activities:
 Depreciation                                                 573,970       698,631       732,536
 Amortization                                                 106,584       139,552       100,292
 Reduction in carrying value of intangible assets (Note J)    310,000          -             -
 Other adjustments to income                                   84,026       185,617       269,095
 (Increase)/decrease in accounts receivable                  (298,602)      574,016       (86,163)
 (Increase)/decrease in inventories                          (308,838)     (141,106)      155,881
 (Increase)/decrease in prepaid expenses                       82,513       (26,552)       42,908
 Increase/(decrease) in accounts payable                      374,916      (218,866)      277,918
 Increase in taxes                                             18,913        75,590        55,142
 Increase/(decrease) in salaries, wages, benefits and
 related items (Note G)                                       163,221       (49,581)    1,115,240
 Increase/(decrease) in deferred revenues and
 customer advances                                            101,469       (70,312)      101,421
 Increase/(decrease) in accrued restructuring
 costs (Note E)                                               612,086      (807,915)      510,200
 Decrease in other current liabilities                        (39,101)      (60,828)      (48,259)
                                                          _______________________________________
 Total adjustments                                          1,781,157       298,246     3,226,211
                                                          _______________________________________
 Net cash flows from operating activities                    (374,906)       46,916       430,704
                                                          _______________________________________
 Cash Flows from Investing Activities
 Investment in property, plant and equipment                 (682,100)     (528,691)     (710,436)
 Proceeds from the disposition of property,
 plant and equipment                                           97,456        46,049        15,141
 Investment in other assets (Note J)                          (64,377)     (423,573)     (139,459)
 Proceeds from the disposition of other assets                 23,516        22,100          -
 Business acquisitions, net of cash acquired (Note J)            -             -         (146,387)
                                                          _______________________________________
 Net cash flows from investing activities                    (625,505)     (884,115)     (981,141)
                                                          _______________________________________
 Net cash flows from operating and investing activities    (1,000,411)     (837,199)     (550,437)
                                                          _______________________________________
 Cash Flows from Financing Activities
 Proceeds from issuance of debt                                22,742       984,482        25,821
 Payments to retire debt                                      (19,451)      (36,860)     (108,472)
 Purchase of treasury shares                                     -             -         (185,292)
 Issuance of preferred, common and treasury shares,
 including tax effects                                        536,563       195,600       231,502
 Dividends paid                                                (1,775)         -             -
                                                          _______________________________________
 Net cash flows from financing activities                     538,079     1,143,222       (36,441)
                                                          _______________________________________
 Net increase/(decrease) in cash and cash equivalents        (462,332)      306,023      (586,878)
 Cash and cash equivalents at beginning of year             1,643,195     1,337,172     1,924,050
                                                          _______________________________________
 Cash and cash equivalents at end of year                 $ 1,180,863    $1,643,195   $ 1,337,172
 ________________________________________________________________________________________________

 The accompanying notes are an integral part of these financial statements.



 Consolidated Statements of Stockholders' Equity
 Digital Equipment Corporation


                                                             Additional       Retained                          Total
                                     Preferred       Common     Paid-in      Earnings/      Treasury    Stockholders'
 (in thousands)                          Stock        Stock     Capital      (Deficit)         Stock           Equity
 _____________________________________________________________________________________________________________________
 June 29, 1991                           -         $130,008  $2,636,141     $5,344,855     $(487,165)     $ 7,623,839
 _____________________________________________________________________________________________________________________
 Purchase of 3,014,083 shares
 of treasury stock                                                                          (185,292)        (185,292)
 Shares issued under stock plans                                              (266,660)      498,251          231,591
 Restricted stock plans, charge
 to operations                                                   56,303                                        56,303
 Net loss-1992                                                              (2,795,507)                    (2,795,507)
 ____________________________________________________________________________________________________________________
 June 27, 1992                           -         $130,008  $2,692,444     $2,282,688     $(174,206)     $ 4,930,934
 ____________________________________________________________________________________________________________________
 Shares issued under stock plans                      5,482     149,321        (93,731)      134,528          195,600
 Restricted stock plans, charge
 to operations                                                   42,038                                        42,038
 Repurchase unexercised
 option shares                                                  (31,843)                                      (31,843)
 Net loss-1993                                                                (251,330)                      (251,330)
 _____________________________________________________________________________________________________________________
 July 3, 1993                            -         $135,490  $2,851,960     $1,937,627     $ (39,678)     $ 4,885,399
 _____________________________________________________________________________________________________________________
 Issuance of preferred stock          $4,000                    382,745                                       386,745
 Shares issued under stock plans                      6,797     130,785        (27,442)       39,678          149,818
 Restricted stock plans, charge
 to operations                                                   24,550                                        24,550
 Dividends declared--preferred stock                                           (10,650)                       (10,650)
 Net loss-1994                                                              (2,156,063)                    (2,156,063)
 _____________________________________________________________________________________________________________________
 July 2, 1994                         $4,000       $142,287  $3,390,040     $ (256,528)    $    -         $ 3,279,799
 _____________________________________________________________________________________________________________________

 See Notes K and L of Notes to Consolidated Financial Statements.
 Cash dividends on common stock have never been paid by the Corporation. The
 Corporation commenced paying dividends on preferred stock issued in fiscal
 1994.
 ______________________________________________________________________________________________________________
 The accompanying notes are an integral part of these financial statements.


Notes to Consolidated Financial Statements

Note A - Significant Accounting Policies
___________________________________________________________________________

Principles of Consolidation - The consolidated financial statements of the Corporation include the financial statements of the parent and its U.S. and non-U.S. subsidiaries. All intercompany accounts and profits have been eliminated. Certain prior years' amounts have been reclassifed to conform with current year presentation.

Fiscal Year - The fiscal year of the Corporation is the fifty-two/fifty-three week period ending the Saturday nearest the last day of June. The fiscal years ended July 2, 1994 and June 27, 1992 included 52 weeks. The fiscal year ended July 3, 1993 included 53 weeks.

Translation of Foreign Currencies - For non-U.S. operations, the U.S.
dollar is the functional currency. Monetary assets and liabilities of foreign subsidiaries are translated into U.S. dollars at current exchange rates. Nonmonetary assets such as inventories and property, plant and equipment are translated at historical rates. Income and expense items are translated at average exchange rates prevailing during the year, except that inventories and depreciation charged to operations are translated at historical rates. Exchange gains and losses arising from translation are included in current income.

The Corporation enters into foreign exchange option and forward contracts to hedge the impact of exchange rate movements on operations and the asset and liability positions of non-U.S. subsidiaries. The impact of exchange rate movements on contracts used to hedge transactions is included in income when the operating revenues and expenses are recognized and, for contracts used to hedge assets and liabilities, in the period in which the exchange rates change. The cash flows related to these contracts are classified in the Consolidated Statements of Cash Flows, as part of cash flows from operating activities. See Note I for information on the Corporation's foreign exchange contracts.

Revenue Recognition - Revenues from product sales are recognized at the time the product is shipped. Service and other revenues are recognized ratably over the contractual period or as the services are performed.

Warranty - Warranty revenues are recognized ratably over the warranty period; warranty-related costs are recognized as service expense is incurred. The Corporation also provides warranty coverage as a product attribute on certain products. Estimated costs to repair such products are accrued as product cost when the product is shipped.

Net Income/(Loss) Applicable per Common Share - Per common share amounts are calculated based on the weighted average number of common shares and common share equivalents outstanding during periods of net income, after deducting applicable preferred stock dividends. Common share equivalents are attributable to stock options. Per share amounts are calculated based only on the weighted average number of common shares outstanding during periods of net loss, after deducting applicable preferred stock dividends.

Cash Equivalents - The Corporation considers all highly liquid temporary cash investments with maturities of three months or less at date of acquisition to be cash equivalents. Cash equivalents are valued at cost plus accrued interest, which approximates market.

Taxes - In general, the Corporation's practice is to reinvest the earnings of its foreign subsidiaries in those operations, and repatriation of retained earnings is done only when it is advantageous to do so. Applicable taxes are provided only on amounts planned to be remitted.

Inventories - Inventories are stated at the lower of cost (first-in, first-out) or market.


 (in thousands)
 ____________________________________________________________________
                                        July 2, 1994    July 3, 1993
 ____________________________________________________________________
 Raw materials                          $    476,172    $    331,506
 Work-in-process                             605,503         502,200
 Finished goods                              982,303         921,434
 ____________________________________________________________________
 Total inventories                      $  2,063,978    $  1,755,140
 ____________________________________________________________________

 Property, Plant and Equipment - Property, plant and equipment are stated at cost.



  (in thousands)
 ___________________________________________________________________
                                        July 2, 1994    July 3, 1993
 ___________________________________________________________________
 Land                                    $   356,586    $    363,264
 Buildings                                 1,967,815       1,887,211
 Leasehold improvements                      414,622         532,369
 Machinery and equipment                   4,281,866    $  4,410,586
 ___________________________________________________________________
 Total property, plant and equipment       7,020,889       7,193,430
 Less accumulated depreciation             3,891,400       4,015,139
 ___________________________________________________________________
 Net property, plant and equipment       $ 3,129,489    $  3,178,291
 ___________________________________________________________________

 ___________________________________________________________________

 Depreciation expense is computed principally on the following bases:

 Classification         Depreciation Lives and Methods
 __________________________________________________________
 Buildings              33 years (straight-line)

 Leasehold              Life of assets or term of lease,
 Improvements           whichever is shorter (straight-line)

 Machinery and
 Equipment              3 to 10 years (accelerated methods)
 __________________________________________________________

When assets are retired, or otherwise disposed of, the assets and related accumulated depreciation are removed from the accounts. Gains or losses resulting from restructuring actions are included in accrued restructuring costs. Other resulting gains and losses are included in income.

Other Assets - Other assets include equity investments, capitalized software development costs, goodwill, deferred taxes and other intangible assets.

Software development costs are capitalized beginning at the time that technical feasibility is established. These costs are amortized over three years from the date the products are available for general use.

Goodwill is amortized using the straight-line method over the estimated useful life of the asset, subject to periodic review of realizability.

Other intangible assets are amortized using unit-volume and straight-line methods, as applicable, over their estimated useful lives, subject to periodic review of realizability.


Note B  Geographic Operations
__________________________________________________________________________

Industry - The Corporation operates in one business segment: the design, manufacture, sale and service of networked computer systems.

Non-U.S. Operations - Sales and marketing operations outside the United States are conducted principally through sales subsidiaries in Canada, Europe, Central and South America, Asia and the Pacific Rim; by direct sales from the parent corporation and through various representative distributorship arrangements and value-added resellers. The Corporation's non-U.S. manufacturing operations include plants in the Americas, Europe, Asia and the Pacific Rim. The products of these manufacturing plants are sold to the Corporation's sales subsidiaries, the parent corporation or other manufacturing plants for further processing.

Intercompany transfers between geographic areas are accounted for at prices which are intended to be representative of unaffiliated party transactions.

Sales to unaffiliated customers outside the United States, including U.S. export sales, were $8.3 billion, $9.2 billion, and $8.8 billion for the fiscal years ended July 2, 1994, July 3, 1993 and June 27, 1992, respectively, which represented 62%, 64% and 63%, respectively, of total operating revenues. Where applicable, the retained earnings of substantially all of the Corporation's international subsidiaries have been reinvested to support operations. These accumulated retained earnings, before elimination of intercompany transactions, aggregated $2.9 billion, $4.0 billion and $3.6 billion at July 2, 1994, July 3, 1993 and June 27, 1992, respectively.



 Note B - Geographic Operations (continued)
 _____________________________________________________________________________

   (in thousands)
 _____________________________________________________________________________
 Year Ended                     July 2, 1994    July 3, 1993   June 27, 1992
 _____________________________________________________________________________
 Net Revenues
 United States:
 Unaffiliated customer sales    $  5,176,748    $  5,219,276    $  5,154,159
 Inter-area transfers              1,830,749       1,793,832       1,900,455
                                _____________________________________________
                                   7,007,497       7,013,108       7,054,614
                                _____________________________________________
 Europe:
 Unaffiliated customer sales       5,832,332       6,973,709       6,751,222
 Inter-area transfers                373,354         633,935         520,953
                                _____________________________________________
                                   6,205,686       7,607,644       7,272,175
                                _____________________________________________

 Canada, Asia, Latin Americas,
 Pacific Rim:
 Unafiliated customer sales        2,441,710       2,178,384       2,025,491
 Inter-area transfers              1,707,291       1,378,870       1,168,956
                                _____________________________________________
                                   4,149,001       3,557,254       3,194,447
                                _____________________________________________
 Eliminations                     (3,911,394)     (3,806,637)     (3,590,364)
                                _____________________________________________
 Net revenue                    $ 13,450,790    $ 14,371,369    $ 13,930,872
 ____________________________________________________________________________
 Income/(Loss)
 United States                  $   (740,709)   $   (363,454)   $ (1,971,032)
 Europe                           (1,109,188)         12,446        (184,951)
 Canada, Asia, Latin Americas,
 Pacific Rim                        (170,097)        115,091          68,313
 Eliminations                         23,931          (1,384)        (48,001)
                                ______________________________________________
 Operating loss                   (1,996,063)       (237,301)     (2,135,671)
                                ______________________________________________
 Interest income                      49,422          63,831          96,176
 Interest expense                     73,353          50,837          38,517
                                ______________________________________________
 Loss before income taxes and
 cumulative effect of changes
 in accounting principles       $ (2,019,994)   $   (224,307)   $ (2,078,012)
 _____________________________________________________________________________
 Assets
 United States                  $  4,997,184    $  4,202,395    $  4,766,206
 Europe                            4,098,780       4,910,165       5,195,715
 Canada, Asia, Latin Americas,
 Pacific Rim                       1,945,236       1,730,754       1,854,167
 Corporate assets                  1,180,863       1,444,259       1,183,387
 Eliminations                     (1,642,292)     (1,337,230)     (1,715,166)
                                ______________________________________________
 Total assets                   $ 10,579,771    $ 10,950,343    $ 11,284,309
 _____________________________________________________________________________



  Note C - Income Taxes
 ____________________________________________________________________________

 Income/(loss) before income taxes and cumulative effect of changes in accounting principles (in thousands)
 ______________________________________________________________________________
 Year Ended                     July 2, 1994    July 3, 1993    June 27, 1992
 _____________________________________________________________________________
 U.S.                           $   (754,844)   $  (383,808)    $  (1,934,186)
 Non-U.S.                         (1,265,150)       159,501          (143,826)
                                ______________________________________________
 Total                          $ (2,019,994)   $  (224,307)    $  (2,078,012)
 _____________________________________________________________________________

 Reconciliation of U.S. federal statutory rate to actual tax rate
 _____________________________________________________________________________
 Year Ended                     July 2, 1994    July 3, 1993     June 27, 1992
 _____________________________________________________________________________
 U.S. federal statutory tax
 (benefit) rate                        (35.0)%        (34.0)%           (34.0)%
 Tax benefit of manufacturing
 operations in:(a)
    Puerto Rico                          -             (8.1)              1.7
    Ireland                             (2.3)         (16.0)             (3.4)
    Singapore                           (0.1)          (7.8)               -
 Benefit not recorded due to net
 loss carryforward position

    U.S.                                 13.5           60.5              31.5
    Non-U.S.                             41.1           21.6              16.5
 Non-U.S. tax rates                    (12.0)          (0.8)              0.2
 Other                                  (1.0)          (3.4)             (1.3)
                                     __________________________________________
 Effective tax rate                      4.2%          12.0%             11.2%
 _____________________________________________________________________________

 Note (a) The income from products manufactured for export by the Corporation's manufacturing subsidiary in Ireland is subject to a 10% tax rate through December 2010. The income from certain products manufactured by the Corporation's manufacturing subsidiary in Singapore is taxed at 15% through December 1995. During fiscal year 1993, the Corporation discontinued its manufacturing operation in Puerto Rico.




 Components of provisions for (benefits from) U.S. federal and non-U.S.
 income taxes (in thousands)

 ____________________________________________________________________________
 Year Ended                  July 2, 1994   July 3, 1993    June 27, 1992
 ____________________________________________________________________________
 U.S. federal:
 Current                         $   -          $ (5,023)       $(155,883)
 Deferred                         (14,431)       (19,871)         107,249
                                 ____________________________________________
 Total                            (14,431)       (24,894)         (48,634)
                                 ____________________________________________
 Non-U.S.:
 Current                            5,618        (57,525)          92,794
 Deferred                          92,989        103,497          183,998
                                 ____________________________________________
 Total                             98,607         45,972          276,792
                                 ____________________________________________
 State income taxes                   867          5,945            3,842
                                 ____________________________________________
 Total income taxes              $ 85,043       $ 27,023        $ 232,000
 ____________________________________________________________________________


The Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 109 - Accounting for Income Taxes, effective July 4, 1993. The Corporation had previously accounted for income taxes under Accounting Principles Board Opinion No. 11. In the first quarter of fiscal year 1994, the Corporation recorded a one-time benefit of $20,000,000 or $.14 per common share, for the recognition of previously unrecognized tax benefits. There is no cash flow impact from the adoption of SFAS No. 109. The standard was adopted on a prospective basis and amounts presented for prior years were not restated.


 Note C - Income Taxes (continued)
 ____________________________________________________________________________
 Significant components of deferred tax assets and liabilities (in thousands)
 ______________________________________________________________________
 Year ended                                          July 2, 1994
 ______________________________________________________________________
                                                  Assets   Liabilities
 ______________________________________________________________________
 Inventory-related transactions              $  101,933       $  8,437
 Depreciation                                    61,335         44,693
 Deferred warranty revenue                       80,506           -
 Postretirement/postemployment benefits         400,037         18,323
 Restructuring                                  446,505           -
 Tax loss carryforwards                       1,424,927           -
 Tax credit carryforwards                       149,013           -
 Intangible assets                              106,368           -
 Other                                          168,392         98,465
                                              ________________________
 Gross deferred tax balances                  2,939,016        169,918
 Valuation allowance                          2,677,673           -
                                              ________________________
 Net deferred tax balances                   $  261,343       $169,918
 _____________________________________________________________________



The gross deferred tax asset from tax loss carryforwards of $1.4 billion represents $3.7 billion of net operating loss carryforwards on a tax return basis which will generally expire as follows: $200,000,000 in 1998, $350,000,000 in 1999, $1.2 billion in 2007, $500,000,000 in 2008,
$600,000,000 in 2009, and the remainder thereafter.

Tax credit carryforwards will generally expire as follows: $40,000,000 in 2001, $50,000,000 in 2002, $50,000,000 in 2003, and the remainder thereafter.

Major changes in the components of temporary differences and carryforwards for the period ended July 2, 1994 include increases in gross deferred tax assets relating to restructuring, tax loss carryforwards and intangibles in the amounts of $211,938,000, $399,725,000 and $106,368,000, respectively.

For the period ended July 2, 1994, the total valuation allowance for deferred tax assets increased $872,887,000. The increase in the valuation allowance resulted from increased gross deferred tax assets associated with tax loss carryforwards, restructuring and other deferred tax assets.

Gross deferred taxes were increased by $32,410,000 as a result of statutory tax rate changes, fully offset by valuation allowances.

Fiscal year 1994 income tax expense includes a $70,000,000 reduction in net deferred tax assets associated with non-U.S. operations.

In connection with its normal examination of the Corporation's 1989, 1990 and 1991 tax returns, the Internal Revenue Service has proposed adjustments. The Corporation believes its judgments in these matters have been appropriate and any adjustments which might result would not have a material effect on the financial statements.

In fiscal years 1994, 1993 and 1992, income taxes paid were approximately $42,419,000, $53,889,000 and $144,620,000, respectively.

See Note A for further explanation of the Corporation's income tax accounting policies.




Note D - Capitalized Computer Software Development Costs
_____________________________________________________________________________

Unamortized computer software development costs were $124,780,000 and $138,024,000 at July 2, 1994 and July 3, 1993, respectively. Amortization expense was $67,515,000, $68,978,000 and $63,956,000 for the years ended July
2, 1994, July 3, 1993 and June 27, 1992, respectively. Accumulated amortization was $208,837,000 and $168,845,000 at July 2, 1994 and July 3,
1993, respectively.


Note E - Restructuring Actions
____________________________________________________________________________

Accrued restructuring costs and charges include the cost of involuntary employee termination benefits, facility closures and related costs associated with restructuring actions. Employee termination benefits include severance, wage continuation, notice pay, medical and other benefits. Facility closures and related costs include gains and losses on disposal of property, plant and equipment, lease payments and related costs.

Restructuring costs are accrued and charged to expense in accordance with an approved management plan, supported by an appropriate level of specificity for the planned actions. Actual restructuring costs are recognized as a reduction in the accrued liability in the period incurred.

While expenses continue to decline, the Corporation's cost structure is still too high for the level and mix of total operating revenues. As a result, at the end of fiscal year 1994, the Corporation approved additional restructuring actions and accrued related costs of $1.2 billion. Cash expenditures associated with these actions are expected to be approximately $580,000,000 in the first half of fiscal 1995, $420,000,000 in the second half of fiscal 1995 and $240,000,000 related to facility closures beyond fiscal 1995. These actions do not include workforce or facility reductions that may result from divestments.

The cost of employee separations associated with the fiscal year 1994 charge includes termination benefits for approximately 20,000 employees. A portion of these employee separations occurred near the end of the fourth quarter of fiscal 1994 and the remainder will occur in fiscal 1995. These employees are located principally in the U.S. and Europe. The greatest portion of employee separations, approximately 40%, are expected to come from sales and marketing functions, as the Corporation sells more products through indirect channels of distribution. Most other organizations and functions also will be affected by the planned reduction in employees. The fiscal 1994 charge also covers costs associated with closure of 10 million square feet of facilities, including office and manufacturing space, principally in the U.S. and Europe.

Restructuring actions have resulted in termination of approximately 12,000, 17,000 and 10,000 employees in fiscal years 1994, 1993 and 1992, respectively.


 Accrued restructuring costs (in thousands)
 ____________________________________________________________________________
 Year ended                      July 2, 1994   July 3, 1993  June 27, 1992
 ____________________________________________________________________________
 Balance, beginning of year        $  738,989   $  1,546,904    $ 1,036,704
                                   __________________________________________
 Charges to operations:
   Employee separations               679,000          -          1,000,000
   Facility closures and
   related costs                      527,000          -            500,000
                                   __________________________________________
                                    1,206,000          -          1,500,000
                                   __________________________________________
 Costs incurred:
   Employee separations               372,450        454,900        759,500
   Facility closures and
   related costs                      212,300        314,250        168,480
   Other                                9,164         38,765         61,820
                                   __________________________________________
                                      593,914        807,915        989,800
                                   __________________________________________
 Balance, end of year              $1,351,075   $    738,989    $ 1,546,904
                                   __________________________________________

 Cash expenditures:
   Employee separations            $  532,000   $    651,300    $   822,150
   Facility closures and related
   costs, net of proceeds              67,550        174,700        106,050
                                   __________________________________________
                                   $  599,550   $    826,000    $   928,200
  ____________________________________________________________________________



 At the end of fiscal year 1992, having fully utilized the balance of restructuring costs accrued at the end of fiscal 1991 and in response to an unanticipated decline in product sales during the second half of fiscal 1992 and resulting operating losses, additional restructuring plans were formulated. These actions resulted in the accrual of $1.5 billion of restructuring costs.


 Note F - Debt
 ___________________________________________________________________________________________

 Long-term debt, exclusive of current maturities (in thousands):
 ___________________________________________________________________________________________
                               Maturity Date
                               (Calendar Year)  Interest Rate    July 2,1994    July 3, 1993
 ___________________________________________________________________________________________
 Lease obligations              1997-2002       7.64%-11.0%(a)   $    17,950    $     24,578
 Notes (b)                           1997                7%          250,000         250,000
 Notes (b)                           2002             7 1/8%         250,000         250,000
 Debentures (b)                      2012             8 5/8%         250,000         250,000
 Debentures (b)                      2023             7 3/4%         250,000         250,000
 Unamortized discount and
 commissions (b)                                                     (15,092)        (16,183)
 Other debt obligations                                                7,822           9,182
                                                                 ___________________________
 Total long-term debt,
 exclusive of current maturities                                 $ 1,010,680    $  1,017,577
                                                                 ___________________________


 Note (a) Weighted average interest rate at July 2, 1994 and July 3, 1993 of 8.5% and 8.7%, respectively.

 Note (b) The Notes and Debentures are not redeemable prior to maturity and are not entitled to any sinking fund. The unamortized discount and commissions relate to these Notes and Debentures.
 ____________________________________________________________________________


Principal payments during the next five fiscal years are as follows:
1995 - $2,984,000; 1996 - $5,416,000; 1997 - $5,648,000; 1998 - $256,266,000;
1999 - $935,000.

In fiscal years 1994, 1993 and 1992, interest paid was $76,203,000, $37,123,000 and $43,494,000, respectively.

Based primarily on dealer quotes, the fair value of long-term borrowings, including current maturities, was approximately $834,000,000 and $1.1 billion at July 2,1994 and July 3,1993, respectively.

The Corporation has entered into interest rate swap agreements which effectively convert a portion of the long-term debt from fixed to variable rates. As of July 2, 1994, the net face amount of interest rate swaps outstanding was $1.3 billion, of which a net $750,000,000 was subject to variable rates as a result of offsetting positions. Based on dealer quotes, the fair value of such agreements, which represents the replacement value, was a net payable of $42,800,000 at July 2, 1994. There were no interest rate swaps in effect at July 3,1993.

The Corporation had available lines of credit totaling $1.2 billion for fiscal years ended July 2,1994 and July 3,1993. Included in these lines of credit was a $750,000,000 committed credit facility which was terminated by the Corporation on July 25,1994, having been replaced as a source of liquidity with an accounts receivable securitization facility as described below. Substantially all of these lines of credit were unused at the end of fiscal 1994 and 1993. Except for the $750,000,000 credit facility, which was subject to an annual facility fee of 0.25%, commitment fees on the unused lines of credit were neither material nor significant.

In addition to available lines of credit, in June 1994, the Corporation entered into a five-year agreement with a major financial institution (i) providing for the transfer and sale by the Corporation to a wholly-owned subsidiary of the Corporation of a designated pool of domestic trade accounts receivable (the "Receivables") and (ii) allowing the Corporation to sell to a group of investors an undivided ownership interest in the Receivables for proceeds of up to $600,000,000 (the "Purchase Limit"). The agreement includes annual program fees totaling 0.2% of the Purchase Limit. As of July 2, 1994, the entire $600,000,000 was available to the Corporation; however, no interests in the Receivables had been sold.


Note G - Postretirement and Other Postemployment Benefits
_____________________________________________________________________________

Pension Plans - The Corporation and its subsidiaries have defined benefit and defined contribution pension plans covering substantially all employees. The benefits are based on years of service and compensation during the employee's career. Pension cost is based on estimated benefit payment formulas. It is the Corporation's policy to make tax-deductible contributions to the plans in accordance with local laws. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. For the U.S. pension plan, there were no contributions in the fiscal years 1994, 1993 or 1992 due to the full funding limit of the Omnibus Budget Reconciliation Act of 1987. The assets of the plans include corporate equity and debt securities, government securities and real estate.

The Corporation's fiscal year 1994 pension cost, before curtailment gains, declined, reflecting the positive effects of restructuring activities and a change in future discretionary plan improvements. The net periodic pension cost for defined contribution pension plans was $12,585,000, $7,944,000 and $11,202,000 for the fiscal years ended July 2,1994, July 3,1993 and June 27, 1992, respectively. The measurement dates for all plans were within 90 days of year-end. The Corporation recognized a one-time charge of $161,658,000 in fiscal 1992 for special early retirement pension benefits as a component of restructuring costs.



 Components of net periodic pension cost (in thousands)
 ____________________________________________________________________________
 Year Ended                      July 2, 1994   July 3, 1993    June 27, 1992
 ____________________________________________________________________________
 Service cost for benefits
 earned during the period        $    180,694   $    192,546    $     234,842
 Interest cost on projected
 benefit obligations                  191,525        201,203          180,898
 Actual return on plan assets        (143,465)      (291,127)        (166,055)
 Net amortization and deferral        (79,567)        79,421          (47,927)
                                 _____________________________________________
 Net periodic pension cost
 before curtailment gains             149,187        182,043          201,758
 Curtailment gains                   (272,918)          -            (138,100)
                                 _____________________________________________
 Net periodic pension cost for
 defined benefit pension plans   $   (123,731)  $    182,043    $      63,658
                                 _____________________________________________
 Total pension cost for all
 pension plans                   $   (107,686)  $    189,293    $      87,833
 _____________________________________________________________________________

 Significant actuarial assumptions for pension plans
 _____________________________________________________________________________
 Year Ended                    July 2, 1994     July 3, 1993    June 27, 1992
 _____________________________________________________________________________
 U.S. pension plan:
 Discount rate                         8.0%             8.0%             8.5%
 Expected long-term rate of
 return on plan assets                 9.0%             9.0%             9.0%
 Rate of increase in future
 compensation levels                   6.0%             6.0%             6.5%

 Non-U.S. pension plans:
 Discount rate                    5.0- 9.5%        5.0- 9.0%        5.0- 9.0%
 Expected long-term rate of
 return on plan assets            6.0-10.0%        6.0-10.0%        6.0-10.0%
 Rate of increase in
 future compensation levels       2.8- 7.2%        3.5- 7.5%        4.8- 8.0%
 ____________________________________________________________________________



 Funded status of pension plans as of the year-end measurement date
 (in thousands)
 ______________________________________________________________________________
 Year Ended                                       July 2, 1994    July 3, 1993
 ______________________________________________________________________________
 Actuarial present value of benefit obligations:
 Vested benefit obligation                        $ (1,448,067)   $ (1,321,322)
                                                  _____________________________
 Accumulated benefit obligation                   $ (1,635,422)   $ (1,497,035)
                                                  _____________________________
 Projected benefit obligation                     $ (2,558,421)   $ (2,606,673)
 Plan assets at fair value                           2,727,675       2,536,614
                                                  _____________________________
 Over/(under) funded projected benefit obligation      169,254         (70,059)

 Contributions made after measurement date but
 before end of fiscal year                               2,762           2,916
 Unrecognized net gain                                (326,710)       (275,390)
 Unrecognized prior service cost/(credit)              (88,519)         67,427
 Unrecognized net transition asset                     (88,916)        (78,597)
                                                  ____________________________
 Pension liability recognized on the
 balance sheet                                    $   (332,129)   $   (353,703)
 ____________________________________________________________________________

____________________________________________________________________________

Postretirement Benefits Other Than Pensions - The Corporation has defined benefit postretirement plans that provide medical and dental benefits for U.S. retirees and their eligible dependents. Substantially all of the Corporation's U.S. employees may become eligible for postretirement benefits if they reach retirement age while working for the Corporation. The majority of the Corporation's non-U.S. subsidiaries do not offer postretirement benefits other than pensions to retirees.

The Corporation's postretirement benefits plans other than pensions are funded as costs are incurred. Fiscal year 1993 expense reflects a reduction from the prior year resulting from cost sharing changes. Retiree contributions for the U.S. medical plan are based on length of service for employees retiring after fiscal 1993.

The Corporation also recognized a one-time charge of $142,985,000 in fiscal year 1992 for special early postretirement benefits other than pensions as a component of restructuring costs.

The Corporation adopted Statement of Financial Accounting Standards No. 106
- - Employers' Accounting for Postretirement Benefits Other Than Pensions in fiscal year 1992 and elected to recognize the cumulative effect immediately for its U.S. and material non-U.S. plans, which resulted in a charge of $485,495,000, net of tax benefits of $4,188,000, to fiscal year 1992 results.



  Components of net periodic postretirement benefits costs (in thousands)
  ____________________________________________________________________________
  Year Ended                     July 2, 1994    July 3, 1993    June 27, 1992
  ____________________________________________________________________________
 Service cost for benefit
 earned during the period           $ 24,949        $ 25,560         $ 37,543
 Interest cost on accumulated
 postretirement benefits obligations  47,309          50,915           42,525
 Actual return on plan assets           -               -                -
 Net amortization and deferral        (9,964)         (8,538)            -
                                    __________________________________________
 Net periodic postretirement benefit
 cost before curtailment gains        62,294          67,937           80,068
 Curtailment gains                   (37,773)        (30,000)             -
                                    __________________________________________
 Net periodic postretirement
 benefits cost                      $ 24,521        $ 37,937         $ 80,068
 _____________________________________________________________________________

 Significant actuarial assumptions for other postretirement
 benefits plans (dollars in thousands)
 _____________________________________________________________________________
 Year Ended                     July 2, 1994    July 3, 1993     June 27, 1992
 ____________________________________________________________________________
 U.S. plans:
 Discount rate                           8.0%            8.0%            8.5%
 Health care cost trend rate,
 current year                            9.3%           10.6%           13.8%
 Health care cost trend rate,
 ultimate year                           5.5%            6.0%            6.0%
 Trend rate decreases to the ultimate
 rate in the year                       2005            2005            2005
 Effect of a 1% increase in the trend
 rate:
    Increase in accumulated
    postretirement benefits
    obligation                      $110,011        $137,913         $148,386
    Increase in net periodic
    postretirement benefits cost    $ 15,643        $ 17,598         $ 19,674
 Non-U.S. plans:
 Discount rate                      5.0- 8.5%       5.0- 8.5%        5.0- 8.5%
 Health care cost trend rate,
 current year                       4.0-12.0%       5.0-13.0%        5.0-14.0%
 Health care cost trend rate,
 ultimate year                      4.0- 7.0%       5.0- 7.0%        5.0- 7.0%
 Trend rates decrease to the
 ultimate rates in the years        1994-2007       1993-2050        1992-2050
 Effect of a 1% increase in the
 trend rate:
     Increase in accumulated
     postretirement benefit
     obligation                     $  6,057        $  5,861         $  4,280
     Increase in net periodic
     postretirement benefit cost    $    909        $    564         $    578
 _____________________________________________________________________________




 Funded status of other postretirement benefits plans
 as of the year-end measurement date (in thousands)
 ____________________________________________________________________________
 Year Ended                                     July 2, 1994    July 3, 1993
 ____________________________________________________________________________
 Accumulated postretirement benefit
 obligations:
 Retirees                                       $   (371,191)   $   (413,887)
 Fully eligible plan participants                    (22,180)        (20,572)
 Other active plan participants                     (233,065)       (298,154)
                                                _____________________________
 Unfunded accumulated postretirement
 benefit obligation                                 (626,436)       (732,613)
 Unrecognized actuarial net loss                       1,057         149,482
 Unrecognized prior service credit                  (116,138)       (139,610)
                                                _____________________________
 Other postretirement benefits liability
 recognized on the balance sheet                $   (741,517)   $   (722,741)
 _____________________________________________________________________________


Postemployment Benefits - In the fourth quarter of fiscal year 1994, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 112 - Employers' Accounting for Postemployment Benefits, effective as of the beginning of the fiscal year. This standard requires the accrual of benefits provided to former or inactive employees, after employment but before retirement. These benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits and continuation of benefits such as health care and life insurance coverage.

The cumulative effect of adopting this standard resulted in a one-time charge to income of $71,068,000 (the "transition obligation"), or $.51 per common share. This transition obligation represents principally the cost of providing medical, dental and life insurance benefits to individuals in the U.S. currently on long-term disability, during the estimated remaining period in which they will receive disability benefits. The annual expense under the new standard, exclusive of the transition obligation, is not significantly different than the annual expense under the Corporation's former practice. There is no cash flow impact from the adoption of SFAS No.
112. The first quarter of fiscal year 1994 has been restated to reflect the change in accounting principle. Prior years' consolidated financial statements have not been restated to reflect this change.


Note H - Commitments and Contingencies
____________________________________________________________________________

Lease Commitments - Minimum annual rentals under noncancelable leases (which are principally for leased real estate, vehicles and equipment) for the fiscal years listed are as follows:

Fiscal Years                                     (in thousands)
_______________________________________________________________
1995                                             $     304,895
1996                                                   265,081
1997                                                   194,866
1998                                                   190,148
1999                                                   106,002
Later years                                            514,661
______________________________________________________________
Total minimum lease payments                    $    1,575,653
______________________________________________________________

Total rental expense for the fiscal years ended July 2, 1994, July 3, 1993 and June 27, 1992 amounted to $436,080,000, $503,094,000 and $544,811,000, respectively.

Litigation - During the fourth quarter, the Corporation was named as a defendant in several purported class action lawsuits filed in the U.S. District Court for the Southern District of New York and the U.S. District Court for the District of Massachusetts alleging violations of the Federal securities laws arising from alleged misrepresentations and omissions in connection with the Corporation's issuance and sale of Series A 8 7/8% Cumulative Preferred Stock (the "Series A Preferred Stock") and the Corporation's financial results for the quarter ended April 2, 1994. The Corporation's directors, certain of its officers and the managing underwriters of the Corporation's Series A Preferred Stock offering were also named as defendants in certain of the actions. Plaintiffs alternatively seek unspecified monetary damages or rescission of their purchase of the Series A Preferred Stock. The Corporation believes that the claims asserted are without merit and intends to vigorously defend itself against the claims.


Note I - Other Financial Instruments
____________________________________________________________________________

Off-Balance-Sheet Risk - The Corporation enters into foreign exchange option and forward contracts on a continuing basis for periods consistent with its committed exposures to limit potential losses from adverse exchange rate movements on operations and to delay the short-term impact of foreign currency movements on asset and liability positions of non-U.S. subsidiaries. The foreign exchange option and forward contracts generally have maturities which do not exceed three months and six months, respectively. The Corporation does not anticipate any material adverse effect due to exchange rate movements over the short-term period covered by these contracts. The Corporation does not engage in speculation. See Note A for information on the Corporation's accounting policy on foreign exchange.

As of July 2, 1994, the net face amount of foreign exchange option contracts outstanding, substantially all of which were in European currencies, was $363,000,000. Based on dealer quotes, the fair value of such contracts was a net receivable of $2,000,000 at July 2, 1994. There were no foreign exchange option contracts in effect prior to the fourth quarter of fiscal year 1994.

As of July 2, 1994 and July 3, 1993, the net face amount of foreign exchange forward contracts outstanding, substantially all of which were in European currencies, was $558,000,000 and $1.1 billion, respectively. Based on dealer quotes, the fair value of such contracts, which represents the replacement value, was a net payable of $46,000,000 at July 2, 1994 and a net receivable of $14,400,000 at July 3, 1993.

Fair Value - The fair value of cash equivalents, debt, foreign exchange contracts and investments is disclosed in relevant notes to the financial statements. For all other financial instruments, the carrying amount approximates fair value.

Concentration of Credit Risk - Financial instruments which potentially subject the Corporation to concentrations of credit risk consist principally of temporary cash investments and trade receivables.

The Corporation places its temporary cash investments with high credit qualified financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Corporation's customer base, and their dispersion across many different industries and geographies.

As of July 2, 1994, the Corporation had no significant concentrations of credit risk.

Note J - Investing Activities
___________________________________________________________________________

In June 1992, the Corporation entered into agreements to purchase common stock of Ing. Olivetti & C. S.p.A. ("Olivetti") and to form a strategic alliance with Olivetti. Pursuant to these agreements, as amended, the Corporation purchased a total of 98,533,000 shares of Olivetti common stock in fiscal year 1993 for a total investment of approximately $287,800,000. As part of the alliance agreement, as amended, Olivetti has agreed to purchase a minimum level of Alpha AXP products from the Corporation over a specified period of time.

The Olivetti stock is recorded at $83,800,000. The remainder of the purchase price was recorded as an intangible asset to be amortized over a period not to exceed ten years. While the Corporation expects to generate significant revenues from the sale of Alpha AXP products to Olivetti in the long term, in fiscal year 1994, the sale of Alpha AXP products to Olivetti fell significantly short of levels called for in the alliance agreement. In the fourth quarter, the Corporation concluded that revenues and profits in the future, although significant, would continue below levels called for in the agreement. Accordingly, in the fourth quarter, the Corporation reduced the carrying value of the intangible asset by $116,000,000 to its expected net realizable value and included this amount as a charge to Selling, General and Administration (SG&A) expenses on the Statement of Operations. The remainder of the intangible asset will be amortized over a period not to exceed eight years using the greater of unit-volume or straight-line methods.

At the end of fiscal year 1994, the investment in Olivetti stock had a fair value of $147,000,000. Subsequent to the end of the fiscal year, the Corporation sold all of its shares of Olivetti stock for approximately $147,500,000.

On November 11, 1991, the Corporation signed an agreement with Philips Electronics N.V. of The Netherlands to acquire most of the Philips Information Systems Division ("Division"). The purchase price for the acquired business was equal to the net asset value of the business as at October 27, 1991, and was $146,387,000, net of cash acquired in the purchase. The fiscal year 1992 operating results and statement of financial position reflect the full consolidation of the acquired business as from October 28, 1991, including purchase price adjustments made in the fourth quarter of fiscal 1992.

The acquisition included the Division's activities for financial institutions, small and medium enterprises,image and document management systems and all related customer service activities. The acquisition has been accounted for as a purchase, and accordingly, the assets and liabilities have been recorded at their estimated fair value at the date of acquisition.

The acquisition had no material effect on the total operating results for fiscal year 1992, the year in which it was acquired.

Revenue and operating results for the Corporation's Digital-Kienzle business, acquired in fiscal year 1991, fell significantly short of operating plan for fiscal 1994 and from results of prior years despite restructuring efforts and management changes in fiscal 1994 aimed at improving results. During the fourth quarter of fiscal 1994, plans for further restructuring actions to be taken in fiscal 1995 were finalized. The Corporation concluded that the discounted cash flow, including restructuring actions associated with the acquired business, will no longer support the carrying value of the unamortized goodwill. Accordingly, the unamortized balance of goodwill related to the acquisition of approximately $194,000,000 was written off as a charge to operations. This was included in SG&A expenses on the Statement of Operations.


Note K - Stock Plans
____________________________________________________________________________

Stock Options and Awards - Under its Equity Plan, the Corporation has awarded restricted stock to certain officers and key employees. Under such Equity Plan and its Restricted Stock Option Plans, the Corporation has granted options to certain officers and key employees to purchase common stock at a price determined by the Board of Directors. Shares purchased under the plans are either subject to repurchase options and restrictions on sales which lapse over an extended time period not exceeding 10 years, or become exercisable ratably over periods of up to five years. In fiscal year 1992, certain options were granted under such Equity Plan which become exercisable ratably over five years, but only if the common stock achieves certain price performance criteria.

Information concerning activity during the three years ended July 2, 1994 was as follows:


                                                     Options Outstanding
 _______________________________________________________________________
                                  Shares                         Average
                            Reserved for                           Price
                           Future Grants            Shares     per Share
 _______________________________________________________________________
 June 29, 1991                  3,281,810       19,305,823    $    72.42
 Additional Shares
   Available for Grant          1,950,123             -       $      -
 Options Granted               (2,901,830)       2,901,830    $    58.00
 Shares Awarded                  (623,490)            -       $      -
 Options Exercised                   -            (795,879)   $    29.73
 Options Cancelled                493,879         (493,879)   $    82.47
 Options Terminated              (428,994)            -       $      -
 _______________________________________________________________________
 June 27, 1992                   1,771,498      20,917,895    $    71.81
 Additional Shares
   Available for Grant           1,950,123            -       $      -
 Options Granted                (3,737,045)      3,737,045    $    41.41
 Shares Awarded                   (277,650)           -       $      -
 Options Exercised                    -           (553,486)   $    27.67
 Options Cancelled               1,623,333      (1,623,333)   $    66.42
 Options Cancelled under
   Repurchase Program            2,653,570      (2,653,570)   $   153.00
 Options Terminated             (3,362,938)           -       $      -
 _______________________________________________________________________
 July 3, 1993                      620,891      19,824,551    $    56.89
 Additional Shares
   Available for Grant           2,032,347            -       $      -
 Options Granted                  (896,650)        896,650    $    23.07
 Shares Awarded                   (307,460)           -       $      -
 Options Exercised                    -           (106,612)   $    33.78
 Options Cancelled               2,243,356      (2,243,356)   $    52.08
 Options Terminated             (1,248,476)           -       $      -
 Regrant program:
  Cancelled                      5,765,914      (5,765,914)   $    59.10
  Terminated                    (2,843,639)           -       $      -
  Regrant                       (2,328,910)      2,328,910    $    22.88
 _______________________________________________________________________
 July 2, 1994                    3,037,373      14,934,229    $    49.59
 _______________________________________________________________________

___________________________________________________________________________

The excess, if any, of the fair market value of shares on the measurement date over the exercise price is charged to operations each year as the restrictions lapse.

In May 1994, the Board of Directors approved a program to offer employees of the Corporation (other than executive officers of the Corporation), the opportunity to exchange their outstanding stock options for new options to purchase a reduced number of shares of common stock at a per share exercise price equal to the fair market value of the common stock on the date the program was approved (the "Regrant Program"). Under the Regrant Program, outstanding options granted between 1985 and 1993 to purchase up to 11,854,084 shares of common stock with an average exercise price of $59.43 per share could be exchanged for new options to purchase up to 4,554,870 shares with an exercise price of $22.88 per share. The new options vest over four years and have a seven-year term. As of July 3, 1994 and as reflected in the table above, options to purchase 5,765,914 shares had been exchanged and canceled for new options to purchase a total of 2,328,910 shares. As of July 22, 1994, the last date for acceptance of the Regrant Program, options to purchase a total of 10,208,736 shares had been exchanged and canceled for new options to purchase a total of 3,969,630 shares. No compensation expense was reversed as a result of the Regrant Program. Future expense associated with options canceled, and not replaced by new options under the Regrant Program, will no longer be recognized, resulting in an expense reduction of approximately $31,000,000 over four years.

In April 1993, the Board of Directors approved the repurchase of outstanding options to purchase up to 2.8 million shares of common stock granted to certain employees in fiscal year 1988 at an exercise price of $153.00 per share which represented a discount of $30.00 per share from the fair market value of the common stock on the date of grant. The original options to purchase 3.2 million shares were subject to restrictions lapsing and amortizing ratably over ten years. Optionholders were offered $3.00 per unexercised option share in return for the cancellation of the option. The repurchase price was determined after taking into account option pricing models, the opinion of an independent advisor and the financial and compensation objectives of the program. The Corporation repurchased approximately 2.7 million shares at a cost of approximately $8,000,000, which was charged to operations in fiscal 1993. In addition, the Corporation reversed compensation expense recorded in previous years of $31,843,000 with a corresponding reduction of additional paid-in capital.

Employee Stock Purchase Plans - Under the Corporation's Employee Stock Purchase Plans, all U.S. and certain non-U.S. employees may be granted the opportunity to purchase common stock at 85% of market value on the first or last business day of the six-month payment period, whichever is lower. Common stock reserved for future employee purchases aggregated 5,133,014 shares at July 2,1994. There were 6,938,772 shares issued at an average price of $23.72 per share during the year ended July 2,1994; 6,404,574 shares issued at an average price of $28.38 per share during the year ended July 3,1993; and 4,788,819 shares issued at an average price of $43.21 per share during the year ended June 27,1992. There have been no charges to income in connection with these Plans other than incidental expenses related to the issuance of the shares. Federal income tax benefits relating to such Plans, if any, have been credited to additional paid-in capital.

Stock Option Plan for Non-Employee Directors - The Stock Option Plan for Non-Employee Directors provides for a one-time grant of an option to purchase 5,000 shares of the Corporation's common stock to non-employee directors. The exercise price of an option is 100% of the fair market value per share of common stock of the Corporation on the date the option is granted. An aggregate of 100,000 shares of common stock are authorized for issuance under the Plan, of which 50,000 have been granted at an average purchase price of $49.01 per share. The options become exercisable at the rate of 20% per year, with credit given for past service. None of these options had been exercised as of July 2, 1994.


Note L - Stockholders' Equity
____________________________________________________________________________

On January 21, 1994, the Corporation filed with the Securities and Exchange Commission a shelf registration statement on Form S-3 under the Securities Act of 1933, as amended, covering the registration of debt securities, preferred stock, depositary shares, and warrants to purchase equity and debt securities, in an aggregate amount of $1 billion. In March 1994, the Corporation issued and sold 16,000,000 Depositary Shares under the shelf registration statement, each representing a one-fourth interest in a share of the Corporation's Series A 8 7/8% Cumulative Preferred Stock (the "Series A Preferred Stock"), par value $1.00 per share. Dividends on the Series A Preferred Stock accrue at the annual rate of 8 7/8%, or $35,500,000 per year. Dividends of $10,650,000 were declared in fiscal 1994 commencing in March 1994. At July 2, 1994, there were declared and unpaid dividends of $8,875,000. These dividends were paid on July 15,1994.

The Series A Preferred Stock was offered to the public at $100 per share ($25 per Depositary Share) for a total of $400,000,000, leaving a balance of $600,000,000 available for future issuance under the shelf registration. The net proceeds of $387,000,000 from the Series A Preferred Stock offering is available for working capital and other general corporate purposes. The Series A Preferred Stock is not convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation. The Series A Preferred Stock is not redeemable prior to April 1,1999. On or after April 1,1999, the Corporation, at its option, may redeem shares of the Series A Preferred Stock, as a whole or in part, for cash at the redemption price per share of $100 ($25 per Depositary Share), plus accrued and unpaid dividends to the redemption date. Upon dissolution, liquidation or the winding up of the affairs of the Corporation, the holders of the Series A Preferred Stock will be entitled to receive $100 per share ($25 per Depositary Share), plus accrued and unpaid dividends, before any distribution to holders of the Corporation's common stock.

The Corporation did not purchase any shares of its common stock during fiscal years 1994 and 1993. The Corporation purchased on the open market 3,014,083 shares of its common stock at an aggregate purchase price of $185,292,000, or $61.48 per share, during the year ended June 27, 1992. All of the acquired shares were held as common stock in treasury, and subsequently issued to employees under the Stock Plans. The difference between the average acquisition cost of the shares and the proceeds from issuance is charged to retained earnings.

The Corporation adopted a Stockholder Rights Plan in December 1989 pursuant to which the Corporation authorized the distribution of one Common Stock Purchase Right for each share of outstanding common stock. Under certain conditions, each Right may be exercised for one share of common stock at an exercise price of $400, subject to adjustment. Under circumstances defined in the Plan, the Rights entitle holders to purchase stock having a value of twice the exercise price of the Rights. Until they become exercisable, the Rights are not transferable apart from the common stock. The Rights may be redeemed by the Corporation at any time prior to the occurrence of certain events at $.01 per Right. The Plan will expire on December 21, 1999, unless the Rights are earlier redeemed by the Corporation.

Note M - Subsequent Event
____________________________________________________________________________

Subsequent to the end of the fiscal year, the Corporation and Quantum Corporation ("Quantum") signed an agreement providing for Quantum's purchase of the Corporation's magnetic disk drive, tape drive, solid state disk and thin-film heads businesses for $400,000,000, $70,000,000 of which is to be paid in the form of an interest-bearing note. The transaction includes the Corporation's interest in Rocky Mountain Magnetics, Inc., facilities in Shrewsbury, Massachusetts and Penang, Malaysia, and the lease of facilities in Colorado Springs, Colorado and Batam, Indonesia. There are approximately 5,000 regular and temporary employees in the businesses being sold.

The sale has been approved by the Board of Directors of both companies, but is subject to appropriate government approvals and other conditions. The transaction is expected to close shortly after October 1, 1994.



 Supplementary Information

 Quarterly Financial Data (unaudited)





 ____________________________________________________________________________________________________
                                                         Income/    Income/
                                                          (Loss)     (Loss)
                                    Total                 Before      After        Net        Income/
 (in millions except            Operating      Gross      Income     Income    Income/      (Loss)per
  per share data)                Revenues     Profit       Taxes     Taxes1     (Loss)  Common Share2
 ____________________________________________________________________________________________________
 For the year ended July 2, 1994
 Fourth Quarter                   $ 3,923     $1,175    $(1,673)   $(1,747)    $ (1,747)    $(12.64)
 Third Quarter                      3,259      1,101       (178)      (183)        (183)      (1.34)
 Second Quarter                     3,254      1,173        (69)       (72)         (72)       (.53)
 First Quarter3                     3,015      1,090       (100)      (103)        (154)      (1.14)
                                  ___________________________________________________________________
 Total Year                       $13,451     $4,539    $(2,020)   $(2,105)    $ (2,156)    $(15.80)
 ____________________________________________________________________________________________________

 For the year ended July 3, 1993
 Fourth Quarter                   $ 3,914     $1,576    $   120    $   113     $   113      $   .85
 Third Quarter                      3,454      1,373        (28)       (30)        (30)        (.23)
 Second Quarter                     3,689      1,514        (66)       (74)        (74)        (.57)
 First Quarter                      3,314      1,277       (250)      (260)       (260)       (2.04)
                                  __________________________________________________________________
 Total Year                       $14,371     $5,740    $  (224)   $  (251)    $  (251)     $ (1.93)
 ___________________________________________________________________________________________________

 1 Before cumulative effect of changes in accounting principles.
 2 Income/(loss) per share is computed independently for each of the quarters presented and therefore does not sum to the total for the year.
 3 Restated to reflect the adoption of SFAS No. 112 - Employers Accounting for Postemployment Benefits.




Stock Information

The Corporation's common stock is listed and traded on the Chicago Stock Exchange, New York Stock Exchange, Pacific Stock Exchange, Montreal Exchange and several European stock exchanges. There were 77,722 shareholders of record as of July 2, 1994. The high and low quarterly sales prices for the past three fiscal years are as follows:

                                                                  1994
 _____________________________________________________________________
 Fiscal Quarter                           High                     Low
 _____________________________________________________________________
 Fourth                                $30 5/8                 $18 1/4
 Third                                  38 1/8                  27 3/4
 Second                                 39 1/8                  34 1/8
 First                                  43 1/8                  35 1/4
 _____________________________________________________________________
                                                                  1993
 _____________________________________________________________________
 Fiscal Quarter                           High                     Low
 Fourth                                $48 1/4                 $38 1/4
 Third                                  49 1/4                  32 3/4
 Second                                 40 5/8                  30 3/8
 First                                  44                      33 1/4
 _____________________________________________________________________
                                                                  1992
 _____________________________________________________________________
 Fiscal Quarter                           High                     Low
 _____________________________________________________________________
 Fourth                                $54 7/8                 $33 1/4
 Third                                  65 1/2                  49 1/4
 Second                                 65                      48 1/2
 First                                  71 3/4                  53 7/8
 _____________________________________________________________________

 Officers and Management
 _________________________________________________________
 *Robert B. Palmer
  President and Chief Executive Officer

  Bernhard Auer
  Vice President and General Manager, Personal Computer
  Business Unit

  Lawrence P. Cabrinety
  Vice President, Components and Peripherals Business Unit

 *R. E. Caldwell
  Vice President, Digital Semiconductor

  Bobby A. F. Choonavala
  Vice President; President, Asia Pacific

 *Charles F. Christ
  Vice President and General Manager, Components Division

  Harold D. Copperman
  Vice President; President, The Americas

  Vincenzo Damiani
  Vice President and General Manager,
  Accounts Business Unit
  President, Digital Europe

  William R. Demmer
  Vice President, Software Business Group

 *Richard M. Farrahar
  Vice President, Human Resources

  Samuel H. Fuller
  Vice President, Corporate Research

  Charles B. Holleran
  Vice President, Communications

 *Ilene B. Jacobs
  Vice President and Treasurer

  Gail S. Mann
  Assistant General Counsel, Secretary and Clerk

  Robert E. McNulty
  Vice President and Chief Information Officer

 *Vincent J. Mullarkey
  Vice President, Finance and Chief Financial Officer

 *Enrico Pesatori
  Vice President and General Manager, Computer Systems
  Division

 *E. C. Mick Prokopis
  Vice President and Corporate Controller

 *John J. Rando
  Vice President, Multivendor Customer Services

  Robert J. Rennick
  Vice President and General Manager, Storage Subsystems Business Unit

 *Thomas C. Siekman
  Vice President and General Counsel

 *William D. Strecker
  Vice President, Advanced Technology Group and Chief Technical Officer

  Laurence G. Walker
  Vice President and General Manager, Network Product Business Unit


 *"Executive Officer" under the Securities Exchange Act of 1934.

 Directors
 ________________________________________________________________________

 Robert B. Palmer
 President and Chief Executive Officer
 Digital Equipment Corporation

 Vernon R. Alden
 Director and Trustee of several organizations
 Former Chairman, The Boston Company, Inc.

 Philip Caldwell
 Senior Managing Director of Lehman Brothers Inc.
 Retired Chairman of the Board and Chief Executive Officer,
 Ford Motor Company
 Director of several corporations

 Colby H. Chandler
 Director of several corporations, Retired Chairman of the Board and Chief Executive Officer, Eastman
 Kodak Company

 Arnaud de Vitry
 Engineering consultant and Director and
 Trustee of several organizations

 Robert R. Everett
 Retired President of the MITRE Corporation

 Kathleen F. Feldstein
 President of Economics Studies, Inc.
 and Director of several organizations

 Thomas P. Gerrity
 Dean, Wharton School of the University of Pennsylvania and Director of several corporations

 Thomas L. Phillips
 Director of several corporations, Retired Chairman of the Board and Chief Executive Officer, Raytheon Company

 Delbert C. Staley
 Director of several corporations, Retired Chairman of the Board and Chief Executive Officer, NYNEX Corporation




 [Photograph of members of Digital's Board of Directors]
 Board of Directors, Digital Equipment Corporation:
 Standing, left to right: Colby H. Chandler, Thomas L. Phillips,
 Kathleen F. Feldstein, Robert B. Palmer, Arnaud de Vitry, Delbert C. Staley. Seated: Vernon R. Alden, Thomas P. Gerrity, Robert R. Everett, Philip Caldwell.

 Committees of the Board
 ____________________________________________________________________________

 Audit Committee
 Philip Caldwell, Chairman
 Vernon R. Alden
 Colby H. Chandler
 Kathleen F. Feldstein


 Compensation and Stock Option Committee
 Thomas L. Phillips, Chairman
 Robert R. Everett
 Thomas P. Gerrity
 Delbert C. Staley


 Nominating Committee
 Arnaud de Vitry, Chairman
 Vernon R. Alden
 Colby H. Chandler
 Thomas L. Phillips


 Corporate Consulting Engineers
 _____________________________________________________________

 Peter F. Conklin
 Corporate Consulting Engineer
 Layered Software Group

 Daniel W. Dobberpuhl
 Corporate Consulting Engineer
 Semiconductor Engineering

 Richard B. Grove
 Corporate Consulting Engineer
 System Software Group

 Robert J. Hannemann
 Corporate Consulting Engineer
 System Hardware Group

 Richard J. Hollingsworth
 Senior Corporate Consulting Engineer
 Semiconductor Operations

 Alan Kotok
 Corporate Consulting Engineer
 Advanced Technology Group

 Nancy Kronenberg
 Corporate Consulting Engineer
 System Hardware Group

 Butler Lampson
 Senior Corporate Consulting Engineer
 Corporate Research

 Richard Lary
 Corporate Consulting Engineer
 Mass Storage

 Jesse Lipcon
 Corporate Consulting Engineer
 Vice President, OpenVMS Systems

 Alan G. Nemeth
 Corporate Consulting Engineer
 System Software Group

 Mahendra Patel
 Vice President and Corporate Consulting Engineer
 Computer Systems Division

 Jeff Schriesheim
 Corporate Consulting Engineer
 System Software Group

 Richard Sites
 Corporate Consulting Engineer
 Corporate Research

 Robert E. Stewart
 Corporate Consulting Engineer
 System Hardware Group

 William D. Strecker
 Senior Corporate Consulting Engineer
 Vice President, Advanced Technology Group
 Chief Technical Officer

 Robert M. Supnik
 Vice President and Senior Corporate Consulting Engineer
 Computer Systems Division

 Charles P. Thacker
 Corporate Consulting Engineer
 Corporate Research

 Gayn B. Winters
 Corporate Consulting Engineer
 Advanced Technology Group

 Richard T. Witek
 Corporate Consulting Engineer
 Semiconductor Engineering

 Headquarters
 __________________________________________________________________

 Corporate Headquarters
 Digital Equipment Corporation
 146 Main Street
 Maynard, Massachusetts 01754-2571
 Telephone: (508) 493-5111
 Telex: 4430127 Digital ACT
 Fax: (508) 493-8780

 European Headquarters
 Digital Equipment Corporation
 International (Europe)
 12 Avenue des Morgines
 Case Postale 176
 CH-1213 Petit-Lancy 1, Geneva
 Switzerland
 Telephone: (41)-(22) 709-4111
 Telex: 845-422593 DEC CH
 Fax: (41)-(22) 709-4140


 Asia Pacific Headquarters
 Digital Equipment Asia Pacific Pte Ltd.
 300 Beach Road #39-00
 The Concourse
 Singapore 0719
 Telephone: (65) 299-7188
 Fax: (65) 295-1296

 Investor Information
 ____________________________________________________________________________

 The Corporation's common stock (Ticker Symbol "DEC") is listed and traded on the:

 Chicago Stock Exchange
 Montreal Exchange
 New York Stock Exchange
 Pacific Stock Exchange

 Swiss Stock Exchanges of Zurich, Geneva and Basel; and the
 German Stock Exchanges of Frankfurt, Munich and Berlin.

 Unlisted trading privileges have been granted by the:

 Boston Stock Exchange
 Cincinnati Stock Exchange
 Philadelphia Stock Exchange
 Luxembourg Stock Exchange

 The Corporation's Depositary Shares, each representing one-fourth of a share of the Corporation's Series A 8 7/8% Cumulative Preferred Stock (Ticker Symbol DEC PRA), are listed and traded on the New York Stock Exchange.

 The Corporation maintains an Investor Relations office to assist stockholders. Investors' inquiries are welcome, by telephone or letter. Financial community information and requests to be placed on the Corporation's mailing list should be directed to:

 Director, Investor Relations
 Digital Equipment Corporation
 146 Main Street (MLO3-2/F41)
 Maynard, Massachusetts 01754-2571
 Telephone: (508) 493-7182
 Fax:(508) 493-7633

 Requests for specific information are handled as follows:

 Digital Equipment Corporation's annual report on Form 10-K for the fiscal year ended July 2, 1994, including schedules thereto, which is filed with the Securities and Exchange Commission, will be sent without charge upon written request. The Corporation's annual report, filings with the Securities and Exchange Commission, interim reports and additional information about the Corporation and its products can be obtained by addressing:

 Digital Equipment Corporation, Inquiry Section
 c/o Moore Business Forms
 Suite 100
 293 Boston Post Road
 Marlboro, Massachusetts 01752
 Telephone: (508) 229-4752

 As a company, we have a tradition of achievement in protecting the environment and in ensuring the health and safety of our fellow employees. A copy of our Environmental, Health and Safety Annual Report can be obtained by writing:

 Digital Equipment Corporation
 Corporate Environmental Health and Safety
 111 Powdermill Road (MSO2-3/B16)
 Maynard, Massachusetts 01754-1418


 Inquiries of an administrative nature relating to stockholder accounting records, stock transfer, change of address, and employee purchases should be directed to:

 Digital Equipment Corporation
 Investor Services
 111 Powdermill Road (MSO1-1/L12)
 Maynard, Massachusetts 01754-1418
 Telephone: (508) 493-3703
 Telephone: (508) 493-5213

 Transfer Agent and Registrar
 for Common Stock

 First Chicago Trust Company of New York is the principal stock transfer agent and registrar, and maintains the stockholder accounting records. The agent will respond to questions on change of ownership, lost stock certificates, consolidation of accounts and change of address.

 Digital Equipment Corporation is also a stock transfer agent and registrar, and maintains employees stockholder accounting records.

 A change of address should be reported promptly by sending a signed and dated note or postcard to First Chicago Trust Company of New York. Stockholders should state the name in which the stock is registered, account number, social security number (if available), as well as the old and new addresses.

 First Chicago Trust Company of New York
 P.O. Box 2500
 Jersey City, New Jersey 07303-2500
 Telephone: (201) 324-0498

 Depositary for the Series A 8 7/8% Cumulative Preferred Stock:

 Citibank N.A.
 Address correspondence to:
 Citicorp Data Distributor
 404 Sette Drive
 Paramus, New Jersey 07653
 (800) 422-2066


 Eliminating Duplicate Mailings
 ______________________________________________________________________

 To maintain more than one account, but eliminate duplicate mailings of annual and quarterly reports to the same address, send the labels
 (or a copy of the labels) from a company mailing to the Investor Services Department, P.O. Box 490, Maynard, Massachusetts 01754, indicating the names you wish to keep on the mailing list for annual and quarterly reports and the names you wish to delete. This will affect only these mailings; proxy materials will continue to be sent to each account.


 Consolidating Accounts
 _________________________________________________________________________

 To consolidate separate accounts into one account, contact the Investor Services Department, P.O. Box 490, Maynard, Massachusetts 01754, to obtain necessary forms and instructions.


 Auditors
 Coopers & Lybrand
 One Post Office Square
 Boston, Massachusetts 02109
 Telephone: (617) 478-5000

 Legal Counsel
 Testa, Hurwitz & Thibeault
 53 State Street
 Exchange Place
 Boston, Massachusetts 02109-2809
 Telephone: (617) 248-7000

 Customer Inquiries
 __________________________________________________________________________
 Digital Equipment Corporation customers who have questions and/or problems relating to their accounts should contact U.S. Customer Relations at (800) 332-4636.


 Digital believes the customer, market, and product information in this annual report is accurate as of its publication date. This information is subject to change without notice. Digital is not responsible for any inadvertent errors.

 Digital will conduct its business in a manner that conserves the environment.

 The following are trademarks of Digital Equipment Corporation:

 Alpha AXP, ChannelWorks, DECathena, DEChub, DECpc, Digital, the DIGITAL logo, LinkWorks, OpenVMS, PATHWORKS, StorageWorks, and VAX.

 The following are third-party trademarks:

 Hewlett-Packard is a registered trademark of Hewlett-Packard Company.

 IBM and AIX are registered trademarks of International Business Machines Corporation.

 Intel and i486 are trademarks and Pentium is a registered trademark of Intel Corporation.

 Lotus and 1-2-3 are registered trademarks of Lotus Development Corporation.

 Macintosh is a registered trademark of Apple Computer, Inc.

 Microsoft, MS-DOS, and Excel are registered trademarks and Windows and Windows NT are trademarks of Microsoft Corporation.

 Novell and NetWare are registered trademarks of Novell, Inc.

 OSF/1 is a registered trademark of Open Software Foundation, Inc.

 Sun is a registered trademark of Sun Microsystems, Inc.

 UNIX is a registered trademark in the United States and other countries, licensed exclusively through X/Open Company, Ltd. X/Open is a trademark of X/Open Company, Ltd.

 Printed in U.S.A. EA-C3688-87/94 09 23 225.0 MRO
 Copyright 1994 Digital Equipment Corporation All Rights Reserved
 Printed on Recycled Paper