Form 10-K405, Exhibit 13
period 1995-07-01
DIGITAL EQUIPMENT CORP
filed 1995-09-22
CIK 28887

             [LOGO OF DIGITAL EQUIPMENT CORPORATION APPEARS HERE]

[FOUR PHOTOGRAPHS SHOWING AN ALPHASERVER 8400 SYSTEM, A DIGITAL PERSONAL COMPUTER RUNNING MICROSOFT WINDOWS 95, AN ALPHASERVER 2100 AND A HINOTE ULTRA NOTEBOOK COMPUTER APPEAR HERE]


Digital Equipment Corporation
1995 annual report

Digital Equipment Corporation is a world leader in implementing and supporting networked platforms and applications in multivendor environments. Building on its core competencies in software, systems, networks and services, Digital--working with its business partners--provides a complete range of information processing solutions from personal computers to integrated worldwide networks. Digital's products and services for open client/server computing are helping customers simplify business practices and enhance organizational productivity. The company does business in more than 100 countries and develops and manufactures products in the Americas, Europe and Asia-Pacific.






                          Contents

                     2    Chairman's letter
                     6    Introduction: customer needs and market realities
                     8    High-performance computing: a billion
                          instructions per second
                     12   Software: creating an integrated software environment
                     16   Multivendor services and systems
                          integration: the added value
                     20   Advanced technology: looking to the future
                     24   Contributing to the community
                     25   Financial statements

[FOUR PHOTOGRAPHS SHOWING AN ALPHASERVER 8400 SYSTEM, ADIGITAL PERSONAL COMPUTER RUNNING MICROSOFT WINDOWS 95, AN ALPHASERVER 2100 AND A HINOTE ULTRA NOTEBOOK COMPUTER APPEAR ON THIS PAGE.]

         Working with partners to build open networks to span the enterprise and the world

Digital has the ability--directly and through its partners--to implement and support networked platforms and applications in multivendor environments more cost effectively and quickly than anyone else.

We have the software and integration services needed to build networks that connect the enterprise with its employees, customers, suppliers and the world. The barriers are down. The base technologies--the World Wide Web and the Internet, wireless and mobile computing, broadband networks and virtual LANs-- are in place to enable individuals and businesses to take full advantage of computer communications.


Annual Meeting

The annual meeting of stockholders will be held at 11:00 a.m., Thursday, November 9, 1995, at the World Trade Center, Commonwealth Pier, 164 Northern Avenue, Boston, Massachusetts, 02210.

Common stockholders of record on September 11, 1995 will be entitled to vote at this meeting.


Fiscal Year                               1995                  1994
Total operating revenues                  $13,813,062,000       $13,450,790,000

Restructuring charges                     $ --                  $1,206,000,000

Net income/(loss)                         $121,818,000          ($2,156,063,000)

Net income/(loss) per                     $0.59                 ($15.80)
common share

Total stockholders' equity                $3,528,280,000        $3,279,799,000

Number of common                          68,572                77,722
stockholders

Stockholders' equity per                  $20.89                $20.24
common share

Number of employees                       61,700                77,800

[PHOTOGRAPH OF ROBERT B. PALMER, CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF DIGITAL APPEARS HERE]

Chairman's letter

To our Stockholders, Employees, Customers and Partners:

The past year was one of tremendous accomplishment for Digital, a year in which we returned to profitability, added significant strength to our product portfolio and positioned our businesses for sustainable, long-term growth and industry leadership.

The restructuring plan we put in place a year ago helped produce three consecutive quarters of operating profit. As a result, Digital ended the year with net income of $122 million, or $0.59 per common share. It was our first profitable year since 1990.

Overall, Digital's market value increased more than $3 billion in FY95, a clear signal that we are on the right track and an encouraging sign of renewed confidence in Digital's future.

There are a number of reasons for this improvement, but none is more important than the hard work of Digital's employees. The company's success is the direct result of their dedication and determination. Their efforts, together with the commitment and loyalty of our customers and partners, built the foundation we need for sustainable profitability.

Our turnaround is not complete. We have more work to do and no intention of becoming complacent. But from operating results...to products...to services...to strategies for growth, we have an excellent story to tell--a story that says as much about our future as it does about our past.

Operating results

Income generated by the company's businesses increased by more than half-a-billion dollars in FY95. Total operating revenues grew three percent, or $362 million over FY94. Adjusted for divestments, total operating revenues were up six percent year-over-year. Total product orders grew seven percent over the previous year, or 13 percent adjusted for divestments. This indicates growing market acceptance and demand for our products.

We ended the year with a gross margin of 32 percent, meeting our goal by focusing on manufacturing efficiency and pricing discipline.

We also made significant progress in getting our costs to more competitive levels. During the past three years, we eliminated more than $2 billion of expenses on an annualized basis. Overall, operating expenses in FY95 dropped 14 percent year-over-year to 31 percent of revenue.

Reducing employment was the most difficult task we had to perform, but it was absolutely critical to our turnaround plan. We ended the year with approximately 61,700 employees worldwide, down more than 16,000--or 21 percent--from FY94. In the past five years, we have cut our population in half, and we did this while maintaining revenue at approximately the same level. This makes Digital one of the very few large, multinational companies that has maintained revenue during a major restructuring.

Overall, we have strengthened our balance sheet, increasing cash to $1.6 billion. At 23 percent, our debt to debt plus equity position remains one of the lowest among Fortune 100 companies. This positions us well for the competitive challenges ahead.

Strategic relationships

Changes in the way we do business were never more evident than when we invited a partner to join us in introducing our new AlphaServer 8400 system. This is our most powerful enterprise server for large commercial and scientific applications, powered by our most advanced Alpha microprocessor and running the only enterprise 64-bit UNIX operating system in the industry.

Combined with 64-bit database software introduced by our partner Oracle Corporation on the same day, this system delivers unprecedented performance. By working closely with Oracle--and by having a focused marketing plan in place when the system was announced--Digital delivered a product that is winning broad market acceptance.

And the momentum has continued with other database partners, including Informix, Sybase and Software AG, who subsequently announced plans to offer 64-bit database software to exploit the advantages of Digital's platform.

These alliances underscore our strategy of combining the best of Digital with the best of our partners to deliver the best information technology solutions to our customers.

To leverage our product and service strengths and meet customer needs, Digital will continue to form key strategic alliances. The expansion of our long-standing relationship with Microsoft is the most recent example.

That alliance combines Microsoft's industry-leading desktop and client/server software with Digital's leadership enterprise systems, service, support and systems integration. This powerful combination enables customers to implement Microsoft Windows and Windows NT-based business applications and integrate them into the most complex computing environments.

As part of this agreement, Microsoft committed to release future server software on Intel and Alpha systems simultaneously and also committed to simultaneous release of client software on Alpha and other RISC systems. This represents a strong endorsement of the tremendous market advantages of Digital's Alpha-based systems and architecture. It also reinforces our determination to build on that technology and position Digital for long-term growth.

Strategy for growth

As our financial turnaround progressed last year, we devoted considerable time and energy to defining our strategy for the future--a strategy built on our core competencies and responsive to the rapidly evolving information technology needs of our customers.

Executing these strategies and demonstrating that we can grow profitably will be significant challenges in the year ahead.

During the past year we created independent business units that are competing according to the market rules of the 90s. The previous business model-- vertically integrated businesses dedicated to providing a Digital solution to every customer problem--is simply no longer competitive. Today, the most successful companies focus on their most promising market segments. Digital is poised to be among those successful companies.

We will choose our market opportunities carefully, competing aggressively and according to the rules of those markets. At the same time, we will help customers improve their productivity and competitiveness through connectivity solutions that build on Digital's unique strengths in ser-vices and networking. As our partnerships with Oracle and Microsoft demonstrate, we will not do it alone. We will work hand-in-hand with our partners to deliver value to our customers, building on the excellence of our individual businesses and the synergy among them.

Our goals for 1996 and beyond are very straightforward: To help our customers create more value for their customers and shareholders. To build cooperative, mutually beneficial relationships with our partners. To create a rewarding environment for our employees. And, through these efforts, to achieve long-term, sustainable growth and profitability for Digital and increased value for our shareholders.


/s/ Robert B.Palmer

Robert B.Palmer
Chairman of the Board,
President and Chief Executive Officer

Customer needs and market realities

Customers around the world are making it very clear what they want from the computer industry. They want an open computing environment that includes products and services from different vendors. They want an open marketplace with alternate channels of distribution so they can buy what they need, when they need it, from whomever they choose. They want to be able to network and integrate new technology with existing systems. They want to manage computer resources and support users in a way that will reduce costs while implementing their business strategies.

[PHOTOGRAPH OF ALPHA CHIP ON WHICH IS SUPERIMPOSED THE WORDS "DESKTOP",
 "ENTERPRISE" AND "DATACENTER" APPEARS HERE]

Digital is combining the power of its billion-instruction-per-second Alpha chips with Windows NT, OpenVMS, and UNIX software, systems integration, and multivendor and network services to build networks that span the desktop, the enterprise and the datacenter.

  Digital is responding to these customer concerns by focusing its resources on helping customers build the networked information systems they need to compete in today's changing business environment. Digital has the ability--directly and through its partners--to implement and support networked platforms and applications in multivendor environments more cost effectively and quickly than anyone else.

  In this annual report, we'd like to show you the technology, support services, business alliances and market realities on which this capability is based.

  Standardization, open systems and the accelerating rate of technological change have profoundly altered the industry and the way our customers buy.
  In the past, the industry was vertically integrated. That is, large computer companies provided systems, software, applications, peripherals, networks and services based on their own proprietary technologies.

  That has changed.

  In response to customer needs for flexible, open and more economical systems, the industry is moving toward a competitive model based on horizontal market segments where one company may be a leader in database technology, another in components, and a third in operating systems. For those who master it, this specialization has proven to be a very successful and profitable business strategy.

  The lesson: market and organizational focus drives success. Today, Digital has that focus. We're concentrating our efforts on those market segments where we have unique competencies--networking, multivendor services, software, high-performance systems--while developing a network of alliances with industry leaders whose competencies complement our own.

  An inherent paradox

  In this way, we are addressing the paradox inherent in a segmented marketplace. As horizontal segments have become more distinct and independent, the market has rewarded those vendors who narrowed their focus. At the same time--and here is the paradox--customers find themselves in need of a vendor with capabilities broad enough to integrate and support their various systems and networks.

  This is the opportunity that Digital is addressing.

  We have the technological resources and organizational skills to tie the segments together. Our global presence in multivendor services and systems integration, our leadership in high-performance computing--and the strong partnerships we have forged with companies that are leaders in particular market segments--place Digital in a unique position to provide customers with:

 . Connectivity between the desktop and the enterprise

 . Connectivity and integration among enterprise information systems

 . Internetworking to link the enterprise to customers, partners, suppliers and public networks

 . The ability to manage all the elements of an enterprise solution

"By working closely with our partners, Digital is delivering enterprise solutions that help our customers become more productive, more efficient and more competitive."--Enrico Pesatori, Vice President and General Manager, Computer Systems Division

[PHOTOGRAPH OF AN ALPHASERVER 8400 SYSTEM, ON WHICH IS SUPERIMPOSED A PORTION OF
 A FINANCIAL APPLICATION, APPEARS HERE]

Digital's AlphaServer 8400 system delivers the industry's highest RISC performance for business-critical applications at one-tenth the price of the most widely used mainframes.

A billion instructions per second

         High-performance systems, servers and clients


Applications and performance drive the market. Whether you're looking at a personal computer, a workstation, a server or a database engine, your buying decision will be based--in large part--on the application you want to run and the speed with which it runs on a particular system.

  The Alpha advantage

  Digital's 64-bit Alpha systems run more than 7,000 applications and offer the highest performance and the best price/performance in the industry. We have the fastest microprocessors on the market today. And, although every major manufacturer has announced plans to move to a 64-bit architecture to respond to the speed and processing power of Alpha systems, Digital is the only company to offer a complete family of 64-bit microprocessors and computer systems--the only company with a commercial 64-bit UNIX operating system.

  Our first Alpha chip--introduced in 1992--had a two-to-one performance advantage over the fastest 32-bit microprocessor. Despite several years of competitive scrambling by the rest of the industry, Digital has maintained its performance lead. Digital's newest Alpha chip, produced at our chip fabrication facility in Hudson, Massachusetts, operates at 300 MHz, processes more than one billion instructions per second (BIPS) and contains 9.3 million transistors.

  Alpha symmetrical multiprocessing systems and Alpha clusters are tackling some of the largest and most complex applications in the world. Digital pioneered clustering technology so that a number of computers could share a common database and be managed as a single system. Today, customers can combine VAX and Alpha systems in OpenVMS clusters. We developed a software gateway to more than 60 different database systems so that you can get the data you need over the network regardless of the system on which it resides. We also provide the integration and support services customers need to downsize mainframe applications.

  Today, many database applications are simply outstripping the capabilities of competitive systems that can only support up to four gigabytes of memory. This limits the amount of data with which these systems can work. Alpha systems don't have this limitation. An AlphaServer 8400 system can keep 14 gigabytes of data in memory for immediate access.

  This means that an Alpha system can support all the memory a customer needs to run even the most complex database and scientific applications. The potential limits of a 64-bit architecture boggle the imagination. In theory, a 64-bit system could support enough memory to address or track all the data in 400 billion file cabinets.

[PHOTOGRAPH OF AN ALPHASERVER 8400 SYSTEM APPEARS HERE]

Digital's AlphaServer 8400 system is the first computer to deliver performance of more than 300 SPECint92. With up to 12 300-MHz processors and up to 14 gigabytes of memory, AlphaServer 8400 systems are redefining performance and price/performance standards.


  Sybase, Informix and Software AG are actively developing--and Oracle is already delivering--64-bit database software for Alpha systems. With an Oracle database, customers can access data more than 200 times faster than they can with 32-bit software. This 64-bit database technology provides the foundation for next-generation applications including:

 . Decision support

 . Data warehousing

 . Data mining/micromarketing

 . Simulation and modeling

 . Realtime worldwide geographic information systems

 . On-line transaction processing

 . Interactive video

  A "killer" application

  Industry analysts are calling 64-bit database software the "killer application" that will open the floodgates of demand for 64-bit systems and lead to the downsizing of many mainframe applications in the retail, insurance, credit card, utility, distribution, manufacturing and other industries, and in research institutions and government agencies that process huge amounts of data.

  Intel and Alpha: the desktop and the enterprise

  In addition to building Alpha servers that match mainframes and supercomputers in processing power, Digital offers a complete family of Alpha workstations and Intel-based servers and personal computers. Alpha workstations have set a new standard for price/performance and cost of ownership. They support high-speed 3-D graphics, enhanced video capture, built-in "whiteboarding" and speech recognition. In addition, Digital's Intel-based servers and personal computers combine new and proven technology with service and support customers have come to expect from Digital.

  In the past two-and-a-half years, Digital has built a multi-billion-dollar-a-year PC business and shouldered its way from twenty-seventh to eleventh place in worldwide PC shipments by:

 . Building high-quality Intel-based servers and personal computers that offer the latest technology at the right price points

 . Making these servers and personal computers available through the distribution and retail channels from which customers want to buy

 . Providing comprehensive, award-winning services


"With the introduction of the Alpha architecture in 1992, we set new performance standards for the industry. With the second generation chip, we again raised the bar. With each generation of the Alpha chip family, we will extend our lead as a frontrunner."--R. E. Caldwell, Vice President, Digital Semiconductor

[PHOTOGRAPH OF AN OFFICE IN WHICH SEVERAL PEOPLE ARE WORKING ON DIGITAL PERSONAL COMPUTERS APPEARS HERE]

  Digital was one of the first PC companies to offer systems based on the PCI (Peripheral Component Interconnect) bus and one of the first companies to offer 64-bit graphics and Pentium-based systems. We were also the first company in the industry to offer home theater-quality audio on our line of retail PCs.

  Our HiNote Ultra notebook systems showed the industry how to squeeze a full-function 75 MHz system with built-in wireless capabilities into a package measuring just 1.2 inches thick and weighing about four pounds.

  And, through our alliance with Microsoft, Digital is helping customers capitalize on Windows 95 and Windows NT capabilities to bring new levels of functionality to the desktop.

  We're making advanced server and PC technology available to businesses in the U.S., Europe and Asia-Pacific through distributors like Merisel, MicroAge and Metrologies. And we're reaching the growing small business and home user markets through retail chains and volume retailers like CompUSA, Sam's Club and Circuit City.

--------------------------------------------------------------------------------
Setting a higher standard
--------------------------------------------------------------------------------

Unprecedented: Linley Gwennap of The Microprocessor Report called the Alpha chip's performance lead over its competitors "nearly unprecedented in the microprocessor industry."

Digital inside: Digital Semiconductor's PCI-Ethernet controller chips are used by five of the ten leading NIC (Network Interface Connection) card vendors and have claimed 70 percent of this emerging PCI-Ethernet market.

Head-to-head: PC Magazine gave Digital's Prioris HX 590 server an "Editor's Choice" award in a head-to-head review of 14 departmental file servers. SCO World gave it a "Top of the World" award in a comparison test of five dual-processor PC servers.

StorageWorks: Digital's storage business grew 22 percent over last year. We build plug-and-play storage systems--integrating disk, tape and optical drives from storage component manufacturers with our high-performance RAID (Redundant Array of Inexpensive Disks) array controllers and storage management software. We provide the industry's broadest range of interoperable storage solutions for desktop, enterprise and network environments. Applications range from simple file storage to large transactional databases and high-accessibility production systems.

Best RAID disk array: According to PC Digest magazine, Digital's RAID Array 230 "has the fastest performance and the widest range of features" and "is one of the least expensive units tested."

Hot iron: Digital's Alpha and Intel-based systems received six of the ten 1995 "Hot Iron" Awards presented by AIM Technology at the UNIFORUM trade show.

The world's only: Digital's GIGAswitch/FDDI is the world's only FDDI (Fiber Distributed Data Interface) networking switch and was recently selected by R&D magazine as one of the year's most technologically significant new products.

Making connections: According to Dataquest, Digital ranks second in the U.S. Ethernet switching market and second in the number of FDDI hub ports shipped worldwide.

Customer innovation: Three of the ten winners in the seventh annual Computerworld Smithsonian Awards Program for the innovative use of technology were Digital customers. The Fox Chase Cancer Center was cited for consolidating chromosome research performed at four separate sites into a single genetic map, helping to put the Human Genome Project ahead of schedule. MCI Telecommunications won for a system that provides around-the-clock monitoring and access capabilities for network users. Another Alpha customer, the PharMark Corp., was cited for a system that identifies patients at high risk for drug-induced conditions.

Switching servers: When Datamation and Cowen & Company surveyed mainframe sites they found more respondents planning to switch to Digital network servers than any other product.

"Megaframe": According to Brad Day, director and principal analyst of client/server computing for Dataquest, "The AlphaServer 8200/8400 has put a stake in the ground in the new megaframe server segment of the market. The balanced optimization of I/O bus bandwidth, memory and disk capacity makes this a unique competitive platform within the high-end database server market. Digital can now claim to have the fastest servers, based on its 21164 BIPS Alpha chip."

[PHOTOGRAPH OF A DIGITAL PERSONAL COMPUTER RUNNING MICROSOFT WINDOWS 95 AND ANOTHER DIGITAL PERSONAL RUNNING PATHWORKS AND ON WHICH IS SUPERIMPOSED THE WORDS "WINDOWS", "PATHWORKS", "NETWARE" AND "DBASE" APPEARS HERE.]

On the day Windows 95 was announced, Digital--building on its alliance with Microsoft--introduced a complete line of personal computers that optimize Windows 95 for enterprise computing environments.

Creating an integrated software
environment

         Windows NT, OpenVMS, Digital UNIX and 7,000 applications


In the past, departmental and corporate applications--whether in manufacturing, distribution, marketing or sales--were written as stand-alone programs.

  That has changed. Today, management expects applications to work together and wants to see information presented in a consistent manner. This requires systems and network integration, multivendor services and software frameworks for integrating new and existing applications. By offering three server operating systems--Windows NT, OpenVMS and Digital UNIX--Digital gives customers a choice, enabling them to match computer resources to the environment where they are used.

  Digital UNIX

  While the integration of the Windows NT and OpenVMS operating systems plays an important role in Digital's client/server strategy, the Digital UNIX operating system is playing an increasingly important role in high-performance applications. In fact, sales of Digital's X/Open-branded and POSIX-compliant UNIX operating system grew 40 percent last year.

  As the only full-function 64-bit commercial UNIX currently available, Digital UNIX supports very large databases (up to 14 gigabytes of system memory today), symmetrical multiprocessing, clustering, mechanical design automation and other complex 64-bit applications in the aerospace, petrochemical, automotive, electronics and biomedical industries. At the same time, it provides a high level of interoperability with Windows NT and OpenVMS applications. And, with Digital UNIX, Alpha systems run 32-bit applications much faster than competitive RISC processors. According to a leading industry analyst at the Yankee Group, this operating system provides Digital with "uninterrupted price/performance leadership in UNIX systems for the foreseeable future."

  Windows NT and OpenVMS

  Windows NT provides a consistent way of presenting data and working with applications on both Alpha and Intel-based systems. This is particularly important in client/server computing. If different programs have a different look and feel, it is very difficult for users to navigate among them.

  Windows NT was designed for the server in client/server environments. Running on a Digital Alpha or Intel uniprocessor, symmetrical multiprocessor or cluster, Windows NT can process requests and provide client services for applications running on Windows, Windows 95 and other systems on a local area network.

  Digital was one of the first computer companies to support Windows NT. Working in partnership with Microsoft, we're implementing a seamless client/server computing environment that includes:

 . Windows and Windows 95 for the desktop

 . Windows NT for the server

 . OpenVMS for the enterprise

  As part of our alliance, Digital and Microsoft are implementing common application interface standards for Windows NT and OpenVMS programs. By following these standards, software developers and customers will be able to write programs that can be deployed on both Windows NT and OpenVMS platforms. At the same time, Digital and Microsoft software developers are working together to integrate Digital cluster technology with Windows NT and to develop Windows NT applications for Digital Alpha systems.

  This integration will provide current and future OpenVMS users with a growing library of applications that will run on a system that meets the standards-- X-Open branding and POSIX compliance--customers use to define an open system while meeting their requirements for high-availability, around-the-clock operations, multi-site clustering and disaster tolerance.

  Beyond the desktop

  In addition to operating systems, Digital--working with its partners--has developed software frameworks for integrating databases, electronic mail systems, local area networks and workgroup, production and technical applications across multivendor environments. Digital PATHWORKS "LAN to enterprise" networking software is one of the key elements in this software


Digital's top-of-the-line, Pentium-powered Celebris GL 5120 personal computer provides the power and sizzling graphics needed to implement today's complex workgroup, business and financial applications.

[PHOTOGRAPH OF DIGITAL CELEBRIS GL 5120 PERSONAL COMPUTER RUNNING PATHWORKS
 APPEARS HERE]

"Software drives hardware sales. Working with partners like Microsoft, we're giving our customers a choice of operating systems and more applications from which to choose."--William D. Strecker, Vice President, Advanced Technology Group and Chief Technical Officer

[PHOTOGRAPH OF HANDS AT A KEYBOARD OF A DIGITAL PERSONAL COMPUTER APPEARS HERE]

  portfolio. With PATHWORKS software, customers can build a common environment for NetWare, Macintosh, MS-DOS, Windows, LAN Manager, UNIX, OS/2 and OpenVMS systems. PATHWORKS software includes the Mosaic browser so users can navigate the Internet's World Wide Web.

  In addition, we have developed the software and the networking switches, hubs and routers needed to link Ethernet and token ring LANs running Novell, Microsoft and Apple networking software and integrate them with corporate and wide area TCP/IP and SNA networks.

  An integrated environment

  Digital can provide the software customers need to build, maintain and manage integrated multivendor computing environments and networks that:

 . Integrate new and existing systems in a seamless, multivendor computing environment that extends from the desktop to the datacenter

 . Provide customers with the widest possible choice of Windows NT, OpenVMS and UNIX applications

 . Link employees working in different groups and sites together into cohesive teams by creating virtual local area networks that extend across the enterprise and the globe

 . Create a consistent, reliable and manageable computing environment while reducing operating and support costs


--------------------------------------------------------------------------------
More to choose from
--------------------------------------------------------------------------------

Applications, applications, applications: With more than 7,000 UNIX, OpenVMS and Windows NT applications, Alpha is the most successful new product in Digital's history. Although priced considerably lower than the first VAX systems, Alpha revenues topped $4 billion in the first three years. By comparison, it took five years for sales of VAX systems to reach the billion-dollar mark.

Microsoft and Alpha: Digital will introduce Alpha and Intel-based systems optimized for Windows NT while Microsoft will release Microsoft BackOffice and other server software simultaneously on Alpha and Intel platforms.

Award-winning technology: Digital cluster technology for Windows NT won the "Most Significant Technology" award at COMDEX.

The ultimate client: With Digital's Alpha-based Multia desktop workstations, users can tap into servers running Windows, Windows NT, UNIX and legacy applications. At the same time, Multia desktops can be configured and managed from a single server. This dramatically cuts support costs, as each system does not have to be configured individually.

Data warehousing: Baxter Healthcare is replacing mainframes with AlphaServer systems running SAP R/3 and the Oracle7 database. This will give immediate access to a huge database and the processing power needed to manage a $9-billion company.

The Digital advantage: "Digital has a commanding lead in 64-bit application availability as well as in performance."
--Andrew Allison, Editor, Inside the New Computer Industry.

Help: Digital offers Windows, Windows 95, and Windows NT users on-site and remote support 24 hours a day, 365 days a year from local service offices in more than 100 countries, and has established 29 Microsoft Authorized Support Centers--more than any other Microsoft Solution Provider. In addition, Digital has 800 Microsoft-certified professionals and is training another 1,500 to support Microsoft Windows running on both Alpha and Intel systems from different manufacturers.

First, worldwide: Novell named Digital as its first worldwide software maintenance provider. Digital now manages the procurement of upgrades, documentation and media at Novell sites, making it easier for NetWare users to keep their client/server software current. In addition to providing worldwide software maintenance, Digital also participates in Novell's Authorized Service Center Program.

[PHOTOGRAPH OF AN ALPHASERVER 2100, ON WHICH IS SUPERIMPOSED A CIRCUIT, APPEARS HERE]

High-performance systems--like the Alpha 2100 server--that support multivendor computing environments play a key role in network services and systems integration.

The added value

         Multivendor services and systems integration

Traditionally, MIS managers have seen service as an expense. Digital is showing how it can add value to multivendor networks and environments while reducing support costs. The goal is not simply to address problems as they arise or to provide additional resources when personnel or budgets are constrained, but to reduce the cost of ownership, improve asset management and provide a better return on investment by helping users take full advantage of their computer resources.


  Digital is helping its customers reduce the direct and hidden costs inherent in planning, designing, implementing and maintaining multivendor computer networks and hardware and software systems from the desktop to the datacenter.

  These costs can be substantial--particularly for large corporations with geographically dispersed operations. According to the Gartner Group, it can cost a company as much as $8,000 a year to own and operate a personal computer. Return on investment is harder to measure. However, Digital's Multivendor Customer Services Division has grown into a multi-billion dollar, 22,000-person business by demonstrating ways to cut service and network integration costs and ensure the success of new investments in information technology.

  Lifecycle services

  We support customers through the entire lifecycle, from asset acquisition to product retirement. We help customers plan, design, implement, manage and maintain hardware, software and networks. And we provide these services 24 hours a day, 365 days a year in more than 100 different countries.

  Our role is not limited to supporting Digital systems. As a multivendor service organization, we support hardware, software and networking products from IBM, Hewlett-Packard, Olivetti, Intel, Dell, Apple, Compaq, Sun, Microsoft, Novell, Oracle, NeXT and 1,400 other vendors. In many cases, hardware and software companies rely on Digital as a focal point to support their products.

  A key alliance

  For example, our alliance with Microsoft is designed to help customers implement client/server solutions where Windows, Windows 95, Windows NT, OpenVMS and other systems work together in a seamless environment. Working in partnership with Microsoft, Digital can help customers manage Windows implementation and support costs by providing installation, software integration, help desk and network support services for both local and global companies.

  Digital's PC and Software Utility programs

  With the introduction of our PC Utility program, Digital became the first computer company to provide business customers with lifecycle services to support desktop users including:

 . Planning and local area network design

 . Multivendor product procurement

 . Staging, installation and training

 . Hardware, software and networking upgrades

 . Help desk support

 . Trade-in and product disposal


Digital's AlphaServer 2100 4/275 system supports up to four processors, two gigabytes of memory and industry-standard PCI and EISA I/O. It offers twice the performance of competitive systems at half the price.

[PHOTOGRAPH OF AN ALPHASERVER 2100 4/275 SYSTEM APPEARS HERE]


"Digital's services enable companies to rapidly assimilate multivendor technology and capture a competitive advantage."--John J. Rando, Vice President and General Manager, Multivendor Customer Services Division

[PHOTOGRAPH OF TWO PEOPLE IN AN OFFICE WITH A COMPUTER, ONE OF WHOM IS SPEAKING ON A TELEPHONE, APPEARS HERE]

  Our Software Utility program provides customers with an enterprise-wide service that includes software acquisition, license management and tracking and maintenance to help reduce support costs and ensure the smooth implementation and integration of new applications.

  Systems integration

  Digital is one of the four largest systems integration companies in the world. In fact, Digital is ranked second by both International Data Corporation and Computer Reseller News magazine. We take a "hands-on" approach. Working in partnership with the customer--and in many cases with outside consultants and other computer companies--we are ready to tackle downsizing programs, design and implement IT infrastructures and reengineer business processes to integrate them with advanced information technology.


--------------------------------------------------------------------------------
Supporting customers around the world
--------------------------------------------------------------------------------

Lifecycle service: "Although many companies have attempted to package sets of services to meet the needs of the IS services market, Digital has assembled one of the most comprehensive sets of offerings yet."--Kurt Johnson, International Data Corporation.

Service innovation: PC Utility, Digital's complete personal computer service, won the 1995 Harold H. Short, Jr. Innovations in Service Award presented by Service News.

The Microsoft network: When Microsoft entered the on-line service business, they selected Digital to manage the datacenter--including hundreds of servers--for this new global online service.

Best support: Digital received the first annual InfoWorld magazine award for Best Client/Server Technical Support.

MicroAge: Digital was named "New Vendor of the Year" by MicroAge. Almost overnight, Digital became one of the top ten suppliers to the Tempe, Arizona distribution company.

Within the hour: Out of the five million help desk calls to Digital Customer Support Centers, 75 percent were resolved within the hour, 92 percent within the same day.

Banking on Digital's PC Utility: With 170 branch banking offices throughout South Australia, 1,500 Digital PCs, 81 Digital servers, 76 local area networks, software and network equipment from dozens of different companies, the Bank of South Australia turned to Digital for complete PC support services. Digital prestaged PCs with preconfigured images, installed local area networks, deinstalled old equipment and continues to provide user support for bank employees.

A bull market: The Spanish stock exchanges are moving their transaction processing from an IBM environment to a cluster of VAX systems and a network of 85 AlphaServers that will be installed in stockbroker offices together with 400 Pentium-powered Digital PCs. The S.I.B.E. system--Sistema de Interconexion Bursatil Espanol--was developed by the Madrid Stock Exchange and will support the fixed income and equities market.

A sure bet: Working in partnership with GTECH UK, Digital helped The Camelot Group, operators of the United Kingdom's National Lottery, build a secure network to process ticket sales from 35,000 retailers throughout England, Scotland, Wales and Northern Ireland. The network--which went online this past year--is based on an open operating platform with custom encryption boards. It includes both VAX systems running Digital's OpenVMS operating system and Alpha systems running the Digital UNIX operating system.

[PHOTOGRAPH OF DIGITAL'S HINOTE ULTRA NOTEBOOK COMPUTER RUNNING DIGITAL'S HOME PAGE ON THE INTERNET APPEARS HERE.]

Digital's Home Page on the Internet as seen on a HiNote Ultra notebook. With Digital's Mobilizer for Windows software, notebook users can work anywhere, anytime without an active network connection.

Looking to the future

         Interactive video, mobile and wireless computing, the Internet and virtual networking


To help customers and business partners successfully build new interactive network applications and integrate them with existing systems, networks and applications, Digital developed the enVISN (Enterprise Virtual Intelligent Switched Network) architecture. This hardware and software architecture provides the foundation for creating not only virtual LANs, but virtual networks that can bring everyone in the enterprise together. It is the link between existing network investments and the advanced communications and switching technologies needed to support growing network traffic. It provides a roadmap for our customers and business partners and a blueprint for the development of new networking hardware and software.

Hardware and software based on the enVISN architecture--together with Digital's interactive video, Internet, mobile and wireless products--are redefining networking as we know it.

  Mobilizer for Windows

  Mobilizer for Windows software is one of the new Digital products that is redefining the way people think of networks. With this software and a notebook computer, users--whether they are at home or on the road--can access E-mail, file and database servers and other network resources just the way they would if they were sitting in the office with a desktop computer connected to their network. Building on sophisticated caching, queuing, resynchronization and redirection technology, Mobilizer for Windows software integrates existing mail, file and database applications and "mobilizes" them on a remote notebook system so applications run the same way regardless of whether the user is on- or off-line.

  Interactive video

  The video server market is another example that shows how computers are changing the way we live and work. PC users and television viewers want to choose the multimedia and video programs they want--when they want them.

  The AlphaStudio Broadcast System has the storage, speed and capacity needed to create, produce and store the highest quality video available for broadcasters and businesses. In the studio, AlphaServers can produce special effects, titling and morphing with an ease never before possible.

  With Digital's Mediaplex software, an AlphaServer system can combine video, audio, text and other data to make movies, games, educational and other multimedia applications available to thousands of subscribers over public broadband networks and private LANs and WANs.

  Digitized video makes it possible for cable companies to insert local commercials into network programs on a town-by-town basis. It is the foundation for video-on-demand and pay-per-view systems for hotels, cable franchises, home shopping networks, new educational and financial services and interactive video applications for business.

  While multimedia and interactive video applications are still in their infancy, 64-bit technology predominates. More cable and telecommunications companies have selected AlphaServer systems for interactive video trials and deployment over competing products from other computer companies. Digital customers include Ameritech, NYNEX, U S WEST, British Telecom, Svenska Kable-TV in Sweden and TMN Networks, Inc. of Canada.

  Opening up the Internet

  The Internet will grow in importance as more and more customers use it as a business tool. All our Alpha and Intel-based platforms are Internet-ready. Digital has also developed a broad set of Internet products and services that are available through our distribution channels. And we're sharing what we learned from our own creative use of the Internet while working with Commerce Net, the World Wide Web Consortium and other industry groups. Working with our partners, we're helping customers implement electronic commerce, collaboration and information-sharing over the Internet.


Weighing as little as four pounds and measuring just 1.2 inches thick, Digital's HiNote Ultra notebooks put desktop performance and graphics into a sleek package designed for mobile and wireless computing.

[PHOTOGRAPH OF DIGITAL'S HINOTE ULTRA NOTEBOOK COMPUTER APPEARS HERE]

"Leading-edge technology is creating new applications and new opportunities for Digital and for our customers."--Charles F. Christ, Vice President and General Manager, Components Division

[PHOTOGRAPH OF PORTIONS OF THREE BUSINESSMEN RUNNING IN BUSINESS SUITS APPEARS
 HERE]

  Our own Internet web server contains more than 6,000 pages of product and market information and is accessed more than 150,000 times a week. Search capabilities and hypertext links are provided so customers with World Wide Web capability can point-and-click their way smoothly from document to document, following threads of thought and interest. We're even giving customers direct access to Alpha computers so they can log on and test-drive their software on these systems.

  The virtual network

  Interactive video, mobile and wireless computing and the Internet are changing the very definition of networking. In the past, a network was a defined entity. It covered a specific area. It served specific users. And it was usually optimized for specific applications. That is changing. Communications technologies are converging. Digital's enVISN network architecture gives our customers and business partners the foundation they need to capitalize on this convergence and:

 . Use the Internet as a business tool

 . Implement interactive video and other multimedia applications

 . Create local and wide area virtual networks when, where and as needed to support workgroups, project teams and corporate initiatives and programs

 . Preserve existing networking investments while implementing distributed routing, high-speed Ethernet, FDDI and ATM switching and other new technologies

 . Reduce network operating and support costs


--------------------------------------------------------------------------------
Moving along the information superhighway
--------------------------------------------------------------------------------

Creating virtual LANs: "Digital's enVISN provides users with a practical roadmap leading to virtual LANs that save network managers' time in managing workgroup, department and project teams."--Michael Howard, President, Infonetics Research, Inc.

Immediate returns: In the largest live Internet project ever, Digital and the California Secretary of State created a multimedia news center to provide realtime access to state-wide election returns. There were more than one million accesses on election day--giving the media and the public both the immediacy of live television and the depth of newspaper coverage. The start-to-finish election returns provided instant, up-to-the-minute information about all candidates, propositions and campaign spending.

Customer choice: Westminster Cable, owned by British Telecommunications plc, is testing an interactive video-on-demand service in the London market. Using Digital's Mediaplex technology, Westminster Cable will offer subscribers a choice of 200 constantly updated movie titles so they can see what they want, when they want it. In addition to offering viewers a wide range of TV channels, Westminster's cable network carries the Reuters 1000 business information service, which can be accessed by personal computers via the cable TV network.

Cy-brary: Using the Internet, libraries in the San Francisco Bay Area will be able to access over 400,000 pieces of sheet music that are being stored on a multimedia AlphaServer computer.

Lands' End/MicroMall: MicroMall, Inc.--using Digital's video server technology and the resources of the Digital Media Studio--is building an at-home shopping environment for interactive cable networks. Lands' End, a major worldwide catalog house featuring men's and women's sportswear, was the first retailer to sign up for the new service. MicroMall is a unified direct marketing approach that enables retailers to advertise and sell their goods and services over multiple interactive networks, with production, promotion, merchandising, usage tracking, transaction management and billing handled by one point of contact.

A national resource: The Government of Canada and the Province of Quebec joined with Digital to finance and create a National Multimedia Institute for the design, development, storage and distribution of multimedia applications, information, and solutions over multiple broadband networks and the Internet.

A thousand channels: Adlink will use Digital Mediaplex video servers to connect its headquarters to more than 50 cable facilities throughout Southern California to deliver locally customized ads over the 20 cable TV channels originating at each facility.

R&D commitment: According to Business Week, in 1994 Digital had the eighth largest R&D budget of any company based in the United States.

Johnny Mnemonic: Sony Pictures Imageworks used Digital PCs to produce high-end visual effects and graphics for TriStar Pictures' "futuristic cyberpunk thriller," Johnny Mnemonic.

http://www.digital.com: If you want information about Digital products or services, or if you want to test-drive an Alpha computer, here's our World Wide Web site address.

Contributing to the community

Children and young people represent the future. Digital is focusing its Corporate Contributions Program around the theme of "Children and Youth:
Investing in the Future." Digital is a national sponsor of City Year, a U.S. program that brings together young adults from diverse backgrounds in a year of full-time community service. Hundreds of Digital employees are actively involved in this program, and the company has provided funding and equipment to help bring it to cities throughout the United States. The success of the program is such that President Clinton based Americorps--his national service program--in part on the City Year model.

  Digital's Contributions Program also provides corporate funding to assist local Digital operations around the world in efforts to help children in their communities to reach full potential.

  We are supporting more than 80 innovative programs around the world, including the Foundation for Handicapped Children in Lazni, Slovakia; the Foundation for Political Refugees in Zaandam, The Netherlands; the Centro de Reabilitacao Profissional de Cercizimbra in Sessimbra, Portugal; and the North Avenue Day Nursery in Chicago, Illinois.

  Project Reach is another example of our commitment to play a constructive role in the countries where we do business. This program is providing tuition assistance, leadership training and support to more than 50 undergraduates in South African universities.

  In addition to these programs, Digital:

 . Established an HIV/AIDS program office to help educate its employees

 . Eliminated ozone-depleting CFCs from all its products, processes and services

 . Funds an External Research Program that supports projects at 125 colleges and universities around the world

 . Published a formal code of business conduct

 . Reaffirmed "Earth Vision," the company's long-standing commitment to protecting and preserving the environment

  Taken together, these initiatives reflect Digital's core values and the belief--shared by management and employees alike--that we can help bring the world together.


[PHOTOGRAPH OF THE ARCHBISHOP DESMOND TUTU HUMAN RIGHTS AWARD APPEARS HERE.]

Digital was one of the five recipients of the first annual Archbishop Desmond Tutu Human Rights Awards presented by Kagiso Trust and the Parliamentary Human Rights Foundation Awards Committee of South Africa.


"Digital's employees are continuously making a difference. They have a tradition of working together, building the future on common values and goals."--Sid Ferrales, Vice President, Worldwide Human Resources

Financial statements

26   Eleven-year financial summary
28   Management's discussion and analysis of
     results of operations and financial condition
32   Report of management
32   Report of independent accountants
     Consolidated financial statements
33   Consolidated statements of operations
34   Consolidated balance sheets
35   Consolidated statements of cash flows
36   Consolidated statements of stockholders' equity
     Notes to consolidated financial statements
37   Note A:  Significant accounting policies
38   Note B:  Geographic operations
40   Note C:  Income taxes
41   Note D:  Capitalized computer software development costs
42   Note E:  Restructuring actions
43   Note F:  Debt
43   Note G:  Postretirement and other postemployment benefits
46   Note H:  Commitments and contingencies
46   Note I:  Financial instruments
48   Note J:  Investing and divesting activities
49   Note K:  Stock plans
50   Note L:  Stockholders' equity
     Supplementary information
51   Quarterly financial data
52   Officers and management
53   Directors
54   Committees of the Board
54   Corporate Consulting Engineers
55   Investor information

Eleven-year financial summary

(dollars in millions except per share data and stock prices/6/)              1995           1994          1993            1992
--------------------------------------------------------------------------------------------------------------------------------
Revenues
Product sales                                                             $ 7,616        $ 7,191       $ 7,588        $  7,696
Service and other revenues                                                  6,197          6,260         6,783           6,235
--------------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                   13,813         13,451        14,371          13,931
--------------------------------------------------------------------------------------------------------------------------------
Costs and expenses
Cost of product sales, service and other revenues                           9,392          8,912         8,631           8,132
Research and engineering expenses                                           1,040          1,301         1,530           1,754
Selling, general and administrative expenses/1/                             3,273          5,234         4,447           6,181
--------------------------------------------------------------------------------------------------------------------------------
Operating income/(loss)                                                       108         (1,996)         (237)         (2,136)
--------------------------------------------------------------------------------------------------------------------------------
Net interest income/(expense)                                                 (33)           (24)           13              57
--------------------------------------------------------------------------------------------------------------------------------
Income/(loss) before income taxes and cumulative
effect of changes in accounting principles                                     76         (2,020)         (224)         (2,078)
--------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                                     18             85            27             232
--------------------------------------------------------------------------------------------------------------------------------
Net income/(loss)/2/                                                      $   122        $(2,156)      $  (251)       $ (2,796)
--------------------------------------------------------------------------------------------------------------------------------
Net income/(loss) applicable per common share/2,3,4/                      $   .59        $(15.80)      $ (1.93)       $ (22.39)
--------------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding (in millions)/4/                          146            137           130             125
--------------------------------------------------------------------------------------------------------------------------------
Financial position
Inventories                                                               $ 2,054        $ 2,064       $ 1,755        $  1,614
Accounts receivable, net of allowance                                     $ 3,219        $ 3,319       $ 3,020        $  3,594
Net property, plant and equipment                                         $ 2,269        $ 3,129       $ 3,178        $  3,570
Total assets                                                              $ 9,947        $10,580       $10,950        $ 11,284
Long-term debt                                                            $ 1,013        $ 1,011       $ 1,018        $     42
Stockholders' equity                                                      $ 3,528        $ 3,280       $ 4,885        $  4,931
Stockholders' equity per common share/3/                                  $ 20.89        $ 20.24       $ 36.19        $  38.58
--------------------------------------------------------------------------------------------------------------------------------
General information and ratios
Current ratio                                                               1.7:1          1.4:1         1.8:1           1.4:1
Quick ratio                                                                 1.1:1           .9:1         1.2:1           1.0:1
Working capital                                                           $ 3,026        $ 1,832       $ 2,964        $  2,015
Investments in property, plant and equipment                              $   366        $   682       $   529        $    710
Depreciation                                                              $   508        $   574       $   699        $    733
Total debt as a percentage of total debt plus equity                         22.5%          24.1%         17.5%            1.8%
Operating income/(loss) as a percentage of revenues                           0.8%         (14.8)%        (1.7)%         (15.3)%
Income/(loss) before income taxes as a percentage
of revenues                                                                   0.5%         (15.0)%        (1.6)%         (14.9)%
Effective tax rate                                                           24.2%           4.2%         12.0%           11.2%
Net income/(loss) as a percentage of revenues                                 0.9%         (16.0)%        (1.7)%         (20.1)%
Net income/(loss) as a percentage of average
stockholders' equity                                                          3.6%         (52.8)%        (5.1)%         (44.5)%
Net income/(loss) as a percentage of average total assets                     1.2%         (20.0)%        (2.3)%         (24.1)%
Non-U.S. revenues as a percentage of total revenues                            65%            62%           64%             63%
Number of days sales of accounts receivable outstanding                        77             76            69              83
Inventory turns                                                               4.6            4.7           5.1             5.1
Number of employees at year-end                                            61,700         77,800        89,900         107,900
Common stockholders at year-end                                            68,572         77,722        86,611          99,644
Common stock yearly high and low sales prices                             $ 49-18        $ 43-18       $ 49-30        $  72-33
--------------------------------------------------------------------------------------------------------------------------------

/1/ Includes restructuring charges of $1,206M in 1994, $1,500M in 1992, $1,100M in 1991 and $550M in 1990. Includes reduction in carrying value of intangible assets of $310M in 1994.

                                                              1991       1990      1989      1988      1987      1986      1985
-----------------------------------------------------------------------------------------------------------------------------------
Revenues
Product sales                                             $  8,299   $  8,146  $  8,190  $  7,541  $  6,254  $  5,103  $  4,530
Service and other revenues                                   5,612      4,797     4,552     3,934     3,135     2,487     2,156
-----------------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                    13,911     12,943    12,742    11,475     9,389     7,590     6,686
-----------------------------------------------------------------------------------------------------------------------------------
Costs and expenses
Cost of product sales, service and other revenues            7,278      6,795     6,242     5,468     4,514     4,282     4,087
Research and engineering expenses                            1,649      1,614     1,525     1,306     1,010       814       717
Selling, general and administrative expenses/1/              5,572      4,521     3,639     3,066     2,253     1,665     1,432
-----------------------------------------------------------------------------------------------------------------------------------
Operating income/(loss)                                       (588)        13     1,336     1,635     1,612       829       450
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income/(expense)                                   68        111        85       106        77        28       (19)
-----------------------------------------------------------------------------------------------------------------------------------
Income/(loss) before income taxes and cumulative
effect of changes in accounting principles                    (520)       124     1,421     1,741     1,689       857       431
-----------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                      97         50       348       435       552       240       (16)/5/
-----------------------------------------------------------------------------------------------------------------------------------
Net income/(loss)/2/                                      $   (617)  $     74  $  1,073  $  1,306  $  1,137   $   617  $    447
-----------------------------------------------------------------------------------------------------------------------------------
Net income/(loss) applicable per common share/2,3,4/      $  (5.08)  $    .59  $   8.45  $   9.90  $   8.53   $  4.81  $   3.71
-----------------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding (in millions)/4/           122        125       127       132       133       131       124
-----------------------------------------------------------------------------------------------------------------------------------
Financial position
Inventories                                               $  1,595   $  1,538  $  1,638  $  1,575  $  1,453   $ 1,200   $ 1,756
Accounts receivable, net of allowance                     $  3,317   $  3,207  $  2,965  $  2,592  $  2,312   $ 1,903   $ 1,539
Net property, plant and equipment                         $  3,778   $  3,868  $  3,646  $  3,095  $  2,127   $ 1,867   $ 1,731
Total assets                                              $ 11,875   $ 11,655  $ 10,668  $ 10,112  $  8,407   $ 7,173   $ 6,369
Long-term debt                                            $    150   $    150  $    136  $    124  $    269   $   333   $   837
Stockholders' equity                                      $  7,624   $  8,182  $  8,036  $  7,510  $  6,294   $ 5,728   $ 4,555
Stockholders' equity per common share/3/                  $  61.18   $  66.76  $  66.12  $  59.47  $  49.87   $ 44.54   $ 38.43
-----------------------------------------------------------------------------------------------------------------------------------
General information and ratios
Current ratio                                                2.0:1      2.3:1     2.9:1     2.9:1     3.4:1     4.9:1     4.9:1
Quick ratio                                                  1.4:1      1.6:1     1.9:1     2.0:1     2.4:1     3.5:1     2.8:1
Working capital                                           $  3,777   $  4,332  $  4,501  $  4,516  $  4,377   $ 4,223   $ 3,694
Investments in property, plant and equipment              $    738   $  1,028  $  1,223  $  1,518  $    748   $   564   $   572
Depreciation                                              $    772   $    759  $    659  $    516  $    435   $   384   $   315
Total debt as a percentage of total debt plus equity           2.2%       2.0%      2.0%      3.6%      4.2%      5.9%     15.7%
Operating income/(loss) as a percentage of revenues           (4.2)%       .1%     10.5%     14.2%     17.2%     10.9%      6.7%
Income/(loss) before income taxes as a percentage
of revenues                                                   (3.7)%      1.0%     11.2%     15.2%     18.0%     11.3%      6.4%
Effective tax rate                                            18.8%      40.0%     24.5%     25.0%     32.7%     28.0%     (3.7)%/5/
Net income/(loss) as a percentage of revenues                 (4.4)%       .6%      8.4%     11.4%     12.1%      8.1%      6.7%
Net income/(loss) as a percentage of average
stockholders' equity                                          (7.8)%       .9%     13.8%     18.9%     18.9%     12.0%     10.5%
Net income/(loss) as a percentage of average total assets     (5.2)%       .7%     10.3%     14.1%     14.6%      9.1%      7.5%
Non-U.S. revenues as a percentage of total revenues             60%        56%       55%       50%       47%       42%       40%
Number of days sales of accounts receivable outstanding         76         86        76        75        78        79        75
Inventory turns                                                4.6        4.3       3.9       3.6       3.4       2.9       2.3
Number of employees at year-end                            115,100    116,900   118,400   113,900   103,000    88,300    83,000
Common stockholders at year-end                             98,023     92,934    99,084   103,162    99,379    76,860    68,810
Common stock yearly high and low sales prices             $  87-45   $ 103-70  $ 122-86  $ 199-99  $ 174-82   $ 94-46   $ 63-39
-----------------------------------------------------------------------------------------------------------------------------------

/2/ In fiscal year 1995, net income and net income per share include a one-time benefit of $65M, or $.44 per share, for the cumulative effect of a change in accounting principle. In fiscal year 1994, net loss and net loss per share include a one-time charge of $71M, or $.51 per share, and a one-time benefit of $20M, or $.14 per share, for the cumulative effect of changes in accounting principles. In fiscal year 1992, net loss and net loss per share include the cumulative effect of change in accounting principle of $485M and $3.89, respectively.

/3/ Per share data adjusted to reflect two-for-one stock split in May 1986.

/4/ See Note A of Notes to consolidated financial statements.

/5/ Includes elimination of DISC taxes of $63M accrued prior to 1984.

/6/ Note: amounts may not be additive due to rounding.

Management's discussion and analysis of
results of operations and financial condition

Income and expense items as a
percentage of total operating revenues (a)                                                                    Percentage changes
------------------------------     ------------------------------------------------------    -----------------------------------
     1993       1994      1995     Income and expense items                                  1994-95        1993-94      1992-93
------------------------------     ------------------------------------------------------    -----------------------------------
    52.8%      53.5%     55.1%     Product sales                                                  6%           (5)%         (1)%
    47.2%      46.5%     44.9%     Service and other revenues                                    (1)%          (8)%          9%
------------------------------     ------------------------------------------------------    -----------------------------------
   100.0%     100.0%    100.0%     Total operating revenues                                       3%           (6)%          3%
------------------------------     ------------------------------------------------------    -----------------------------------
    58.8%      69.1%     70.9%     Cost of product sales (b)                                      9%           11%           5%
    61.4%      63.0%     64.5%     Service expense and cost of other revenues (b)                 1%           (5)%          7%
------------------------------     ------------------------------------------------------    -----------------------------------
    60.1%      66.3%     68.0%     Total cost of operating revenues                               5%            3%           6%
    10.6%       9.7%      7.5%     Research and engineering expenses                            (20)%         (15)%        (13)%
    30.9%      29.9%     23.7%     Selling, general and administrative expenses                 (19)%          (9)%         (5)%
       -        9.0%        -      Restructuring charges                                         NM            NM           NM
------------------------------     ------------------------------------------------------    -----------------------------------
    (1.7)%    (14.8)%      .8%     Operating income/(loss)                                      100+%         100+%        (89)%
------------------------------     ------------------------------------------------------    -----------------------------------
      .4%        .3%       .4%     Interest income                                               16%          (23)%        (34)%
      .4%        .5%       .7%     Interest expense                                              23%           44%          32%
------------------------------     ------------------------------------------------------    -----------------------------------
                                   Income/(loss) before income taxes and cumulative
    (1.6)%    (15.0)%      .5%     effect of changes in accounting principles                   100+%         100+%        (89)%
------------------------------     ------------------------------------------------------    -----------------------------------
      .2%        .6%       .1%     Provision for income taxes                                   (78)%         100+%        (88)%
------------------------------     ------------------------------------------------------    -----------------------------------
                                   Income/(loss) before cumulative effect of changes
    (1.7)%    (15.6)%      .4%     in accounting principles                                     100+%         100+%        (89)%
------------------------------     ------------------------------------------------------    -----------------------------------
                                   (Benefit)/charge due to cumulative effect of changes
       -         .4%      (.5)%    in accounting principles, net of tax benefits                100+%          NM           NM
------------------------------     ------------------------------------------------------    -----------------------------------
    (1.7)%    (16.0)%      .9%     Net income/(loss)                                            100+%         100+%        (91)%
------------------------------     ------------------------------------------------------    -----------------------------------

Note (a) Percentages of operating revenues may not be additive due to rounding.

Note (b) Cost of product sales and service expense and cost of other revenues are shown as percentages of their related revenues.

NM - Not meaningful.


Revenues
--------------------------------------------------------------------------------

In fiscal 1995, total operating revenues increased $362 million or 3% to $13.8 billion, following a decrease of $921 million or 6% in fiscal 1994, and an increase of $440 million or 3% in fiscal 1993.

Non-U.S. revenues accounted for 65% of total operating revenues in fiscal 1995, up from 62% and 64% in fiscal 1994 and 1993, respectively. In fiscal 1995, strong growth in the Asia-Pacific region and slight growth in Europe were offset by a modest decline in United States revenues. At the end of fiscal 1994 and during fiscal 1995, the Corporation implemented restructuring and other actions in response to the fiscal 1994 decline in European revenues which resulted principally from weak demand for the Corporation's products and services in that region, exacerbated by difficulties associated with the Digital-Kienzle business (see Note J).

Product sales for fiscal 1995 were $7.6 billion, or 55% of total operating revenues, compared with $7.2 billion, or 53% of revenues in fiscal 1994 and $7.6 billion, or 53% of revenues in fiscal 1993. Product sales increased in fiscal 1995 due principally to increased demand for Alpha-based systems and Intel-based personal computers, offset by the effects of divestments and reduced VAX systems revenue as the Corporation approaches the end of a major product transition. Adjusted for divestments as described below, product sales for fiscal 1995 increased by 14% over the prior year.

For the year, Alpha-based systems represented 22% of product sales, up from 13% and 3% in fiscal 1994 and 1993, respectively. Revenue from Intel-based personal computers represented 26% of product sales, up from 19% in fiscal 1994 and 9% in fiscal 1993. VAX systems revenues represented 10% of product sales, down from 19% and 34% in fiscal 1994 and 1993, respectively. The remainder of product sales included revenue from the sale of software, storage subsystems, network products, memory products, printers and other component parts.

Increased demand for the Corporation's UNIX-based offerings and server products contributed to the growth in Alpha-based systems revenue in fiscal 1995. New products and expanded distribution channels contributed to growth in demand for the Corporation's personal computer products. The Corporation also experienced growing demand for certain networks and storage subsystem products.

--------------------------------------------------------------------------------

In fiscal 1995, service and other revenues totaled $6.2 billion, or 45% of total operating revenues, compared with $6.3 billion, or 47% of total operating revenues in fiscal 1994 and $6.8 billion, or 47% of total operating revenues in fiscal 1993. In fiscal 1995, the components of the Corporation's service revenues reflected the changing nature of the Corporation's business, including anticipated lower levels of revenue from VAX systems maintenance business, increased revenues from multivendor maintenance services and more competitive pricing. In addition, the Corporation experienced a lower level of revenue from consulting services, as the Corporation focuses on systems integration opportunities which best align with its technical competencies.

During fiscal 1995, the Corporation sold portions of its storage business, its relational database business, a software distribution subsidiary, a contract manufacturing business and a semiconductor facility. In fiscal 1994, these businesses generated approximately 5% of total consolidated operating revenues but had an immaterial effect on the consolidated net loss. In addition, as part of the Corporation's ongoing restructuring actions, the Corporation transferred part of its business in Germany to a new, independent, employee-owned company, effective as of October 1, 1994. In fiscal 1994, this business represented less than 1% of total consolidated operating revenues and had an immaterial effect on the consolidated results of operations.

--------------------------------------------------------------------------------
Operating revenues
--------------------------------------------------------------------------------

[ ] Product sales           [ ] Service and other revenue

Dollars in billions

                           [BAR GRAPH APPEARS HERE]



Expenses and profit margins
--------------------------------------------------------------------------------

The Corporation's total gross margin for fiscal 1995 was 32% of total operating revenues, compared with 34% and 40% for fiscal 1994 and 1993, respectively.

The Corporation's gross margin on fiscal 1995 product sales was 29%, compared with 31% and 41% of product sales in fiscal 1994 and 1993, respectively. The decline in product gross margin for the year was due to several factors, including the continued shift in the Corporation's product sales toward lower-end, industry-standard systems which typically carry lower margins, as well as greater use of indirect distribution channels, partially offset by the divestment of certain low-margin businesses and increased demand for higher margin server products. The decline in product gross margin in fiscal 1994 was due principally to pricing, as well as the product mix and distribution channel shifts noted above. In fiscal 1995, revenues associated with products sold through indirect channels of distribution accounted for approximately 58% of product sales, compared with 45% and 33% in fiscal 1994 and 1993, respectively.

Gross margin on service revenues for fiscal 1995 was 36%, compared with 37% and 39% of service revenues in fiscal 1994 and 1993, respectively. The decline in service gross margin was due to a continuing shift in the mix of service revenues toward multivendor and other service offerings, which generally carry lower margins than the Corporation's VAX system maintenance services, as well as lower margins from systems integration and other consulting services.

Research and engineering (R&E) spending for fiscal 1995 totaled $1 billion, or 8% of total operating revenues, compared with $1.3 billion, or 10% of total operating revenues in fiscal 1994 and $1.5 billion, or 11% of total operating revenues in fiscal 1993. The decrease in R&E expense in fiscal 1995 was due principally to the elimination of redundant engineering efforts, more standardized product offerings and divestments. The Corporation believes that its R&E spending is appropriate to support current operations and to maintain a strong, consistently market-driven product set.

Selling, general and administrative (SG&A) expenses for fiscal 1995 were $3.3 billion, or 24% of total operating revenues, compared with $4.0 billion (including $310 million of non-recurring charges), or 30% of total operating revenues and $4.4 billion, or 31% of total operating revenues, for fiscal 1994 and 1993, respectively (see Note J). The decrease in SG&A expense in fiscal 1995 was due principally to restructuring actions.

--------------------------------------------------------------------------------

At the end of fiscal 1994, the Corporation approved a restructuring plan intended to achieve a more competitive cost structure. While certain restructuring actions remain to be implemented in fiscal 1996, the Corporation expects to meet the objectives of the plan. The total estimated cost of planned restructuring actions remains unchanged (see Note E). While the Corporation has made progress in reducing costs, the Corporation continues to review opportunities to improve its cost structure.

Total employee population decreased by 16,100 during fiscal 1995 to approximately 61,700. The Corporation had approximately 77,800 and 89,900 employees at the end of fiscal 1994 and 1993, respectively.

The net effect of currency exchange rate movements on revenues was positive in fiscal 1995 compared with fiscal 1994 and negative in fiscal 1994 when compared with fiscal 1993. These effects were offset substantially by the effects of currency exchange rate movements on non-dollar denominated costs and by competitive responses to market conditions resulting from currency fluctuations (see also Note I for a further description of the Corporation's use of foreign exchange option and forward contracts).

Interest income in fiscal 1995 was $57 million, up from $49 million in fiscal 1994 and down from $64 million in fiscal 1993. The increase in interest income in fiscal 1995 reflects higher interest rates and higher average cash balances. Interest expense increased to $90 million from $73 million and $51 million in fiscal 1994 and 1993, respectively, due to rising interest rates partially offset by the differential received on interest rate swap agreements in fiscal 1995 and 1994 (see Note I).

In fiscal 1995, income tax expense was $18 million on a pre-tax income of $76 million. Income tax expense in fiscal 1994 was $85 million, including a $70 million reduction in net deferred tax assets associated with non-U.S. operations, on a pre-tax loss of $2.0 billion. Income tax expense was $27 million on a pre-tax loss of $224 million in fiscal 1993. Income tax expense reflects several factors, including income taxes provided for profitable non-U.S. operations, benefit taken for net operating loss carryforwards in certain non-U.S. operations and an inability to recognize currently U.S. and certain non-U.S. tax benefits from operating losses (see Note C).


Operating expenses
Dollars in billions
--------------------------------------------------------------------------------

                           [BAR GRAPH APPEARS HERE]



--------------------------------------------------------------------------------
Employees
Thousands of employees
--------------------------------------------------------------------------------

                           [BAR GRAPH APPEARS HERE]



--------------------------------------------------------------------------------
US dollar relative to major foreign currencies
Fiscal 1991 equals 1.00
--------------------------------------------------------------------------------

                           [BAR GRAPH APPEARS HERE]

--------------------------------------------------------------------------------

The Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 115 - Accounting for Certain Investments in Debt and Equity Securities, effective July 3, 1994. The Corporation recorded a one-time benefit of $65 million, or $.44 per common share, from unrealized gains on long-term investments. There was no cash flow impact from the adoption of SFAS No. 115 (see Note J).

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121 - Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires that an impairment loss be recognized for long-lived assets and certain identified intangibles when the carrying amount of an asset may not be recoverable. The Corporation must adopt SFAS No. 121 by fiscal 1997. The Corporation does not expect the adoption of SFAS No. 121 to have a material effect on the consolidated results of operations or financial position of the Corporation. Adoption of SFAS No. 121 will have no cash flow impact on the Corporation.


Availability of funds to support current and
future operations and spending for operations
--------------------------------------------------------------------------------

Cash and cash equivalents totaled $1.6 billion, $1.2 billion and $1.6 billion at the end of fiscal 1995, 1994 and 1993, respectively.

Net cash used by operating activities was $348 million and $375 million in fiscal 1995 and 1994, respectively, compared with net cash generated of $47 million in fiscal 1993. The $348 million net use of cash from operating activities in fiscal 1995 was due principally to restructuring activities and increased inventory levels in support of increased demand for Alpha-based systems and personal computer product line extensions.

Net cash generated from investing activities, including divestments, was $669 million in fiscal 1995, compared with net cash used of $626 million and $884 million in fiscal 1994 and 1993, respectively. During fiscal 1995, the Corporation sold all of its shares of Ing. Olivetti & C. S.p.A. common stock, portions of its storage business, its relational database business, a software distribution subsidiary, a contract manufacturing business and a semiconductor facility and other assets generating approximately $863 million in cash proceeds. The sale of property, plant and equipment generated an additional $209 million in cash proceeds. Capital spending was $366 million for fiscal 1995, compared with $682 million for fiscal 1994, due to continued efforts to focus and control all spending in the Corporation and a reduced level of spending for a new fabrication facility in Hudson, Massachusetts, as the initial construction neared completion.

Net cash generated from financing activities was $100 million, $538 million and $1.1 billion in fiscal 1995, 1994 and 1993, respectively. The principal financing activity for fiscal 1995 was the issuance of stock under the Corporation's employee stock purchase plans. Cash generated was offset by the payment of approximately $36 million of dividends on preferred stock. In the third quarter of fiscal 1994, the Corporation issued and sold preferred stock generating net proceeds of $387 million. Dividends of approximately $2 million were paid in fiscal 1994. In fiscal 1993, the Corporation issued a total of $1.0 billion of long-term debt.

Long-term debt was $1.0 billion at the end of fiscal 1995, 1994 and 1993. At the end of fiscal 1995, substantially all of the Corporation's available lines of credit were unused. During the first quarter of fiscal 1995, the Corporation terminated its domestic credit facility, having replaced it as a source of liquidity with a domestic accounts receivable securitization facility. During the fourth quarter of fiscal 1995, the Corporation entered into an accounts receivable securitization facility in the United Kingdom as an additional source of liquidity (see Note F).

For fiscal 1995, cash expenditures for restructuring activities were $524 million, net of proceeds of approximately $200 million from the sale of property, plant and equipment. Cash expenditures for the year were less than originally projected due to lower than anticipated facilities-related costs, the timing of cash payments for employee separation actions and higher than originally estimated cash proceeds from the sale of property, plant and equipment associated with restructuring actions. Due principally to higher than anticipated proceeds from the sale of facilities, the Corporation currently estimates that the total net cash expenditures for restructuring actions will be approximately $900 million, including approximately $300 million expected to be paid in fiscal 1996 (see Note E).

The Corporation's need for, cost of and access to funds are dependent on future operating results, as well as conditions external to the Corporation. The Corporation historically has maintained a conservative capital structure, and believes that its current cash position and its sources of and access to capital are adequate to support current and future operations.

Report of management
--------------------------------------------------------------------------------

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

The Corporation's independent accountants annually review the accounting and control systems of the Corporation. Their audit includes a review of the internal control structure to the extent they consider necessary and selective tests of transactions to support their report.

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

Coopers & Lybrand L.L.P., independent accountants, have been engaged by the Audit Committee of the Board of Directors, with the approval of the stock-holders, to audit the Corporation's financial statements. Their report follows.

/s/ Robert B. Palmer

Robert B. Palmer
Chairman of the Board,
President and Chief Executive Officer

/s/ Vincent J. Mullarkey

Vincent J. Mullarkey
Vice President, Finance and Chief Financial Officer



Report of independent accountants
--------------------------------------------------------------------------------

To the Stockholders and Directors,
Digital Equipment Corporation

We have audited the accompanying consolidated balance sheets of Digital Equipment Corporation as of July 1, 1995 and July 2, 1994, and the related consolidated statements of operations, cash flows, and stockholders' equity for each of the three fiscal years in the period ended July 1, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Digital Equipment Corporation as of July 1, 1995 and July 2, 1994, and the consolidated results of its operations and cash flows for each of the three fiscal years in the period ended July 1, 1995, in conformity with generally accepted accounting principles.

As discussed in Note J to the consolidated financial statements, the Corporation changed its method of accounting for certain investments in debt and equity securities in fiscal 1995.

/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.

Boston, Massachusetts
July 31, 1995

Consolidated statements of operations
Digital Equipment Corporation

(in thousands except per share data)
-----------------------------------------------------------------------------------------------------------------------------
Year ended                                                                    July 1, 1995      July 2, 1994     July 3, 1993
-----------------------------------------------------------------------------------------------------------------------------
Revenues (Notes A and B)
Product sales                                                                 $  7,616,441      $  7,191,251     $  7,587,994
Service and other revenues                                                       6,196,621         6,259,539        6,783,375
-----------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                        13,813,062        13,450,790       14,371,369
-----------------------------------------------------------------------------------------------------------------------------
Costs and expenses (Notes A, D, G, and K)
Cost of product sales                                                            5,397,723         4,968,025        4,464,445
Service expense and cost of other revenues                                       3,993,970         3,943,612        4,166,946
Research and engineering expenses                                                1,040,028         1,301,347        1,530,119
Selling, general and administrative expenses (Note J)                            3,272,913         4,027,869        4,447,160
Restructuring charges (Note E)                                                           -         1,206,000                -
-----------------------------------------------------------------------------------------------------------------------------
Operating income/(loss)                                                            108,428        (1,996,063)        (237,301)
Interest income                                                                     57,497            49,422           63,831
Interest expense (Notes F and I)                                                    90,268            73,353           50,837
-----------------------------------------------------------------------------------------------------------------------------
Income/(loss) before income taxes and cumulative effect
of changes in accounting principles                                                 75,657        (2,019,994)        (224,307)
Provision for income taxes (Notes A and C)                                          18,342            85,043           27,023
-----------------------------------------------------------------------------------------------------------------------------
Income/(loss) before cumulative effect of changes in
accounting principles                                                               57,315        (2,105,037)        (251,330)
(Benefit)/charge due to cumulative effect of changes in
accounting principles, net of tax (Notes C, G and J)                               (64,503)           51,026                -
-----------------------------------------------------------------------------------------------------------------------------
Net income/(loss)                                                                  121,818        (2,156,063)        (251,330)
Dividends on preferred stock (Note L)                                               35,500            10,650                -
-----------------------------------------------------------------------------------------------------------------------------
Net income/(loss) applicable to common stock                                  $     86,318      $ (2,166,713)    $   (251,330)
-----------------------------------------------------------------------------------------------------------------------------
Per common share (Note A)
Income/(loss) applicable before cumulative effect of changes
in accounting principles                                                      $        .15      $     (15.43)    $      (1.93)
Benefit/(charge) due to cumulative effect of changes in
accounting principles                                                                  .44              (.37)               -
-----------------------------------------------------------------------------------------------------------------------------
Net income/(loss) applicable per common share (Note A)                        $        .59      $     (15.80)    $      (1.93)
-----------------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding (Note A)                                146,331           137,090          130,409
-----------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

Consolidated balance sheets
Digital Equipment Corporation

(dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------
                                                                                              July 1, 1995       July 2, 1994
------------------------------------------------------------------------------------------------------------------------------
Assets:
Current assets
Cash and cash equivalents (Note A)                                                            $  1,602,148       $  1,180,863
Accounts receivable, net of allowance of $150,655 and $111,925                                   3,219,082          3,318,854
Inventories (Note A)                                                                             2,053,620          2,063,978
Prepaid expenses, deferred income taxes and other current assets (Note C)                          397,047            324,676
------------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                             7,271,897          6,888,371
Net property, plant and equipment (Note A)                                                       2,268,722          3,129,489
Other assets (Notes A, C, D and J)                                                                 406,533            561,911
------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                  $  9,947,152       $ 10,579,771
------------------------------------------------------------------------------------------------------------------------------
Liabilities and stockholders' equity:
Current liabilities
Bank loans and current portion of long-term debt (Note F)                                     $     14,371       $     32,614
Accounts payable                                                                                 1,113,160          1,197,350
Income taxes payable (Note C)                                                                       76,757             20,753
Salaries, wages and related items                                                                  562,442            619,756
Deferred revenues and customer advances (Note A)                                                 1,232,050          1,239,792
Accrued restructuring costs (Note E)                                                               492,046          1,351,075
Other current liabilities                                                                          755,466            594,925
------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                        4,246,292          5,056,265
Deferred income taxes (Note C)                                                                          16              4,758
Long-term debt (Note F)                                                                          1,012,885          1,010,680
Postretirement and other postemployment benefits (Note G)                                        1,159,679          1,228,269
------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                6,418,872          7,299,972
------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Note H)
------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity (Notes K and L)
Preferred stock, $1.00 par value (liquidation preference of $100 per share);
authorized 25,000,000 shares; 4,000,000 shares of Series A 8 7/8%
Cumulative Preferred Stock issued and outstanding                                                    4,000              4,000
Common stock, $1.00 par value; authorized 450,000,000 shares;
149,777,573 shares and 142,287,078 shares issued                                                   149,778            142,287
Additional paid-in capital                                                                       3,544,712          3,390,040
Retained deficit                                                                                  (170,210)          (256,528)
------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                       3,528,280          3,279,799
------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                    $  9,947,152       $ 10,579,771
------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

Consolidated statements of cash flows
Digital Equipment Corporation

(in thousands)
--------------------------------------------------------------------------------------------------------------------------------
                                                                             July 1, 1995       July 2, 1994       July 3, 1993
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Net income/(loss)                                                            $    121,818       $ (2,156,063)      $   (251,330)
--------------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income/(loss) to net cash
provided by operating activities:
Depreciation                                                                      507,966            573,970            698,631
Amortization                                                                       67,624            106,584            139,552
(Gain)/loss on disposition and write-down of other assets (Note J)                (57,333)           310,000                  -
Other adjustments to income                                                       (34,576)            84,026            185,617
(Increase)/decrease in accounts receivable                                         42,862           (298,602)           574,016
Increase in inventories (Note A)                                                 (272,037)          (308,838)          (141,106)
(Increase)/decrease in prepaid expenses and other current assets                  (17,862)            82,513            (26,552)
Increase/(decrease) in accounts payable                                           (49,517)           374,916           (218,866)
Increase in taxes (Note C)                                                         16,813             18,913             75,590
Increase/(decrease) in salaries, wages, benefits and
related items (Note G)                                                             31,306            163,221            (49,581)
Increase/(decrease) in deferred revenues and customer advances                        544            101,469            (70,312)
Increase/(decrease) in accrued restructuring costs (Note E)                      (859,029)           612,086           (807,915)
Increase/(decrease) in other current liabilities                                  153,911            (39,101)           (60,828)
--------------------------------------------------------------------------------------------------------------------------------
Total adjustments                                                                (469,328)         1,781,157            298,246
--------------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                         (347,510)          (374,906)            46,916
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities
Investment in property, plant and equipment                                      (365,551)          (682,100)          (528,691)
Proceeds from the disposition of property, plant and
equipment (Notes E and J)                                                         208,505             97,456             46,049
Investment in other assets (Note J)                                               (37,687)           (64,377)          (423,573)
Proceeds from the disposition of other assets (Note J)                            863,468             23,516             22,100
--------------------------------------------------------------------------------------------------------------------------------
Net cash flows from investing activities                                          668,735           (625,505)          (884,115)
--------------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating and investing activities                            321,225         (1,000,411)          (837,199)
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
Proceeds from issuance of debt                                                     13,253             22,742            984,482
Payments to retire debt                                                           (29,336)           (19,451)           (36,860)
Issuance of preferred, common and treasury shares,
including tax effects                                                             151,643            536,563            195,600
Dividends paid                                                                    (35,500)            (1,775)                 -
--------------------------------------------------------------------------------------------------------------------------------
Net cash flows from financing activities                                          100,060            538,079          1,143,222
--------------------------------------------------------------------------------------------------------------------------------
Net increase/(decrease) in cash and cash equivalents                              421,285           (462,332)           306,023
Cash and cash equivalents at beginning of year                                  1,180,863          1,643,195          1,337,172
--------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                     $  1,602,148       $  1,180,863       $  1,643,195
--------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

Consolidated statements of stockholders' equity
Digital Equipment Corporation

(in thousands)
---------------------------------------------------------------------------------------------------------------------------------
                                                                         Additional       Retained                          Total
                                              Preferred       Common        paid-in      earnings/      Treasury    stockholders'
                                                  stock        stock        capital      (deficit)         stock           equity
---------------------------------------------------------------------------------------------------------------------------------
June 27, 1992                                        -     $130,008     $2,692,444    $ 2,282,688     $(174,206)     $ 4,930,934
---------------------------------------------------------------------------------------------------------------------------------
Shares issued under stock plans                               5,482        149,321        (93,731)      134,528          195,600
Restricted stock plans, charge
to operations                                                               42,038                                        42,038
Repurchase unexercised option shares                                       (31,843)                                      (31,843)
Net loss--1993                                                                           (251,330)                      (251,330)
---------------------------------------------------------------------------------------------------------------------------------
July 3, 1993                                         -      135,490      2,851,960      1,937,627       (39,678)       4,885,399
---------------------------------------------------------------------------------------------------------------------------------
Issuance of preferred stock                   $  4,000                     382,745                                       386,745
Shares issued under stock plans                               6,797        130,785        (27,442)       39,678          149,818
Restricted stock plans, charge
to operations                                                               24,550                                        24,550
Dividends declared--preferred stock                                                       (10,650)                       (10,650)
Net loss--1994                                                                         (2,156,063)                    (2,156,063)
---------------------------------------------------------------------------------------------------------------------------------
July 2, 1994                                     4,000      142,287      3,390,040       (256,528)            -        3,279,799
---------------------------------------------------------------------------------------------------------------------------------
Shares issued under stock plans                               7,491        143,993                                       151,484
Restricted stock plans, charge
to operations                                                               10,679                                        10,679
Dividends declared--preferred stock                                                       (35,500)                       (35,500)
Net income--1995                                                                          121,818                        121,818
---------------------------------------------------------------------------------------------------------------------------------
July 1, 1995                                  $  4,000     $149,778     $3,544,712    $  (170,210)    $       -      $ 3,528,280
---------------------------------------------------------------------------------------------------------------------------------

See Notes K and L of Notes to consolidated financial statements.

Cash dividends on common stock have never been paid by the Corporation. The Corporation commenced paying dividends in fiscal 1994 on preferred stock issued in March 1994.

The accompanying notes are an integral part of these financial statements.

Notes to consolidated financial statements


Note A: Significant accounting policies
--------------------------------------------------------------------------------

Principles of consolidation: The consolidated financial statements of the Corporation include the financial statements of the parent and its U.S. and non-U.S. subsidiaries. All significant intercompany accounts and profits have been eliminated. Certain prior years' amounts have been reclassified to conform with current year presentation.

Fiscal year: The fiscal year of the Corporation is the fifty-two/fifty-three week period ending the Saturday nearest the last day of June. The fiscal years ended July 1, 1995 and July 2, 1994 included 52 weeks. The fiscal year ended July 3, 1993 included 53 weeks.

Translation of foreign currencies: For non-U.S. operations, the U.S. dollar is the functional currency. Monetary assets and liabilities of foreign subsidiaries are translated into U.S. dollars at current exchange rates. Nonmonetary assets such as inventories and property, plant and equipment are translated at historical rates. Income and expense items are translated at average exchange rates prevailing during the year, except that inventories and depreciation charged to operations are translated at historical rates. Exchange gains and losses arising from translation are included in current income.

Revenue recognition: Revenues from product sales are recognized at the time the product is shipped. Provisions for product sales returns and allowances are recorded in the same period as the related revenue. Service and other revenues are recognized ratably over the contractual period or as the services are performed.

Warranty: Warranty service revenues are recognized ratably over the warranty period; warranty-related costs are recognized as incurred. The Corporation also provides warranty coverage as a product attribute on certain products. Estimated costs to repair such products are accrued as product cost when the product is shipped.

Net income/(loss) applicable per common share: Per common share amounts are calculated based on the weighted average number of common shares and common share equivalents outstanding during periods of net income, after deducting applicable preferred stock dividends. Common share equivalents are attributable to stock options. Per share amounts are calculated based only on the weighted average number of common shares outstanding during periods of net loss, after deducting applicable preferred stock dividends.

Cash equivalents: The Corporation considers all highly liquid temporary cash investments with maturities of three months or less at date of acquisition to be cash equivalents. Cash equivalents are valued at cost plus accrued interest, which approximates market.

Taxes: In general, the Corporation's practice is to reinvest the earnings of its foreign subsidiaries in those operations, and repatriation of retained earnings is done only when it is advantageous to do so. Applicable taxes are provided only on amounts planned to be remitted.

Inventories: Inventories are stated at the lower of cost (first-in, first-out) or market.

(in thousands)                                     July 1, 1995     July 2, 1994
--------------------------------------------------------------------------------
Raw materials                                       $   595,829      $   476,172
Work-in-process                                         434,408          605,503
Finished goods                                        1,023,383          982,303
--------------------------------------------------------------------------------
Total inventories                                   $ 2,053,620      $ 2,063,978
--------------------------------------------------------------------------------

Property, plant and equipment: Property, plant and equipment are stated at cost.

(in thousands)                                     July 1, 1995     July 2, 1994
--------------------------------------------------------------------------------
Land                                                $   244,187      $   356,586
Buildings                                             1,418,636        1,967,815
Leasehold improvements                                  355,887          414,622
Machinery and equipment                               3,457,017        4,281,866
--------------------------------------------------------------------------------
Total property, plant
and equipment                                         5,475,727        7,020,889
Less accumulated depreciation                         3,207,005        3,891,400
--------------------------------------------------------------------------------
Net property, plant and
equipment                                           $ 2,268,722      $ 3,129,489
--------------------------------------------------------------------------------

Depreciation expense is computed principally on the following bases:

Classification                              Depreciation lives and methods
--------------------------------------------------------------------------------
Buildings                                   10 to 33 years (straight-line)
--------------------------------------------------------------------------------
Leasehold                                   Life of assets or term of lease,
improvements                                whichever is shorter (straight-line)
--------------------------------------------------------------------------------
Machinery and                               3 to 10 years (principally
equipment                                   accelerated methods)
--------------------------------------------------------------------------------

When assets are retired, or otherwise disposed of, the assets and related accumulated depreciation are removed from the accounts. Gains or losses resulting from restructuring actions are included in accrued restructuring costs. Other resulting gains and losses are included in income.

--------------------------------------------------------------------------------

Other assets: Other assets include long term investments, capitalized software development costs, goodwill, deferred taxes and other intangible assets.

Software development costs are capitalized beginning at the time that technical feasibility is established. These costs are amortized over no more than three years from the date the products are available for general use.

Goodwill is amortized using the straight-line method over the estimated useful life of the asset, subject to periodic review of realizability.

Other intangible assets are amortized using unit-volume and straight-line methods, as applicable, over their estimated useful lives, subject to periodic review of realizability.


Note B: Geographic operations
--------------------------------------------------------------------------------

Industry: The Corporation operates in one business segment: the design, manufacture, sale and service of networked computer systems.

Non-U.S. operations: Sales and marketing operations outside the United States are conducted through sales subsidiaries throughout the world; by direct sales from the parent corporation; and through various representative distributorship arrangements, value-added resellers and retailers. The Corporation's non-U.S. manufacturing operations include plants in Canada, Europe and Asia-Pacific. The products of these manufacturing plants are sold to the Corporation's sales subsidiaries, the parent corporation or other manufacturing plants for further processing. Intercompany transfers between geographic areas are accounted for at prices which are intended to be representative of unaffiliated party transactions.

Sales to unaffiliated customers outside the United States, including U.S. export sales, were $9.0 billion, $8.3 billion, and $9.2 billion for the fiscal years ended July 1, 1995, July 2, 1994 and July 3, 1993, respectively, which represented 65%, 62% and 64%, respectively, of total operating revenues. In general, the Corporation's practice is to reinvest the earnings of its foreign subsidiaries in those operations, and repatriation of retained earnings is done only when it is advantageous to do so. These accumulated retained earnings, before elimination of intercompany transactions, aggregated $3.0 billion, $2.9 billion and $4.0 billion at July 1, 1995, July 2, 1994 and July 3, 1993, respectively.

--------------------------------------------------------------------------------

(in thousands)
-----------------------------------------------------------------------------------------------------------------------
Year ended                                                         July 1, 1995        July 2, 1994       July 3, 1993
-----------------------------------------------------------------------------------------------------------------------
Net revenues
United States:
Unaffiliated customer sales                                        $  4,816,024        $  5,176,748       $  5,219,276
Inter-area transfers                                                  1,426,305           1,830,749          1,793,832
-----------------------------------------------------------------------------------------------------------------------
                                                                      6,242,329           7,007,497          7,013,108
-----------------------------------------------------------------------------------------------------------------------
Europe:
Unaffiliated customer sales                                           5,973,188           5,832,332          6,973,709
Inter-area transfers                                                    792,277             373,354            633,935
-----------------------------------------------------------------------------------------------------------------------
                                                                      6,765,465           6,205,686          7,607,644
-----------------------------------------------------------------------------------------------------------------------
Canada, Latin America, Asia-Pacific:
Unaffiliated customer sales                                           3,023,850           2,441,710          2,178,384
Inter-area transfers                                                  2,081,764           1,707,291          1,378,870
-----------------------------------------------------------------------------------------------------------------------
                                                                      5,105,614           4,149,001          3,557,254
-----------------------------------------------------------------------------------------------------------------------
Eliminations                                                         (4,300,346)         (3,911,394)        (3,806,637)
-----------------------------------------------------------------------------------------------------------------------
Net revenue                                                        $ 13,813,062        $ 13,450,790       $ 14,371,369
-----------------------------------------------------------------------------------------------------------------------
Income/(loss)
United States                                                      $   (231,180)       $   (740,709)      $   (363,454)
Europe                                                                  236,641          (1,109,188)            12,446
Canada, Latin America, Asia-Pacific                                      70,196            (170,097)           115,091
Eliminations                                                             32,771              23,931             (1,384)
-----------------------------------------------------------------------------------------------------------------------
Operating income/(loss)                                                 108,428          (1,996,063)          (237,301)
-----------------------------------------------------------------------------------------------------------------------
Interest income                                                          57,497              49,422             63,831
Interest expense                                                         90,268              73,353             50,837
-----------------------------------------------------------------------------------------------------------------------
Income/(loss) before income taxes and cumulative effect of
changes in accounting principles                                   $     75,657        $ (2,019,994)      $   (224,307)
-----------------------------------------------------------------------------------------------------------------------
Assets
United States                                                      $  3,924,941        $  4,997,184       $  4,202,395
Europe                                                                3,321,429           4,098,780          4,910,165
Canada, Latin America, Asia-Pacific                                   2,335,236           1,945,236          1,730,754
Corporate assets                                                      1,602,148           1,180,863          1,444,259
Eliminations                                                         (1,236,602)         (1,642,292)        (1,337,230)
-----------------------------------------------------------------------------------------------------------------------
Total assets                                                       $  9,947,152        $ 10,579,771       $ 10,950,343
-----------------------------------------------------------------------------------------------------------------------

Note C: Income taxes
--------------------------------------------------------------------------------------------------------------------------------

Income/(loss) before income taxes and cumulative effect of changes in accounting principles (in thousands)
--------------------------------------------------------------------------------------------------------------------------------
Year ended                                                                 July 1, 1995        July 2, 1994        July 3, 1993
--------------------------------------------------------------------------------------------------------------------------------
U.S.                                                                       $   (231,180)       $   (754,844)       $   (383,808)
Non-U.S.                                                                        306,837          (1,265,150)            159,501
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                      $     75,657        $ (2,019,994)       $   (224,307)
--------------------------------------------------------------------------------------------------------------------------------

Reconciliation of U.S. federal statutory rate to actual tax rate
--------------------------------------------------------------------------------------------------------------------------------
Year ended                                                                 July 1, 1995        July 2, 1994        July 3, 1993
--------------------------------------------------------------------------------------------------------------------------------
U.S. federal statutory tax (benefit) rate                                          35.0%              (35.0)%             (34.0)%
Tax benefit of manufacturing operations in: (a)
Puerto Rico                                                                           -                   -                (8.1)
Ireland                                                                           (40.2)               (2.3)              (16.0)
Singapore                                                                         (12.6)                (.1)               (7.8)
Tax impact due to net loss carryforward position:
U.S.                                                                              106.9                13.5                60.5
Non-U.S.                                                                          (93.2)               41.1                21.6
Non-U.S. tax rates                                                                 27.3               (12.0)                (.8)
Other                                                                               1.0                (1.0)               (3.4)
--------------------------------------------------------------------------------------------------------------------------------
Effective tax rate                                                                 24.2%                4.2%               12.0%
--------------------------------------------------------------------------------------------------------------------------------

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

Components of provisions for (benefits from) U.S. federal and non-U.S. income taxes (in thousands)
--------------------------------------------------------------------------------------------------------------------------------
Year ended                                                                 July 1, 1995        July 2, 1994        July 3, 1993
--------------------------------------------------------------------------------------------------------------------------------
U.S. federal:
Current                                                                    $         -         $         -         $     (5,023)
Deferred                                                                        (7,318)            (14,431)             (19,871)
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                           (7,318)            (14,431)             (24,894)
--------------------------------------------------------------------------------------------------------------------------------
Non-U.S.:
Current                                                                         48,388               5,618              (57,525)
Deferred                                                                       (26,260)             92,989              103,497
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                           22,128              98,607               45,972
--------------------------------------------------------------------------------------------------------------------------------
State income taxes                                                               3,532                 867                5,945
--------------------------------------------------------------------------------------------------------------------------------
Total income taxes                                                         $    18,342         $    85,043         $     27,023
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 109 - Accounting for Income Taxes, effective July 4, 1993. The Corporation had previously accounted for income taxes under Accounting Principles Board Opinion No. 11. In the first quarter of fiscal year 1994, the Corporation recorded a one-time benefit of $20,000,000 or $.14 per common share, for the recognition of previously unrecognized tax benefits. There was no cash flow impact from the adoption of SFAS No. 109. The standard was adopted on a prospective basis, and amounts presented for prior years were not restated.

Significant components of deferred tax assets and liabilities (in thousands)
---------------------------------------------------------------------------------------------------------
Year ended                                               July 1, 1995                  July 2, 1994
---------------------------------------------------------------------------------------------------------
                                                     Assets    Liabilities          Assets    Liabilities
---------------------------------------------------------------------------------------------------------
Inventory-related transactions                  $   148,399    $    12,893     $   101,933    $     8,437
Depreciation                                         65,083         55,314          61,335         44,693
Deferred warranty revenue                           101,094              -          80,506              -
Postretirement/postemployment benefits              447,948         23,524         400,037         18,323
Restructuring                                       199,319              -         446,505              -
Tax loss carryforwards                            1,419,630              -       1,424,927              -
Tax credit carryforwards                            166,526              -         149,013              -
Intangible assets                                    55,447         16,388         106,368              -
Research and engineering                            504,382              -               -              -
Other                                               164,685         67,209         168,392         98,465
---------------------------------------------------------------------------------------------------------
Gross deferred tax balances                       3,272,513        175,328       2,939,016        169,918
Valuation allowance                               2,967,035              -       2,677,673              -
---------------------------------------------------------------------------------------------------------
Net deferred tax balances                       $   305,478    $   175,328     $   261,343    $   169,918
---------------------------------------------------------------------------------------------------------

The gross deferred tax asset from tax loss carryforwards of $1.4 billion represents $3.6 billion of net operating loss carryforwards on a tax return basis which will generally expire as follows: $100,000,000 in 1998, $200,000,000 in 1999, $1.2 billion in 2007, $500,000,000 in 2008, and the remainder thereafter.

Tax credit carryforwards will generally expire as follows: $20,000,000 in 2001, $50,000,000 in 2002, $70,000,000 in 2003, $20,000,000 in 2004 and the remainder thereafter.

Tax benefit arising from previously unrecognized operating loss carryforwards amounted to approximately $42,000,000 and $4,000,000 for the fiscal years ended July 1, 1995 and July 2, 1994, respectively.

Major changes in the components of temporary differences and carryforwards for the fiscal year ended July 1, 1995 include an increase in gross deferred tax assets related to research and engineering in the amount of $504,382,000, and decreases in gross deferred tax assets related to restructuring and intangible assets in the amounts of $247,186,000 and $50,921,000, respectively.

For the fiscal year ended July 1, 1995, the total valuation allowance for deferred tax assets increased $289,362,000, which is attributable to the increase in gross deferred tax assets. For the fiscal year ended July 2, 1994, the total valuation allowance increased by $872,887,000, resulting from increased gross deferred tax assets associated with tax loss carryforwards, restructuring and other deferred tax assets.

Gross deferred taxes were increased by $10,334,000 and $32,410,000 for the fiscal years ended July 1, 1995 and July 2, 1994, respectively, as a result of statutory tax rate changes, fully offset by valuation allowances.

In fiscal years 1995, 1994 and 1993, net income taxes paid were approximately $3,008,000, $42,419,000 and $53,889,000, respectively.

See Note A for further explanation of the Corporation's income tax accounting policies.


Note D: Capitalized computer software development costs
--------------------------------------------------------------------------------

Unamortized computer software development costs were $100,989,000 and $124,780,000 at July 1, 1995 and July 2, 1994, respectively. Amortization expense was $59,335,000, $67,515,000 and $68,978,000 for the years ended July 1,
1995, July 2, 1994 and July 3, 1993, respectively. Accumulated amortization was $197,419,000 and $208,837,000 at July 1, 1995 and July 2, 1994, respectively.

Note E: Restructuring actions
--------------------------------------------------------------------------------

Accrued restructuring costs and charges include the cost of involuntary employee termination benefits, facility closures and related costs associated with restructuring actions. Employee termination benefits include severance, wage continuation, notice pay, medical and other benefits. Facility closures and related costs include gains and losses on disposal of property, plant and equipment, lease payments and related costs. Restructuring costs were accrued and charged to expense in accordance with approved management plans.

The Corporation's cost structure at the end of fiscal year 1994 was too high for the level and mix of total operating revenues. As a result, the Corporation approved additional restructuring actions and accrued related costs of $1.2 billion. The cost of employee separations associated with the fiscal 1994 charge included termination benefits for approximately 20,000 employees, located principally in the U.S. and Europe. The greatest portion of employee separations, approximately 40%, were to come from sales and marketing functions, as the Corporation sells more products through indirect channels of distribution. Most other organizations and functions also were affected by the reduction in employees. A portion of these employee separations occurred near the end of the fourth quarter of fiscal 1994. The fiscal 1994 charge also covers costs associated with closure of 10 million square feet of facilities, including office and manufacturing space, principally in the U.S. and Europe.

During fiscal year 1995, restructuring actions resulted in approximately 7,400 employee separations. While some restructuring actions remain to be implemented in fiscal 1996, the number of involuntary separations is expected to be lower than originally planned due principally to a higher level of voluntary separations and employees transferred in connection with divesting activities. However, associated cost savings were offset by an increase in estimated separation costs for certain non-U.S. employees.

The Corporation's experience in property dispositions in fiscal year 1995 was favorable to plan on a cost per square foot basis. During fiscal 1995, the Corporation sold, or entered into agreements to sell, approximately 5.3 million square feet of space including the Corporation's former headquarters facilities in Maynard, Massachusetts, generating approximately $200,000,000 of cash proceeds.

The remaining reserve balance of $492,046,000 is adequate to cover currently planned restructuring actions, the majority of which are facilities related.


Accrued restructuring costs (in thousands)
-----------------------------------------------------------------------------------------------------------------------------
Year ended                                                                 July 1, 1995       July 2, 1994       July 3, 1993
-----------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                   $1,351,075         $  738,989         $1,546,904
-----------------------------------------------------------------------------------------------------------------------------
Charges to operations:
Employee separations                                                                 --            679,000                 --
Facility closures and related costs                                                  --            527,000                 --
-----------------------------------------------------------------------------------------------------------------------------
Total charges to operations                                                          --          1,206,000                 --
-----------------------------------------------------------------------------------------------------------------------------
Costs incurred:
Employee separations                                                            507,816            372,450            454,900
Facility closures and related costs                                             323,029            212,300            314,250
Other                                                                            28,184              9,164             38,765
-----------------------------------------------------------------------------------------------------------------------------
Total costs incurred                                                            859,029            593,914            807,915
-----------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                         $  492,046         $1,351,075         $  738,989
-----------------------------------------------------------------------------------------------------------------------------
Cash expenditures:
Employee separations                                                         $  562,629         $  532,000         $  651,300
Facility closures and related costs, net of proceeds                            (38,850)            67,550            174,700
-----------------------------------------------------------------------------------------------------------------------------
Net cash expenditures                                                        $  523,779         $  599,550         $  826,000
-----------------------------------------------------------------------------------------------------------------------------
Number of employee terminations due to restructuring actions                      7,400             12,000             17,000
-----------------------------------------------------------------------------------------------------------------------------

Note F: Debt
--------------------------------------------------------------------------------

Long-term debt, exclusive of current maturities (in thousands)
-----------------------------------------------------------------------------------------------------------------------------
                                                       Maturity date
                                                     (Calendar year)      Interest rate        July 1, 1995     July 2, 1994
-----------------------------------------------------------------------------------------------------------------------------
Lease obligations                                          1997-2002        7.64%-11.0%(a)     $     16,091     $     17,950
Notes (b)                                                       1997                 7%             250,000          250,000
Notes (b)                                                       2002             7 1/8%             250,000          250,000
Debentures (b)                                                  2012             8 5/8%             250,000          250,000
Debentures (b)                                                  2023             7 3/4%             250,000          250,000
Unamortized discount and commissions (b)                                                            (14,150)         (15,092)
Other debt obligations                                                                               10,944            7,822
-----------------------------------------------------------------------------------------------------------------------------
Total long-term debt, exclusive of
current maturities                                                                             $  1,012,885     $  1,010,680
-----------------------------------------------------------------------------------------------------------------------------

Note (a) Weighted average interest rate at July 1, 1995 and July 2, 1994 of
8.5%.

Note (b) The Notes and Debentures are not redeemable prior to maturity and are not entitled to any sinking fund. The unamortized discount and commissions relate to these Notes and Debentures.


Principal payments during the next five fiscal years are as follows: 1996 - $5,437,000; 1997 - $13,238,000; 1998 - $257,129,000; 1999 - $1,212,000; 2000-
$1,115,000.

In fiscal years 1995, 1994 and 1993, interest paid was $86,157,000, $76,203,000 and $37,123,000, respectively.

The Corporation had available lines of credit totaling $308,885,000 and $1.2 billion as of July 1, 1995 and July 2, 1994, respectively. In fiscal year 1994, these lines of credit included a $750,000,000 committed credit facility which was terminated by the Corporation on July 25, 1994, having been replaced as a source of liquidity with an accounts receivable securitization facility as described below. Substantially all of these lines of credit were unused at the end of fiscal 1995 and 1994. Commitment fees on the unused lines of credit were neither material nor significant.

In June 1994, the Corporation entered into a five-year agreement with a major financial institution (i) providing for the transfer and sale by the Corporation to a wholly-owned subsidiary of the Corporation of a designated pool of domestic trade accounts receivable (the "Receivables"), and (ii) allowing the Corporation to sell to a group of investors an undivided ownership interest in the Receivables for proceeds of up to $600,000,000 (the "Purchase Limit"). The agreement includes annual commitment fees up to a maximum of 0.2% of the Purchase Limit. During the third quarter of fiscal 1995, the Corporation elected to amend the Purchase Limit under the agreement from $600,000,000 to $500,000,000. As of July 1, 1995 and July 2, 1994, no interests in the Receivables had been sold.

In May 1995, Digital Equipment Co. Limited, a wholly-owned subsidiary of the Corporation incorporated in the United Kingdom, entered into a five-year agreement with a major financial institution allowing it to sell an undivided ownership interest in a designated pool of trade accounts receivables (the "UK Receivables") to a group of investors for proceeds of up to approximately $125,000,000 (80,000,000 pounds). Commitment fees under the agreement are neither material nor significant. As of July 1, 1995, no interests in the UK Receivables had been sold.


Note G: Postretirement and other postemployment benefits
--------------------------------------------------------------------------------

Pension plans: The Corporation and its subsidiaries have defined benefit and defined contribution pension plans covering substantially all employees. The benefits are based on years of service and compensation during the employee's career. Pension cost is based on estimated benefit payment formulas.

It is the Corporation's policy to make tax-deductible contributions to the plans in accordance with local laws. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. For the U.S. pension plan, there were no contributions in the fiscal years 1995, 1994 or 1993. The assets of the plans include corporate equity and debt securities, government securities and real estate.

--------------------------------------------------------------------------------

The Corporation's fiscal year 1995 pension cost before curtailment gains declined, reflecting the positive effects of restructuring activities and increased returns on invested pension assets. The net periodic pension cost for defined contribution pension plans was $6,816,000, $12,585,000 and $7,944,000 for the fiscal years ended July 1, 1995, July 2, 1994 and July 3, 1993, respectively. The measurement dates for all plans were within 90 days of year-end.


Components of net periodic pension cost (in thousands)
---------------------------------------------------------------------------------------------------------------------------------
Year ended                                                                       July 1, 1995      July 2, 1994     July 3, 1993
---------------------------------------------------------------------------------------------------------------------------------
Service cost for benefits earned during the period                                  $ 156,112         $ 180,694        $ 192,546
Interest cost on projected benefit obligations                                        182,363           191,525          201,203
Actual return on plan assets                                                         (344,486)         (143,465)        (291,127)
Net amortization and deferral                                                          91,251           (79,567)          79,421
---------------------------------------------------------------------------------------------------------------------------------
Net periodic pension cost before curtailment gains                                     85,240           149,187          182,043
Curtailment gains                                                                           -          (272,918)               -
---------------------------------------------------------------------------------------------------------------------------------
Net periodic pension cost for defined benefit pension plans                         $  85,240         $(123,731)       $ 182,043
---------------------------------------------------------------------------------------------------------------------------------
Total pension cost for all pension plans                                            $  95,249         $(107,686)       $ 189,293
---------------------------------------------------------------------------------------------------------------------------------


Significant actuarial assumptions for pension plans
---------------------------------------------------------------------------------------------------------------------------------
Year ended                                                                       July 1, 1995      July 2, 1994     July 3, 1993
---------------------------------------------------------------------------------------------------------------------------------
U.S. pension plan:
Discount rate                                                                             7.5%              8.0%             8.0%
Expected long-term rate of return on plan assets                                          9.0%              9.0%             9.0%
Rate of increase in future compensation levels                                            5.0%              6.0%             6.0%
---------------------------------------------------------------------------------------------------------------------------------
Non-U.S. pension plans:
Discount rate                                                                       5.0 - 9.5%        5.0 - 9.5%       5.0 - 9.0%
Expected long-term rate of return on plan assets                                    6.0 -10.0%        6.0 -10.0%       6.0 -10.0%
Rate of increase in future compensation levels                                      3.0 - 7.0%        2.8 - 7.2%       3.5 - 7.5%
---------------------------------------------------------------------------------------------------------------------------------


Funded status of pension plans as of the year-end measurement date (in thousands)
----------------------------------------------------------------------------------------------------------------
Year ended                                                                       July 1, 1995      July 2, 1994
----------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Vested benefit obligation                                                         $(1,725,467)      $(1,448,067)
----------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                                                    $(1,891,032)      $(1,635,422)
----------------------------------------------------------------------------------------------------------------
Projected benefit obligation                                                      $(2,727,920)      $(2,558,421)
Plan assets at fair value                                                           3,073,995         2,727,675
----------------------------------------------------------------------------------------------------------------
Over funded projected benefit obligation                                              346,075           169,254
Contributions made after measurement date but before end of fiscal year                     -             2,762
Unrecognized net gain                                                                (544,685)         (326,710)
Unrecognized prior service credit                                                     (41,623)          (88,519)
Unrecognized net transition asset                                                     (84,091)          (88,916)
----------------------------------------------------------------------------------------------------------------
Pension liability recognized on the balance sheet                                 $  (324,324)      $  (332,129)
----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Postretirement benefits other than pensions: The Corporation has defined benefit postretirement plans that provide medical and dental benefits for U.S. retirees and their eligible dependents. Substantially all of the Corporation's U.S. employees may become eligible for postretirement benefits if they reach retirement age while working for the Corporation. The majority of the Corporation's non-U.S. subsidiaries do not offer postretirement benefits other than pensions to retirees.

The Corporation's fiscal year 1995 postretirement benefit cost before curtailment gains declined, reflecting the positive effects of restructuring activities and lower U.S. health care cost trends.

The Corporation's postretirement benefits plans other than pensions are funded as costs are incurred.


Components of net periodic postretirement benefits costs (in thousands)
---------------------------------------------------------------------------------------------------------------------------------
Year ended                                                                       July 1, 1995      July 2, 1994     July 3, 1993
---------------------------------------------------------------------------------------------------------------------------------
Service cost for benefit earned during the period                                   $  18,455         $  24,949        $  25,560
Interest cost on accumulated postretirement benefits obligations                       41,279            47,309           50,915
Actual return on plan assets                                                                -                 -                -
Net amortization and deferral                                                          (9,919)           (9,964)          (8,538)
---------------------------------------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost before curtailment gains                      49,815            62,294           67,937
Curtailment gains                                                                     (20,741)          (37,773)         (30,000)
---------------------------------------------------------------------------------------------------------------------------------
Net periodic postretirement benefits cost                                           $  29,074         $  24,521        $  37,937
---------------------------------------------------------------------------------------------------------------------------------


Significant actuarial assumptions for postretirement benefits plans (dollars in thousands)
---------------------------------------------------------------------------------------------------------------------------------
Year ended                                                                       July 1, 1995      July 2, 1994     July 3, 1993
---------------------------------------------------------------------------------------------------------------------------------
U.S. plans:
Discount rate                                                                             7.5%              8.0%             8.0%
Health care cost trend rate, current year                                                 7.0%              9.3%            10.6%
Health care cost trend rate, ultimate year                                                5.5%              5.5%             6.0%
Trend rate decreases to the ultimate rate in the year                                    2005              2005             2005
Effect of a 1% increase in the trend rate:
Increase in accumulated postretirement benefits obligation                           $100,617          $110,011         $137,913
Increase in net periodic postretirement benefits cost                                $ 13,645          $ 15,643         $ 17,598
---------------------------------------------------------------------------------------------------------------------------------
Non-U.S. plans:
Discount rate                                                                        5.0- 8.5%         5.0- 8.5%        5.0- 8.5%
Health care cost trend rate, current year                                            4.0-11.0%         4.0-12.0%        5.0-13.0%
Health care cost trend rate, ultimate year                                           4.0- 7.0%         4.0- 7.0%        5.0- 7.0%
Trend rates decrease to the ultimate rates in the years                             1995-2006         1994-2007        1993-2050
Effect of a 1% increase in the trend rate:
Increase in accumulated postretirement benefit obligation                            $  8,072          $  6,057         $  5,861
Increase in net periodic postretirement benefit cost                                 $  1,043          $    909         $    564
---------------------------------------------------------------------------------------------------------------------------------


Funded status of postretirement benefits plans as of the year-end measurement date (in thousands)
----------------------------------------------------------------------------------------------------------------
Year ended                                                                       July 1, 1995      July 2, 1994
----------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligations:
Retirees                                                                            $(334,578)        $(371,191)
Fully eligible plan participants                                                      (15,862)          (22,180)
Other active plan participants                                                       (243,587)         (233,065)
----------------------------------------------------------------------------------------------------------------
Unfunded accumulated postretirement benefit obligation                               (594,027)         (626,436)
Unrecognized net (gain)/loss                                                          (44,092)            1,057
Unrecognized prior service credit                                                     (93,041)         (116,138)
----------------------------------------------------------------------------------------------------------------
Other postretirement benefits liability recognized on the balance sheet             $(731,160)        $(741,517)
----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Postemployment benefits: In the fourth quarter of fiscal year 1994, the Corporation adopted Statement of Financial Accounting Standards (SFAS)
No. 112 -- Employers' Accounting for Postemployment Benefits, effective as of the beginning of the fiscal year. This standard requires the accrual of benefits provided to former or inactive employees, after employment but before retirement. These benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits and continuation of benefits such as health care and life insurance coverage.

The cumulative effect of adopting this standard resulted in a one-time charge to income of $71,068,000 (the "transition obligation"), or $.51 per common share. This transition obligation represents principally the cost of providing medical, dental and life insurance benefits to individuals in the U.S. currently on long-term disability, during the estimated remaining period in which they will receive disability benefits. The annual expense under the new standard, exclusive of the transition obligation, is not significantly different than the annual expense under the Corporation's former practice. There was no cash flow impact from the adoption of SFAS No. 112. Prior years' consolidated financial statements have not been restated to reflect this change.


Note H: Commitments and contingencies
--------------------------------------------------------------------------------

Lease commitments: Minimum annual rentals under noncancelable leases (which are principally for leased real estate, vehicles and equipment) for the fiscal years listed are as follows:


Fiscal years                                                      (in thousands)
--------------------------------------------------------------------------------
1996                                                                  $  260,875
1997                                                                     202,876
1998                                                                     207,683
1999                                                                     262,506
2000                                                                      68,864
Later years                                                              360,481
--------------------------------------------------------------------------------
Total minimum lease payments                                          $1,363,285
--------------------------------------------------------------------------------

Total rental expense for the fiscal years ended July 1, 1995, July 2, 1994 and July 3, 1993 amounted to $282,084,000, $436,080,000 and $503,094,000, respectively.

Litigation: Several purported class action lawsuits were filed against the Corporation during the fourth quarter of fiscal year 1994 alleging violations of the Federal securities laws arising from alleged misrepresentations and omissions in connection with the Corporation's issuance and sale of Series A
8 7/8% Cumulative Preferred Stock (the "Series A Preferred Stock") and the Corporation's financial results for the quarter ended April 2, 1994. During fiscal 1995, the lawsuits were consolidated into three cases, which were pending before the United States District Court for the District of Massachusetts. On August 8, 1995, the Massachusetts federal court granted the defendants' motion to dismiss all three cases in their entirety. On September 6, 1995, notices of appeal were filed in two of the cases.


Note I: Financial instruments
--------------------------------------------------------------------------------

Foreign exchange options: In the ordinary course of business, the Corporation enters into foreign exchange option contracts for periods consistent with its committed exposures to limit potential losses from adverse exchange rate movements on operations. The contracts are primarily in European currencies, Australian dollars and Japanese yen and generally have maturities which do not exceed three months. The impact of exchange rate movements on contracts used to hedge revenue and expense transactions is included in income in the period the related operating revenues and expenses are recognized. Premiums on foreign exchange option contracts are amortized over the life of the contract. Unamortized premiums are included in prepaid assets. The Corporation does not anticipate any material adverse effect due to exchange rate movements over the short-term period covered by these contracts.

Foreign exchange forwards: In the ordinary course of business, the Corporation enters into foreign exchange forward contracts for periods consistent with its committed exposures to mitigate the effect of foreign currency movements on the U.S. dollar value of monetary asset and liability positions of non-U.S. subsidiaries. The contracts are primarily in European currencies, Australian dollars and Japanese yen and generally have maturities which do not exceed three months. The impact of exchange rate movements on contracts used to hedge monetary assets and liabilities is included in income in the period in which the exchange rates change.

With respect to foreign exchange option contracts and foreign exchange forward contracts, there were no deferred gains or losses at July 1, 1995. Also, the Corporation does not hold or issue foreign exchange futures contracts or foreign exchange option contracts for trading purposes.

--------------------------------------------------------------------------------

Interest rate swaps: The Corporation has entered into interest rate swap agreements, with maturities of up to 10 years, to manage its exposure to interest rate movements by effectively converting a portion of its long-term debt from fixed to variable rates. The net face amount of interest rate swaps subject to variable rates as of July 1, 1995 and July 2, 1994 was $250,000,000 and $750,000,000, respectively, as a result of offsetting positions. These agreements involve the exchange of fixed rate payments for variable rate payments without the exchange of the underlying principal amount. Fixed interest rate payments are at rates ranging from 5.45% to 5.75%. Variable rate payments are based on the 6 month U.S. dollar LIBOR. Interest rate differentials paid or received under these swap agreements are recognized over the life of the contracts as adjustments to interest expense. The Corporation does not hold or issue interest rate swaps for trading purposes.

Fair value: The carrying amounts reflected in the consolidated balance sheets for cash, cash equivalents, accounts receivable, bank loans, current portion of long-term debt and accounts payable approximate fair value due to the short maturities of these instruments. The fair values for long-term debt and hedging instruments are based on dealer quotes for those instruments. The fair values represent estimates of possible value which may not be realized in the future.


Fair value of financial instruments (in thousands)
--------------------------------------------------------------------------------
                                             Face       Carrying           Fair
                                           amount         amount          value
--------------------------------------------------------------------------------
July 1, 1995
Long-term debt                         $1,027,035     $1,012,885     $1,004,043
Hedging instruments:
Option contracts                       $  611,100     $    3,983     $    3,291
Forward contracts                      $  977,008     $     (238)    $    1,610
Interest rate swaps                    $1,250,000     $       --     $  (30,978)
--------------------------------------------------------------------------------
July 2, 1994
Long-term debt                         $1,025,772     $1,010,680     $  831,077
Hedging instruments:
Option contracts                       $  363,000     $    1,994     $    2,048
Forward contracts                      $  557,656     $  (47,073)    $  (45,776)
Interest rate swaps                    $1,250,000     $       --     $  (42,800)
--------------------------------------------------------------------------------

The face amount of hedging instruments does not necessarily represent amounts exchanged by the parties and thus is not a direct measure of the exposure of the Corporation through its use of hedging instruments. The amounts exchanged are calculated on the basis of face amounts and other terms of the hedging instruments, which relate to interest rates, exchange rates or other financial indexes.

Concentration of credit risk: Financial instruments which potentially subject the Corporation to concentrations of credit risk consist principally of temporary cash investments, trade receivables and hedging instruments.

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

The Corporation is exposed to credit-related losses in the event of nonperformance by counterparties to hedging instruments. The counterparties to these contracts are major financial institutions. The Corporation continually monitors its positions and the credit ratings of its counterparties and limits the amount of contracts it enters into with any one party.

Note J: Investing and divesting activities
--------------------------------------------------------------------------------

During fiscal year 1995, the Corporation sold portions of its storage business, its relational database business, a software distribution subsidiary, a contract manufacturing business and a semiconductor manufacturing facility. In fiscal 1994, these businesses represented approximately 5% of total consolidated operating revenues but had an immaterial effect on the consolidated net loss.

At the end of the fourth quarter of fiscal year 1995, the Corporation sold its South Queensferry, Scotland semiconductor facility and related assets to a subsidiary of Motorola, Inc. for net proceeds of approximately $128,000,000. Assets sold included approximately $8,000,000 of inventory and $127,000,000 of net property, plant and equipment. Approximately 530 employees were transferred to Motorola at the time of sale.

At the end of the third quarter of fiscal year 1995, the Corporation sold its contract manufacturing business to SCI Systems, Inc. for net proceeds of approximately $75,000,000. Assets sold included approximately $47,000,000 of inventory and $20,000,000 of net property, plant and equipment, including a manufacturing plant in Augusta, Maine. Approximately 700 employees were transferred to SCI Systems, Inc. at the time of sale.

At the beginning of the second quarter of fiscal year 1995, the Corporation sold its magnetic disk drive, tape drive, solid state disk and thin film heads businesses (the "Business") to Quantum Corporation ("Quantum") for an aggregate purchase price of $360,000,000, generating net proceeds of $348,000,000. Assets sold included approximately $180,000,000 of inventory and $154,000,000 of net property, plant and equipment, including facilities in Shrewsbury, Massachusetts and Penang, Malaysia, as well as the Corporation's interest in Rocky Mountain Magnetics, Inc. Quantum is leasing facilities owned by the Corporation in Colorado Springs, Colorado and leased by the Corporation in Batam, Indonesia. Approximately 3,100 employees were transferred to Quantum upon sale of the Business.

Also during the second quarter of fiscal year 1995, the Corporation sold its relational database business and related assets to Oracle Corporation for net proceeds of $107,000,000. Approximately 250 employees were transferred to Oracle Corporation at the time of sale.

In June 1992, the Corporation entered into agreements to purchase common stock of Ing. Olivetti & C. S.p.A. ("Olivetti") and to form a strategic alliance with Olivetti. Pursuant to these agreements, as amended, the Corporation purchased a total of 98,533,000 shares of Olivetti common stock in fiscal year 1993 for a total investment of approximately $287,800,000. As part of the alliance agreement, as amended, Olivetti agreed to purchase a minimum level of Alpha products from the Corporation over a specified period of time.

The Olivetti stock was recorded at $83,800,000. The remainder of the purchase price was recorded as an intangible asset to be amortized over a period not to exceed ten years. While the Corporation expected to generate significant revenues from the sale of Alpha products to Olivetti in the long term, in fiscal year 1994, the sale of Alpha products to Olivetti fell significantly short of levels called for in the alliance agreement. In the fourth quarter of fiscal 1994, the Corporation concluded that revenues and profits in the future, although potentially significant, would continue below levels called for in the agreement. Accordingly, in the fourth quarter of fiscal 1994, the Corporation reduced the carrying value of the intangible asset by $116,000,000 to its expected net realizable value and included this amount as a charge to Selling, general and administrative (SG&A) expenses on the Statement of operations. The remainder of the intangible asset is being amortized over a period not to exceed eight years using the greater of unit-volume or straight-line methods.

The Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 115 -- Accounting for Certain Investments in Debt and Equity Securities, effective July 3, 1994. SFAS No. 115 expands the use of fair value accounting for certain debt and equity securities. At the date of adoption, the Corporation recorded a one-time unrealized gain of $64,503,000, or $.44 per common share related to the value of Olivetti common stock. Subsequently, in the first quarter of fiscal year 1995, the Corporation sold all of its shares of Olivetti stock for approximately $149,000,000, thereby realizing the gain. The cash flow effect is included in the gain/(loss) on disposition and write-down of other assets in the Statement of cash flows.

Revenue and operating results for the Corporation's Digital-Kienzle business, acquired in fiscal year 1991, fell significantly short of operating plan for fiscal 1994 and from results of prior years despite restructuring efforts and management changes in fiscal 1994 aimed at improving results. During the fourth quarter of fiscal 1994, plans for further restructuring actions to be taken in fiscal 1995 were finalized. The Corporation concluded that the discounted cash flow, including restructuring actions associated with the acquired business, would no longer support the carrying value of the unamortized goodwill. Accordingly, the unamortized balance of goodwill related to the acquisition of approximately $194,000,000 was written off as a charge to operations. This was included in SG&A expenses on the Statement of operations.

Note K: Stock plans
--------------------------------------------------------------------------------

Stock options and awards: Under its Equity Plan, the Corporation has awarded restricted stock to certain officers and key employees. Under such Equity Plan and its Restricted Stock Option Plans, the Corporation has granted options to certain officers and key employees to purchase common stock at a price determined by the Board of Directors. Shares purchased under the plans are either subject to repurchase options and restrictions on sales which lapse over an extended time period not exceeding 10 years, or become exercisable ratably over periods of up to five years. At July 1, 1995, 4,457,650 options to purchase shares were exercisable at prices ranging from $19.25 to $153.00. In fiscal year 1992, certain options were granted under such Equity Plan which become exercisable ratably over five years, but only if the common stock achieves certain price performance criteria.

The excess, if any, of the fair market value of shares on the measurement date over the exercise price is charged to operations each year as the restrictions lapse.

In May 1994, the Board of Directors approved a program to offer employees of the Corporation (other than executive officers of the Corporation) the opportunity to exchange their outstanding stock options for new options to purchase a reduced number of shares of common stock at a per share exercise price equal to the fair market value of the common stock on the date the program was approved (the "Regrant Program"). Under the Regrant Program, outstanding options granted between 1985 and 1993 to purchase up to 11,854,084 shares of common stock with an average exercise price of $59.43 per share could be exchanged for new options to purchase up to 4,554,870 shares with an exercise price of $22.88 per share. The new options vest over four years and have a seven-year term. As of July 3, 1994 options to purchase 5,765,914 shares had been exchanged and cancelled for new options to purchase a total of 2,328,910 shares. During fiscal year 1995, an additional 4,476,977 shares were exchanged and cancelled for new options to purchase a total of 1,663,430 shares. No further exchanges may occur under this program. No compensation expense was reversed as a result of the Regrant Program. Future expense associated with options cancelled, and not replaced by new options under the Regrant Program, will no longer be recognized, resulting in an expense reduction of approximately $31,000,000 over the years 1995 to 1998.

Stock option plans
--------------------------------------------------------------------------------
                                             Shares                      Average
                                       reserved for                        price
                                      future grants          Shares    per share
--------------------------------------------------------------------------------
June 27, 1992                             1,771,498      20,917,895       $71.81
Additional shares
available for grant                       1,950,123               -            -
Options granted                          (3,737,045)      3,737,045       $41.41
Shares awarded                             (277,650)              -            -
Options exercised                                 -        (553,486)      $27.67
Options cancelled                         1,623,333      (1,623,333)      $66.42
Options cancelled under
repurchase program                        2,653,570      (2,653,570)     $153.00
Options terminated                       (3,362,938)              -            -
--------------------------------------------------------------------------------
July 3, 1993                                620,891      19,824,551       $56.89
Additional shares
available for grant                       2,032,347               -            -
Options granted                            (896,650)        896,650       $23.07
Shares awarded                             (307,460)              -            -
Options exercised                                 -        (106,612)      $33.78
Options cancelled                         2,243,356      (2,243,356)      $52.08
Options terminated                       (1,248,476)              -            -
Regrant program:
Cancelled                                 5,765,914      (5,765,914)      $59.10
Terminated                               (2,843,639)              -            -
Regrant                                  (2,328,910)      2,328,910       $22.88
--------------------------------------------------------------------------------
July 2, 1994                              3,037,373      14,934,229       $49.59
Additional shares
available for grant                       2,134,306               -            -
Options granted                          (2,781,930)      2,781,930       $25.42
Shares awarded                             (897,680)              -            -
Options exercised                                 -        (677,299)      $26.58
Options cancelled                         3,278,129      (3,278,129)      $35.73
Options terminated                       (1,748,323)              -            -
Regrant program:
Cancelled                                 4,476,977      (4,476,977)      $59.26
Terminated                               (2,479,767)              -            -
Regrant                                  (1,663,430)      1,663,430       $22.88
--------------------------------------------------------------------------------
July 1, 1995                              3,355,655      10,947,184       $41.01
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

In April 1993, the Board of Directors approved the repurchase of outstanding options to purchase up to 2,800,000 shares of common stock granted to certain employees in fiscal year 1988 at an exercise price of $153.00 per share which represented a discount of $30.00 per share from the fair market value of the common stock on the date of grant. The original options to purchase 3,200,000 shares were subject to restrictions lapsing and amortizing ratably over ten years. Optionholders were offered $3.00 per unexercised option share in return for the cancellation of the option. The repurchase price was determined after taking into account option pricing models, the opinion of an independent advisor and the financial and compensation objectives of the program. The Corporation repurchased approximately 2,700,000 shares at a cost of approximately $8,000,000, which was charged to operations in fiscal 1993. In addition, the Corporation reversed compensation expense recorded in previous years of $31,843,000 with a corresponding reduction of additional paid-in capital.

Employee stock purchase plans: Under the Corporation's Employee Stock Purchase Plans, all U.S. and certain non-U.S. employees may be granted the opportunity to purchase common stock at 85% of market value on the first or last business day of the six-month payment period, whichever is lower. Common stock reserved for future employee purchases aggregated 7,547,860 shares at July 1, 1995. There were 6,085,154 shares issued at an average price of $21.96 per share during the year ended July 1, 1995; 6,938,772 shares issued at an average price of $23.72 per share during the year ended July 2, 1994; and 6,404,574 shares issued at an average price of $28.38 per share during the year ended July 3, 1993. There have been no charges to income in connection with these Plans other than incidental expenses related to the issuance of the shares. Federal income tax benefits relating to such Plans, if any, have been credited to additional paid-in capital.

Stock option plan for non-employee directors: The Stock Option Plan for Non-Employee Directors provides for a one-time grant of an option to purchase 5,000 shares of the Corporation's common stock to non-employee directors. The exercise price of an option is 100% of the fair market value per share of common stock of the Corporation on the date the option is granted. An aggregate of 100,000 shares of common stock are authorized for issuance under the Plan, of which 50,000 have been granted at an average purchase price of $49.01 per share. The options become exercisable at the rate of 20% per year, with credit given for past service. None of these options had been exercised as of July 1, 1995.


Note L: Stockholders' equity
--------------------------------------------------------------------------------

On January 21, 1994, the Corporation filed with the Securities and Exchange Commission a shelf registration statement on Form S-3 under the Securities Act of 1933, as amended, covering the registration of debt securities, preferred stock, depositary shares, and warrants to purchase equity and debt securities, in an aggregate amount of $1 billion. In March 1994, the Corporation issued and sold 16,000,000 Depositary Shares under the shelf registration statement, each representing a one-fourth interest in a share of the Corporation's Series A
8 7/8% Cumulative Preferred Stock (the "Series A Preferred Stock"), par value $1.00 per share. Dividends on the Series A Preferred Stock accrue at the annual rate of 8 7/8%, or $35,500,000 per year. At July 1, 1995, there were declared and unpaid dividends of $8,875,000. These dividends were paid on July 17, 1995. Total dividends of $10,650,000 were declared in fiscal year 1994, commencing after issuance in March 1994.

The Series A Preferred Stock was offered to the public at $100 per share ($25 per Depositary Share) for a total of $400,000,000, leaving a balance of $600,000,000 available for future issuance under the shelf registration. The net proceeds of $387,000,000 from the Series A Preferred Stock offering is available for working capital and other general corporate purposes. The Series A Preferred Stock is not convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation. The Series A Preferred Stock is not redeemable prior to April 1, 1999. On or after April 1, 1999, the Corporation, at its option, may redeem shares of the Series A Preferred Stock, as a whole or in part, for cash at the redemption price per share of $100 ($25 per Depositary Share), plus accrued and unpaid dividends to the redemption date. Upon dissolution, liquidation or the winding up of the affairs of the Corporation, the holders of the Series A Preferred Stock will be entitled to receive $100 per share ($25 per Depositary Share), plus accrued and unpaid dividends, before any distribution to holders of the Corporation's common stock.

--------------------------------------------------------------------------------

The Corporation adopted a Stockholder Rights Plan in December 1989 pursuant to which the Corporation authorized the distribution of one Common Stock Purchase Right ("Right") for each share of outstanding common stock. Under certain conditions, each Right may be exercised for one share of common stock at an exercise price of $400, subject to adjustment. Under circumstances defined in the Plan, the Rights entitle holders to purchase stock having a value of twice the exercise price of the Rights. Until they become exercisable, the Rights are not transferable apart from the common stock. The Rights may be redeemed by the Corporation at any time prior to the occurrence of certain events at $.01 per Right. The Plan will expire on December 21, 1999, unless the Rights are earlier redeemed by the Corporation.

------------------------------------------------------------------------------------------------------------------------------
Supplementary information

Quarterly financial data (unaudited)
------------------------------------------------------------------------------------------------------------------------------
                                                                               Income/      Income/
                                                                                (loss)       (loss)                    Income/
                                                         Total                  before        after          Net    (loss) per
                                                     operating       Gross      income       income      income/        common
(in millions except per share data/4/)                revenues      profit       taxes     taxes/1/       (loss)      share/2/
------------------------------------------------------------------------------------------------------------------------------
For the year ended July 1, 1995
Fourth quarter                                        $  3,750     $ 1,215    $    165     $    160     $    160     $   1.01
Third quarter                                            3,467       1,115          79           74           74          .44
Second quarter                                           3,473       1,148          23           19           19          .07
First quarter                                            3,122         943        (191)        (195)        (131)        (.98)
------------------------------------------------------------------------------------------------------------------------------
Total year                                            $ 13,813     $ 4,421    $     76     $     57     $    122     $   0.59
------------------------------------------------------------------------------------------------------------------------------
For the year ended July 2, 1994
Fourth quarter                                        $  3,923     $ 1,175    $ (1,673)    $ (1,747)    $ (1,747)    $ (12.64)
Third quarter                                            3,259       1,101        (178)        (183)        (183)       (1.34)
Second quarter                                           3,254       1,173         (69)         (72)         (72)        (.53)
First quarter/3/                                         3,015       1,090        (100)        (103)        (154)       (1.14)
------------------------------------------------------------------------------------------------------------------------------
Total year                                            $ 13,451     $ 4,539    $ (2,020)    $ (2,105)    $ (2,156)    $ (15.80)
------------------------------------------------------------------------------------------------------------------------------

/1/ Before cumulative effect of changes in accounting principles.

/2/ The sum of the quarter's earnings per share does not equal the year-to-date earnings per share due to changes in average share calculations. This is in accordance with prescribed reporting requirements.

/3/ Restated to reflect the adoption of SFAS No. 112 - Employers Accounting for Postemployment Benefits

/4/ Note: amounts may not be additive due to rounding.

Officers and management
--------------------------------------------------------------------------------

*Robert B. Palmer
 Chairman of the Board,
 President and Chief Executive Officer

*R. E. Caldwell
 Vice President, Digital Semiconductor

 Bobby A. F. Choonavala
 Vice President; President, Asia Pacific

*Charles F. Christ
 Vice President and General Manager,
 Components Division

 Harold D. Copperman
 Vice President and General Manager,
 Systems Business Unit

 Vincenzo Damiani
 Vice President and General Manager,
 Accounts Business Unit;
 President, Digital Europe

*Savino R. (Sid) Ferrales
 Vice President, Worldwide Human Resources

 Richard J. Fishburn
 Vice President and Chief Information Officer

 Samuel H. Fuller
 Vice President, Corporate Research

 Charles B. Holleran
 Vice President, Communications

*Ilene B. Jacobs
 Vice President and Treasurer

 Gail S. Mann
 Vice President, Assistant General Counsel,
 Secretary and Clerk

*Vincent J. Mullarkey
 Vice President, Finance and Chief Financial Officer

*Enrico Pesatori
 Vice President and General Manager,
 Computer Systems Division

*E. C. Mick Prokopis
 Vice President and Corporate Controller

*John J. Rando
 Vice President and General Manager,
 Multivendor Customer Services Division

 Robert J. Rennick
 Vice President and General Manager,
 Storage Business Unit

*Thomas C. Siekman
 Vice President and General Counsel

*William D. Strecker
 Vice President, Advanced Technology Group and
 Chief Technical Officer

 Laurence G. Walker
 Vice President and General Manager, Network Product Business Unit

*"Executive Officer" under the Securities Exchange Act of 1934.

Directors
--------------------------------------------------------------------------------

Robert B. Palmer
Chairman of the Board,
President and Chief Executive Officer
Digital Equipment Corporation

Vernon R. Alden
Director and Trustee of several organizations
Former Chairman, The Boston Company, Inc.

Philip Caldwell*
Senior Managing Director of Lehman Brothers Inc.
Director of several corporations, Retired Chairman of the Board and Chief Executive Officer, Ford Motor Company

Colby H. Chandler
Director of several corporations, Retired Chairman of the Board and Chief Executive Officer,
Eastman Kodak Company

Arnaud de Vitry
Engineering consultant and Director and
Trustee of several organizations

Frank P. Doyle**
Executive Vice President, General Electric Company
Director of several corporations

Robert R. Everett
Retired President of the MITRE Corporation

Kathleen F. Feldstein
President of Economics Studies, Inc.
and Director of several corporations

Thomas P. Gerrity
Dean, Wharton School of the University of Pennsylvania and Director of several corporations

Thomas L. Phillips
Director of several corporations, Retired Chairman of the Board and Chief Executive Officer, Raytheon Company

Delbert C. Staley
Director of several corporations, Retired Chairman of the Board and Chief Executive Officer, NYNEX Corporation


 *Mr. Caldwell will retire on November 9, 1995, the date of the 1995 Annual
  Meeting of Stockholders.

**Effective August 24, 1995.


           [PHOTOGRAPH OF DIGITAL'S BOARD OF DIRECTORS APPEARS HERE]

Board of Directors, Digital Equipment Corporation: left to right, back row (standing): Colby H. Chandler, Kathleen F. Feldstein, Frank P. Doyle, Delbert C. Staley, Thomas P. Gerrity. Middle row (seated): Philip Caldwell, Thomas L. Phillips, Arnaud de Vitry, Robert R. Everett. Front row: Vernon R. Alden, Robert
B. Palmer.

Committees of the Board
--------------------------------------------------------------------------------

Audit Committee
Philip Caldwell, Chairman*
Vernon R. Alden
Colby H. Chandler
Kathleen F. Feldstein

Compensation and Stock Option Committee
Thomas L. Phillips, Chairman
Robert R. Everett
Thomas P. Gerrity
Delbert C. Staley

Nominating Committee
Arnaud de Vitry, Chairman
Vernon R. Alden
Colby H. Chandler
Thomas L. Phillips

Strategic Direction Committee
Robert B. Palmer, Chairman
Robert R. Everett
Thomas P. Gerrity
Delbert C. Staley

*Mr. Caldwell will retire on November 9, 1995, the date of the 1995 Annual
 Meeting of Stockholders.


Corporate Consulting Engineers
--------------------------------------------------------------------------------

Daniel W. Dobberpuhl
Senior Corporate Consulting Engineer
Digital Semiconductor

Richard B. Grove
Corporate Consulting Engineer
UNIX Business Segment

Robert J. Hannemann
Corporate Consulting Engineer
Components & Peripherals Business Unit

William R. Hawe
Corporate Consulting Engineer
Network Product Business Unit

Richard J. Hollingsworth
Senior Corporate Consulting Engineer
Vice President, Semiconductor
Manufacturing & Technology
Digital Semiconductor

Alan Kotok
Corporate Consulting Engineer
Internet Business Group

William A. Laing
Corporate Consulting Engineer
Computer Systems Division

Richard F. Lary
Corporate Consulting Engineer
Storage Business Unit

Jesse Lipcon
Corporate Consulting Engineer
Vice President, Systems Business Group

Maurice P. Marks
Corporate Consulting Engineer
Digital Semiconductor

Alan G. Nemeth
Corporate Consulting Engineer
UNIX Business Segment

Mahendra R. Patel
Corporate Consulting Engineer
Vice President, Systems Engineering
Systems Business Unit

Jeffrey A. Schriesheim
Corporate Consulting Engineer
Windows NT Business Segment

Richard L. Sites
Corporate Consulting Engineer
Corporate Research Group

Robert E. Stewart
Corporate Consulting Engineer
Workstations Business Segment

William D. Strecker
Senior Corporate Consulting Engineer
Vice President, Advanced Technology Group
Chief Technical Officer

Robert M. Supnik
Senior Corporate Consulting Engineer
Vice President, Architecture & Technology
Computer Systems Division

Charles P. Thacker
Corporate Consulting Engineer
Corporate Research Group

Richard T. Witek
Corporate Consulting Engineer
Digital Semiconductor

Investor information
--------------------------------------------------------------------------------

Information on common stock

The Corporation's common stock (Ticker Symbol "DEC") is listed and traded on the:

Chicago Stock Exchange
New York Stock Exchange
Pacific Stock Exchange
Swiss Stock Exchanges of Zurich, Geneva and Basel
German Stock Exchanges of Frankfurt, Munich and Berlin

Common stock price composite:

There were 68,572 shareholders of record as of July 1, 1995. The high and low quarterly sales prices for the past three fiscal years were as follows:

--------------------------------------------------------------------------------
Fiscal quarter                                         High              Low
--------------------------------------------------------------------------------
1995
Fourth                                                49 1/2            37 3/8
Third                                                 38 7/8            31 1/8
Second                                                36 5/8            24 7/8
First                                                 29 1/4            18 3/8
--------------------------------------------------------------------------------
1994
Fourth                                                30 5/8            18 1/4
Third                                                 38 1/8            27 3/4
Second                                                39 1/8            34 1/8
First                                                 43 1/8            35 1/4
--------------------------------------------------------------------------------
1993
Fourth                                                48 1/4            38 1/4
Third                                                 49 1/4            32 3/4
Second                                                40 5/8            30 3/8
First                                                 44                33 1/4
--------------------------------------------------------------------------------

Transfer Agent and Registrar for common stock:

First Chicago Trust Company of New York is the principal stock transfer agent and registrar, and maintains the stockholder accounting records. For questions on change of ownership, lost stock certificates, consolidation of accounts and change of address, please contact:

First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, New Jersey 07303-2500
Telephone: (201) 324-0498

For change of address, send a signed and dated note or postcard to First Chicago Trust Company of New York and include the name in which the stock is registered, account number and social security number, as well as the old and new addresses.

Employee investor services:

Digital Equipment Corporation is also a stock transfer agent and registrar, and maintains employee stockholder accounting records. Inquiries of an administrative nature relative to employee stockholder accounting records and employee purchases should be directed to:

Digital Equipment Corporation
111 Powdermill Road MSO1-1/L12
Maynard, Massachusetts 01754
(508) 493-3703, (508) 493-5213

--------------------------------------------------------------------------------

Information on preferred stock

The Corporation's Depositary Shares, each representing one-fourth of a share of the Corporation's Series A 8 7/8% Cumulative Preferred Stock (the "Preferred Stock") (Ticker Symbol DEC PRA), is listed and traded on the New York Stock Exchange. The Preferred Stock carries a 8 7/8% cumulative annual dividend payable quarterly on January 15, April 15, July 15, and October 15 of each year.

Depositary for the Series A 8 7/8% Cumulative Preferred Stock:
Citibank N.A.
Address correspondence to:
Citicorp Data Distributor
404 Sette Drive
Paramus, New Jersey 07653
(800) 422-2066

Stockholder communications

The Investor Relations Department is available to assist stockholders. Investor inquiries regarding financial information are welcome by letter, telephone or the Internet. The annual report on Form 10-K for the fiscal year ended July 1, 1995, including schedules thereto, which is filed with the Securities and Exchange Commission, will be sent without charge upon written request to:

Digital Equipment Corporation
Investor Relations Department
111 Powdermill Road MSO2-3/B17
Maynard, Massachusetts 01754
Telephone: (508) 493-7182
Fax: (508) 493-7633

Digital Shareholder Direct:

Financial results, quarterly and annual reports and news on the Corporation's products and services is available via voice, fax or mail by calling 1-800-998-9332 (U.S., Canada and Latin America only)

Digital on the Internet:

Access to financial and Corporate information is also available through the Corporation's home page on the Internet: http://www.digital.com

Eliminate duplicate mailings

To maintain more than one account, but eliminate duplicate mailings of annual reports to the same address, send a copy of the label from a Corporate mailing to the Investor Services Department, indicating the names you wish to keep on the mailing list and the names you wish to delete.

Auditors
Coopers & Lybrand L.L.P.
One Post Office Square
Boston, Massachusetts 02109
Telephone: (617) 478-5000

Digital believes the customer, market and product information in this annual report is accurate as of its publication date. This information is subject to change without notice. Digital is not responsible for any inadvertent errors.

Digital will conduct its business in a manner that conserves the environment.

The following are trademarks of Digital Equipment Corporation:
Alpha, AlphaServer, AlphaStation, AlphaStudio, ChannelWorks, Celebris, Digital, the Digital logo, enVISN, GIGAswitch, HiNote, HiNote Ultra, Mediaplex, Mobilizer, Multia, OpenVMS, PATHWORKS, PC Utility, Prioris, StorageWorks, VAX and VMS.

The following are third-party trademarks:
Apple and Macintosh are registered trademarks of Apple Computer, Inc. Ameritech is a trademark of Ameritech Corporation.
British Telecom is a registered trademark of British Telecommunications Public
     Limited Company.
CompUSA is a registered trademark of CompService, Inc.
Compaq is a trademark of Compaq Computer Corporation.
Computer Associates is a registered trademark of Computer Associates
     International, Inc.
Dell is a registered trademark of Dell Computer Corporation.
Hewlett-Packard is a registered trademark of Hewlett-Packard Company.
IBM and OS/2 are registered trademarks of International Business Machines
     Corporation.
Informix is a registered trademark of Informix Software, Inc.
Intel and Pentium are registered trademarks of Intel Corporation.
MicroAge is a trademark of Computer Center, Inc.
MicroMall is a registered trademark of MicroMall, Inc.
Microsoft, MS-DOS and Windows are registered trademarks and Windows NT and BackOffice are trademarks of Microsoft Corporation.
Mosaic is a trademark of Mosaic Communications Corporation.
NeXT is a trademark of NeXT Computer, Inc.
Novell and NetWare are registered trademarks of Novell, Inc.
NYNEX is a trademark of NYNEX Corporation, Incorporated.
Olivetti is a registered trademark of Ing. Olivetti & C. S.p.A.
Oracle is a registered trademark of Oracle Corporation.
POSIX is a registered trademark  of the Institute of Electrical and Electronic
     Engineers.
Reuters is a trademark of Reuters Limited.
Sun is a registered trademark of Sun Microsystems, Inc.
Sybase is a registered trademark of Sybase, Inc.
UNIFORUM is a trademark of UNIFORUM.
UNIX is a registered trademark in the United States and other countries, licensed exclusively through X/Open Company.
X/Open is a trademark of X/Open Company, Ltd.















Printed in USA EA-C5173-87/95 09 23 235.0
Copyright 1995 Digital Equipment Corporation
All rights reserved
[LOGO OF RECYCLED PAPER APPEARS HERE]
Printed on recycled paper

Digital Equipment Corporation
111 Powdermill Road
Maynard
Massachusetts 01754