Form 10-K, Exhibit 13
period 1996-06-29
DIGITAL EQUIPMENT CORP
filed 1996-09-20
CIK 28887

                                                                      EXHIBIT 13

                                     [LOGO]




[PHOTO OF BUSINESSPEOPLE WALKING DOWN THE STREET]   [PHOTO OF TWO HANDS SHAKING]


     -----------------------------------------------------
     DIGITAL EQUIPMENT CORPORATION
     ------------------------------------------------------------------------
     1996 Annual Report
     -----------------------------------------------------


                                [PHOTO OF GLOBE]

Digital Equipment Corporation is a world leader in implementing and supporting networked business solutions. Building on its core competencies in software, systems, networks and services, DIGITAL--working with its business partners--is addressing new market opportunities while supporting its existing customer base. DIGITAL networked business solutions are helping our customers compete and win in today's global marketplace.

These solutions are backed by an established service and support network operating in more than 100 countries with manufacturing and logistic facilities in the Americas, Europe and Asia-Pacific.

CONTENTS
   2    Chairman's letter
   6    Introduction: strategy and growth
   8    Internet and Intranet computing
  12    Systems and enterprise computing
  16    Technology and new markets
  20    Integration, operations management
        and multivendor services
  24    The community and the environment
  25    Financial statements

                                  CONNECTIONS

                       VALUE-ADDED SERVICES, SYSTEMS AND
                          NETWORKED BUSINESS SOLUTIONS

Digital provides networked business solutions -- directly and with its partners -- that enable our customers to improve their performance and competitiveness. We are focusing the company on delivering high-performance network platforms, services and solutions targeted at growth markets that reflect our expertise in bringing:

- - High-performance 64-bit computing to UNIX environments

- - Enterprise computing to Windows NT

- - Business computing to the Internet

In delivering these networked solutions, we are leveraging Digital's superior technology and proven system performance, breadth and depth of IT service expertise, best-in-class software applications and strategic alliances with industry leaders.

- --------------------------------------------------------------------------------
ANNUAL MEETING

THE ANNUAL MEETING OF STOCKHOLDERS WILL BE HELD AT 11:00 A.M., THURSDAY,
NOVEMBER 14, 1996, AT THE WORLD TRADE CENTER, COMMONWEALTH PIER, 164 NORTHERN AVENUE, BOSTON, MASSACHUSETTS 02210. COMMON STOCKHOLDERS OF RECORD ON SEPTEMBER 16, 1996 WILL BE ENTITLED TO VOTE AT THIS MEETING.
- --------------------------------------------------------------------------------

FISCAL YEAR                                                       1996                1995
- -----------                                                  ---------------     ---------------
Total operating revenues...................................  $14,562,775,000     $13,813,062,000
Restructuring charges......................................  $   492,000,000     $            --
Net income/(loss)..........................................  $  (111,812,000)    $   121,818,000
Net income/(loss) per common share.........................  $         (0.97)    $          0.59
Total stockholders' equity.................................  $ 3,606,206,000     $ 3,528,280,000
Number of common stockholders..............................           62,804              68,572
Stockholders' equity per common share......................  $         20.62     $         20.89
Number of employees........................................           59,100              61,700

[PHOTOGRAPH OF ROBERT B. PALMER]

CONNECTIONS

                               CHAIRMAN'S LETTER

            TO OUR SHAREHOLDERS, EMPLOYEES, CUSTOMERS AND PARTNERS:

The past year was one of continued progress for Digital. We had significant accomplishments, including the highest level of revenue in Digital's history. As with any turnaround of this magnitude, we also had some disappointments, including a restructuring charge that resulted in a loss for the year. When all is said and done, however, 1996 was a year in which we strengthened the foundation for the company's long-term success.

We introduced a clear and forward-looking corporate strategy in which I have great confidence. It builds on our historic strengths and on opportunities for significant growth. We formed strategic alliances with industry leaders. Including the alliance we established with Oracle the previous year, we now have alliances with the three largest software companies in the world -- Microsoft, Oracle and Computer Associates -- as well as with one of the leading telecommunications companies, MCI.

And we continued to enhance our products and services -- extending our leadership in 64-bit computing; capturing worldwide attention with offerings such as AltaVista, the fastest and most comprehensive search service on the Internet; and building on the considerable advantage we enjoy by having the best-trained and largest group of Microsoft-certified engineers in the industry.

These are important milestones in our drive to industry leadership. We can expect occasional setbacks along the way, but the real test for Digital -- for the management team and for employees -- is how we respond and adjust, and the actions we take to achieve our objectives.

We have demonstrated over the past two years that Digital has become more responsive to customer needs, more agile in responding to competitive marketplace realities, and more willing to take the sometimes difficult actions necessary to achieve long-term industry leadership.

I particularly want to recognize the contributions of our employees. The progress we continue to make is a direct result of their talent, hard work and determination. I have often said that the position I hold is a privilege -- and my greatest privilege is to work with the people of Digital.

OPERATIONAL REVIEW

For fiscal 1996, Digital reported a net loss of $112 million, including a $492 million restructuring charge taken in the fourth quarter. Although we have made significant progress in reducing operating expenses during the last few years, we are not as efficient as our top competitors. The restructuring charge will help Digital achieve a competitive cost structure. It allows us to eliminate 7,000 positions over the year and to reduce 3.5 million square feet of space worldwide.

Excluding restructuring and other one-time charges, Digital's net profit margin improved from a loss of five percent in fiscal 1994 to a profit of three percent in fiscal 1996. Total operating revenues were $14.6 billion, up five percent over fiscal 1995, or nine percent when adjusted for divestments. This was the highest level of revenue in the company's history, despite the fact that we have divested non-strategic businesses during the past two years that had been generating more than $1 billion of annual revenue.

Another positive sign was an improvement of almost five points in product gross margin to 34 percent. This was the first time in eight years that we showed year-over-year improvement. Our continued emphasis on asset management enabled us to improve cash and short-term investments to a year-end balance of $2 billion. This is our strongest position in nearly five years. To enhance shareholder value and to express our confidence in Digital's underlying strength, we announced in July our plan to repurchase up to ten million shares of Digital common stock.

STRATEGIES AND ACCOMPLISHMENTS

Underlying Digital's success is a corporate strategy focused on three major growth opportunities:

- - High-performance 64-bit UNIX platforms

- - Windows NT across the enterprise

- - Internet connectivity within and between enterprises

These are areas of market transformation where there is significant potential for breakthrough growth, and where we intend to achieve market leadership. We have clear evidence that this strategy is working. We see it in the success of our very large memory database technology . . . in the increasing demand for 64-bit solutions. . . and in the growing portfolio of 64-bit applications available from our software partners. We have established clear leadership in this area, and we intend to sustain it.

We see it in the market's increasing recognition of Digital as a leader in enterprise solutions for Windows NT . . . reinforced by our broad relationship with Microsoft.

And we see it in our increasing competitive strength in the Internet market. Digital's AltaVista Internet search service, with more than 17 million queries each day, is one of the most popular sites on the World Wide Web. And our network products business is one of the clear leaders in the market for high-performance switches.

In each of these markets we also are differentiating Digital through our ability to deliver global services and support -- services that range from multivendor customer services and operations management to network and systems integration.

Finally, we are delivering significant value to customers by establishing strategic alliances with best-in-class companies. Working closely with Microsoft, for example, we are delivering products and services that integrate Microsoft's Windows NT operating system with Digital's OpenVMS. This allows customers to take advantage of the mission-critical capabilities of OpenVMS and the rapidly growing number of new applications written for Windows NT.

I am confident that we have the right strategy. Our focus now is on achieving excellence in execution. This means sharpening our market focus and implementing an aggressive go-to-market strategy that builds on the major growth opportunities we have identified, and on our core mission -- delivering networked business solutions. We are targeting nine market segments -- including data warehousing, mail and messaging, and Internet commerce -- where Digital has key strengths, and where we have an opportunity to win significant market share.

To improve execution, we are making changes in the way we sell to enterprise accounts, based on our experience during the past two years and feedback from customers and partners. For example, we found that many of our customers want to have direct contact with Digital, even if they purchase most of their Digital products and services through indirect distribution channels. In response, we are expanding the number of customers we cover directly, while increasing business opportunities for our channel partners.

PRIORITIES FOR 1997

One of the most important steps we can take to assure Digital's success is to dramatically improve customer and partner loyalty. We define loyal customers as people who prefer to do business with Digital, and who are proud to recommend us to others.

We are implementing several initiatives that will make it easier and more satisfying for customers and partners to do business with us. From reliable, on-time delivery of products and services, to quick and accurate responses to telephone queries, we are committed to doing whatever it takes to ensure that every customer engagement is a quality, rewarding and memorable experience. To drive home the importance of these initiatives, improvement in customer loyalty is one of the major criteria I will use to measure and reward the management team in fiscal 1997.

We understand that we will not earn customers' loyalty without a worldwide workforce that is fully engaged in the task at hand. Digital will prosper only if each employee understands the company's strategy and direction, and the important role he or she plays in our success. We have a responsibility to recognize the contributions employees make to the company, provide them with the tools and support they need to succeed, and reward excellence. It is our people, not our technology, that have always been the backbone of this company. Our objective this year is to forge a new and stronger partnership between Digital and its employees.

A measurable increase in customer loyalty and employee engagement will accelerate our progress toward improved profitability and growth.

There is much to do, but I am confident that we have the strategy, the products and services, the partnerships and the commitment necessary for continued financial improvement in fiscal 1997. Our objective for the next two years is to achieve a level of financial performance that puts us among the industry leaders. We owe it to our shareholders to achieve and sustain these leadership goals.

Digital has made significant improvements during the last two years, but that has only raised our expectations for the future. We want customers and partners to regard Digital as the information technology vendor of choice. We want employees to see Digital as the most rewarding place to work. And we want shareholders to consider Digital the best long-term investment in the industry. We will settle for no less.

/s/  ROBERT B. PALMER
 ................................................................................

Robert B. Palmer
Chairman of the Board,
President and Chief Executive Officer

                                  CONNECTIONS

                              STRATEGY AND GROWTH

              [PHOTOGRAPH OF A BUSINESSMAN AND A BUSINESSWOMAN
              SHAKING HANDS IN A HIGH-RISE OFFICE BUILDING.
              SUPERIMPOSED ON THE PHOTOGRAPH IS A PORTION OF A MAP OF THE WORLD AND THE WORDS "64-BIT UNIX", "WINDOWS
              NT" AND "INTERNET".]

FINDING NEW WAYS TO BRING EVERYONE TOGETHER TO CREATE NETWORKED BUSINESS
SOLUTIONS

The world is rapidly becoming a place where anyone, anywhere, can gain immediate access to information. This is creating new opportunities for businesses to become "networked enterprises" intimately linked with customers and partners. New network and enterprise applications hold the promise of reducing computing and communication costs. They present the opportunity to build cohesive infrastructures to support day-to-day operations. At the same time, these new networked applications can provide our customers with the information needed to manage change and implement corporate initiatives that will deliver greater value to their customers and shareholders.

Digital's growth strategy focuses on nine key markets where customers are looking for business solutions that will enable them to create the networked enterprise. These solutions are built on high-performance 64-bit UNIX, the implementation of Windows NT across the enterprise and our expertise in Internet connectivity. The nine markets are:

        - Data Warehousing           - Mail and Messaging
        - Continuous Computing       - Intranets
        - Windows NT Integration     - Internet Commerce
        - Enterprise Applications    - Internet Service Providers
        - Visual Computing

Digital has the worldwide service organization in place to ensure these solutions work and are fully integrated with customers' existing computer environments.

- ------------------------------------------------------------------------------
GLOBAL PARTNERS DIGITAL has formal alliances with Microsoft, Oracle, Computer Associates and MCI. We work closely with leading application developers including SAP, SAS, Netscape, Baan and PeopleSoft. And we support the distributors and value-added resellers who provide the solutions our customers need to compete in a changing world.
- ------------------------------------------------------------------------------

HIGH-PERFORMANCE 64-BIT UNIX

High-performance 64-bit UNIX platforms play an important role in the networked enterprise. Billion-instruction-per-second microprocessors are bringing the power of the mainframe to the desktop. Clusters, 64-bit very large memory technology and data warehousing are changing the way data is stored, organized and retrieved to provide customers with more and better information on which to base decisions.

WINDOWS NT ACROSS THE ENTERPRISE

Windows NT is another prerequisite for building the networked enterprise. The growing popularity of Windows NT reflects the natural evolution of Windows-based computing from the desktop across the enterprise. Working with Microsoft, and building on the natural affinity between Windows NT and OpenVMS, we are integrating desktop systems into the enterprise network.

This enables customers to choose the right computing environment for each application -- 64-bit UNIX for high-performance computing, Windows NT for enterprise client/server applications and 64-bit OpenVMS for high-availability and mission-critical systems -- with the knowledge that Digital will provide the services needed to make everything work together.

INTERNET CONNECTIVITY

Internet connectivity plays a key role in many of these solutions. Each business within Digital is developing connectivity products and services to support Internet communications. And, to provide a corporate focus, we created the Internet Software Business Unit to capitalize on these investments in Internet technology and support services.

                                  CONNECTIONS

                        INTERNET AND INTRANET COMPUTING


              [TWO PHOTOGRAPHS, ONE OF A BUSINESSMAN USING A
              DIGITAL LAPTOP COMPUTER OUTSIDE, THE OTHER OF THREE
              INDIVIDUALS WEARING HARDHATS AT A CONSTRUCTION SITE
              AND USING A DIGITAL LAPTOP COMPUTER.]


OPENING THE NETWORK FOR "ELECTRONIC COMMERCE," WITH CUSTOMERS AND SUPPLIERS

The explosive growth of the Internet -- combined with the deregulation of the telecommunications industry -- is changing the very definition of networking. In the past, a network was easily defined. It covered a specific area. It served specific users. It was usually optimized for specific applications. And it was expensive to build and maintain.

The Internet is changing all that. It gives small and medium-sized businesses the same networking capabilities as their larger competitors.

The Internet is the global network that connects people to people, people to information and business to business. It provides an opportunity to reach out to employees, customers and suppliers around the world without having to invest in a dedicated networking infrastructure.

Digital is focusing its resources on Internet business applications and Internet Service Providers. We're helping our customers use the Internet as a business tool to capitalize on both the public and the private side of the network to:
 -  Expand their market reach
 -  Vastly increase intracompany productivity
 -  Securely connect and collaborate as virtual organizations

- -------------------------------------------------------------------------------
  INTERNET SERVERS

  "DIGITAL'S TP INTERNET SERVER, WITH ITS CAPABILITY TO DELIVER SECURE TRANSACTION PROCESSING OVER THE INTERNET, WILL PROVIDE A NEW DIMENSION OF FUNCTIONALITY FOR CORPORATE INTRANET AND ELECTRONIC COMMERCE."
  Jim Johnson, Chairman,
  The Standish Group
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

ELECTRONIC COMMERCE

Digital provides the servers, software and services needed to support mobile computing, data access, electronic mail, electronic commerce, home shopping and banking, and collaborative sales, marketing and engineering programs over both the Internet and corporate Intranets.
- -------------------------------------------------------------------------------

              [PHOTOGRAPHS OF A DIGITAL SERVER AND PERSONAL
              COMPUTER, AN INDIVIDUAL WORKING AT A DIGITAL
              PERSONAL COMPUTER AND HANDS MOVING RAPIDLY ON A
              KEYBOARD.]

                               THE PUBLIC NETWORK

The public side of the Internet supports electronic commerce, a global electronic mail network and the World Wide Web. Here, companies can publish corporate information, technical data, price lists and multimedia marketing material for everyone to access.

According to the Giga Information Group, U.S. companies already buy $500 billion worth of goods electronically each year. And the volume is growing because electronic commerce does away with much of the paperwork associated with traditional sales channels. It creates an almost friction-free market where business is transacted at electronic speeds.

Digital was a pioneer in electronic commerce and Internet communications. Twenty years ago, we were the first computer company to be on the ARPANET, the forerunner of the Internet. We were the first computer company to use the Internet as an interactive sales tool. Today, our World Wide Web site contains more than 6,000 pages of product and market information and is accessed by customers and business partners more than 150,000 times a week.

We are putting this experience to work for our customers. For example, Digital is working with Internet Payment Processing Inc. to build the PayPro Network, Canada's first nationwide home banking and shopping system. The new network will enable consumers to shop over the Internet using a card reader and keypad to "charge" their purchases against credit and bank cards. Using Digital network technology, 20 AlphaServer systems will process consumer sales and host retail and financial Web sites and a virtual shopping mall. These systems will support home banking services by giving the consumer access to Canada's nationwide
INTERAC banking network.
- --------------------------------------------------------------------------------

INTERNET SERVICES

"AS OUR BUSINESS SKYROCKETED, THE ALPHA MACHINES CAME ALONG AT JUST THE RIGHT TIME. ALPHA HAS THE POWER AND EXPANDABILITY TO KEEP UP WITH THE EXPONENTIAL
GROWTH COMPANIES LIKE LYCOS DERIVE FROM THE INTERNET."
Robert J. Davis, President and CEO, Lycos, Inc.
- --------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

ELECTION RETURNS

WORKING WITH SPAIN'S LEADING NEWSPAPER -- EL MUNDO -- DIGITAL CREATED A MULTIMEDIA WORLD WIDE WEB SITE TO PROVIDE COMPLETE, UP-TO-THE-MINUTE COVERAGE OF THE COUNTRY'S NATIONAL ELECTIONS. THIS INTERNET SITE AVERAGED MORE THAN 20,000 "HITS" A DAY DURING THE CAMPAIGN AND HANDLED MORE THAN 150,000 "HITS" IN THREE HOURS ON ELECTION EVE. BUT THIS WAS NOT AN ISOLATED DEMONSTRATION. WORKING WITH THE MEDIA, DIGITAL HAS BUILT SIMILAR NATIONAL ELECTION WEB SITES IN THE U.S., BELGIUM AND ITALY.
- -------------------------------------------------------------------------------

                              THE PRIVATE NETWORK

There's also a private side to the Internet -- the Intranet, the network within the network. Many companies -- including Digital -- are building private networks using Internet technology and communications to link their offices and employees together and to create "virtual" networks with customers, partners and suppliers.

Digital provides the products and services needed to make these enterprise networks safe and secure. As part of our new AltaVista family of Internet software, we developed "firewalls" to protect proprietary information and keep intruders from "hacking" into corporate systems.

The AltaVista software family also includes "tunneling" software that encrypts data traveling over the Internet to create secure channels of communication, when, where and as needed. This encryption software is critical in electronic commerce applications where financial transactions may travel across the network.

During the year, we also developed the TP Internet Server, an integrated hardware/software solution for Internet-based transaction processing. Designed for financial services, insurance claims, order processing, inventory control and distribution applications, Digital's TP Internet Server software encrypts and authenticates each transaction. It also ensures that each transaction is completed and confirmed through a "two-phase-commit" process.

In addition to software, Digital builds a complete family of ready-to-run Internet and Web servers. And we provide all the software, services and support customers need to create their own Web sites and link their businesses to remote offices, customers and suppliers.

As part of our Internet service practice, Digital launched a data center for Internet commerce, the Digital Internet Exchange. Here, customers can keep their Web server farms and data at a major Internet hub for instant access and transmission over multiple high-speed telecommunication links. This eliminates the usual charges associated with reaching a network hub and lowers costs through shared support services and high-speed communication links.


- -------------------------------------------------------------------------------
INTRANET GROWTH

"THE INTERNET REVOLUTION HAS COME HOME -- TO INTERNAL CORPORATE NETWORKS. CHEAP, FLEXIBLE 'INTRANETS' ARE SPREADING EVERYWHERE -- AND BECOMING A NEW MANAGEMENT TOOL."

Business Week, February 26, 1996
- -------------------------------------------------------------------------------

                    THE WORLD'S MOST POWERFUL SEARCH ENGINE

To demonstrate the power of our Internet AlphaServer systems and AltaVista software, we introduced a free Internet search service at http://www.altavista.digital.com.

AltaVista is one of the most popular World Wide Web sites -- averaging more than 17 million hits a day. This search engine has indexed every word in more than 30 million Web pages and 13,000 newsgroups -- more than any other search engine. Powered by Digital's 64-bit AlphaServer system, it can conduct a lightning-fast search to find information about any subject.

We make this technology available to our customers and other Internet service providers. Digital recently announced the first two affiliate partners in the AltaVista network: Telia TeleCom AB of Sweden and Telstra/Yellow Pages of Australia. This worldwide network will be made up of a series of AltaVista "mirror" sites that will provide both high-performance search services in regional areas and local features designed to increase the value of AltaVista services.

Yahoo!, one of the leading search/indexing services on the Web, is incorporating the AltaVista search service into its Internet guide. Increasingly, Digital customers are using AltaVista search software to index the content of their Intranets. With the AltaVista search engine, their employees can pinpoint information without searching through dozens of separate databases.

- -------------------------------------------------------------------------------
ELECTRONIC COMMERCE

"DIGITAL HAS BEEN EXTREMELY VISIBLE AS A LEADER IN INTERNET COMPUTING. THIS ESTABLISHED EXPERTISE ALONG WITH THE FLEXIBILITY AND POWER OF THE ALPHASERVER MADE IT APPARENT THAT THIS WAS THE SYSTEM WE NEEDED TO BUILD OUR SERVICE UPON. THE SERVERS ARE WELL EQUIPPED TO HANDLE MULTIPLE AND MULTIFUNCTION TRANSACTIONS AND CONTAIN THE SCALABILITY THAT WILL ALLOW US TO QUICKLY AND EASILY EXPAND OUR SYSTEM AS OUR RETAIL AND CONSUMER BASE INCREASES."
Wayne Simpson, Executive Vice President,
Operations, The PayPro Network (Canada)
- -------------------------------------------------------------------------------

                           DIGITAL, MCI AND MICROSOFT

To help customers capitalize on Internet technology, Digital, MCI and Microsoft have formed a strategic alliance. Together, we're showing customers how to use the Internet to support concurrent engineering programs, home banking services, online catalog sales, EDI (Electronic Data Interchange), videoconferencing and multimedia applications.

[PHOTOGRAPH OF DIGITAL ALPHASERVER 4100 SYSTEM, NEXT TO WHICH IS THE FOLLOWING TEXT:]

- --------------------------------------------------------------------------------
The Digital AlphaServer 4100 System is part of Digital's complete family of ready-to-run Internet and Intranet servers. Like all AlphaServer systems, it provides the leadership performance expected of 64-bit systems -- high availability, data integrity and flexible scalability.
- --------------------------------------------------------------------------------

                                  CONNECTIONS

                        SYSTEMS AND ENTERPRISE COMPUTING

              [PHOTOGRAPH OF A SCIENTIST WORKING IN A LABORATORY;
              PHOTOGRAPH OF INTERCONNECTED HELIXES]

BUILDING ALLIANCES TO HELP CUSTOMERS IMPLEMENT NETWORKED BUSINESS APPLICATIONS

Information is an asset. To get the best possible return on that asset you need to manage and disseminate information across the enterprise.

Digital builds a complete range of Alpha and Intel servers for data warehousing, enterprise-wide mail and messaging systems, continuous computing and other enterprise applications. These platforms are designed for network applications where they work together to make information readily available when, where and as needed.

Digital has a full complement of ITservices to support these platforms. We help customers plan, design, implement and manage complete business solutions. And we integrate these solutions into their IT environments and make sure that everything works together.

We offer a choice of operating systems -- Windows, Windows 95, Windows NT, UNIX and OpenVMS -- together with the software needed to integrate these systems into a seamless client/server environment. And, through partnerships with Oracle, Sybase, Informix, Software AG and other database software companies, we provide the ability to create and manage massive databases built around 64-bit Very Large Memory technology -- VLM64.

Although a number of companies announced 64-bit chips this year, VLM64 technology and 64-bit system performance require a 64-bit operating system and 64-bit applications. Digital has the operating systems and applications needed to take full advantage of 64-bit microprocessor technology -- now.

- -------------------------------------------------------------------------------
"THIS (THE DIGITAL/MICROSOFT ALLIANCE FOR ENTERPRISE COMPUTING) IS A RENEWAL OF OUR COMMITMENT TO ALPHA. IT IS A RESOUNDING ENDORSEMENT OF ALPHA AS A PREMIER PLATFORM."
Bill Gates, Chairman and CEO,
Microsoft Corporation
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
PINPOINTING MARKETS Many pharmaceutical companies, financial institutions and direct marketing companies are capitalizing on Digital's 64-bit Very Large
Memory technology to build data warehouses, transforming operational data into intelligent information to spot trends, analyze sales and pinpoint prospects.
- -------------------------------------------------------------------------------

              [PHOTOGRAPH OF DIGITAL ALPHASERVER 8400 SYSTEM;
              PHOTOGRAPH OF A SCIENTIST LOOKING AT AND FILLING
              TEST TUBES; PHOTOGRAPH OF THE INSIDE OF A MEDICINE
              CABINET.]

                       DIGITAL UNIX: THE 64-BIT ADVANTAGE

Digital has the only 64-bit UNIX operating system to receive X-Open branding for UNIX 95. Digital UNIX meets all the standards customers use to define open systems. Standards simplify software development, multivendor systems integration and the porting of applications from one system to the next to protect long-term software investments. Implementing industry standards, our partners have created a full range of 64-bit applications to run under Digital UNIX.

From data warehousing and online transaction processing to visual computing and genetic mapping, 64-bit Digital UNIX is rapidly becoming the operating system of choice. It's ideal for applications that demand a robust, scalable and high-performance operating environment. It offers unsurpassed interoperability with Windows. It supports 64-bit database software and symmetric multiprocessing. And, when coupled with an AlphaServer system, Digital UNIX delivers mainframe performance and reliability at a fraction of mainframe costs.

                      BREAKING THE LIMITS OF 32-BIT MEMORY

While 32-bit systems -- including large mainframes -- support only four gigabytes of memory, an enterprise-level AlphaServer running Digital UNIX or OpenVMS will support six gigabytes. A high-end AlphaServer 8400 can support 14 gigabytes. And that's just for starters. Theoretically, a 64-bit system could support 4.5 billion times the memory of a 32-bit system.

- -------------------------------------------------------------------------------
ALPHA WORKSTATIONS

WITHIN A THREE-MONTH PERIOD IN 1996, DIGITAL'S 64-BIT ALPHA ARCHITECTURE WAS CHOSEN FOR THREE MULTIMILLION-DOLLAR U.S. DEFENSE DEPARTMENT CONTRACTS. ALTOGETHER, THE ARMY WORKSTATIONS, THE AIR FORCE DESKTOP V AND AIR FORCE WORKSTATIONS AWARDS ARE WORTH UP TO $1.2 BILLION.
- -------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
WINDOWS NT INTEGRATION

"DIGITAL HAS THE LEADERSHIP POSITION IN PROVIDING NT-BASED HIGH-PERFORMANCE, PRICE/PERFORMANCE PLATFORMS FOR PRODUCTION, ENTERPRISE APPLICATIONS. ABERDEEN
DOES NOT BELIEVE THAT ANY OTHER MAJOR SYSTEMS SUPPLIER WILL BE ABLE TO SURPASS DIGITAL'S POSITION WITHIN THE NEXT SEVERAL YEARS."
The Aberdeen Group Inc.
- --------------------------------------------------------------------------------

Digital's scalable Alpha architecture can support all the memory ever needed for even the most complex database and scientific applications. And those applications will run at blinding speed. For example, with Oracle 64-bit database software, some applications run up to 200 times faster than they do with the fastest 32-bit system.

Oracle is not alone in developing software to capitalize on VLM64 technology. Almost every major database company -- including Sybase, Informix, PeopleSoft, SAP and Red Brick -- is working with Digital to utilize 64-bit technology in the implementation of next-generation data warehousing, decision support, online transaction processing and thousands of business and vertical applications.

                        TRUCLUSTER SHARED MEMORY SYSTEMS

This year, we introduced Digital UNIX TruCluster Solutions. In a TruCluster system, an ultrafast memory-to-memory interconnect joins multiple computers so they can work together sharing memory as well as data storage. TruCluster Solutions bring unprecedented levels of performance, availability and affordability for enterprise computing applications.

                     THE ALLIANCE FOR ENTERPRISE MANAGEMENT

In many cases, business solutions may be deployed around the world. This requires sophisticated software and worldwide support services. Digital and Computer Associates formed The Alliance for Enterprise Management to create a standard, unified enterprise management environment across Windows NT, UNIX, OpenVMS and legacy mainframe systems.

                     WINDOWS NT: INTEGRATING THE ENTERPRISE

While PCs have greatly enhanced the productivity of individual employees, organizational productivity has lagged as most client/server solutions have been limited to local area networks.

This has made it difficult for people in different departments to share information and work together. The answer is to create a single computing environment that integrates personal computers and servers with enterprise databases, legacy systems and global networks.

Microsoft Windows NT provides this environment. It is the "missing ingredient" needed for the full implementation of client/server computing. It reflects the natural evolution of Windows from the desktop to the enterprise. Microsoft Windows is the standard for desktop computing and Windows NT is the emerging standard in client/server computing environments.

- --------------------------------------------------------------------------------
DATA WAREHOUSING

RHONE-POULENC RORER, AN INTERNATIONAL PHARMACEUTICAL COMPANY, BUILT A DATA WAREHOUSE CONTAINING OVER 400 BILLION CHARACTERS OF INFORMATION AROUND
ALPHASERVER SYSTEMS, DIGITAL'S VLM64 TECHNOLOGY AND ORACLE7 SOFTWARE.
- --------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
MOBILE AND WIRELESS COMPUTING

THE CLYDESDALE BANK IN SCOTLAND PLACED A MILLION POUND STERLING ORDER FOR
DIGITAL HINOTE ULTRA NOTEBOOK COMPUTERS FOR ITS "MOBILE" BRANCH MANAGERS WHO
WORK WITH BANK CUSTOMERS IN REMOTE LOCATIONS.
- -------------------------------------------------------------------------------

                  INTEGRATING WINDOWS NT WITH OPENVMS AND UNIX

As part of the Digital/Microsoft Alliance for Enterprise Computing, the two companies are working together to develop the tools and application program interfaces needed to integrate Windows NT with OpenVMS and Windows NT with Digital UNIX. Through this program, we bring the strengths of Digital operating systems -- high availability, data integrity, system security and scalability -- to Windows NT client/server environments. Microsoft has implemented Windows NT on Alpha platforms and Digital has implemented its proven cluster technology on Windows NT systems. We are also working with Microsoft to develop a 64-bit version of Windows NT. This will be released first on Alpha.

AlphaServer systems and Digital's new Alpha XL personal workstations provide the broadest platform scalability for Windows NT and are priced competitively with Intel-based systems. With the announcement of Digital FX!32 translation and emulation software, a 64-bit AlphaServer system will have the ability to run shrink-wrapped 32-bit Windows or Windows NT applications as fast or faster than an Intel Pentium system.

                        DIGITAL'S INTEL SERVERS AND PCS

With the growing acceptance of Windows NT as an enterprise operating system, more and more customers are looking for high-performance Intel-based servers, NT workstations, industrial-strength PCs and comprehensive service and support. Digital has a complete family of Pentium-based servers, workstations, and notebook and personal computers optimized for business use. In addition, we have a full line of services to help customers implement network solutions where Windows, Windows 95, Windows NT, Digital UNIX, OpenVMS and other systems work together in a seamless environment.

- -------------------------------------------------------------------------------
TELECOMMUNICATIONS

TELIA TELECOM AB, SWEDEN'S NATIONAL TELEPHONE CARRIER, INSTALLED A $9 MILLION, ALPHA-BASED MESSAGE PROCESSING SYSTEM TO STREAMLINE ITS CUSTOMER CARE SYSTEM TO MAKE IT POSSIBLE TO BILL ANY TYPE OF SERVICE -- TELEPHONY, MOBILE SERVICES, DATA COMMUNICATION SERVICES, INTERNET SERVICES -- ON A SINGLE BILL.
- -------------------------------------------------------------------------------

              [PHOTOGRAPH OF DIGITAL ALPHASERVER 8200 AND
              ALPHASERVER 8400 ENTERPRISE SYSTEMS.]

- -------------------------------------------------------------------------------
With VLM64 technology, Digital AlphaServer 8200 and AlphaServer 8400 enterprise systems are ideal for data warehousing, high-performance technical computing, and large business, manufacturing and financial applications.
- -------------------------------------------------------------------------------

                                  CONNECTIONS

                           TECHNOLOGY AND NEW MARKETS


              [PHOTOGRAPH OF A MAN WORKING AT A DIGITAL PERSONAL
              COMPUTER. THE SCREEN SHOWS A DIAGRAM OF A
              MICROPROCESSOR; PHOTOGRAPH OF A PORTION OF A
              MICROPROCESSOR.]


PROTECTING YOUR INVESTMENT IN ENTERPRISE SYSTEMS, NETWORKS AND APPLICATIONS

Advances in technology open new markets. Digital minicomputers created a new market when they brought information technology out of the data center and into the world. With the development of Ethernet, we helped create the market for local area networks. Today, new technologies are opening new markets for data warehousing, visual computing, Intranets and other advanced solutions.

Digital is a leader in focusing research and development on customer needs. This past year, we invested more than a billion dollars in research and development. Some of the dividends from this investment are detailed in this annual report. We developed the world's fastest Internet search engine, software that allows 64-bit Alpha systems to run 32-bit personal computer software as fast or faster than Pentium systems, and a new Alpha microprocessor that can process more than two billion instructions per second.

Semiconductors and other advanced components determine the performance of a system or a network and the applications that run on it. Digital has developed the key components needed to build enterprise networks and to provide Alpha systems with superior performance and price/performance to support enterprise applications. And we sell these components to other manufacturers.

- -------------------------------------------------------------------------------
DEVELOPING NEW PRODUCTS DIGITAL Semiconductor is working with manufacturers of mobile phones, set-top boxes for cable TV and PDAs (Personal Digital Assistants to create highly intelligent devices built around the StrongARM chip that delivers workstation performance on AA batteries.
- -------------------------------------------------------------------------------

              [PHOTOGRAPHS OF DIGITAL'S STRONGARM CHIP, SET-TOP
              BOXES FOR CABLE TV, PERSONAL DIGITAL ASSISTANTS, A
              CELLULAR PHONE AND A NOTEBOOK COMPUTER.]

                   ALPHA: THE WORLD'S FASTEST MICROPROCESSOR

Digital has been investing in semiconductor technology since 1974. In 1985 we announced the first 32-bit microprocessor. And in 1992 we introduced the Alpha 64-bit microprocessor.

The 64-bit Alpha chip gave us a two-to-one performance advantage over the fastest 32-bit microprocessor then on the market. And we have maintained this two-to-one performance lead year after year through continuous investment in semiconductor development and process technology. This year, we brought our new, state-of-the-art semiconductor manufacturing facility on line. This new facility combines the latest eight-inch wafer, submicron fabrication processes with proven semiconductor design, development and simulation capabilities.

- -------------------------------------------------------------------------------
IP SWITCHING

"THE BREADTH OF DIGITAL'S NETWORK ARCHITECTURE IS UNRIVALED IN TERMS OF STARTING LOW AND MOVING UP TO UNPRECEDENTED IP (INTERNET PROTOCOL) SWITCHING PERFORMANCE AT THE HIGH END. DIGITAL'S REPUTATION OF OPENNESS, WORLDWIDE SERVICE AND ENGINEERING EXCELLENCE IS FURTHER CORROBORATED WITH THIS ANNOUNCEMENT (THE INTRODUCTION OF THE GIGASWITCH/IP)." John Morency, Network Consultant, The Registry, Inc.
- -------------------------------------------------------------------------------

We continue to push the pace. On July 8th, we strengthened our four-year claim to the world's fastest and highest-performance microprocessors with the announcement of the 500 MHz Alpha 21164 RISC microprocessor. With peak execution rates of up to two billion instructions per second, this chip pushed the performance envelope for visual computing applications including videoconferencing, 3-D modeling, video editing, multimedia authoring, image rendering and animation.

No fewer than 22 computer manufacturers are building high-performance workstations and systems around Alpha microprocessors. Mitsubishi is building Alpha microprocessors under license from Digital to provide a second source for this growing market. This year, Samsung became the second major semiconductor manufacturer to form an alliance with Digital to manufacture and market Alpha microprocessors and to incorporate them into computer products.

- -------------------------------------------------------------------------------
"BEST NEW PRODUCT"

ASPEN SYSTEMS' ALPHA-BASED SUMMIT POWER SERVER WAS CHOSEN BY GOVERNMENT COMPUTER NEWS AS "BEST NEW PRODUCT, SERVER CATEGORY" AT THE SPRING 1996 FEDERAL OFFICE SYSTEMS EXPOSITION (FOSE) IN WASHINGTON, D.C. ASPEN IS AMONG THE GROWING NUMBER OF COMPANIES -- INCLUDING RAYTHEON, DESKSTATION TECHNOLOGY, POLYWELL SYSTEMS AND MICROWAY -- WHO ARE BUILDING SYSTEMS BASED ON DIGITAL'S ALPHA MICROPROCESSOR.
- -------------------------------------------------------------------------------

                    WORKSTATION PERFORMANCE ON AA BATTERIES

Digital is also becoming a growing force in developing and manufacturing low-power microprocessors for mass-market electronic products. These include set-top boxes for cable TV, PDAs (Personal Digital Assistants) -- palmtops and digital "organizers" -- and handheld computers, electronic games and mobile phones.

In 1995, we formed a strategic relationship with Advanced RISC Machines, Ltd.
(ARM), developers of the microprocessor that's at the heart of Apple's Newton MessagePad 130. This alliance brought together Digital's high-speed design and process strengths with ARM's low-power expertise.

The result is Digital's StrongARM chip, introduced this year. This new, low-price micro-processor combines supercomputer performance with low-power dissipation, while processing from 115 MIPS (million instructions per second) to more than 250 MIPS. This is a two-to-one advantage in both absolute performance and price/performance over competing microprocessors. Normal mode power is as little as 150mW (milliwatts) and sleep mode consumes only 50uA
(microamps) -- enabling the StrongARM chip to run on AA batteries.

Low power consumption makes the StrongARM microprocessor ideal for pocket-sized mobile devices and provides the processing power needed to support handwritten and voice input, voice output and advanced peripherals integration. For example, Digital has already ported its DECtalk speech synthesis technology to the ARM architecture to enable PDAs to "speak" with advanced hands-free text-to-speech capabilities.

                              AN EXPLODING MARKET

The market for PDAs is expected to triple over the next two years as the next generation of palmtop or handheld computers is introduced. The StrongARM architecture already has been selected by Oracle for its new network computer
(nc) reference and by Apple for selected models of its next-generation Newton
PDA.

In addition to microprocessors, Digital builds a wide range of specialized chips for data communications, multimedia and other computer applications.

- -------------------------------------------------------------------------------
ATM (ASYNCHRONOUS TRANSFER MODE)

"WE WANT TO SHOW THE WORLD THAT ATM IS THE SWITCHING TECHNOLOGY OF THE FUTURE, A TECHNOLOGY THAT CAN HANDLE APPLICATIONS LIKE VIDEO-CONFERENCING AND REALTIME
DATA TRANSFER. WE ARE USING DIGITAL'S GIGA-SWITCH/ATM SYSTEM TO DEVELOP THOSE APPLICATIONS."
Bernd Weise, Project Manager, DeTeBerkom GMBH
(a subsidiary of Deutsche Telekom)
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
INTERNET CONNECTIVITY

AT THE CYBERSMITH STORE IN BOSTON'S HISTORIC FANEUIL HALL, MORE THAN 60
COMPUTERS ARE CONNECTED TO A DECHUB ETHERNET SWITCH AND ROUTEABOUT MODULE FOR INTERNET CONNECTIVITY VIA T1 LINES. ACCORDING TO CYBERSMITH PRESIDENT CARL ROSENDORF, "WITH THE DEPTH AND VARIETY OF TECHNICAL EXPERIENCES OFFERED AT CYBERSMITH, WE NEEDED A NETWORK WITH THE HIGHEST LEVEL OF FLEXIBILITY AND DEPENDABILITY. DIGITAL HAS PROVIDED AN EXCELLENT SOLUTION FOR US."
- -------------------------------------------------------------------------------

                      HIGH-PERFORMANCE NETWORK COMPONENTS

We manufacture a complete line of network adapters, hubs, internetworking products, high- performance digital switches and management software for entry-level and enterprise networks based on a hardware and software architecture that provides the flexibility to create virtual LANs and networks.

According to International Data Corporation, Digital shipped more remote access server ports than any other vendor in 1995. And the Dell'Oro Group ranked Digital first in FDDI switching revenue and ports shipped worldwide in 1995.

Digital's new GIGAswitch/IP, the industry's fastest Internet Protocol (IP) switch, delivers up to 18 million packets per second to provide the best price/performance solution to the bandwidth problems found on many traditional backbone and routed networks. It implements the enVISN (Enterprise Virtual Intelligent Switched Network) architecture, which provides central administration with local control. It enables connections to local and wide area networks, remote users and ATM and other future technologies, to protect customer investments as networks grow to handle increased traffic.

Based on this architecture, Digital developed a complete family of switch products to integrate all major LAN technologies -- from desktop to enterprise -- into a cost-effective, seamless and flexible multigigabit system. The new VNswitch complements GIGAswitch backbone solutions to address the high-performance, low-latency and low cost-of-ownership needs of today's client/server environments.

- -------------------------------------------------------------------------------
ALPHA PERFORMANCE

"DIGITAL'S 500 MHZ ALPHA 21164 SHOULD KEEP ALPHA IN THE PERFORMANCE LEAD, EVEN
AS INTEL ROLLS OUT ITS 0.28-MICRON PROCESS FOR PENTIUM PRO IN 1997. ALPHA PERFORMANCE HAS INCREASED BY AN IMPRESSIVE 70 PERCENT SINCE THE PENTIUM PRO WAS ANNOUNCED LAST FALL." Linley Gwennap, MicroDesign Resources
- -------------------------------------------------------------------------------

              [PHOTOGRAPH OF AN ALPHA MICROPROCESSOR AND STRONGARM MICROPROCESSOR.]

- -------------------------------------------------------------------------------
Semiconductor Leadership: Digital Alpha and StrongARM microprocessors are setting new performance standards. The new 500MHz Alpha 21164 microprocessor executes up to two billion instructions per second, while Digital's StrongARM microprocessor delivers workstation performance on AA batteries.
- -------------------------------------------------------------------------------

                                  CONNECTIONS
                       INTEGRATION, OPERATIONS MANAGEMENT
                            AND MULTIVENDOR SERVICES

              [TWO PHOTOGRAPHS, ONE OF TWO BUSINESSMEN OUTDOORS IN A CITY ENGAGED IN A CONVERSATION; ONE OF SEVERAL BUSINESSPEOPLE AT A MEETING IN A ROOM WITH A MAP OF THE WORLD. CLOCKS SHOWING TIME IN VARIOUS LOCATIONS AROUND THE WORLD ARE SUPERIMPOSED NEXT TO THE PHOTOGRAPHS.]

WORLDWIDE SERVICE PARTNERSHIPS SUPPORT NETWORKED BUSINESS SOLUTIONS

More and more businesses are evolving into networked enterprises where employees, customers, business partners and suppliers share ideas and work together. Reducing network support costs and ensuring the availability of network resources 24 hours a day, 365 days a year is becoming a priority.

Digital customers and partners are seeking assistance in three critical areas: the integration of system- and network-based solutions, product service and interoperability support across multivendor environments, and the management of information technology operations.

These challenges cannot be met by a company that works on its own. Almost every successful information technology implementation is a partnership between the customer and the systems integrator, database and application companies, platform developers and service organizations.

By working together, customers and computer companies can support existing computer environments and anticipate future needs. Almost without exception, these environments include hardware and software from different vendors. That's why it is not enough for a computer company to support its own products. It must partner with other computer companies and work with its channel partners to meet the needs of its customers. And it must have the resources to support multivendor computing environments and networks wherever they're found.

- -------------------------------------------------------------------------------
ENTERPRISE APPLICATIONS

"WE WENT THROUGH AN RFP (REQUEST FOR PROPOSAL) PROCESS TO SELECT THE VENDOR. A COMBINATION OF THINGS LED US TO CHOOSING DIGITAL...BUT, PRIMARILY, WE THOUGHT THEY UNDERSTOOD HOW SAP RAN ON THEIR BOX BETTER THAN THE COMPETITORS DID, AND WE THOUGHT THEY WOULD BE THERE TO SUPPORT US THROUGH THE IMPLEMENTATION PROCESS." Tony Kenzie, Director of Information Services,
Borden, Inc.
- -------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

MANAGING CHANGE

Implementing new applications, integrating new technologies, managing multivendor networks and supporting a growing user base can tax the resources of even the largest enterprise. To assist these customers, DIGITAL's Services Division provides a complete portfolio of integration, operations management and multivendor services.
- --------------------------------------------------------------------------------


              [PHOTOGRAPH OF TWO BUSINESSWOMEN ENGAGED IN A
              DISCUSSION; PHOTOGRAPH OF A MAN WORKING AT A
              COMPUTER TERMINAL; PHOTOGRAPH OF A MAN WORKING IN A
              ROOM WITH MANY COMPUTER TERMINALS.]



                         THE DIGITAL SERVICES DIVISION

This year, Digital formed a Services Division to focus on networked business solutions for large and medium-sized businesses to expand customer coverage and partner relationships -- bringing together all the resources needed to support our customers.

This division operates in more than 100 countries and supports more than 14,000 products from 1,300 vendors. Working with Compaq, MCI, Microsoft, Avnet, Computer Associates and a growing list of partners, the division has the capabilities and resources to plan, design, implement and maintain multivendor computing environments. The focus is on providing enterprise services including:
     -  The integration of system- and network-based solutions
     -  Product service and support across multivendor environments
     -  The management of information technology operations

Digital's portfolio of multivendor services includes our award-winning PC Utility. This unique program provides customers with customized desktop services, including planning, local area network design, multivendor product procurement, staging, installation, training, help desk support and hardware, software and networking upgrades as well as "take back" and asset recovery.

- --------------------------------------------------------------------------------

DESKTOP SUPPORT

CITIBANK AWARDED DIGITAL A $500 MILLION, THREE-YEAR CONTRACT TO IMPLEMENT,
SERVICE AND SUPPORT CITICORP DESKTOP AND LOCAL AREA NETWORKING SYSTEMS AND SOFTWARE THROUGHOUT THE WORLD.
- --------------------------------------------------------------------------------

Our Software Utility service provides a flexible approach to managing software from the desktop to the data center. It includes software acquisition, license management and tracking, maintenance and upgrades to help reduce support costs and ensure the smooth implementation and integration of new applications.

- -------------------------------------------------------------------------------
MISSION-CRITICAL COMPUTING

"THE BENEFITS OF DIGITAL'S MISSION-CRITICAL SUPPORT SERVICE IS REALLY, IN MY OPINION, LARGELY IN THE PROACTIVE WORK AND THE PERSONAL RELATIONSHIPS THAT DEVELOP. WE LOOK AT DIGITAL AS A TEAM TO HELP SOLVE OUR ISSUES. THE BOTTOM LINE IS AVAILABILITY AND TIME TO SOLVE PROBLEMS. WITHOUT THIS STRUCTURE THAT WOULD
NOT BE POSSIBLE. DIGITAL HAS COME TO UNDERSTAND OUR UNIQUE NEEDS AS A CUSTOMER." Babak Aghevli, Senior Manager Mid-Range Systems, MCI
- -------------------------------------------------------------------------------

                     THE ALLIANCE FOR ENTERPRISE COMPUTING

Another major service and support initiative grew out of the Alliance for Enterprise Computing formed by Digital and Microsoft to promote the adoption of Windows NT across the enterprise. This comprehensive alliance includes joint activities ranging from engineering and cross-licensing agreements to customer support programs. Together, we are providing complete Windows NT client/server solutions and services for both Alpha and Intel platforms.

With more than 1,000 Microsoft-certified systems engineers and solution developers, Digital has the largest Windows support organization in the world. We provide Windows, Windows 95 and Windows NT on-site and remote support 24 hours a day, 365 days a year. In addition, we have established 29 Microsoft Authorized Support Centers -- more than any other Microsoft service provider -- to support our customers and resellers.

                A DISCIPLINED APPROACH TO OPERATIONS MANAGEMENT

With the growing acceptance of client/server computing, customers are looking for customized operations management and outsourcing services. They want to work with a company that understands both business and technology.

Outsourcing represents a rapidly growing market for Digital. We are one of the few computer companies with extensive experience in operating and managing multivendor computer and network environments for our customers.

By partnering with Digital, customers can augment their information technology resources with systems analysts, network engineers, project managers, consultants and other computer professionals. These individuals have firsthand experience with both the business and technical aspects of data warehousing, Internet commerce, Enterprise NT Applications, continuous computing and other leading-edge applications.

- -------------------------------------------------------------------------------
COMPETITIVE ADVANTAGE

"WITH DIGITAL'S HELP, INTEGRIS NOW HAS A COMPETITIVE ADVANTAGE IN TECHNOLOGY
WITH ADDED CREATIVITY AND FLEXIBILITY WHEN IT COMES TO ADDING FUTURE SITES. DIGITAL'S EXPERTISE AND KNOWLEDGE OF MULTIVENDOR ENVIRONMENTS PLAY KEY ROLES IN ACHIEVING OUR CORPORATE BUSINESS NEEDS AND COMPUTING GOALS." George Conklin,
CIO, Integris Health
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
PC UTILITY

"WHEN WE LAUNCHED A STATE-WIDE PROJECT TO UPGRADE ALL ASPECTS OF THE DESKTOP INFORMATION SYSTEMS USED BY OUR REPRESENTATIVES, WE FOUND OUT JUST HOW MUCH TECHNOLOGY HAD CHANGED AND HOW COMPLEX IT HAD BECOME. WE ALSO REALIZED THAT A WRONG DECISION OR FLAWED IMPLEMENTATION ANYWHERE IN THE UPGRADE PROCESS COULD HAVE A MAJOR IMPACT ON US FOR YEARS TO COME. THAT'S WHY WE SELECTED A PC UTILITY SOLUTION FROM DIGITAL."
George Meier, Executive Director for the Speaker of the House,
State of Florida
- -------------------------------------------------------------------------------

                        SYSTEMS AND NETWORK INTEGRATION

This year we combined our systems integration and network service operations into a single business unit within the Services Division. This allows us to manage our systems integration business as a full portfolio of services directed toward network-intensive business solutions.

We work in partnership with the customer -- and in many cases with other computer companies, consultants, systems integrators and prime contractors -- to deliver complete and integrated business solutions. Together, we are ready to tackle computer migration projects, design and implement IT infrastructures and implement enterprise networks that integrate users with advanced information technology.

                             LEVERAGING CONNECTIONS

Services play a key role in leveraging the connections between Digital and its business partners. Digital set the standard in the industry for providing service and support to and through our worldwide reseller network. Together we are focusing our resources on supporting our customers as information technology undergoes a paradigm shift to client/server technology.

                [PHOTOGRAPH OF TWO BUSINESSWOMEN SHAKING HANDS.]

- -------------------------------------------------------------------------------
The Alliance for Enterprise Computing: In addition to providing a complete range of Intel and Alpha systems optimized for Windows NT, DIGITAL has a formal marketing, product development and customer service alliance with Microsoft. And we are the largest Windows training and support vendor in the world.
- -------------------------------------------------------------------------------

                                  CONNECTIONS
                       THE COMMUNITY AND THE ENVIRONMENT

WORKING WITH CUSTOMERS AND THE COMMUNITY

Throughout this annual report we have focused on connections. We've talked about the way we're "connecting" with customers and business partners to help create a world where information and ideas can be freely exchanged.

Since the company's inception, Digital has taken an active role in the communities where we have a presence. Adding to the long list of community-related programs we have supported over the years, we continue to make a difference. This year, we became the first national corporate sponsor of Tech Corps, a nonprofit, volunteer organization designed to assist U.S. public schools in integrating technology into educational programs. But our concern for children and their future goes beyond technology.

We have contributed more than $1 million to the National Center for Missing and Exploited Children (NCMEC) since 1985 to help develop, publish and distribute "KIDS AND COMPANY: Together for Safety" throughout the United States. This program provides the knowledge children need to avoid abuse, abduction and physical harm.

In Guatemala, India and seven other countries, we're working with Children's International to provide basic life necessities to more than 180,000 children. In addition, we made cash contributions to 91 children's service organizations in 23 countries during the past year.

We want every child to enjoy a healthy environment. We recognize the global nature of environmental, health and safety issues, and our responsibility to our employees, customers and the communities where we live and work. Our efforts are guided by Digital's corporate environment, health and safety (EHS) policy statement: "Earth Vision." It provides a framework for action that ensures wise choices today, sound goals for tomorrow and a standard for measuring our progress. Digital is creating smart solutions for EHS issues through our practices and policies, our collaboration with business partners and research institutions, and our continuing excellence in information technology.

Based on our core values and in support of enhancing our business relationships, we have a formal code of business conduct that governs our actions and business practices. Working together, sharing information and ideas, we are leveraging the connections between Digital and its partners, customers and the community.

- -------------------------------------------------------------------------------
IN RECOGNITION OF DIGITAL'S LONG-STANDING PARTNERSHIP WITH THE NATIONAL CENTER FOR MISSING AND EXPLOITED CHILDREN (NCMEC), THE MASSACHUSETTS CHILDREN'S TRUST FUND PRESENTED DIGITAL WITH ITS ANNUAL VOICE OF CHILDREN AWARD FOR ITS "OUTSTANDING CONTRIBUTION TOWARD MAKING THE WORLD A PLACE CHILDREN CAN TRUST."
- -------------------------------------------------------------------------------


                              FINANCIAL STATEMENTS

Eleven-year financial summary.........................................................     26
Management's discussion and analysis of financial condition and results of
  operations..........................................................................     28
Report of management..................................................................     33
Report of independent accountants.....................................................     33
                              CONSOLIDATED FINANCIAL STATEMENTS
Consolidated statements of operations.................................................     34
Consolidated balance sheets...........................................................     35
Consolidated statements of cash flows.................................................     36
Consolidated statements of stockholders' equity.......................................     37
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note A: Significant accounting policies...............................................     38
Note B: Geographic operations.........................................................     39
Note C: Income taxes..................................................................     41
Note D: Capitalized computer software development costs...............................     42
Note E: Restructuring actions.........................................................     43
Note F: Debt..........................................................................     44
Note G: Postretirement and other postemployment benefits..............................     45
Note H: Commitments and contingencies.................................................     48
Note I: Financial instruments.........................................................     48
Note J: Investing and divesting activities............................................     50
Note K: Stock plans...................................................................     51
Note L: Stockholders' equity..........................................................     52
Note M: Subsequent event..............................................................     53
                                  SUPPLEMENTARY INFORMATION
Quarterly financial data..............................................................     53
Officers and management...............................................................     54
Directors.............................................................................     55
Committees of the Board...............................................................     55
Corporate Consulting Engineers........................................................     56
Investor information..................................................................     57


ELEVEN-YEAR FINANCIAL SUMMARY

                                                             1996      1995      1994      1993       1992
                                                            -------   -------   -------   -------   --------
(dollars in millions except per share data and stock prices)

STATEMENTS OF OPERATIONS(1)
Product sales.............................................  $ 8,362   $ 7,616   $ 7,191   $ 7,588    $  7,696
Service and other revenues................................    6,200     6,197     6,260     6,783       6,235
                                                            -------   -------   -------   -------    --------
Total operating revenues..................................   14,563    13,813    13,451    14,371      13,931
                                                            -------   -------   -------   -------    --------
Cost of product sales, service and other revenues.........    9,756     9,392     8,912     8,631       8,132
Research and engineering expenses.........................    1,062     1,040     1,301     1,530       1,754
Selling, general and administrative expenses(2)...........    3,788     3,273     5,234     4,447       6,181
                                                            -------   -------   -------   -------    --------
Operating income/(loss)...................................      (44)      108    (1,996)     (237)     (2,136)
                                                            -------   -------   -------   -------    --------
Net interest income/(expense).............................      (24)      (33)      (24)       13          57
                                                            -------   -------   -------   -------    --------
Income/(loss) before income taxes and cumulative effect of
changes in accounting principles..........................      (68)       76    (2,020)     (224)     (2,078)
                                                            -------   -------   -------   -------    --------
Provision for income taxes................................       44        18        85        27         232
                                                            =======   =======   =======   =======    ========
Net income/(loss)(3)......................................  $  (112)  $   122   $(2,156)  $  (251)   $ (2,796)
                                                            =======   =======   =======   =======    ========
Net income/(loss) applicable per common share(3)..........  $  (.97)  $   .59   $(15.80)  $ (1.93)   $ (22.39)
                                                            =======   =======   =======   =======    ========
Weighted average shares outstanding (in millions).........      152       146       137       130         125
                                                            =======   =======   =======   =======    ========
FINANCIAL POSITION
Inventories...............................................  $ 1,821   $ 2,054   $ 2,064   $ 1,755    $  1,614
Accounts receivable, net of allowances....................    3,223     3,219     3,319     3,020       3,594
Working capital...........................................    3,188     3,026     1,832     2,964       2,015
Net property, plant and equipment.........................    2,223     2,269     3,129     3,178       3,570
Total assets..............................................   10,075     9,947    10,580    10,950      11,284
Long-term debt............................................      999     1,013     1,011     1,018          42
Stockholders' equity......................................    3,606     3,528     3,280     4,885       4,931
Stockholders' equity per common share.....................    20.62     20.89     20.24     36.19       38.58
                                                            =======   =======   =======   =======    ========
RATIOS AND OTHER INFORMATION
Current ratio.............................................    1.8:1     1.7:1     1.4:1     1.8:1       1.4:1
Quick ratio...............................................    1.2:1     1.1:1      .9:1     1.2:1       1.0:1
Debt/debt plus equity.....................................     22.0%     22.5%     24.1%     17.5%        1.8%
Operating income/(loss) as a percentage of revenues.......      (.3)%      .8%    (14.8)%    (1.7)%     (15.3)%
Net income/(loss) as a percentage of revenues.............      (.8)%      .9%    (16.0)%    (1.7)%     (20.1)%
Return on equity..........................................     (3.1)%     3.6%    (52.8)%    (5.1)%     (44.5)%
Return on assets..........................................     (1.1)%     1.2%    (20.0)%    (2.3)%     (24.1)%
Non-U.S. revenues as a percentage of total revenues.......       66%       65%       62%       64%         63%
Days sales outstanding....................................       78        77        76        69          83
Number of employees at year-end...........................   59,100    61,700    77,800    89,900     107,900
Number of shares outstanding at year-end (in millions)....      156       150       142       135         130
Common stock yearly high and low sales prices.............  $ 76-35   $ 49-18   $ 43-18   $ 49-30    $  72-33
                                                            =======   =======   =======   =======    ========

(1) Amounts may not be additive due to rounding.

(2) Includes restructuring charges of $492M in 1996, $1,206M in 1994, $1,500M in 1992, $1,100M in 1991 and $550M in 1990. Includes reduction in carrying value of intangible assets of $310M in 1994.


ELEVEN-YEAR FINANCIAL SUMMARY -- (CONTINUED)

                                                 1991       1990       1989       1988       1987      1986
                                               --------   --------   --------   --------   --------   -------
(dollars in millions except per share data and stock prices)
STATEMENTS OF OPERATIONS(1)
Product sales................................  $  8,299   $  8,146   $  8,190   $  7,541   $  6,254   $ 5,103
Service and other revenues...................     5,612      4,797      4,552      3,934      3,135     2,487
                                               --------   --------   --------   --------   --------   -------
Total operating revenues.....................    13,911     12,943     12,742     11,475      9,389     7,590
                                               --------   --------   --------   --------   --------   -------
Cost of product sales, service and other
revenues.....................................     7,278      6,795      6,242      5,468      4,514     4,282
Research and engineering expenses............     1,649      1,614      1,525      1,306      1,010       814
Selling, general and administrative
expenses(2)..................................     5,572      4,521      3,639      3,066      2,253     1,665
                                               --------   --------   --------   --------   --------   -------
Operating income/(loss)......................      (588)        13      1,336      1,635      1,612       829
                                               --------   --------   --------   --------   --------   -------
Net interest income/(expense)................        68        111         85        106         77        28
                                               --------   --------   --------   --------   --------   -------
Income/(loss) before income taxes and
cumulative effect of changes in accounting
principles...................................      (520)       124      1,421      1,741      1,689       857
                                               --------   --------   --------   --------   --------   -------
Provision for income taxes...................        97         50        348        435        552       240
                                               ========   ========   ========   ========   ========   =======
Net income/(loss)(3).........................  $   (617)  $     74   $  1,073   $  1,306   $  1,137   $   617
                                               ========   ========   ========   ========   ========   =======
Net income/(loss) applicable per common
share(3).....................................  $  (5.08)  $    .59   $   8.45   $   9.90   $   8.53   $  4.81
                                               ========   ========   ========   ========   ========   =======
Weighted average shares outstanding (in
millions)....................................       122        125        127        132        133       131
                                               ========   ========   ========   ========   ========   =======
FINANCIAL POSITION
Inventories..................................  $  1,595   $  1,538   $  1,638   $  1,575   $  1,453   $ 1,200
Accounts receivable, net of allowances.......     3,317      3,207      2,965      2,592      2,312     1,903
Working capital..............................     3,777      4,332      4,501      4,516      4,377     4,223
Net property, plant and equipment............     3,778      3,868      3,646      3,095      2,127     1,867
Total assets.................................    11,875     11,655     10,668     10,112      8,407     7,173
Long-term debt...............................       150        150        136        124        269       333
Stockholders' equity.........................     7,624      8,182      8,036      7,510      6,294     5,728
Stockholders' equity per common share........     61.18      66.76      66.12      59.47      49.87     44.54
                                               ========   ========   ========   ========   ========   =======
RATIOS AND OTHER INFORMATION
Current ratio................................     2.0:1      2.3:1      2.9:1      2.9:1      3.4:1     4.9:1
Quick ratio..................................     1.4:1      1.6:1      1.9:1      2.0:1      2.4:1     3.5:1
Debt/debt plus equity........................      2.2%       2.0%       2.0%       3.6%       4.2%      5.9%
Operating income/(loss) as a percentage of
revenues.....................................      (4.2)%      .1%      10.5%      14.2%      17.2%     10.9%
Net income/(loss) as a percentage of
revenues.....................................      (4.4)%      .6%       8.4%      11.4%      12.1%      8.1%
Return on equity.............................      (7.8)%      .9%      13.8%      18.9%      18.9%     12.0%
Return on assets.............................      (5.2)%      .7%      10.3%      14.1%      14.6%      9.1%
Non-U.S. revenues as a percentage of total
revenues.....................................       60%        56%        55%        50%        47%       42%
Days sales outstanding.......................        76         86         76         75         78        79
Number of employees at year-end..............   115,100    116,900    118,400    113,900    103,000    88,300
Number of shares outstanding at year-end (in
millions)....................................       130        130        130        130        130       129
Common stock yearly high and low sales
prices.......................................  $  87-45   $ 103-70   $ 122-86   $ 199-99   $ 174-82   $ 94-46
                                               ========   ========   ========   ========   ========   =======

- ---------------

(3) The cumulative effect of changes in accounting principles were: a one-time benefit of $65M, or $.44 per share, on net income and net income per share for fiscal 1995; a one-time charge of $71M, or $.51 per share, and a one-time benefit of $20M, or $.14 per share, on net loss and net loss per share for fiscal 1994; and $485M or $3.89 per share on net loss and net loss per share in fiscal 1992.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

REVENUES


In fiscal 1996, total operating revenues increased $750 million or 5% to $14.6 billion, following an increase of $362 million or 3% in fiscal 1995 and a decrease of $921 million or 6% in fiscal 1994. Non-U.S. revenues accounted for 66% of total operating revenues in fiscal 1996, up from 65% and 62% in fiscal 1995 and 1994, respectively (see Note B).

     Revenues (dollars in billions)
     Fiscal year                                                 1996      1995      1994
     -----------                                                ------    ------    ------
     Product sales............................................   $ 8.4     $ 7.6     $ 7.2
     % of total revenues......................................      57%       55%       53%
                                                                 -----     -----     -----
     Service and other revenues...............................   $ 6.2     $ 6.2     $ 6.3
     % of total revenues......................................      43%       45%       47%
                                                                 -----     -----     -----
     Total revenues...........................................   $14.6     $13.8     $13.5
                                                                 =====     =====     =====

Revenues from product sales for fiscal 1996 were $8.4 billion or 57% of total operating revenues, compared with $7.6 billion or 55% of revenues and $7.2 billion or 53% of revenues in fiscal 1995 and 1994, respectively. Product sales increased in fiscal 1996 due principally to increased revenues from the sale of Alpha-based systems and to a lesser extent Intel-based personal computers, storage subsystems and network products. Adjusted for the effects of divested businesses, product sales increased 16% and 14% in fiscal 1996 and 1995, respectively. Continued increased demand for the Corporation's UNIX-based offerings and increased acceptance of the Corporation's Windows NT-based products contributed to the growth in Alpha-based systems revenues in fiscal 1996.

Alpha-based systems revenues represented 29% of fiscal 1996 product sales, up from 22% and 13% in fiscal 1995 and 1994, respectively. Revenue from Intel-based personal computers represented 26% of fiscal 1996 product sales, unchanged from fiscal 1995 and up from 19% in fiscal 1994. In fiscal 1996, revenues from personal computers grew 11% compared with fiscal 1995. Following strong growth in the first half of the year, personal computer sales declined in the second half of the year reflecting weakened sales of desktop products to commercial customers and competitive pricing pressures. VAX systems revenues represented 5% of fiscal 1996 product sales, down from 10% and 19% in fiscal 1995 and 1994, respectively, as the Corporation completed a major product transition. Revenues from the Corporation's component businesses, including storage subsystems, networks, software and peripheral products, represented 40% of fiscal 1996 product sales, compared with 42% and 49% in fiscal 1995 and 1994, respectively. The decline in revenues from component businesses was attributable to the effects of divested businesses, partially offset by strong growth in storage subsystems and network products revenue.

In fiscal 1996 and 1995, service and other revenues were $6.2 billion, down from $6.3 billion in fiscal 1994. Services and other revenues as a percentage of total operating revenues were 43%, 45% and 47% in fiscal 1996, 1995, and 1994, respectively. Increased revenues from multivendor services and integration services were offset by a decline in revenues from Digital products maintenance business.

During fiscal 1996, the Corporation sold its learning services business and several small businesses. During fiscal 1995, the Corporation sold portions of its storage business, its relational database business, a software distribution subsidiary, a contract manufacturing business and a semiconductor facility. In addition, as part of the Corporation's restructuring actions, the Corporation transferred part of its business in Germany to a new, independent, employee-owned company, effective October 1, 1994. In fiscal 1994, the divested businesses represented 8% of consolidated operating revenues and did not have a material effect on the consolidated net loss from operations (see Note J).


                         DOMESTIC AND NON-U.S. REVENUES
                                 IN $ BILLIONS

      DOMESTIC  NON-U.S.
      --------  --------
1992       5.1       8.8
1993       5.2       9.2
1994       5.2       8.3
1995       4.8       9.0
1996       5.1       9.5

EXPENSES AND PROFIT MARGINS

The Corporation's total gross margin for fiscal 1996 was 33% of total operating revenues, compared with 32% and 34% for fiscal 1995 and 1994, respectively.

                          Gross margin (dollars in billions)
                                     FISCAL YEAR                                   1996        1995        1994
                                                                                  ------      ------      ------
      Product sales.............................................................   $2.8        $2.2        $2.2
      % of related revenues.....................................................     34%         29%         31%
                                                                                   ----        ----        ----
      Service and other revenues................................................   $2.0        $2.2        $2.3
      % of related revenues.....................................................     32%         36%         37%
                                                                                   ----        ----        ----

The Corporation's gross margin on fiscal 1996 product sales was 34%, compared with 29% and 31% of product sales for fiscal 1995 and 1994, respectively. The increase in product gross margin in fiscal 1996 was due principally to manufacturing cost efficiencies, an increased proportion of higher-margin Alpha-based systems revenues, and the effect of more competitive product offerings. The decline in product gross margin in fiscal 1995 was due to several factors, including a continued shift in the Corporation's product sales toward lower-margin products, as well as greater use of indirect distribution channels, partially offset by the divestment of certain low-margin businesses and increased demand for higher-margin server products.



Gross margin on service revenues was 32% for fiscal 1996, compared with 36% and 37% of service revenues for fiscal 1995 and 1994, respectively. The decline in service gross margin in fiscal 1996 was primarily due to the shift in the mix of maintenance service revenues toward lower-margin multivendor service offerings, and improved product reliability.

                       Operating expenses (dollars in billions)
                                     FISCAL YEAR                                   1996        1995        1994
                                                                                  ------      ------      ------
      Research & engineering expenses...........................................   $1.1        $1.0        $1.3
      % of total revenues.......................................................      7%          8%         10%
                                                                                   ----        ----        ----
      Selling, general and administrative expenses..............................   $3.3        $3.3        $4.0
      % of total revenues.......................................................     23%         24%         30%
                                                                                   ----        ----        ----
      Restructuring charges.....................................................   $0.5          --        $1.2
      % of total revenues.......................................................      3%         --           9%
                                                                                   ----        ----        ----

Research and engineering (R&E) spending for fiscal 1996 totaled $1.1 billion, compared with $1.0 billion and $1.3 billion in fiscal 1995 and 1994, respectively. The decrease in R&E expense in fiscal 1995 compared with fiscal 1994 was due principally to the elimination of redundant engineering efforts, more standardized product offerings and divestments. The Corporation believes that its level of R&E spending as a percentage of total operating revenues is appropriate to support current operations and to offer competitive, market-driven products.

Selling, general and administrative (SG&A) expenses totaled $3.3 billion for fiscal 1996, approximately the same level as fiscal 1995 and down from $4.0 billion in fiscal 1994 which included $310 million of non-recurring charges (see Note J). For fiscal 1996, SG&A expenses reflected increased variable costs associated with higher revenue levels, increased salaries and wages and administrative systems investments, partially offset by the favorable effects of restructuring actions taken in the first half of fiscal 1995 and the effects of divestments. Fiscal 1996 SG&A expenses included $72 million of gains from divestments and asset sales (see Note J). The decrease in SG&A expenses in fiscal 1995 compared with fiscal 1994 was due principally to restructuring actions.

In the fourth quarter of fiscal 1996, the Corporation recorded a restructuring charge of $492 million. The restructuring plan is intended to increase sales productivity, further consolidate manufacturing plants and distribution sites, improve service delivery and further reduce overhead in support areas. The charge includes $363 million to pay for termination benefits for approximately 7,000 employees in fiscal 1997, as well as for employee termination benefits incurred in the fourth quarter of fiscal 1996. The remaining $129 million of the charge is for the cost of closing approximately 3.5 million square feet of office and manufacturing space, principally in Europe and the United States. When completed, the actions associated with the fiscal 1996 restructuring charge are expected to result in annualized operating expense savings of approximately $400 million. See Note E for a further description of the Corporation's restructuring actions and related costs.

Total employee population decreased by 2,600 during fiscal 1996 to approximately 59,100. The Corporation had approximately 61,700 and 77,800 employees at the end of fiscal 1995 and 1994, respectively.

The net effect of currency exchange rate movements on revenues was insignificant in fiscal 1996 compared with fiscal 1995 and positive in fiscal 1995 when compared with fiscal 1994. The effect of currency exchange rate movements on revenues was offset substantially by similar effects on non-dollar denominated costs in fiscal 1996 and 1995. See Note I for a further description of the Corporation's use of foreign exchange option and forward contracts.

Interest income in fiscal 1996 was $76 million, up from $57 million and $49 million in fiscal 1995 and 1994, respectively, reflecting higher interest rates and significantly higher cash balances. Interest expense increased to $100 million from $90 million and $73 million in fiscal 1995 and 1994, respectively (see Note F). Interest expense related to interest rate swaps was approximately $4 million in fiscal 1996, compared with reductions of interest expense of approximately $1 million and $12 million in fiscal 1995 and 1994, respectively (see Note I).

In fiscal 1996, income tax expense was $44 million on a pre-tax loss of $68 million. Income tax expense reflects several factors, including income taxes provided for profitable operations, benefits taken from net operating loss carryforwards and an inability to recognize currently certain tax benefits from operating losses. Income tax expense was $18 million on pre-tax income of $76 million in fiscal 1995 and $85 million on a pre-tax loss of $2.0 billion in fiscal 1994. Income tax expense for fiscal 1994 included a $70 million reduction in net deferred tax assets associated with non-U.S. operations. See Note C for a further explanation of income tax expense.

In the fourth quarter of fiscal 1996, the Corporation adopted Statement of Financial Accounting Standard (SFAS) No. 121 -- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The adoption of SFAS No. 121 did not have a material impact on the results of operations or financial position of the Corporation and there was no cash flow impact associated with the adoption.

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123 -- Accounting for Stock-Based Compensation. SFAS No. 123 encourages companies to recognize compensation costs for all stock-based compensation arrangements using a fair value method of accounting. Alternatively, SFAS No. 123 permits a company to continue accounting for these arrangements under Accounting Principles Board Opinion No. 25 -- Accounting for Stock Issued to Employees, accompanied by footnote disclosure of the pro forma effects on net income and earnings per share had the new accounting rules been applied. The Corporation will implement the alternative approach in fiscal 1997.

                               OPERATING EXPENSES
              DOLLARS IN BILLIONS, EXCLUDING RESTRUCTURING CHARGES

1992   6.4
1993   6.0
1994   5.3
1995   4.3
1996   4.4



                                   EMPLOYEES
1992   107,900
1993    89,900
1994    77,800
1995    61,700
1996    59,100



                U.S. DOLLAR RELATIVE TO MAJOR FOREIGN CURRENCIES
                            FISCAL 1991 EQUALS 1.00

1992   101.2
1993   100.8
1994   107.0
1995    98.4
1996    97.6


AVAILABILITY OF FUNDS TO SUPPORT CURRENT AND FUTURE OPERATIONS AND SPENDING FOR OPERATIONS



Cash and short-term investments totaled $2.0 billion, $1.6 billion and $1.2 billion at the end of fiscal 1996, 1995 and 1994, respectively (see Note A).

                 Cash flows from: (in billions)
                          FISCAL YEAR                         1996        1995        1994
                                                             ------      ------      ------
     Operating activities..................................  $ 0.6       $(0.3)      $(0.4)
     Investing activities..................................   (0.5)        0.6        (0.6)
                                                             -----       -----       -----
     Operating and investing activities....................    0.1         0.3        (1.0)
                                                             -----       -----       -----
     Financing activities..................................    0.2         0.1         0.5
                                                             -----       -----       -----
     Total cash flows......................................  $ 0.3       $ 0.4       $(0.5)
                                                             -----       -----       -----

Net cash generated by operating activities was $602 million in fiscal 1996, compared with net cash used of $348 million and $375 million in fiscal 1995 and 1994, respectively. The $950 million improvement in cash generated from operating activities in fiscal 1996 was primarily due to a $181 million decrease in inventories in fiscal 1996 compared with an increase of $272 million in fiscal 1995, and a lower level of restructuring related expenditures in fiscal 1996 compared with fiscal 1995.

Net cash used for investing activities was $492 million in fiscal 1996, compared with net cash generated (including divestments) of $638 million in fiscal 1995, and net cash used of $637 million in fiscal 1994. Capital spending in fiscal 1996 was $431 million compared with $366 million and $682 million in fiscal 1995 and 1994, respectively. In fiscal 1996, the Corporation sold its learning services business and several small businesses generating proceeds of $156 million. The sale of property, plant and equipment generated an additional $73 million in cash. In fiscal 1995, the Corporation sold all of its shares of Ing. Olivetti & C. S.p.A. common stock, portions of its storage business, its relational database business, a software distribution subsidiary, a contract manufacturing business, a semiconductor facility, property, plant and equipment and other assets generating approximately $1.1 billion in cash proceeds (see Note J). The Corporation increased its short-term investments by $177 million, $31 million and $11 million in fiscal 1996, 1995 and 1994, respectively.

Net cash generated from financing activities was $150 million, $100 million and $538 million in fiscal 1996, 1995 and 1994, respectively. The principal financing activity for fiscal 1996 and 1995 was the issuance of stock under the Corporation's employee stock plans, offset by the payment in each year of approximately $36 million of dividends on preferred stock. In the third quarter of fiscal 1994, the Corporation issued and sold preferred stock generating net proceeds of $387 million. Dividends on preferred stock of approximately $2 million were paid in fiscal 1994.

Long-term debt was approximately $1.0 billion at the end of fiscal 1996, 1995 and 1994. At the end of fiscal 1996, substantially all of the Corporation's available lines of credit and accounts receivable securitization facilities were unused (see Note F).

For fiscal 1996, cash expenditures for restructuring activities were $237 million, net of proceeds of approximately $54 million from the sale of property, plant and equipment. Cash expenditures for restructuring actions are expected to be approximately $500 million in fiscal 1997, and $130 million in fiscal 1998 and beyond related to facilities closures (see Note E).

On July 29, 1996 the Corporation's Board of Directors authorized the repurchase for cash, as conditions warrant, of up to 10 million shares of the Corporation's common stock. As of August 30, 1996 the Corporation had purchased on the open market 447,500 shares of its common stock at an aggregate purchase price of $17,362,000, or $38.80 per share.

On August 27, 1996, the Corporation's wholly-owned subsidiary, AltaVista Internet Software, Inc. filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, for the registration of shares of its Class A Common Stock in an initial public offering.

The Corporation's need for, cost of and access to funds are dependent on future operating results, as well as conditions external to the Corporation. The Corporation historically has maintained a conservative capital structure, and believes that its current cash position and its sources of and access to capital are adequate to support current and future operations.

FACTORS THAT MAY AFFECT FUTURE RESULTS

From time to time, information provided by the Corporation or statements made by its employees may contain "forward-looking" information, as that term is defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The Corporation cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including but not limited to the following:

The Corporation's future operating results are dependent on its ability to develop, produce and market new and innovative products and services. There are numerous risks inherent in this complex process, including rapid technological change and the requirement that the Corporation bring to market in a timely fashion new products and services which meet customers' changing needs.

Historically, the Corporation has generated a disproportionate amount of its operating revenues toward the end of each quarter, making precise prediction of revenues and earnings particularly difficult and resulting in risk of variance of actual results from those forecast at any time. In addition, the Corporation's operating results historically have varied from fiscal period to fiscal period; accordingly, the Corporation's financial results in any particular fiscal period are not necessarily indicative of results for future periods.

The Corporation offers a broad variety of products and services to customers around the world. Changes in the mix of products and services comprising revenues could cause actual operating results to vary from those expected.

The Corporation's success is partly dependent on its ability to predict demand and adjust production capacity accordingly, which is partly dependent upon the ability of external suppliers to deliver components at reasonable prices and in a timely manner; capacity or supply constraints could adversely affect future operating results.

The Corporation operates in a highly competitive environment and in a highly competitive industry, which include significant pricing pressures and intense competition for skilled employees. Particular business segments may from time to time experience unanticipated intense competitive pressure, possibly causing operating results to vary from those expected.

The Corporation offers its products and services directly and through indirect distribution channels. Changes in the financial condition of, or the Corporation's relationship with, distributors and other indirect channel partners could cause actual operating results to vary from those expected.

As the Corporation continues to implement its strategic plan and respond to external market conditions, there can be no assurance that additional restructuring actions will not be required. With regard to the completion of planned restructuring actions, there can be no assurance that the estimated cost of such actions will not change.

REPORT OF MANAGEMENT

The Corporation's management is responsible for the preparation of the financial statements in accordance with generally accepted accounting principles and for the integrity of the financial data included in this annual report. In preparing the financial statements, management makes informed judgments and estimates of the expected effects of events and transactions that are currently being reported.

Management maintains a system of internal accounting controls that is designed to provide reasonable assurance that assets are safeguarded and that transactions are executed and recorded in accordance with the Corporation's policies. This system includes policies which require adherence to ethical business standards and compliance with all laws to which the Corporation is subject. The internal controls process is continuously monitored by direct management review and an internal audit program under which periodic independent reviews are made.

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

                                            /s/ Robert B. Palmer
                                            Robert B. Palmer
                                            Chairman of the Board,
                                            President and Chief Executive
                                            Officer

                                            /s/ Vincent J. Mullarkey
                                            Vincent J. Mullarkey
                                            Vice President, Finance and Chief
                                            Financial Officer

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Directors,
Digital Equipment Corporation

We have audited the accompanying consolidated balance sheets of Digital Equipment Corporation as of June 29, 1996 and July 1, 1995, and the related consolidated statements of operations, cash flows, and stockholders' equity for each of the three fiscal years in the period ended June 29, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Digital Equipment Corporation as of June 29, 1996 and July 1, 1995, and the consolidated results of its operations and cash flows for each of the three fiscal years in the period ended June 29, 1996, in conformity with generally accepted accounting principles.

As discussed in Note J to the consolidated financial statements, the Corporation changed its method of accounting for certain investments in debt and equity securities in fiscal 1995.

                                            /s/ Coopers & Lybrand L.L.P.
                                            Coopers & Lybrand L.L.P.

                                            Boston, Massachusetts
                                            July 29, 1996

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                         DIGITAL EQUIPMENT CORPORATION

(in thousands except per share data)

YEAR ENDED                                           JUNE 29, 1996   JULY 1, 1995   JULY 2, 1994
- ----------                                           -------------   ------------   ------------
REVENUES (Notes A and B)
Product sales......................................   $ 8,362,423    $ 7,616,441    $ 7,191,251
Service and other revenues.........................     6,200,352      6,196,621      6,259,539
                                                      -----------    -----------    -----------
Total operating revenues...........................    14,562,775     13,813,062     13,450,790
                                                      -----------    -----------    -----------
COSTS AND EXPENSES (Notes A, D, G, H and K)
Cost of product sales..............................     5,541,792      5,397,723      4,968,025
Service expense and cost of other revenues.........     4,214,412      3,993,970      3,943,612
Research and engineering expenses..................     1,062,253      1,040,028      1,301,347
Selling, general and administrative expenses
(Note J)...........................................     3,295,865      3,272,913      4,027,869
Restructuring charges (Note E).....................       492,000             --      1,206,000
                                                      -----------    -----------    -----------
Operating income/(loss)............................       (43,547)       108,428     (1,996,063)
Interest income....................................        76,438         57,497         49,422
Interest expense (Notes F and I)...................       100,418         90,268         73,353
                                                      -----------    -----------    -----------
Income/(loss) before income taxes and cumulative
effect of changes in accounting principles.........       (67,527)        75,657     (2,019,994)
Provision for income taxes (Note C)................        44,285         18,342         85,043
                                                      -----------    -----------    -----------
Income/(loss) before cumulative effect of changes
in accounting principles...........................      (111,812)        57,315     (2,105,037)
(Benefit)/charge due to cumulative effect of
changes in accounting principles, net of tax
(Notes C, G and J).................................            --        (64,503)        51,026
                                                      -----------    -----------    -----------
NET INCOME/(LOSS)..................................      (111,812)       121,818     (2,156,063)
Dividends on preferred stock (Note L)..............        35,500         35,500         10,650
                                                      -----------    -----------    -----------
Net income/(loss) applicable to common stock.......   $  (147,312)   $    86,318    $(2,166,713)
                                                      ============   ===========    ===========
PER COMMON SHARE (Note A)
Income/(loss) applicable before cumulative effect
of changes in accounting principles................   $      (.97)   $       .15    $    (15.43)
Benefit/(charge) due to cumulative effect of
changes in accounting principles...................            --            .44           (.37)
                                                      -----------    -----------    -----------
NET INCOME/(LOSS) APPLICABLE PER COMMON SHARE
(Note A)...........................................   $      (.97)   $       .59    $    (15.80)
                                                      ===========    ===========    ===========
Weighted average common shares outstanding
(Note A)...........................................       152,052        146,331        137,090
                                                      ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                                   CONSOLIDATED BALANCE SHEETS

                                  DIGITAL EQUIPMENT CORPORATION

(dollars in thousands)

                                                                 JUNE 29, 1996   JULY 1, 1995
                                                                 -------------   ------------
ASSETS

Current assets:
Cash, cash equivalents and short-term investments (Note A).....   $ 2,039,158     $1,602,148
Accounts receivable, net of allowances of $182,033 and
$150,655.......................................................     3,223,293      3,219,082
Inventories (Note A)...........................................     1,820,811      2,053,620
Prepaid expenses, deferred income taxes and other current
assets (Note C)................................................       336,836        397,047
                                                                  -----------     ----------
Total current assets...........................................     7,420,098      7,271,897
Net property, plant and equipment (Note A).....................     2,222,920      2,268,722
Other assets (Notes A, C, D AND J).............................       432,363        406,533
                                                                  -----------     ----------
Total assets...................................................   $10,075,381     $9,947,152
                                                                  ===========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Bank loans and current portion of long-term debt (Note F)......   $    17,896     $   14,371
Accounts payable...............................................       903,618      1,113,160
Income taxes payable (Note C)..................................        79,528         76,757
Salaries, wages and related items..............................       632,413        562,442
Deferred revenues and customer advances (Note A)...............     1,099,328      1,232,050
Accrued restructuring costs (Note E)...........................       619,416        492,046
Other current liabilities......................................       879,434        755,482
                                                                  -----------     ----------
Total current liabilities......................................     4,231,633      4,246,308
Long-term debt (Note F)........................................       999,131      1,012,885
Postretirement and other postemployment benefits (Note G)......     1,238,411      1,159,679
                                                                  -----------     ----------
Total liabilities..............................................     6,469,175      6,418,872
                                                                  -----------     ----------
Commitments and contingencies (Note H)

Stockholders' equity (Notes K, L AND M):
Preferred stock, $1.00 par value (liquidation preference of
$100 per share); authorized 25,000,000 shares;
4,000,000 shares of Series A 8 7/8%
Cumulative Preferred Stock issued and outstanding..............         4,000          4,000
Common stock, $1.00 par value; authorized 450,000,000 shares;
155,504,284 shares and 149,777,573 shares issued and
outstanding....................................................       155,504        149,778
Additional paid-in capital.....................................     3,764,224      3,544,712
Retained deficit...............................................      (317,522)      (170,210)
                                                                  -----------     ----------
Total stockholders' equity.....................................     3,606,206      3,528,280
                                                                  -----------     ----------
Total liabilities and stockholders' equity.....................   $10,075,381     $9,947,152
                                                                  ===========     ==========

   The accompanying notes are an integral part of these financial statements.


                                 CONSOLIDATED STATEMENTS OF CASH FLOWS

                                     DIGITAL EQUIPMENT CORPORATION

(in thousands)

YEAR ENDED                                           JUNE 29, 1996   JULY 1, 1995   JULY 2, 1994
- ----------                                           -------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss)..................................   $  (111,812)    $  121,818    $(2,156,063)
                                                      -----------     ----------    -----------
Adjustments to reconcile net income/(loss) to net
cash from operating activities:
Depreciation.......................................       405,859        507,966        573,970
Amortization.......................................        74,346         67,624        106,584
(Gain)/loss on disposition and write-down of other
assets (Note J)....................................       (71,941)       (57,333)       310,000
Other adjustments to income/(loss).................        10,708        (34,576)        84,026
(Increase)/decrease in accounts receivable.........        (4,211)        42,862       (298,602)
(Increase)/decrease in inventories.................       180,761       (272,037)      (308,838)
(Increase)/decrease in prepaid expenses and other
current assets.....................................        47,002        (17,862)        82,513
Increase/(decrease) in accounts payable............      (209,542)       (49,517)       374,916
Increase in taxes (Note C).........................        23,609         16,813         18,913
Increase in salaries, wages, benefits and related
items (Note G).....................................       151,370         31,306        163,221
Increase/(decrease) in deferred revenues and
customer advances..................................      (123,028)           544        101,469
Increase/(decrease) in accrued restructuring costs
(Note E)...........................................       127,370       (859,029)       612,086
Increase/(decrease) in other current liabilities...       101,724        153,911        (39,101)
                                                      -----------     ----------    -----------
Total adjustments..................................       714,027       (469,328)     1,781,157
                                                      -----------     ----------    -----------
Net cash flows from operating activities...........       602,215       (347,510)      (374,906)
                                                      -----------     ----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in property, plant and equipment........      (431,307)      (365,551)      (682,100)
Proceeds from the disposition of property, plant
and equipment (Notes E and J)......................        73,083        208,505         97,456
Purchases of short-term investments................      (340,415)      (117,050)      (108,637)
Maturities of short-term investments...............       163,310         85,924         97,364
Investment in other assets (Note J)................      (112,532)       (37,687)       (64,377)
Proceeds from the disposition of other assets
(Note J)...........................................       155,971        863,468         23,516
                                                      -----------     ----------    -----------
Net cash flows from investing activities...........      (491,890)       637,609       (636,778)
                                                      -----------     ----------    -----------
Net cash flows from operating and investing
activities.........................................       110,325        290,099     (1,011,684)
                                                      -----------     ----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of debt.....................            --         13,253         22,742
Payments to retire debt............................       (11,241)       (29,336)       (19,451)
Issuance of preferred and common shares, including
tax effects........................................       196,321        151,643        536,563
Dividends paid.....................................       (35,500)       (35,500)        (1,775)
                                                      -----------     ----------    -----------
Net cash flows from financing activities...........       149,580        100,060        538,079
                                                      -----------     ----------    -----------
Net increase/(decrease) in cash and cash
equivalents........................................       259,905        390,159       (473,605)
Cash and cash equivalents at beginning of year.....     1,531,849      1,141,690      1,615,295
                                                      -----------     ----------    -----------
Cash and cash equivalents at end of year (Note A)..   $ 1,791,754     $1,531,849    $ 1,141,690
                                                      ===========     ==========    ===========

   The accompanying notes are an integral part of these financial statements.


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                         DIGITAL EQUIPMENT CORPORATION
(in thousands)

                                                   ADDITIONAL    RETAINED                    TOTAL
                            PREFERRED    COMMON     PAID-IN      EARNINGS/    TREASURY   STOCKHOLDERS'
                              STOCK      STOCK      CAPITAL      (DEFICIT)     STOCK        EQUITY
                            ---------   --------   ----------   -----------   --------   -------------
July 3, 1993...............  $    --    $135,490   $2,851,960   $ 1,937,627   $(39,678)   $ 4,885,399
                             =======    ========   ==========   ===========   ========    ===========
Issuance of preferred
stock......................    4,000                  382,745                                 386,745
Shares issued under stock
plans......................                6,797      130,785       (27,442)    39,678        149,818
Restricted stock plans,
charge to operations.......                            24,550                                  24,550
Dividends declared
- --preferred stock..........                                         (10,650)                  (10,650)
Net loss--1994.............                                      (2,156,063)               (2,156,063)
                             -------    --------   ----------   -----------   --------    -----------
July 2, 1994...............    4,000     142,287    3,390,040      (256,528)        --      3,279,799
                             =======    ========   ==========   ===========   ========    ===========
Shares issued under stock
plans......................                7,491      143,993                                 151,484
Restricted stock plans,
charge to operations.......                            10,679                                  10,679
Dividends declared
- --preferred stock..........                                         (35,500)                  (35,500)
Net income--1995...........                                         121,818                   121,818
                             -------    --------   ----------   -----------   --------    -----------
July 1, 1995...............    4,000     149,778    3,544,712      (170,210)        --      3,528,280
                             =======    ========   ==========   ===========   ========    ===========
Shares issued under stock
plans......................                5,726      190,595                                 196,321
Restricted stock plans,
charge to operations.......                            28,917                                  28,917
Dividends declared
- --preferred stock..........                                         (35,500)                  (35,500)
Net loss--1996.............                                        (111,812)                 (111,812)
                             -------    --------   ----------   -----------   --------    -----------
June 29, 1996..............  $ 4,000    $155,504   $3,764,224   $  (317,522)  $     --    $ 3,606,206
                             =======    ========   ==========   ===========   ========    ===========

See Notes K, L and M of Notes to consolidated financial statements.

Cash dividends on common stock have never been paid by the Corporation. The Corporation commenced paying dividends in fiscal 1994 on preferred stock issued in March 1994.

   The accompanying notes are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A: SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION The consolidated financial statements of the Corporation include the financial statements of the parent and its majority-owned U.S. and non-U.S. subsidiaries. All significant intercompany accounts and profits have been eliminated. Certain prior years' amounts have been reclassified to conform with the current year presentation.

USE OF ESTIMATES The preparation of the Corporation's financial statements requires management to make estimates and judgements that affect the reported consolidated statements of operations and consolidated balance sheets and related disclosures. Actual results could differ from those estimates.

FISCAL YEAR The fiscal year of the Corporation is the fifty-two/fifty-three week period ending the Saturday nearest the last day of June. The fiscal years ended June 29, 1996, July 1, 1995 and July 2, 1994 included 52 weeks.

TRANSLATION OF FOREIGN CURRENCIES For non-U.S. operations, the U.S. dollar is the functional currency. Monetary assets and liabilities of foreign subsidiaries are translated into U.S. dollars at current exchange rates. Nonmonetary assets such as inventories and property, plant and equipment are translated at historical rates. Income and expense items are translated at average exchange rates prevailing during the year, except that inventories and depreciation charged to operations are translated at historical rates. Exchange gains and losses arising from translation are included in current income.

REVENUE RECOGNITION Revenues from product sales are generally recognized at the time the product is shipped. Provisions for product sales returns and allowances are recorded in the same period as the related revenue. Service and other revenues are recognized ratably over the contractual period or as the services are performed.

WARRANTY Warranty service revenues are recognized ratably over the warranty period; warranty-related costs are recognized as incurred. The Corporation also provides warranty coverage as a product attribute on certain products. Estimated costs to repair such products are accrued as product cost when the product is shipped.

NET INCOME/(LOSS) APPLICABLE PER COMMON SHARE Per common share amounts are calculated based on the weighted average number of common shares and common share equivalents outstanding during periods of net income, after deducting applicable preferred stock dividends. Common share equivalents are attributable to stock options. Per share amounts are calculated based only on the weighted average number of common shares outstanding during periods of net loss, after deducting applicable preferred stock dividends.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS The Corporation considers all highly liquid temporary cash investments with maturities of three months or less at date of acquisition to be cash equivalents. Cash equivalents are valued at cost plus accrued interest, which approximates market. Investments with maturities greater than three months mature within six months of the balance sheet date and are classified as short-term investments. Short-term investments are valued at cost plus accrued interest, which approximates market. The Corporation's practice is to hold these investments to maturity.

(in thousands)                                                          JUNE 29, 1996       JULY 1, 1995
- --------------                                                          -------------       ------------
Cash and cash equivalents.............................................    $1,791,754         $1,531,849
Short-term investments................................................       247,404             70,299
                                                                          ----------         ----------
Cash, cash equivalents and short-term investments.....................    $2,039,158         $1,602,148
                                                                          ==========         ==========

INVENTORIES Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories are routinely subject to changes in value, resulting from rapid technological change, intense price competition and changes in customer demand patterns. While the Corporation has provided for estimated declines in market value of inventories, no estimate can be made of a range of amounts of loss that are reasonably possible under various competitive conditions.

(in thousands)                                                          JUNE 29, 1996       JULY 1, 1995
- --------------                                                          -------------       ------------
Raw materials.........................................................    $  536,911         $  595,829
Work-in-process.......................................................       439,318            434,408
Finished goods........................................................       844,582          1,023,383
                                                                          ----------         ----------
Total inventories.....................................................    $1,820,811         $2,053,620
                                                                          ==========         ==========

PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment are stated at cost, subject to review of impairment for significant assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

(in thousands)                                                JUNE 29, 1996       JULY 1, 1995
- --------------                                                -------------       ------------
Land........................................................    $  218,659         $  244,187
Buildings...................................................     1,384,819          1,418,636
Leasehold improvements......................................       325,120            355,887
Machinery and equipment.....................................     3,191,512          3,457,017
                                                                ----------         ----------
Total property, plant and equipment.........................     5,120,110          5,475,727
Less accumulated depreciation...............................     2,897,190          3,207,005
                                                                ----------         ----------
Net property, plant and equipment...........................    $2,222,920         $2,268,722
                                                                ==========         ==========

Depreciation expense is computed principally on the following bases:

Classification                   Depreciation lives and methods
- --------------                   ------------------------------
Buildings.....................  10 to 33 years (straight-line)
Leasehold improvements........  Life of assets or term of lease, whichever is shorter
                                (straight-line)
Machinery and equipment.......  2 to 10 years (principally accelerated methods)

When assets are retired, or otherwise disposed of, the assets and related accumulated depreciation are removed from the accounts. Gains or losses resulting from restructuring actions are included in accrued restructuring costs. Other resulting gains and losses are included in income.

OTHER ASSETS Other assets include long-term investments, capitalized software development costs, goodwill, deferred taxes and other intangible assets.

Software development costs are capitalized at the time that technological feasibility is established. These costs are amortized over no more than three years from the date the products are available for general use and are subject to periodic review of net realizable value.

Goodwill and other intangible assets are amortized using the straight-line method over the estimated useful life of the asset, subject to periodic review of impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

NOTE B: GEOGRAPHIC OPERATIONS

INDUSTRY The Corporation operates in one business segment: the design, manufacture, sale and service of networked computer systems.

NON-U.S. OPERATIONS Sales and marketing operations outside the United States are conducted primarily through sales subsidiaries throughout the world; by direct sales from the parent corporation; and through various representative distributorship arrangements, value-added resellers and retailers. The Corporation's non-U.S. manufacturing operations include plants in Canada, Europe and Asia-Pacific. The products of these manufacturing plants are sold to the Corporation's sales subsidiaries, the parent corporation or other manufacturing plants for further processing. Intercompany transfers between geographic areas are accounted for at prices which are intended to be representative of unaffiliated party transactions.

Sales to unaffiliated customers outside the United States, including U.S. export sales, were $9.6 billion, $9.0 billion, and $8.3 billion for the fiscal years ended June 29, 1996, July 1, 1995 and July 2, 1994, respectively, which represented 66%, 65% and 62%, respectively, of total operating revenues.

The broad diversity of the Corporation's products, service offerings, customers and geographic operations mitigate significantly the risk that a severe impact will occur in the near term as a result of changes in its customer base, competition, sources of supply or composition of its markets.


(in thousands)

YEAR ENDED                                         JUNE 29, 1996   JULY 1,1995    JULY 2, 1994
- -----------                                        -------------   ------------   ------------
NET REVENUES
United States:
Unaffiliated customer sales......................   $ 5,126,405    $ 4,816,024    $ 5,176,748
Inter-area transfers.............................     1,381,671      1,426,305      1,830,749
                                                    -----------    -----------    -----------
                                                      6,508,076      6,242,329      7,007,497
                                                    -----------    -----------    -----------
Europe:
Unaffiliated customer sales......................     6,137,495      5,973,188      5,832,332
Inter-area transfers.............................       703,289        792,277        373,354
                                                    -----------    -----------    -----------
                                                      6,840,784      6,765,465      6,205,686
                                                    -----------    -----------    -----------
Canada, Latin America, Asia-Pacific:
Unaffiliated customer sales......................     3,298,875      3,023,850      2,441,710
Inter-area transfers.............................     2,138,800      2,081,764      1,707,291
                                                    -----------    -----------    -----------
                                                      5,437,675      5,105,614      4,149,001
                                                    -----------    -----------    -----------
Eliminations.....................................    (4,223,760)    (4,300,346)    (3,911,394)
                                                    -----------    -----------    -----------
Net revenue......................................   $14,562,775    $13,813,062    $13,450,790
                                                    ===========    ===========    ===========
INCOME/(LOSS)
United States....................................   $    45,707    $  (231,180)   $  (740,709)
Europe...........................................      (137,546)       236,641     (1,109,188)
Canada, Latin America, Asia-Pacific..............        24,312         70,196       (170,097)
Eliminations.....................................        23,980         32,771         23,931
                                                    -----------    -----------    -----------
Operating income/(loss)..........................       (43,547)       108,428     (1,996,063)
                                                    -----------    -----------    -----------
Interest income..................................        76,438         57,497         49,422
Interest expense.................................       100,418         90,268         73,353
                                                    -----------    -----------    -----------
Income/(loss) before income taxes and cumulative
effect of changes in accounting principles.......   $   (67,527)   $    75,657    $(2,019,994)
                                                    ===========    ===========    ===========
ASSETS
United States....................................   $ 3,739,570    $ 3,924,941    $ 4,997,184
Europe...........................................     3,174,933      3,321,429      4,098,780
Canada, Latin America, Asia-Pacific..............     2,002,943      2,335,236      1,945,236
Corporate assets.................................     2,039,158      1,602,148      1,180,863
Eliminations.....................................      (881,223)    (1,236,602)    (1,642,292)
                                                    -----------    -----------    -----------
Total assets.....................................   $10,075,381    $ 9,947,152    $10,579,771
                                                    ===========    ===========    ===========

NOTE C: INCOME TAXES


Income/(loss) before income taxes and cumulative effect of changes in accounting principles (in thousands)


YEAR ENDED                                   JUNE 29, 1996       JULY 1, 1995       JULY 2, 1994
- ----------                                   -------------       ------------       ------------
U.S........................................    $  41,204          $(231,180)        $  (754,844)
Non-U.S....................................     (108,731)            306,837         (1,265,150)
                                               ---------          ----------        -----------
Total......................................    $ (67,527)         $   75,657        $(2,019,994)
                                               =========          ==========        ===========


Reconciliation of U.S. federal statutory rate to actual tax rate


YEAR ENDED                                   JUNE 29, 1996       JULY 1, 1995       JULY 2, 1994
- ----------                                   -------------       ------------       ------------
U.S. federal statutory tax (benefit)
rate.......................................      (35.0)%              35.0%             (35.0)%
Tax benefit of manufacturing operations
in(1):
     Ireland...............................      (17.9)              (40.2)              (2.3)
     Singapore.............................       (4.9)              (12.6)               (.1)
Tax impact due to net loss carryforward
position:
     U.S...................................      (10.2)              106.9               13.5
     Non-U.S...............................      160.2               (93.2)              41.1
Non-U.S. tax rates.........................      (24.9)               27.3              (12.0)
Other......................................       (1.7)                1.0               (1.0)
                                                 -----               -----              -----
Effective tax rate.........................       65.6%               24.2%               4.2%
                                                 =====               =====              =====

(1) The income from products manufactured for export by the Corporation's manufacturing subsidiary in Ireland is subject to a 10% tax rate through December 2010. The income from certain products manufactured by the Corporation's manufacturing subsidiary in Singapore was taxed at 15% through December 1995.


Components of provisions for (benefits from) U.S. federal and non-U.S. income taxes (in thousands)


YEAR ENDED                                       JUNE 29, 1996     JULY 1, 1995     JULY 2, 1994
- ----------                                       -------------     ------------     ------------
U.S. federal:
Current........................................     $ 6,104          $     --         $     --
Deferred.......................................      (1,971)           (7,318)         (14,431)
                                                    -------          --------         --------
Total..........................................       4,133            (7,318)         (14,431)
                                                    -------          --------         --------
Non-U.S.:
Current........................................      28,636            48,388            5,618
Deferred.......................................       9,309           (26,260)          92,989
                                                    -------          --------         --------
Total..........................................      37,945            22,128           98,607
                                                    -------          --------         --------
State income taxes.............................       2,207             3,532              867
                                                    -------          --------         --------
Total income taxes.............................     $44,285          $ 18,342         $ 85,043
                                                    =======          ========         ========

The Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 109 - Accounting for Income Taxes, effective July 4, 1993. The Corporation had previously accounted for income taxes under Accounting Principles Board Opinion No. 11. In the first quarter of fiscal 1994, the Corporation recorded a one-time benefit of $20,000,000 or $.14 per common share, for the recognition of previously unrecognized tax benefits. There was no cash flow impact from the adoption of SFAS No. 109. The standard was adopted on a prospective basis, and amounts presented for prior years were not restated.


Significant components of deferred tax assets and liabilities (in thousands)


 YEAR ENDED                                             JUNE 29, 1996               JULY 1, 1995
 ----------                                       ------------------------   ------------------------
                                                    ASSETS     LIABILITIES     ASSETS     LIABILITIES
                                                  ----------   -----------   ----------   -----------
Inventory-related transactions..................  $  113,663     $  7,761    $  148,399     $ 12,893
Depreciation....................................      59,276       33,474        65,083       55,314
Deferred warranty revenue.......................      96,943        1,343       101,094           --
Postretirement/postemployment benefits..........     468,662       12,528       447,948       23,524
Restructuring...................................     296,296       20,680       199,319           --
Tax loss carryforwards..........................   1,426,648           --     1,419,630           --
Tax credit carryforwards........................     192,928           --       166,526           --
Intangible assets...............................      48,465       14,269        55,447       16,388
Research and engineering........................     503,826           --       504,382           --
Other...........................................     222,217       50,274       164,685       67,209
                                                  ----------     --------    ----------     --------
Gross deferred tax balances.....................   3,428,924      140,329     3,272,513      175,328
Valuation allowance.............................   3,179,283           --     2,967,035           --
                                                  ----------     --------    ----------     --------
Net deferred tax balances.......................  $  249,641     $140,329    $  305,478     $175,328
                                                  ==========     ========    ==========     ========

The gross deferred tax asset from tax loss carryforwards of $1.4 billion represents $3.6 billion of net operating loss carryforwards on a tax return basis which will generally expire as follows: $90,000,000 in 1998, $200,000,000 in 1999, $160,000,000 in 2000, $220,000,000 in 2001, $90,000,000 in 2002,
$700,000,000 in 2007, $500,000,000 in 2008, and the remainder thereafter.

Tax credit carryforwards will generally expire as follows: $35,000,000 in 2001, $50,000,000 in 2002, $70,000,000 in 2003, $20,000,000 in 2004, and the remainder thereafter.

Tax benefit arising from previously unrecognized operating loss carryforwards amounted to approximately $190,000,000 and $42,000,000 for fiscal 1996 and 1995, respectively.

The Corporation has recorded net deferred tax assets of approximately $109,000,000 at June 29, 1996, reflecting primarily the benefit of net operating loss carryforwards in certain countries. Realization is dependent on generating sufficient future taxable income to utilize the assets. Although realization is not assured, management believes it is more likely than not that the assets will be realized.

As a result of statutory tax rate changes gross deferred taxes increased by $10,334,000 in fiscal 1995. The increase was fully offset by valuation allowances.

In fiscal 1996, 1995 and 1994, net income taxes paid were approximately $18,452,000, $3,008,000 and $42,419,000, respectively.

In general, the Corporation's practice is to reinvest the earnings of its foreign subsidiaries in those operations, and repatriation of retained earnings is done only when it is advantageous to do so. The accumulated retained earnings for foreign subsidiaries aggregated $1.9 billion at June 29, 1996. Applicable taxes are provided only on amounts planned to be remitted . It is not practicable to estimate the amount of additional tax that might be payable on the foreign earnings.

NOTE D: CAPITALIZED COMPUTER SOFTWARE DEVELOPMENT COSTS

Unamortized computer software development costs were $93,408,000 and $100,989,000 at June 29, 1996 and July 1, 1995, respectively. Amortization expense was $48,433,000, $59,335,000 and $67,515,000 for fiscal 1996, 1995 and
1994, respectively. Accumulated amortization was $160,785,000 and $197,419,000 at June 29, 1996 and July 1, 1995, respectively.

NOTE E: RESTRUCTURING ACTIONS

Accrued restructuring costs and charges include the cost of involuntary employee termination benefits, facility closures and related costs associated with restructuring actions. Employee termination benefits include severance, wage continuation, notice pay, medical and other benefits. Facility closure and related costs include disposal costs for property, plant and equipment, lease payments and related costs. Restructuring costs were accrued and charged to expense in accordance with approved management plans.

As a result of initiatives to increase sales productivity, further consolidate manufacturing plants and distribution sites, improve service delivery and further reduce overhead in support areas, the Corporation accrued a restructuring charge of $492,000,000 in the fourth quarter of fiscal 1996.

The cost of employee separations associated with the fiscal 1996 charge includes termination benefits for approximately 7,000 employees in fiscal 1997 as well as employee termination benefits incurred in the fourth quarter of fiscal 1996. The majority of the employee separations will come from administrative and overhead functions, located in Europe and the United States. Most other organizations and functions also will be affected by the planned reduction in employees. The fiscal 1996 charge also includes costs associated with the closure of an additional 3.5 million square feet of office and manufacturing space, principally in the United States and Europe.

As the Corporation continues to implement its strategic plan and respond to external market conditions, there can be no assurance that additional restructuring actions will not be required. With regard to the completion of planned restructuring actions, there can be no assurance that the estimated cost of such actions will not change.

During fiscal 1996, restructuring actions resulted in approximately 2,400 employee separations, a portion of which were covered under the fiscal 1994 restructuring plan. The number of involuntary separations was less than originally planned due principally to a higher level of voluntary separations and employees transferred in connection with divesting activities. However, associated cost savings were offset by higher than planned separation costs for certain non-U.S. employees.

The Corporation's experience in property dispositions has been consistent with the restructuring plan provided for in fiscal 1994. In the past two fiscal years, the Corporation has sold 6.2 million square feet of space and reduced space under lease by 4.7 million square feet.

Accrued restructuring costs (in thousands)

YEAR ENDED                                        JUNE 29, 1996     JULY 1, 1995     JULY 2, 1994
- ----------                                        -------------     ------------     ------------
Balance, beginning of year.....................     $492,046        $1,351,075       $  738,989
                                                    --------        ----------       ----------

Employee separations...........................      363,000                --          679,000
Facility closures and related costs............      129,000                --          527,000
                                                    --------        ----------       ----------
Total charges to operations....................      492,000                --        1,206,000
                                                    --------        ----------       ----------
Costs incurred:
Employee separations...........................      153,025           507,816          372,450
Facility closures and related costs............      177,593           323,029          212,300
Other..........................................       34,012            28,184            9,164
                                                    --------        ----------       ----------
Total costs incurred...........................      364,630           859,029          593,914
                                                    --------        ----------       ----------
Balance, end of year...........................     $619,416        $  492,046       $1,351,075
                                                    ========        ==========       ==========
Cash expenditures:
Employee separations...........................     $175,839        $  562,629       $  532,000
Facility closures and related costs, net of
proceeds.......................................       61,000           (38,850)          67,550
                                                    --------        ----------       ----------
Net cash expenditures..........................     $236,839        $  523,779       $  599,550
                                                    ========        ==========       ==========
Number of employee terminations due to
restructuring actions..........................        2,400             7,400           12,000
                                                    ========        ==========       ==========

NOTE F: DEBT

Long-term debt, exclusive of current maturities (in thousands)

                                     MATURITY DATE
                                    (CALENDAR YEAR)    INTEREST RATE   JUNE 29, 1996   JULY 1, 1995
                                    ----------------   -------------   -------------   ------------
Lease obligations.................      1997-2002       5.88%-10.95%(1)   $ 12,034      $   16,091
Notes(2)..........................           1997                 7%       250,000         250,000
Notes(2)..........................           2002             7 1/8%       250,000         250,000
Debentures(2).....................           2012             8 5/8%       250,000         250,000
Debentures(2).....................           2023             7 3/4%       250,000         250,000
Unamortized discount and
commissions(2)....................                                         (13,138)        (14,150)
Other debt obligations                                                         235          10,944
                                                                       -------------   ------------
Total long-term debt, exclusive of
current maturities................                                       $ 999,131      $1,012,885
                                                                       =============   ===========

(1) Weighted average interest rate of 7.6% and 8.5% at June 29, 1996 and July 1, 1995, respectively.

(2) The Notes and Debentures are not redeemable prior to maturity and are not entitled to any sinking fund. The unamortized discount and commissions relate to these Notes and Debentures.

Principal payments during the next five fiscal years are as follows: 1997 -- $10,335,000; 1998 -- $256,564,000; 1999 -- $926,000; 2000 -- $948,000; 2001 --
$2,975,000.

In fiscal 1996, 1995 and 1994, interest paid was $116,214,000, $86,157,000 and
$76,203,000, respectively.

The Corporation had available lines of credit totaling $315,434,000 and $308,885,000 as of June 29, 1996 and July 1, 1995, respectively. Substantially all of these lines of credit were unused at the end of fiscal 1996 and 1995. Commitment fees on the unused lines of credit were immaterial.

In June 1994, the Corporation entered into a five-year agreement with a major financial institution (i) providing for the transfer and sale by the Corporation to a wholly-owned subsidiary of the Corporation of a designated pool of domestic trade accounts receivable (the "Receivables"), and (ii) allowing the Corporation to sell to a group of investors an undivided ownership interest in the Receivables for proceeds of up to $600,000,000 (the "Purchase Limit"). The agreement includes annual commitment fees up to a maximum of 0.2% of the Purchase Limit. During the third quarter of fiscal 1995, the Corporation elected to amend the Purchase Limit under the agreement from $600,000,000 to $500,000,000. As of June 29, 1996 and July 1, 1995, no interests in the Receivables had been sold.

In May 1995, Digital Equipment Co. Limited, a wholly-owned subsidiary of the Corporation incorporated in the United Kingdom, entered into a five-year agreement with a major financial institution allowing it to sell an undivided ownership interest in a designated pool of trade accounts receivable (the "UK Receivables") to a group of investors for proceeds of up to approximately $124,000,000 (80,000,000 pounds sterling). Commitment fees under the agreement are immaterial. As of June 29, 1996 and July 1, 1995, no interests in the UK Receivables had been sold.

In October 1995, Digital Equipment France S.A.R.L., a wholly-owned subsidiary of the Corporation incorporated in France, entered into a one-year agreement with a major financial institution allowing it to sell an interest in a designated pool of trade accounts receivable (the "France Receivables") to a group of investors for proceeds of up to approximately $87,000,000 (450,000,000 French francs), of which approximately $69,000,000 was available at June 29, 1996. Commitment fees under the agreement are immaterial. As of June 29, 1996, no interests in the France Receivables had been sold.

NOTE G: POSTRETIREMENT AND OTHER POSTEMPLOYMENT BENEFITS

PENSION PLANS The Corporation and its subsidiaries have defined benefit and defined contribution pension plans covering substantially all employees. The benefits are based on years of service and compensation during the employee's career. Pension cost is based on estimated benefit payment formulas.

It is the Corporation's policy to make tax-deductible contributions to the plans in accordance with plan provisions and local laws. For the U.S. pension plan, there were no contributions in fiscal 1996, 1995 or 1994. The assets of the plans include corporate equity and debt securities, government securities and real estate.

In December 1995, the Board of Directors approved an amendment to the Corporation's U.S. pension plan effective March 1, 1996. Pursuant to the amendment to the plan, the defined pension benefit is based on an account balance comprised of a percentage of pay for each year of service and interest credited on the cumulative balance. Prior to March 1, 1996, the benefit plan was calculated based on a percentage of the employee's earnings during service to the Corporation.

As a result of the amendment, the vested and accumulated benefit obligations of the pension plan more closely approximate the projected benefit obligation. The amendment did not have a material effect on the consolidated statement of operations or on the consolidated balance sheet. There was no cash flow impact from the amendment to the U.S. plan.

The decline in pension cost before curtailment and settlement gains since fiscal 1994 reflects the positive effects of restructuring activities and increased returns on invested pension assets.

The net periodic pension cost for defined contribution pension plans was $32,382,000, $6,816,000 and $12,585,000 for the fiscal years ended June 29,
1996, July 1, 1995 and July 2, 1994, respectively. The Corporation initiated contributions to the U.S. 401(k) plan on July 1, 1995 which resulted in increased costs for the Corporation's defined contribution plans in fiscal 1996.

The measurement dates for all plans were within 90 days of year-end.

Components of net periodic pension cost (in thousands)

YEAR ENDED                                         JUNE 29, 1996   JULY 1, 1995   JULY 2, 1994
- ----------                                         -------------   ------------   ------------
Service cost for benefits earned during the
period...........................................    $ 138,069       $ 156,112      $ 180,694
Interest cost on projected benefit obligations...      202,385         182,363        191,525
Actual return on plan assets.....................     (512,244)       (344,486)      (143,465)
Net amortization and deferral....................      256,324          91,251        (79,567)
                                                     ---------       ---------      ---------
Net periodic pension cost before curtailment and
settlement gains.................................       84,534          85,240        149,187
Curtailment and settlement gains.................       (5,159)             --       (272,918)
                                                     ---------       ---------      ---------
Net periodic pension cost for defined benefit
pension plans....................................    $  79,375       $  85,240      $(123,731)
                                                     =========       =========      =========
Total pension cost for all pension plans.........    $ 112,769       $  95,249      $(107,686)
                                                     =========       =========      =========


Significant actuarial assumptions for pension plans

YEAR ENDED                                         JUNE 29, 1996   JULY 1, 1995   JULY 2, 1994
- ----------                                         -------------   ------------   ------------
U.S. pension plan:
Discount rate....................................         8.0%            7.5%           8.0%
Expected long-term rate of return on plan
assets...........................................         9.0%            9.0%           9.0%
Rate of increase in future compensation levels...         5.0%            5.0%           6.0%
                                                     --------        --------       --------
Non-U.S. pension plans:
Discount rate....................................     4.0-9.3%        5.0-9.5%       5.0-9.5%
Expected long-term rate of return on plan
assets...........................................    4.0-10.0%       6.0-10.0%      6.0-10.0%
Rate of increase in future compensation levels...     2.0-7.0%        3.0-7.0%       2.8-7.2%
                                                     ========        ========       ========


Funded status of pension plans as of the year-end measurement date (in thousands)

YEAR ENDED                                                       JUNE 29, 1996   JULY 1, 1995
- ----------                                                       -------------   ------------
Actuarial present value of benefit obligations:
Vested benefit obligation......................................   $(2,433,935)   $(1,725,467)
                                                                  ===========    ===========
Accumulated benefit obligation.................................   $(2,566,869)   $(1,891,032)
                                                                  ===========    ===========
Projected benefit obligation...................................   $(2,875,815)   $(2,727,920)
Plan assets at fair value......................................     3,305,529      3,073,995
                                                                  -----------    -----------
Over funded projected benefit obligation.......................       429,714        346,075
Unrecognized net gain..........................................      (858,279)      (544,685)
Unrecognized prior service credit..............................        54,454        (41,623)
Unrecognized net transition asset..............................       (76,232)       (84,091)
                                                                  -----------    -----------
Pension liability recognized on the balance sheet..............   $  (450,343)   $  (324,324)
                                                                  ===========    ===========

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS The Corporation has defined benefit postretirement plans that provide medical and dental benefits for U.S. retirees and their eligible dependents. Substantially all of the Corporation's U.S. employees may become eligible for postretirement benefits if they reach retirement age while working for the Corporation. The majority of the Corporation's non-U.S. subsidiaries do not offer postretirement benefits other than pensions to retirees.

In fiscal 1996, net periodic postretirement benefits cost before curtailment gains declined when compared to fiscal 1995 and 1994, reflecting the positive effects of restructuring activities and lower U.S. health care cost trends.

The Corporation's postretirement benefit plans other than pensions are funded as costs are incurred.


Components of net periodic postretirement benefits cost (in thousands)

YEAR ENDED                                           JUNE 29, 1996   JULY 1, 1995   JULY 2, 1994
- ----------                                           -------------   ------------   ------------
Service cost for benefits earned during the
period.............................................     $ 10,987       $ 18,455       $ 24,949
Interest cost on accumulated postretirement
benefits obligations...............................       30,707         41,279         47,309
Actual return on plan assets.......................           --             --             --
Net amortization and deferral......................      (16,871)        (9,919)        (9,964)
                                                        --------       --------       --------
Net periodic postretirement benefits cost before
curtailment gains..................................       24,823         49,815         62,294
Curtailment gains..................................       (2,230)       (20,741)       (37,773)
                                                        --------       --------       --------
Net periodic postretirement benefits cost..........     $ 22,593       $ 29,074       $ 24,521
                                                        ========       ========       ========

Significant actuarial assumptions for postretirement benefits plans (dollars in thousands)

YEAR ENDED                                           JUNE 29, 1996   JULY 1, 1995   JULY 2, 1994
- ----------                                           -------------   ------------   ------------
U.S. plans:
Discount rate......................................          8.0%           7.5%           8.0%
Health care cost trend rate, current year..........          5.5%           7.0%           9.3%
Health care cost trend rate, ultimate year.........          5.0%           5.5%           5.5%
Trend rate decreases to the ultimate rate in the
year...............................................         2004           2005           2005
Effect of a 1% increase in the trend rate:
Increase in accumulated postretirement benefits
obligation.........................................   $   64,819     $  100,617     $  110,011
Increase in net periodic postretirement benefits
cost...............................................   $    7,326     $   13,645     $   15,643
                                                      ==========     ==========     ==========
Non-U.S. plans:
Discount rate......................................      5.0-8.5%       5.0-8.5%       5.0-8.5%
Health care cost trend rate, current year..........     4.0-12.0%      4.0-11.0%      4.0-12.0%
Health care cost trend rate, ultimate year.........      4.0-7.0%       4.0-7.0%       4.0-7.0%
Trend rates decrease to the ultimate rates in the
years..............................................    1996-2004      1995-2006      1994-2007
Effect of a 1% increase in the trend rate:
Increase in accumulated postretirement benefits
obligation.........................................   $    2,196     $    8,072     $    6,057
Increase in net periodic postretirement benefits
cost...............................................   $      407     $    1,043     $      909
                                                      ==========     ==========     ==========

Funded status of postretirement benefits plans as of the year-end measurement date (in thousands)

YEAR ENDED                                                    JUNE 29, 1996       JULY 1, 1995
- ----------                                                    -------------       ------------
Accumulated postretirement benefits obligations:
Retirees....................................................     $(273,908)         $(334,578)
Fully eligible plan participants............................        (6,582)           (15,862)
Other active plan participants..............................      (142,617)          (243,587)
                                                                 ---------          ---------
Unfunded accumulated postretirement benefits obligation.....      (423,107)          (594,027)
Unrecognized net gain.......................................      (212,646)           (44,092)
Unrecognized prior service credit...........................       (84,929)           (93,041)
                                                                 ---------          ---------
Other postretirement benefits liability recognized on the
balance sheet...............................................     $(720,682)         $(731,160)
                                                                 =========          =========

POSTEMPLOYMENT BENEFITS In the fourth quarter of fiscal 1994, the Corporation adopted Statement of Financial Accounting Standards (SFAS)No. 112 - Employers' Accounting for Postemployment Benefits, effective as of the beginning of the fiscal year. This standard requires the accrual of benefits provided to former or inactive employees, after employment but before retirement. These benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits and continuation of benefits such as health care and life insurance coverage.

The cumulative effect of adopting this standard resulted in a one-time charge to income of $71,068,000 (the "transition obligation"), or $.51 per common share. This transition obligation represents principally the cost of providing medical, dental and life insurance benefits to individuals in the U.S. currently on long-term disability, during the estimated remaining period in which they will receive disability benefits. The annual expense under the standard, exclusive of the transition obligation, is not significantly different than the annual expense under the Corporation's former practice. There was no cash flow impact from the adoption of SFAS No. 112.

NOTE H: COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS Minimum annual rentals under noncancelable leases (which are principally for leased real estate, vehicles and equipment) for the fiscal years listed are as follows:

FISCAL YEAR                                                                    (in thousands)
- -----------                                                                    --------------
1997.........................................................................    $  265,167
1998.........................................................................       261,581
1999.........................................................................       315,875
2000.........................................................................       112,403
2001.........................................................................        92,631
Later years..................................................................       245,592
                                                                                 ----------
Total minimum lease payments.................................................    $1,293,249
                                                                                 ==========

Total rental expense for the fiscal years ended June 29, 1996, July 1, 1995 and July 2, 1994 was $259,349,000, $282,084,000 and $436,080,000, respectively.

LITIGATION Several purported class action lawsuits were filed against the Corporation during the fourth quarter of fiscal 1994 alleging violations of the Federal securities laws arising from alleged misrepresentations and omissions in connection with the Corporation's issuance and sale of Series A 8 7/8% Cumulative Preferred Stock (the "Series A Preferred Stock") and the Corporation's financial results for the quarter ended April 2, 1994. During fiscal 1995, the lawsuits were consolidated into three cases, which were pending before the United States District Court for the District of Massachusetts. On August 8, 1995, the Massachusetts federal court granted the defendants' motion to dismiss all three cases in their entirety. On September 6, 1995, notices of appeal were filed in two of the cases. On May 7, 1996, the United States Court of Appeals for the First Circuit affirmed in part and reversed in part the dismissal of the two cases, and remanded for further proceedings.

NOTE I: FINANCIAL INSTRUMENTS

FOREIGN EXCHANGE OPTIONS In the ordinary course of business, the Corporation purchases foreign exchange option contracts for periods consistent with its committed exposures to limit potential losses from adverse exchange rate movements on operations. The contracts relate primarily to European currencies, Australian dollars and Japanese yen and generally have maturities which do not exceed three months. The impact of exchange rate movements on contracts used to hedge revenue and expense transactions is included in income in the period that the related operating revenues and expenses are recognized. Premiums on foreign exchange option contracts are amortized over the life of the contract. Unamortized premiums are included in prepaid assets. The Corporation does not anticipate any material adverse effect due to exchange rate movements over the short-term period covered by these contracts.

FOREIGN EXCHANGE FORWARDS In the ordinary course of business, the Corporation enters into foreign exchange forward contracts for periods consistent with its committed exposures to mitigate the effect of foreign currency movements on the U.S. dollar value of monetary asset and liability positions of non-U.S. subsidiaries. The contracts are primarily in European currencies, Australian dollars and Japanese yen and generally have maturities which do not exceed three months. The impact of exchange rate movements on contracts used to hedge monetary assets and liabilities is included in income in the period in which the exchange rates change.

With respect to foreign exchange option contracts and foreign exchange forward contracts, there were no deferred gains or losses at June 29, 1996. Also, the Corporation does not hold or issue foreign exchange futures contracts or foreign exchange option contracts for trading purposes.

INTEREST RATE SWAPS During the first quarter of fiscal 1994, the Corporation entered into interest rate swap agreements, with maturities of up to 10 years, to manage its exposure to interest rate movements by effectively converting a portion of its long-term debt from fixed to variable rates. The net face amount of interest rate swaps subject to variable rates as of June 29, 1996 and July 1, 1995 was $250,000,000. These agreements involve the exchange of fixed rate payments for variable rate payments without the effect of leverage and without the exchange of the underlying principal amount. Fixed interest rate payments are at rates ranging from 5.72% to 5.75%. Variable rate payments are based on the 6 month U.S. dollar LIBOR. Interest rate differentials paid or received under these swap agreements are recognized over the life of the contracts as adjustments to interest expense. As of June 29, 1996, deferred interest expense on contracts which are no longer subject to variable rate payments totaled $15,404,000. The deferred interest expense is being amortized over the original remaining life of the contracts. Unamortized deferred losses are included in prepaid assets. The Corporation does not hold or issue interest rate swaps for trading purposes.

FAIR VALUE The carrying amounts reflected in the consolidated balance sheets for cash, cash equivalents, short-term investments, accounts receivable, bank loans, current portion of long-term debt and accounts payable approximate fair value due to the short maturities of these instruments. The fair values for long-term debt and hedging instruments are based on dealer quotes for those instruments. The fair values represent estimates of possible value which may not be realized in the future.


Fair value of financial instruments (in thousands)

                                                            Face         Carrying         Fair
                                                           Amount         Amount         Value
                                                         ----------     ----------     ----------
June 29, 1996
Long-term debt.........................................  $1,012,269     $  999,131     $  979,892
Hedging instruments:
Option contracts.......................................     691,151            884            494
Forward contracts......................................     886,015           (267)        (1,952)
Interest rate swaps....................................     250,000         15,404        (16,540)
                                                         ==========     ==========     ==========
July 1, 1995
Long-term debt.........................................  $1,027,035     $1,012,885     $1,004,043
Hedging instruments:
Option contracts.......................................     611,100          3,983          3,291
Forward contracts......................................     977,008           (283)         1,610
Interest rate swaps....................................   1,250,000             --        (30,978)
                                                          =========      =========     ==========

The face amount of hedging instruments does not necessarily represent amounts exchanged by the parties and thus is not a direct measure of the exposure of the Corporation through its use of hedging instruments. The amounts exchanged are calculated on the basis of face amounts and other terms of the hedging instruments, which relate to interest rates, exchange rates or other financial indexes.

CONCENTRATION OF CREDIT RISK Financial instruments which potentially subject the Corporation to concentrations of credit risk consist principally of temporary cash and short-term investments, trade receivables and hedging instruments.

The Corporation places its temporary cash and short-term investments with high credit qualified financial institutions and, by policy, limits the amount of credit exposure to any one financial institution.

The Corporation sells a significant portion of its products through third-party resellers and as a result maintains individually significant accounts receivable balances from various major resellers. If the financial condition and operations of these resellers deteriorate, the Corporation's operating results could be adversely affected. Total receivables for the ten largest resellers approximated 10% of total accounts receivable at June 29, 1996.

Concentrations of credit risk with respect to other trade receivables are limited due to the large number of customers comprising the Corporation's customer base, and their dispersion across many different industries and geographies. The Corporation performs ongoing credit evaluations of its customers and generally does not require collateral.

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

NOTE J: INVESTING AND DIVESTING ACTIVITIES

During fiscal 1996, the Corporation sold its learning services business and several small businesses. During fiscal 1995, the Corporation sold portions of its storage business, its relational database business, a software distribution subsidiary, a contract manufacturing business and a semiconductor manufacturing facility. Prior to sale and in total the divested businesses represented approximately 8% of fiscal 1994 consolidated operating revenues and did not have a material effect on the consolidated net loss from operations.

At the end of the second quarter of fiscal 1996, the Corporation sold its learning services business to Welsh, Carson, Anderson & Stowe for proceeds of approximately $80,000,000. Approximately 600 employees transferred with this business.

In addition, during fiscal 1996 the Corporation sold several small businesses for net proceeds of approximately $76,000,000.

At the end of the fourth quarter of fiscal 1995, the Corporation sold its South Queensferry, Scotland semiconductor facility and related assets to a subsidiary of Motorola, Inc. for net proceeds of approximately $128,000,000. Assets sold included approximately $8,000,000 of inventory and $127,000,000 of net property, plant and equipment. Approximately 530 employees were transferred to Motorola at the time of sale.

At the end of the third quarter of fiscal 1995, the Corporation sold its contract manufacturing business to SCI Systems, Inc. for net proceeds of approximately $75,000,000. Assets sold included approximately $47,000,000 of inventory and $20,000,000 of net property, plant and equipment, including a manufacturing plant in Augusta, Maine. Approximately 700 employees were transferred to SCI Systems, Inc. at the time of sale.

At the beginning of the second quarter of fiscal 1995, the Corporation sold its magnetic disk drive, tape drive, solid state disk and thin film heads businesses (the "Business") to Quantum Corporation ("Quantum") for an aggregate purchase price of $360,000,000, generating net proceeds of $348,000,000. Assets sold included approximately $180,000,000 of inventory and $154,000,000 of net property, plant and equipment, including facilities in Shrewsbury, Massachusetts and Penang, Malaysia, as well as the Corporation's interest in Rocky Mountain Magnetics, Inc. Quantum is leasing facilities owned by the Corporation in Colorado Springs, Colorado and leased by the Corporation in Batam, Indonesia. Approximately 3,100 employees were transferred to Quantum upon sale of the Business.

Also during the second quarter of fiscal 1995, the Corporation sold its relational database business and related assets to Oracle Corporation for net proceeds of $107,000,000. Approximately 250 employees were transferred to Oracle Corporation at the time of sale.

In June 1992, the Corporation entered into agreements to purchase common stock of Ing. Olivetti & C. S.p.A. ("Olivetti") and to form a strategic alliance with Olivetti. Pursuant to these agreements, as amended, the Corporation purchased a total of 98,533,000 shares of Olivetti common stock in fiscal 1993 for a total investment of approximately $287,800,000. As part of the alliance agreement, as amended, Olivetti agreed to purchase a minimum level of Alpha products from the Corporation over a specified period of time. The Olivetti stock was recorded at $83,800,000. The remainder of the purchase price was recorded as an intangible asset to be amortized over a period not to exceed ten years. While the Corporation expected to generate significant revenues from the sale of Alpha products to Olivetti in the long term, in fiscal 1994, the sale of Alpha products to Olivetti fell significantly short of levels called for in the alliance agreement. In the fourth quarter of fiscal 1994, the Corporation concluded that revenues and profits in the future, although potentially significant, would continue below levels called for in the agreement. Accordingly, in the fourth quarter of fiscal 1994, the Corporation reduced the carrying value of the intangible asset by $116,000,000 to its expected net realizable value and included this amount as a charge to Selling, general and administrative (SG&A) expenses on the STATEMENT OF OPERATIONS. The remainder of the intangible asset is being amortized over a period of five years.

The Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 115 - Accounting for Certain Investments in Debt and Equity Securities, effective July 3, 1994. SFAS No. 115 expands the use of fair value accounting for certain debt and equity securities. At the date of adoption, the Corporation recorded a one-time unrealized gain of $64,503,000, or $.44 per common share related to the value of Olivetti common stock. Subsequently, in the first quarter of fiscal 1995, the Corporation sold all of its shares of Olivetti stock for approximately $149,000,000, thereby realizing the gain. The cash flow effect is included in the gain/(loss) on disposition and write-down of other assets in the STATEMENT OF CASH FLOWS.

Revenue and operating results for the Corporation's Digital-Kienzle business, acquired in fiscal 1991, fell significantly short of operating plan for fiscal 1994 and from results of prior years despite restructuring efforts and management changes in fiscal 1994 aimed at improving results. During the fourth quarter of fiscal 1994, plans for further restructuring actions to be taken in fiscal 1995 were finalized.

The Corporation concluded that the discounted cash flow, including restructuring actions associated with the acquired business, would no longer support the carrying value of the unamortized goodwill. Accordingly, the unamortized balance of goodwill related to the acquisition of approximately $194,000,000 was written off as a charge to operations. This was included in SG&A expenses on the Statement of operations for the year ended July 2, 1994.

NOTE K: STOCK PLANS

STOCK OPTIONS AND AWARDS Under its Equity Plans, the Corporation has awarded restricted stock to certain officers and key employees. Under such Equity Plans and its Restricted Stock Option Plans, the Corporation has granted options to certain officers and key employees to purchase common stock at a price determined by the Board of Directors. Shares purchased under the plans are either subject to repurchase options and restrictions on sales which lapse over an extended time period not exceeding 10 years, or become exercisable ratably over periods of up to five years. At June 29, 1996, 4,329,477 options to purchase shares were exercisable at prices ranging from $19.25 to $153.00. In fiscal 1992, certain options were granted under such Equity Plans which become exercisable ratably over five years, but only if the common stock achieves certain price performance criteria.

The excess, if any, of the fair market value of shares on the measurement date over the exercise price is charged to operations each year as the restrictions lapse.

In May 1994, the Board of Directors approved a program to offer employees of the Corporation (other than executive officers of the Corporation) the opportunity to exchange their outstanding stock options for new options to purchase a reduced number of shares of common stock at a per share exercise price equal to the fair market value of the common stock on the date the program was approved (the "Regrant Program"). Under the Regrant Program, outstanding options granted between 1985 and 1993 to purchase up to 11,854,084 shares of common stock with an average exercise price of $59.43 per share could be exchanged for new options to purchase up to 4,554,870 shares with an exercise price of $22.88 per share. The new options vest over four years and have a seven-year term. As of July 3, 1994 options to purchase 5,765,914 shares had been exchanged and cancelled for new options to purchase a total of 2,328,910 shares. During fiscal 1995, an additional 4,476,977 shares were exchanged and cancelled for new options to purchase a total of 1,663,430 shares. No further exchanges may occur under this program. No compensation expense was reversed as a result of the Regrant Program. Future expense associated with options cancelled, and not replaced by new options under the Regrant Program, will no longer be recognized, resulting in an expense reduction of approximately $31,000,000 over fiscal years 1995 to 1998.

Stock options and awards

                                                                                 Shares                         Average
                                                                              reserved for                       price
                                                                             future grants        Shares       per share
                                                                             --------------     ----------     ---------
July 3, 1993...............................................................       620,891       19,824,551       $56.89
Additional shares available for grant......................................     2,032,347               --           --
Options granted............................................................      (896,650)         896,650        23.07
Shares awarded.............................................................      (307,460)              --           --
Options exercised..........................................................            --         (106,612)       33.78
Options cancelled..........................................................     2,243,356       (2,243,356)       52.08
Options terminated.........................................................    (1,248,476)              --           --
Regrant program:
Cancelled..................................................................     5,765,914       (5,765,914)       59.10
Terminated.................................................................    (2,843,639)              --           --
Regrant....................................................................    (2,328,910)       2,328,910        22.88
                                                                               ----------       ----------       ------
July 2, 1994...............................................................     3,037,373       14,934,229       $49.59
Additional shares available for grant......................................     2,134,306               --           --
Options granted............................................................    (2,781,930)       2,781,930        25.42
Shares awarded.............................................................      (897,680)              --           --
Options exercised..........................................................            --         (677,299)       26.58
Options cancelled..........................................................     3,278,129       (3,278,129)       35.73
Options terminated.........................................................    (1,748,323)              --           --
Regrant program:
Cancelled..................................................................     4,476,977       (4,476,977)       59.26
Terminated.................................................................    (2,479,767)              --           --
Regrant....................................................................    (1,663,430)       1,663,430        22.88
                                                                               ----------       ----------       ------
July 1, 1995...............................................................     3,355,655       10,947,184       $41.01
Additional shares available for grant......................................     2,246,664               --           --
Options granted............................................................    (3,197,920)       3,197,920        44.11
Shares awarded.............................................................      (493,635)              --           --
Shares forfeited...........................................................        86,317               --           --
Options exercised..........................................................            --       (1,984,600)       29.62
Options cancelled..........................................................       865,196         (865,196)       41.93
Options terminated.........................................................      (233,542)              --           --
                                                                               ----------       ----------       ------
June 29, 1996..............................................................     2,628,735       11,295,308       $43.81
                                                                               ==========       ==========       ======

EMPLOYEE STOCK PURCHASE PLANS Under the Corporation's Employee Stock Purchase Plans, all U.S. and certain non-U.S. employees may be granted the opportunity to purchase common stock at 85% of market value on the first or last business day of the six-month payment period, whichever is lower. Common stock reserved for future employee purchases aggregated 4,206,544 shares at June 29, 1996. There were 3,341,316 shares issued at an average price of $41.58 per share during the year ended June 29, 1996; 6,085,154 shares issued at an average price of $21.96 per share during the year ended July 1, 1995; and 6,938,772 shares issued at an average price of $23.72 per share during the year ended July 2, 1994. There have been no charges to income in connection with these Plans other than incidental expenses related to the issuance of the shares. Federal income tax benefits relating to such Plans, if any, have been credited to additional paid-in capital.

STOCK OPTION PLANS FOR NON-EMPLOYEE DIRECTORS The 1990 Non-Employee Directors Plan provided for a one-time grant of an option to purchase 5,000 shares of the Corporation's common stock to non-employee directors. The exercise price of an option is 100% of the fair market value per share of common stock of the Corporation on the date the option is granted. An aggregate of 100,000 shares of common stock are authorized for issuance under the Plan, of which 55,000 have been granted at an average purchase price of $48.23 per share. The options become exercisable at the rate of 20% per year, with credit given for past service. None of these options had been exercised as of June 29, 1996. No additional options may be granted under this plan subsequent to adoption of the 1995 Stock Option Plan for Non-Employee Directors.

The 1995 Stock Option Plan for Non-Employee Directors which was approved on November 9, 1995, provides for annual grants to purchase 2,500 shares of the Corporation's common stock to non-employee directors, who are initially elected to office subsequent to January 1, 1995. The plan provides for annual grants to purchase 1,000 shares of the Corporation's common stock to non-employee directors elected to office prior to January 1, 1995. The exercise price of an option is 100% of the fair market value per share of common stock of the Corporation on the date the option is granted. An aggregate of 95,000 shares of common stock are authorized under the Plan, of which 10,500 have been granted at an average purchase price of $56.81 per share. The options become exercisable ratably over 3 years. None of these options had been exercised as of June 29, 1996.

NOTE L: STOCKHOLDERS' EQUITY

On January 21, 1994, the Corporation filed with the Securities and Exchange Commission a shelf registration statement on Form S-3 under the Securities Act of 1933, as amended, covering the registration of debt securities, preferred stock, depositary shares, and warrants to purchase equity and debt securities, in an aggregate amount of $1 billion. In March 1994, the Corporation issued and sold 16,000,000 Depositary Shares under the shelf registration statement, each representing a one-fourth interest in a share of the Corporation's Series A
8 7/8% Cumulative Preferred Stock (the "Series A Preferred Stock"), par value $1.00 per share. Dividends on the Series A Preferred Stock accrue at the annual rate of 8 7/8%, or $35,500,000 per year. At June 29, 1996, there were declared and unpaid dividends of $8,875,000. These dividends were paid on July 15, 1996. Total dividends of $10,650,000 were declared in fiscal 1994, commencing after issuance in March 1994.

The Series A Preferred Stock was offered to the public at $100 per share ($25 per Depositary Share) for a total of $400,000,000, leaving a balance of $600,000,000 available for future issuance under the shelf registration. The net proceeds of $387,000,000 from the Series A Preferred Stock offering was used for working capital and other general corporate purposes. The Series A Preferred Stock is not convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation. The Series A Preferred Stock is not redeemable prior to April 1, 1999. On or after April 1, 1999, the Corporation, at its option, may redeem shares of the Series A Preferred Stock, as a whole or in part, for cash at the redemption price per share of $100 ($25 per Depositary Share), plus accrued and unpaid dividends to the redemption date. Upon dissolution, liquidation or the winding up of the affairs of the Corporation, the holders of the Series A Preferred Stock will be entitled to receive $100 per share ($25 per Depositary Share), plus accrued and unpaid dividends, before any distribution to holders of the Corporation's common stock.

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

NOTE M: SUBSEQUENT EVENT

In July 1996, the Board of Directors authorized the repurchase, as conditions warrant, of up to 10,000,000 shares of the Corporation's common stock. The shares will be used for employee stock plans.


                           SUPPLEMENTARY INFORMATION

QUARTERLY FINANCIAL DATA(unaudited)

                                                                 Income/   Income/             Income/
                                                                 (loss)    (loss)              (loss)
                                              Total              before     after      Net       per
                                            operating   Gross    income    income    income/   common
(in millions except per share data)(1)      revenues    profit    taxes    taxes(2)  (loss)    share(3)
- --------------------------------------      ---------   ------   -------   -------   -------   -------
For the year ended June 29, 1996

Fourth quarter........................       $ 3,719    $1,212    $(432)    $(433)    $(433)   $(2.87)
Third quarter.........................         3,621     1,252      138       124       124       .74
Second quarter........................         3,951     1,288      170       149       149       .91
First quarter.........................         3,271     1,054       57        48        48       .26
                                             -------    ------    -----     -----     -----    ------
Total year............................       $14,563    $4,807    $ (68)    $(112)    $(112)   $(0.97)
                                             =======    ======    =====     =====     =====    ======
For the year ended July 1, 1995

Fourth quarter........................       $ 3,750    $1,215    $ 165     $ 160     $ 160    $ 1.01
Third quarter.........................         3,467     1,115       79        74        74       .44
Second quarter........................         3,473     1,148       23        19        19       .07
First quarter.........................         3,122       943     (191)     (195)     (131)     (.98)
                                             -------    ------    -----     -----     -----    ------
Total year............................       $13,813    $4,421    $  76     $  57     $ 122    $ 0.59
                                             =======    ======    =====     =====     =====    ======

(1) Amounts may not be additive due to rounding.

(2) Before cumulative effect of changes in accounting principles.

(3) The sum of the quarters' earnings per share does not equal the year-to-date earnings per share due to changes in the weighted average share calculations.

OFFICERS AND MANAGEMENT

*Robert B. Palmer
Chairman of the Board,
President and Chief Executive Officer

R.E. Caldwell
Vice President, Digital Semiconductor

Bobby A. F. Choonavala
Vice President; President, Asia Pacific

*Charles F. Christ
Vice President and General Manager,
Components Division

Bruce L. Claflin
Vice President and General Manager,
Personal Computer Business Unit

*Harold D. Copperman
Vice President and General Manager,
Systems Business Unit

Vincenzo Damiani
Vice President; President, Digital Europe

*Savino R. (Sid) Ferrales
Vice President, Worldwide Human Resources

Richard J. Fishburn
Vice President and Chief Information Officer

Samuel H. Fuller
Vice President and Chief Scientist

Charles B. Holleran
Vice President, Communications

Hans Larsen
Vice President, Controller
and Chief Accounting Officer

Alexis Makris
Vice President and Controller,
Business Operations

Gail S. Mann
Vice President, Assistant General Counsel,
Secretary and Clerk

*Paul J. Milbury
Vice President and Treasurer

*Vincent J. Mullarkey
Vice President, Finance and Chief Financial Officer

*John J. Rando
Vice President and General Manager,
Digital Services Division

Robert J. Rennick
Vice President and General Manager,
Network Product Business Unit

*Thomas C. Siekman
Vice President and General Counsel

*William D. Strecker
Vice President, Corporate Strategy and Technology and Chief Technical Officer


*"Executive Officer" under the Securities Exchange Act of 1934.

DIRECTORS

Robert B. Palmer
Chairman of the Board,
President and Chief Executive Officer,
Digital Equipment Corporation

Vernon R. Alden
Director and Trustee of several organizations, Former Chairman, The Boston Company, Inc.

Colby H. Chandler
Director of several corporations, Retired Chairman of the Board and Chief Executive Officer,
Eastman Kodak Company

Arnaud de Vitry
Engineering consultant and Director and
Trustee of several organizations

Frank P. Doyle
Director of several corporations,
Retired Executive Vice President,
General Electric Company

Robert R. Everett*
Retired President of the MITRE Corporation

Kathleen F. Feldstein
President of Economics Studies, Inc.
and Director of several corporations

Thomas P. Gerrity
Dean, Wharton School of the University of Pennsylvania and Director of several corporations

Thomas L. Phillips
Director of several corporations, Retired Chairman of the Board and Chief Executive Officer, Raytheon Company

Delbert C. Staley
Director of several corporations, Retired Chairman of the Board and Chief Executive Officer, NYNEX Corporation

COMMITTEES OF THE BOARD

AUDIT COMMITTEE
Colby H. Chandler, Chairman
Vernon R. Alden
Frank P. Doyle
Kathleen F. Feldstein

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
Thomas L. Phillips, Chairman
Robert R. Everett*
Thomas P. Gerrity
Delbert C. Staley

NOMINATING COMMITTEE
Arnaud de Vitry, Chairman
Vernon R. Alden
Colby H. Chandler
Thomas L. Phillips

STRATEGIC DIRECTION COMMITTEE
Robert B. Palmer, Chairman
Frank P. Doyle
Robert R. Everett*
Thomas P. Gerrity
Delbert C. Staley

[PHOTO OF BOARD OF DIRECTORS]

Board of Directors, Digital Equipment Corporation (left to right): Vernon R. Alden, Kathleen F. Feldstein, Robert B. Palmer, Colby H. Chandler, Arnaud de Vitry, Thomas L. Phillips, Delbert C. Staley, Robert R. Everett, Thomas P. Gerrity, Frank P. Doyle.

*Mr. Everett will retire on November 14, 1996, the date of the 1996 Annual Meeting of Stockholders.

CORPORATE CONSULTING ENGINEERS

Daniel W. Dobberpuhl
Senior Corporate Consulting Engineer
Digital Semiconductor

Richard B. Grove
Corporate Consulting Engineer
UNIX Business

Robert J. Hannemann
Corporate Consulting Engineer
General Manager, Printing Systems Business
Components and Peripherals Business

William R. Hawe
Corporate Consulting Engineer
Network Product Business

Richard J. Hollingsworth
Senior Corporate Consulting Engineer
Vice President, Semiconductor
Manufacturing and Technology
Digital Semiconductor

Alan Kotok
Corporate Consulting Engineer
Internet Software Business

William A. Laing
Corporate Consulting Engineer
Internet Software Business

Richard F. Lary
Corporate Consulting Engineer
Systems Business

Jesse Lipcon
Corporate Consulting Engineer
Vice President, Product Management and Development
Systems Business

Maurice P. Marks
Corporate Consulting Engineer
Digital Semiconductor

Alan G. Nemeth
Corporate Consulting Engineer
UNIX Business

Mahendra R. Patel
Corporate Consulting Engineer
Vice President, Systems Engineering
Systems Business

Benn L. Schreiber
Corporate Consulting Engineer
Windows NT

Jeffrey A. Schriesheim
Corporate Consulting Engineer
Director of Advanced Networking Technologies
Network Product Business

Richard L. Sites
Corporate Consulting Engineer
Research and Advanced Development

Robert E. Stewart
Corporate Consulting Engineer
Workstations Business

William D. Strecker
Senior Corporate Consulting Engineer
Vice President, Corporate Strategy and Technology
Chief Technical Officer

Robert M. Supnik
Senior Corporate Consulting Engineer
Vice President, Research and Advanced Development
Corporate Strategy and Technology

Charles P. Thacker
Senior Corporate Consulting Engineer
Research and Advanced Development

Richard T. Witek
Corporate Consulting Engineer
Digital Semiconductor

INVESTOR INFORMATION

INFORMATION ON COMMON STOCK

The Corporation's common stock (Ticker Symbol "DEC") is listed and traded on the:

Chicago Stock Exchange
New York Stock Exchange
Pacific Stock Exchange
Swiss Exchange
German Stock Exchanges of Frankfurt, Munich and Berlin

Common Stock Price Composite:

There were 62,804 shareholders of record as of June 29, 1996. The high and low quarterly sales prices for the past three fiscal years were as follows:

Fiscal quarter                                                                    High       Low
- --------------                                                                    ----       ---
1996

Fourth..........................................................................  63 1/4     41 1/2

Third...........................................................................  76 1/2     50 1/8

Second..........................................................................  65         40 3/4

First...........................................................................  45 7/8     35 1/8

1995

Fourth..........................................................................  49 1/2     37 3/8

Third...........................................................................  38 7/8     31 1/8

Second..........................................................................  36 5/8     24 7/8

First...........................................................................  29 1/4     18 3/8

1994

Fourth..........................................................................  30 5/8     18 1/4

Third...........................................................................  38 1/8     27 3/4

Second..........................................................................  39 1/8     34 1/8

First...........................................................................  43 1/8     35 1/4


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

Digital Equipment Corporation
111 Powdermill Road MSO1-1/L12
Maynard, Massachusetts 01754
(508) 493-3703, (508) 493-5213

INFORMATION ON PREFERRED STOCK

The Corporation's Depositary Shares, each representing one-fourth of a share of the Corporation's Series A 8 7/8% Cumulative Preferred Stock (the "Preferred Stock") (Ticker Symbol DEC PRA), is listed and traded on the New York Stock Ex change. The Preferred Stock carries an 8 7/8% cumulative annual dividend payable quarterly on January 15, April 15, July 15, and October 15 of each year.

Depositary For The Series A 8 7/8% Cumulative Preferred Stock:

Citibank N.A.
Address correspondence to:
Citicorp Data Distributor
404 Sette Drive
Paramus, New Jersey 07653
(800) 422-2066

STOCKHOLDER COMMUNICATIONS

The Investor Relations Department is available to assist stockholders. Investor inquiries regarding financial information are welcome by letter, telephone or the Internet. The annual report on Form 10-K for the fiscal year ended June 29, 1996, including schedules thereto, which is filed with the Securities and Exchange Commission, will be sent without charge upon written request to:

Digital Equipment Corporation
Investor Relations Department
111 Powdermill Road MSO2-3/B17
Maynard, Massachusetts 01754
Telephone: (508) 493-7182
Fax: (508) 493-7633

Digital Shareholder Direct:

Financial results, quarterly and annual reports and news on the Corporation's products and services is available via voice, fax or mail by calling 1-800-998-9332 (U.S., Canada and Latin America only).

Digital on the Internet:

Access to Corporate and financial information is also available through the Corporation's home page on the Internet: http://www.digital.com and the Digital Financial News & Investor Information home page at http://www.digital.com/info/finance.

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

                                    DIGITAL will conduct its business in a
                                    manner that conserves the environment. As a company we have a tradition of achievement in protecting the environment and in ensuring the health and safety of our fellow employees. A copy of our Environmental Health and Safety Progress Report is accessible through DIGITAL'S EHS homepage: www.digital.com/info/ehs.

                                    The following are trademarks of Digital
                                    Equipment Corporation:  Alpha XL,
                                    AlphaServer, AltaVista, DEChub, DECtalk,
                                    DIGITAL, the DIGITAL logo, DIGITAL UNIX, enVISN, FX!32, GIGAswitch, HiNote, HiNote Ultra, NetRider, OpenVMS, PC Utility, RouteAbout, TruCluster, VLM and VNswitch.

                                    The following are third-party trademarks:
                                    Andersen Consulting is a trademark of
                                    Andersen Consulting LLP, Apple, Newton and
                                    MessagePad are registered trademarks of
                                    Apple Computer, Inc. ARN and StrongARM are trademarks of Advances RISC Machines Limited. Avnet is a registered trademark of Avnet, Inc. Citibank and Citicorp are registered of Citicorp. Compaq is a trademark of Compaq Computer Corporation. Computer Associates is a registered trademark of Computer Associates International, Inc. Cybersmith is a trademark of Cybersmith, Inc. EDS is a trademark of Electronic Data Systems Corporation. HP is a registered trademark of Hewlett-Packard Company. Hughes is a registered trademark of Hughes Aircraft Company. Informix is a registered trademark of Informix Software, Inc. IBM is a registered trademark of International Business Machines Corporation. Marco and Motorola are registered trademarks of Motorola Inc. MCI is a trademark of MCI Communications Corporation. Mitsubishi is a registered trademark of Mitsubishi Denki Kabushiki Kaisha. Oracle and Oracle7 are registered trademarks of Oracle Corporation. Pentium Pro is a trademark of Intel Corporation and Intel and Pentium are registered trademarks of Intel Corporation. Red Brick is a trademark of Red Brick Systems, Inc. SAP is a trademark of SAP Akteingesellschaft. Software AG is a registered trademark of Software AG of North America, Inc. Samsung is a trademark of Samsung Electronics America Inc. Sybase is a registered trademark of Sybase, Inc. UNIX is a registered trademark in the United States and other countries, licensed exclusively through X/Open Company, LTD. Windows 95, Windows NT and BackOffice are trademarks and Windows and Microsoft are registered trademarks of Microsoft Corporation. Yahoo! is a trademark of Yahoo! Inc. All other trademarks and registered trademarks are the property of their respective owners.

                            [LOGO]  PRINTED IN USA EA-C6636-87/96 09 23 210.0
                                    COPYRIGHT 1996 DIGITAL EQUIPMENT CORPORATION
                                    ALL RIGHTS RESERVES
                                    PRINTED ON RECYCLED PAPER

                                      LOGO



DIGITAL EQUIPMENT CORPORATION  111 Powdermill Road  Maynard, Massachusetts 01754





[PHOTOS OF TWO BUSINESSMEN AND OF A MAN WORKING AT A DIGITAL PERSONAL COMPUTER.]