Form 10-K, Exhibit 13
period 1997-06-28
DIGITAL EQUIPMENT CORP
filed 1997-09-17
CIK 28887

                                                                     EXHIBIT 13


                                 [DIGITAL LOGO]


[Photograph of a globe, on which a smaller photograph of two people in front of a workstation appears. The words "www.digital.com" appear over both photographs.]




                               WWW.DIGITAL.COM




                                                1997 ANNUAL REPORT


                                             ...and some of our customers:
                                                www.bestwestern.com
                                                www.firstquote.com
                                                www.kvaerner.com
                                                www.lmco.com
                                                www.nymex.com
                                                www.optus.com.au
                                                www.psi.ch
                                                www.siemens.co.uk
                                                www.southernco.com/site/home.asp
                                                www.timewarner.com

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












           CONTENTS

        2  Chairman's letter

        9  Building the networked world

       13  Internet: changing the very definition of networking

       17  Windows NT: delivering enterprise solutions

       21  Digital UNIX and OpenVMS: owning the standard

           for high-performance 64-bit computing

       24  Delivering on the promise: the Internet, our

           children and the environment

       25  Financial statements

                              WINNING IN A
                              NETWORKED WORLD


In 1969, a group of U.S. Department of Defense and academic researchers created a new computer network--one that allowed them to share information and provide access to computers at key government facilities and research institutions around the country. Their requirements included speed, reliability and security. Their platform of choice was DIGITAL.

     Known as the ARPANET after its sponsor, the Advanced Research Project Agency, this fledgling network and its visionary founders sowed the seeds for the most important information technology paradigm shift of the 1990s--the Internet.

     Today, more than a quarter century after the birth of the Internet and 40 years after Digital's own founding, we are more focused than ever on the enormous opportunities the Internet is creating for enterprises around the world.

     Our strategy concentrates not only on the Internet, but on the other essential building blocks of the networked enterprise--Windows NT and high-performance computing--and the associated services needed by our customers.

     Our goal is very simple: to deliver Internet business solutions that enable our customers and partners to win in the global, networked economy.


Fiscal year                                             1997               1996

Total operating revenues                     $13,046,832,000    $14,562,775,000
Restructuring charge                         $            --    $   492,000,000
Net income/(loss)                            $   140,875,000    $  (111,812,000)
Net income/(loss) per common share           $          0.68    $         (0.97)
Total stockholders' equity                   $ 3,544,956,000    $ 3,606,206,000
Number of common stockholders                         53,911             62,804
Stockholders' equity per common share        $         20.81    $         20.62
Number of employees                                   54,900             59,100








Annual meeting

The annual meeting of
stockholders will be held at
11:00 a.m., Thursday, November
13, 1997, at the World Trade
Center, Commonwealth Pier, 164
Northern Avenue, Boston,
Massachusetts, 02210.

Common stockholders of record
on September 15, 1997 will be
entitled to vote at this
meeting.

                                                    [PHOTO OF ROBERT B. PALMER]


CHAIRMAN'S LETTER

   TO OUR SHAREHOLDERS, EMPLOYEES, CUSTOMERS AND PARTNERS Last year was one of transition for DIGITAL--a year that began with a temporary setback and ended with improving results and increasing momentum for our company. It was also a year in which we took several actions that will have a positive impact on Digital's performance going forward.

   For fiscal 1997, DIGITAL reported net income of $141 million, or $.68 per common share. Total operating revenue was $13 billion, a 10 percent decline from the previous year. I am certainly not satisfied with that performance because I know that we can--and will--do much better. But I am pleased with the way the company responded after a disappointing loss in our first quarter. We showed continuous improvement in profitability throughout the rest of the year.

   For DIGITAL, the key to achieving and sustaining competitive levels of profitability--and to increasing shareholder value--is growth, and that is our top priority. I am confident that we will begin to grow again during the current fiscal year. My confidence is based on the continued progress we made during fiscal 1997 in strengthening our foundation for both growth and profitability. For example:

o We further evolved our corporate strategy, sharpened our focus on targeted growth markets and increased our emphasis on Internet-based solutions.

o We created a single, worldwide sales and marketing organization to improve our marketing, revitalize the DIGITAL brand and generate more demand for our products and services.

o We brought our product businesses together in a new division that provides the increased coordination we need to build on our product leadership and to exploit emerging technologies.

o And we continued to build on our leadership in providing the global service and support that are essential to deliver comprehensive information technology solutions.

   Last year was also noteworthy for the action we took to protect DIGITAL's intellectual property. In May, DIGITAL filed an important lawsuit charging Intel Corporation with willful infringement of DIGITAL patents in the development, manufacture and sale of its Pentium, Pentium Pro and Pentium II microprocessor families.

   Our decision to file suit was praised by some and questioned by others. But irrespective of the reactions, we believe DIGITAL has an obligation to protect your investments in research and development by enforcing DIGITAL's intellectual property rights.

   Throughout the year the one constant was the dedication and determination of DIGITAL employees. Everywhere I go in the DIGITAL world, I am impressed by the talent and the skills of our employees. They are one of the most important reasons for my confidence in our future. Our success is the direct result of their hard work.

   OPERATIONAL REVIEW Our performance during the early part of the fiscal year was a reminder that corporate transformations do not move in a straight line. But we are unwavering in our determination to succeed and to achieve competitive levels of growth and profitability. While reaching that goal is a multiyear process, we have set specific financial targets that will help mark our progress.

   At the beginning of fiscal 1997, DIGITAL outlined our plan for achieving a competitive financial return.

   Our goal for net profit margin is seven percent, and we are making progress in that direction. A key element in achieving that goal is improving gross margins. Total gross margin in the fourth quarter was up a full two points year over year. The increase was even more dramatic in product gross margins, which were up three points year over year and 11 points over the past three years. And we met another important financial objective by stabilizing gross margins in our services business.

   Our balance sheet also remained strong. An important factor was continued improvement in all areas of asset management. The cash and short-term investment balance increased to $2.5 billion--an all-time high for the company--even as we repurchased 10 million shares of common stock during the year. Reflecting its strong confidence in our future, the Board of Directors has authorized the company to repurchase up to 15 million additional shares.

   One of the highlights of the fiscal year was the return to profitability of our personal computer business. During the previous fiscal year, this business was losing money, and revenue was declining. Since then there has been a remarkable turnaround, driven by new leadership, a more focused strategy and a greater emphasis on business controls. The PC business was profitable for the full fiscal year, and revenues are growing.

   DIGITAL also made further progress in controlling expenses, managing assets more effectively and improving the efficiency of our processes and operations. As we grow, we will leverage our improved cost structure to deliver significant improvements in earnings.

   GROWTH STRATEGY As the information technology market and customer needs evolve, we are more confident than ever about the strategic decisions we made two years ago. Those decisions were based on key market trends, including the dramatic expansion of the Internet and its increasing use as a business tool; the rapid acceptance of Windows NT as an enterprise operating system; and continuing strong demand for high-performance, 64-bit computing.

   As our growth strategy has developed, we have increased our emphasis on the Internet, particularly the multimedia portion of the Internet known as the World Wide Web. This is reflected in our corporate vision: DIGITAL will be the undisputed leader in Web-based enterprise computing.

   Digital has more than two decades of experience with the Internet. But what gives us confidence in our vision of leadership are the breadth and depth of what we offer customers today:

o A broad range of integration and operations management services that helps customers design, integrate and deploy Internet business solutions across the enterprise,

o  Powerful servers to run the most demanding Web-based applications,

o Innovative software like the AltaVista search engine, the most powerful search and index service on the Internet; security firewalls that protect corporate networks from intruders; and Millicent, a revolutionary microcommerce system that will make Web-based transactions profitable down to a fraction of a cent, and,

o Strategic alliances and partnerships with industry leaders like Microsoft, MCI, British Telecom, Oracle, Computer Associates and SAP, which enable us to deliver comprehensive Internet solutions to customers.

   The growing list of companies that have chosen DIGITAL AlphaServer systems to run their critical Web applications reads like a Who's Who of Internet pioneers: Netscape, Amazon.com, PointCast, Lycos and Microsoft. In fact, a Computerworld survey of the 100 premier Web sites found that nearly three-quarters of them use DIGITAL products.

Our share of key markets is growing. For example, DIGITAL had more than 14 percent of the $1.4 billion Internet Service Provider (ISP) market worldwide at the end of 1997. Our ISP revenues were up 400 percent while that overall market doubled. We expect our market share to increase to 20 percent by the end of fiscal 1998.

THE EXPANDING INTERNET Businesses today are adopting Internet technology at a very rapid pace. They are building internal networks known as "intranets" that help unlock the valuable information stored in corporate databases and make that information available throughout the enterprise. They are establishing virtual networks that link their businesses with customers, partners and suppliers. They are devising new channels to distribute their products directly to customers. And they are creating new forms of electronic commerce, laying the foundation for a truly global, networked economy.

DIGITAL is a leader in the intranet market. We are involved in two of the largest intranet deployments in the world. One is for Kvaerner, a Norwegian multinational that is building a network to link 40,000 of its employees around the world. The other is for the American Red Cross, with the potential to link
1.4 million volunteers and staff members.

Another important trend is the emergence of a wide variety of so-called Internet appliances like network computers, TV set-top boxes, palmtop computers, smart telephones and Web phones. DIGITAL is a pioneer in this new market with our StrongARM microprocessor. This very efficient chip delivers breakthrough performance with very low power consumption and low cost--making it the ideal engine for these new devices. More than 40 companies are already designing Internet appliances around the StrongARM chip, and we expect dramatic growth in this market segment.

In addition to the Internet, we also are focusing on two other major growth opportunities: Microsoft Windows NT and high-performance 64-bit UNIX. Within each of these markets, we are targeting segments where we expect to achieve industry leadership.

During fiscal 1997, for example, DIGITAL established itself as the clear leader in mail and messaging solutions based on Windows NT and Exchange--two of Microsoft's fastest-growing enterprise offerings. Working closely with Microsoft as part of our Alliance for Enterprise Computing, DIGITAL won more than one million Exchange seats worldwide.

We are also integrating Windows NT with other operating environments, like Digital's OpenVMS operating system, which is still unrivaled for mission-critical computing. By integrating OpenVMS and Windows NT, customers can enjoy the reliability and availability of OpenVMS and the broad applications portfolio of Windows NT. DIGITAL will continue to invest in OpenVMS to meet the needs of our customers.

   In the UNIX market, we are targeting segments such as data warehousing and high-performance technical computing, both of which benefit from the power and performance of DIGITAL's 64-bit systems and software.

   Many companies have selected DIGITAL to provide data warehouse solutions. They include Tele-Communications Inc., one of the nation's largest cable operators, and HFS Incorporated, the nation's largest franchise holding company, with brands like Century 21 and Avis. And we are gaining share in the market for high-performance technical computing with customers like the Los Alamos National Laboratory and Sandia National Laboratories in the U.S., and CERN, a research center in Switzerland. According to International Data Corporation, a market research company, DIGITAL's share of the midrange, high-performance market increased to 28 percent last year from 21 percent the year before.

   Across all of these growth markets, one of our most important competitive advantages is our ability to provide service and support worldwide. Enterprise customers are not just looking for a product supplier. They are looking for an information technology partner who can integrate products and applications in a multivendor environment, provide support after the project is complete and, in many cases, take over management of critical IT resources.

   The DIGITAL Services Division is widely recognized for leadership in these areas. In fact, DIGITAL was ranked No. 1 in customer satisfaction among systems integrators in Computerworld magazine's 1997 user survey.

   EXECUTING THE STRATEGY One of our continuing objectives is to improve the execution of our strategy. The most important step we took in that direction last year was a major refocusing of DIGITAL's marketing and sales operations.

   A single organization is now responsible for all of our marketing efforts worldwide. This has several benefits, but the most important is that DIGITAL will go to market as one company, with a unified marketing strategy and common messages that support our growth strategy and brand. By revitalizing our single brand, we will increase demand for a multitude of DIGITAL solutions.

   Part of going to market as one DIGITAL is having a sales force that is empowered to represent the entire company, not just a single business unit or function. To that end, we consolidated our product sales operations into the worldwide sales and marketing organization and increased coordination among our sales and service professionals. This enables us to do business with customers and partners in a more uniform way. By reducing our sales complexity and redundancy, it also makes it easier for customers and partners to do business with DIGITAL.

   The other major organizational change we made was the creation of the DIGITAL Products Division. Although we have attained product leadership in some key segments of the market, we are not taking that leadership for granted. By putting all of our product businesses in one division, we will increase cooperation and coordination and leverage our technical excellence across our product lines.

   40 YEARS OF INNOVATION AND CUSTOMER SUCCESS On August 23, 1997, DIGITAL celebrated its 40th Anniversary. That milestone was a reminder of just how much has changed since a small group of visionaries started DIGITAL in a 19th-century woolen mill in 1957--and of how much this company has contributed to the growth of the computer industry. We are proud of that heritage of innovation and industry leadership.

   From its inception, our company has been driven by a relentless focus on the future and on developing innovative technologies that will help make our customers more successful. We did these things in the past with the PDP and VAX architectures, the VMS operating system, distributed computing and clustering, to name a few. And we are doing them today with Alpha, StrongARM, DIGITAL UNIX, AltaVista and our HiNote Ultra notebook computers.

   But it will take more than leadership services and technology for DIGITAL to succeed. It will take the support of our shareholders, employees, customers and partners. We know that we must continue to earn that support. Digital is committed to increasing value for shareholders, providing an exciting and rewarding workplace for our employees, and offering customers and partners nothing less than the industry's best products, services and solutions.

   That is what DIGITAL has enjoyed doing for the last 40 years, and it is why we are looking forward to the next 40.



   /s/ Robert B. Palmer
   --------------------------------------
   Robert B. Palmer
   Chairman of the Board,
   President and Chief Executive Officer

[Photograph of the trading floor of the New York Mercantile Exchange]








NEW YORK MERCANTILE EXCHANGE

            WINDOWS NT, OPEN VMS AND DIGITAL UNIX INTEGRATED IN A
            DISASTER-TOLERANT ENTERPRISE SOLUTION

                                                     www.nymex.com


The world's largest petroleum and precious metals exchange is moving its core trading, settlement and compliance applications from fault-tolerant Tandem systems to mirrored disaster-tolerant Alpha clusters in separate locations as part of a DIGITAL/Microsoft solution.

Traders will now get realtime trading information rather than having to depend on written reports prepared after the market closes. At the same time, the trading floors and computer rooms in the Exchange's new building will be linked through a high-speed DIGITAL GIGAswitch system and fiberoptic cable to a second building that will serve as a backup center for both the trading floor and back office applications.

This enterprise network will include 1,100 DIGITAL PCs, 50 DIGITAL x86-based servers running Windows NT and ten AlphaServer systems in two different buildings running OpenVMS and DIGITAL UNIX operating systems. The network provides a dramatic demonstration of the interoperability of these three operating systems. Through the DIGITAL Windows NT integration program, Affinity for OpenVMS and AllConnect for UNIX provide the tools to integrate legacy systems with new applications.

                              BUILDING THE
                              NETWORKED WORLD


THE INTERNET IS NOT JUST ABOUT THE FUTURE OF TECHNOLOGY--THE INTERNET IS NOW. IT PROVIDES THE INFRASTRUCTURE NEEDED TO ACQUIRE, SHARE AND PUBLISH INFORMATION. IT IS THE PLATFORM WHERE VOICE, DATA AND VIDEO TECHNOLOGIES CONVERGE. IT IS THE HEART OF A NEW GLOBAL, NETWORKED ECONOMY.


   DIGITAL customers are showing the way. Netscape is operating the busiest site on the Web, handling 140 million requests per day. Best Western's reservation system supports 3,700 hotels in 73 countries. And Lockheed Martin is building a mail system to support 120,000 users. These are just three of thousands of customers who rely on DIGITAL to meet their information technology needs.

   These customers recognize DIGITAL as the premier network solutions company. Network solutions were the key to our prosperity in the 1980s. They remain the foundation of our strategy today. The only difference is that now, instead of proprietary solutions, DIGITAL is using Internet technology to deliver some of the most open solutions in the industry.

   As we celebrate our 40th Anniversary, we have an opportunity to capitalize on communications paradigm shifts--like the telephone, the radio and television--which can change the way we all live and work. That opportunity is the Internet. We intend to seize this opportunity.

   As Internet standards and technology become more robust and pervasive...as issues surrounding bandwidth and security are resolved...and as new kinds of Internet access devices are developed and deployed...the Internet will undoubtedly become the universal computing platform of choice. There are three operating environments where, today, DIGITAL is the leader in delivering enterprise-class Internet solutions:

o  Windows NT for general-purpose enterprise computing
o  64-bit UNIX for planetary-scale computing
o  OpenVMS for very-high-availability computing

   But having the right platforms means little unless you have the service and support to apply those platforms to the task at hand. DIGITAL provides integration, product support and operations management services in more than 100 countries through its 23,000-person Services Division.

DIGITAL's two-pronged, go-to-market strategy builds on these technological and service strengths to deliver both infrastructure and industry-focused solutions targeted at nine key markets. These solutions leverage DIGITAL's core competencies--multivendor integration, Internet security, continuous computing, high-availability data and high-performance networked platforms--to clearly differentiate us from our competitors.

INFRASTRUCTURE SOLUTIONS As customers incorporate the Internet paradigm into their corporate computing environment, they face infrastructure problems shared by companies in almost every industry. DIGITAL has developed solutions targeted at four key infrastructure markets. We are helping customers plan, design and implement intranets, deploy Internet Commerce solutions, integrate Windows NT into the enterprise, and modernize their mail and messaging systems.

INDUSTRY-FOCUSED SOLUTIONS DIGITAL also is focusing on select business solutions customized for specific industries. Four targeted market segments--data warehousing, enterprise applications, high-performance technical computing and visual computing--address specific customer needs in key industries including finance, manufacturing and telecommunications. In these markets, DIGITAL is tightly tying solutions to industry-specific requirements.

--------------------------------------------------------------------------------
1997 MILESTONES

      Forty years ago, DIGITAL opened for business with three employees and 8,500 square feet of production space in an old woolen mill. Today, as DIGITAL celebrates its 40th Anniversary, the company is a leading worldwide supplier of networked computer systems, software and services, developing and manufacturing products and providing customer services in the Americas, Europe and Asia-Pacific.


DIGITAL won the UNITED STATES POSTAL SERVICE 1997 Quality Service Award. DIGITAL provides information technology solutions to Postal Service locations nationwide, including computer hardware and software, maintenance and support services. Since 1995, DIGITAL has provided the Postal Service with more than 82,000 PCs and servers.

MICRON ELECTRONICS, INC. presented DIGITAL Worldwide Services with an Award of Excellence at its 1997 Supplier Conference. DIGITAL provides multivendor desktop, server and notebook service and support for Micron customers worldwide.

DIGITAL'S X86-BASED PRIORIS servers broke the performance record for Windows NT, processing 8,145 transactions per minute at $48.67 per transaction.

DIGITAL announced that the STRONGARM MICROPROCESSOR will support Windows CE, the Microsoft software platform developed for consumer electronic products and Internet appliances such as hand-held personal computers, smart phones and DVD players.

AIM TECHNOLOGY awarded DIGITAL 15 "Hot Iron" awards in the UNIX and Windows NT categories at Networld+Interop.

FX!32, DIGITAL's Windows compatibility software for Alpha systems, was named one of the five best Windows NT software products by Windows Magazine. It was also named "Technology of the Year" by Windows Sources.

More than 400 companies joined DIGITAL's INTERNET INNOVATORS PROGRAM designed to help software companies increase their success throughout the product development cycle.

For example, we have delivered specific data warehousing solutions customized for different industry needs. Sumitomo Bank of Japan and other money market banks are using DIGITAL solutions to evaluate their credit card and publicly held mortgage-backed securities portfolios. Consumer packaged goods manufacturers and retailers like Schering-Plough have chosen DIGITAL micro-marketing and consumer brand management solutions that help them identify and target their best prospects. Telecommunication companies like Australia's Optus Communications rely on DIGITAL solutions for billing and customer care so they can provide better service to their subscribers.

INTERNET SERVICE PROVIDERS DIGITAL Internet Infrastructure Services play a key role in the ninth target market--Internet Service Providers. Many of these service providers look to DIGITAL for assistance in planning, designing and implementing scalable facilities to keep pace with growing Internet traffic and an expanding customer base.

PARTNERING TO PROVIDE TOTAL SOLUTIONS DIGITAL's global alliances with Computer Associates, MCI, Microsoft, Oracle and SAP play an important role in building solution sets for each of our nine targeted market segments. In addition, we have established Centers of Expertise for each market segment and we're integrating the entire value chain--aligning and teaming products, services and business partners--to provide customers with highly reliable, scalable and fully supported solutions tailored to their needs.

--------------------------------------------------------------------------------
DIGITAL's semiconductor manufacturing facility was named a "TOP FAB OF THE YEAR" by Semiconductor International magazine.

At the 35th Anniversary meeting of DECUS, the DIGITAL EQUIPMENT COMPUTER USERS SOCIETY, 3,000 customers were present to see significant expansions to the Windows NT integration program. This is comprised of Affinity for OpenVMS and AllConnect for DIGITAL UNIX and provides the technology, tools, services, systems integration and support needed to integrate Windows NT into the enterprise.

DIGITAL introduced ENTERPRISE INTEGRATION PACKAGES to extend OpenVMS application and enterprise capabilities to the Windows NT environment.

DIGITAL opened a new CUSTOMER CALL CENTER. By dialing 1-800- DIGITAL, customers and business partners can speak directly with a highly trained Customer Care representative who will connect them with someone to address their needs.

DIGITAL announced 11 service offerings for enterprises adopting and migrating to Microsoft technology, reinforcing DIGITAL's position as MICROSOFT'S PREMIER SERVICE AND SUPPORT PARTNER.

Readers of Data Communications voted DIGITAL the "BEST OVERALL SERVICES AND SUPPORT" provider in the magazine's annual user survey, prompting the publication to give DIGITAL the top "Users' Choice" award.

For the third consecutive year, Datamation magazine readers named DIGITAL's AlphaServer "SERVER OF THE YEAR."

[Photograph of a man at a newsdesk, over which the image of the Road Runner and the words "Road Runner High Speed Online" appear.]
















--------------------------------------------------------------------------------
TIME WARNER


         "Road Runner" is bringing online news and entertainment to Hawaii

                                                      www.timewarner.com


Building on the technological expertise of the DIGITAL/Microsoft Alliance, the Oceanic Division of Time Warner Cable is introducing a new high-speed, online news and entertainment service to the island of Oahu, Hawaii. Named for the famous Warner Bros. Looney Tunes character, Road Runner is super-fast, using fiberoptic cable to provide customers with a unique user-friendly online service and connectivity to the Internet at unparalleled speeds.

Road Runner seamlessly integrates local programming with national and international content. Subscribers will have connectionless, permanent access to a wealth of daily news sources from local media outlets, schools, libraries, government offices, museums, zoos and shopping services. Still photos that would choke a dial-up network will appear instantly over the broadband Internet.

The network is based on Microsoft's Internet Explorer browser and the Microsoft Commercial Internet System (MCIS). DIGITAL is providing planning, design and integration services, as well as DIGITALx86 Prioris servers and custom code to interface with Oceanic's customer care system. The result is a cost-effective, easily scalable, broadband Internet service that can support an exciting combination of news, entertainment and information.

Oceanic is one of Time Warner Cable's larger operations reaching 332,000 homes. According to Division President, Don Carroll, Oceanic's goal is "...to build real communities, not just ethereal cyber-communities. The day will come when the first thing you see when you go online with Road Runner will be news and information about your own neighborhood. You'll be able to check your children's school calendar, review proceedings of neighborhood board meetings and check for promotions and sales at the stores nearest your home.
The possibilities are limitless."

                         INTERNET:
                         CHANGING THE VERY DEFINITION
                         OF NETWORKING


THE INTERNET IS CHANGING EVERYTHING--EVEN THE VERY DEFINITION OF NETWORKING. MANY COMPANIES CLAIM TO BE "THE INTERNET COMPANY" OR EVEN THE INVENTOR OF NETWORKED COMPUTING.



While many of these companies have made significant contributions to Internet technology, DIGITAL was and is the leader in developing Internet solutions. We were the first computer company on the ARPANET, the forerunner of the Internet, and--as one of the original sponsors of Ethernet--we brought the network to the desktop. Today, DIGITAL has all the components--from implementation and integration services to high-capacity, high-performance servers--needed to support large-scale Internet and intranet applications. This leadership can't be challenged: of the Computerworld Premier 100 Internet sites, 73 use DIGITAL products.

The experience we've gained in working with companies who have built world-class Internet sites is one reason we can help other customers understand the implications of Internet technology. We're helping them apply this technology to their business needs and build intranets--private networks using Internet technology and communications.

We're helping customers build Web infrastructures with the capacity, reliability and security needed to conduct financial transactions and buy and sell everything from new homes and cars to personalized news reports. And, as new applications fuel the explosive growth of the Internet, we're working closely with Internet Service Providers and telecommunication companies to help them build and maintain the network.

INTERNET INTEGRATION, INFRASTRUCTURE AND OPERATIONS MANAGEMENT SERVICES As more and more businesses evolve into networked enterprises where employees, customers, business partners and suppliers share ideas and work together over the Internet and intranets, the need to reduce network support costs and ensure round-the-clock, 24x365 availability has become a priority.

DIGITAL Worldwide Services provide Internet Infrastructure Services, Network and Application Integration Services and Internet Operation Management Services to help customers plan, design, implement and manage intranet applications and Internet communications and commerce.

HIGH-PERFORMANCE, HIGH-AVAILABILITY INTERNET SERVERS No business wants its customers, partners or employees to experience repeated busy signals and "server not available" messages. The need for high-performance, high-availability Windows NT and UNIX servers is particularly critical for Internet Service Providers and companies building intranets or engaged in Internet Commerce.





To demonstrate the power and scalability of our Internet business solutions, DIGITAL established the AltaVista search service (http://www.altavista.digital.com). AltaVista has become one of the most popular sites on the World Wide Web. Each day, more than 30 million Internet users rely on AltaVista to quickly and easily find the information they're looking for. Driven by DIGITAL's powerful 64-bit AlphaServer technology, AltaVista gives users access to more than 31 million pages of information. This past year, AltaVista was enhanced with a new user interface that includes simple customization tools and a "refine" function, enabling users to focus their searches and obtain relevant results within seconds. A unique multilingual search feature was also added. Now users can search for Web pages written in any one of 25 languages--from Chinese to Swedish.


[Photograph of DIGITAL Prioris HX6000 series of x86 servers]


            The DIGITAL Prioris HX6000 series of x86 servers delivers exceptional value in a "no compromise" package, combining state-of-the-art manageability, availability, performance, scalability and service. Data integrity and reliability are assured with high-availability system design including ECC EDO memory, redundant cooling, optional redundant power, integrated Hot-Swap drives and dual redundant backplane capabilities.


INFORMATION ACCESS, SECURITY AND INTERNET COMMERCE SOFTWARE Internet applications require specialized software. Without this software, the Internet becomes a tangled web where it is difficult to find the information you're looking for, where transactions can go astray and where hackers and viruses can bring your systems to a halt.

DIGITAL has addressed these issues. Our AltaVista family includes firewall, tunneling, indexing and desktop-to-Web search software for x86 Windows, Windows NT and Sun Solaris desktops and servers as well as Alpha systems running Windows NT and DIGITAL UNIX.

With DIGITAL Internet transaction processing software and the recent introduction of the advanced Millicent technology showcase, DIGITAL has the specialized software and associated services needed to support Internet Commerce. Millicent is the first cyber-commerce program that demonstrates how users can buy and sell information over the World Wide


--------------------------------------------------------------------------------

KVAERNER

            BUILDING AN INTRANET TO LINK 40,000 EMPLOYEES AND 400 OFFICES WORLDWIDE


                                www.kvaerner.com


When Kvaerner--a multinational shipping and construction company with its roots in Norway and its international headquarters in London--wanted to link its worldwide subsidiaries, they named DIGITAL and Microsoft as their preferred vendors for Internet/intranet solutions throughout the enterprise.

Service and support were critical issues. Kvaerner wanted to deal with a service organization that had first-hand experience establishing and operating its own enterprise-wide intranet. They looked for a service organization that could demonstrate its ability to support a global enterprise and a user base comparable in size to their own.

With facilities thoroughout the world, DIGITAL Worldwide Services is positioned to work with Kvaerner subsidiaries on a one-to-one basis, while at the same time providing the coordination necessary to build a highly reliable and functional worldwide intranet based on Windows NT, Microsoft Internet Explorer and high-performance DIGITAL servers.

[Photograph of 64-bit AlphaServer 4000 system]



            The 64-bit AlphaServer 4000 system is part of DIGITAL's complete family of ready-to-run Alpha and x86 Internet and intranet servers. Designed for round-the-clock, 24x365 operation, AlphaServer systems provide the high availability, data integrity and flexible scalability needed to support growing Internet applications.


Web at prices as low as a tenth of a cent. It makes "pay-per-click" surfing affordable for the user and opens a profitable new revenue stream for publishers who can now sell news and sports stories, fiction, features, financial reports and other information on a page-by-page basis.

To understand the potential of selling products and publishing information over the Internet, you only have to look at Amazon.com and PointCast. Amazon.com, the "electronic bookstore," has been growing 2,000 percent a year. Fortunately, Amazon.com uses AlphaServer systems that have the scalability to handle this growth for another 20 years.

PointCast is the leader in "push" technology, using the Internet to provide customized news and information services to millions of individual users, 24 hours a day. Like Amazon.com, PointCast depends on highly scalable AlphaServer systems to keep pace with its aggressive growth.



--------------------------------------------------------------------------------

VIRTUAL TELECOM, INC.

            Providing Internet access in Switzerland and realtime financial information services across Europe

                               www.firstquote.com


Virtual Telecom recognized that its core business is providing value-added services over the Internet. The Swiss company wanted to provide Internet Service Providers instant access to the network through multiple high-speed communications links through a major Internet hub.

Under a multiyear, multimillion-dollar Operations Management Services contract, DIGITAL designed, implemented and is managing the Virtual Telecom network.

In addition to Internet access, Virtual Telecom's FirstSwiss service includes Web hosting, Web development, publishing and online catalog services. Virtual Telecom also provides 1stQuote, a comprehensive range of realtime financial data services over the Internet to banks, investment companies and brokerage houses throughout Europe.

The Virtual Telecom network features DIGITAL AltaVista firewall software at each point of presence to protect against unauthorized access and capitalizes on alliances with Swiss Telecom PTT and British Telecom for high-speed telecommunications services.

[Photograph of workers in a factory engaged in a manufacturing process]

















SIEMENS (U.K.)

            Building a scalable manufacturing control and management information system

                                www.siemens.co.uk


Service, support for both Windows NT and UNIX, solutions that are scalable from x86 desktops to Alpha clusters, strategic alliances with key software companies--these are reasons customers give for partnering with DIGITAL.

Siemens is no exception. When they set up a new semiconductor wafer manufacturing plant in the U.K., they needed a manufacturing system to control production processes, improve product quality, lower costs and reduce time-to-market. At the same time, they wanted a scalable mail and messaging system that would initially support up to 1,200 users and link their U.K. plant to other Siemens facilities in both Europe and North America.

In the DIGITAL solution, x86-based Prioris servers and UNIX-based AlphaServer systems work together to support CELLworks, Microsoft Exchange and Oracle database software. The DIGITAL solution enables Siemens to track work in progress to control inventories and ensure just-in-time delivery to its customers.

DIGITAL Worldwide Services played a key role in developing and implementing a scalable solution that would allow Siemens to add new users and applications to the network without interrupting work or replacing existing equipment.

                         WINDOWS NT:
                         DELIVERING ENTERPRISE
                         SOLUTIONS


AS CUSTOMERS LIKE THE NEW YORK MERCANTILE EXCHANGE, LOCKHEED MARTIN AND THE SOUTHERN COMPANY IMPLEMENT CLIENT/SERVER APPLICATIONS AND BUILD MAIL AND MESSAGING SYSTEMS TO SUPPORT TENS OF THOUSANDS OF USERS, THE CHALLENGE IS INTEGRATING THESE APPLICATIONS INTO EXISTING COMPUTING ENVIRONMENTS.


Integration is DIGITAL's strength. In fact, DIGITAL was ranked as the industry's top systems integrator by readers of Computerworld in its annual Customer Satisfaction Survey.

It is the need to integrate computing resources around a platform optimized for client/server and network computing that drives the rapid deployment of Windows NT. The trend is accelerating. According to International Data Corporation, the market for Windows NT systems, software and services will be an estimated $20.7 billion in the year 2000. DIGITAL intends to capture a significant share of this growing market.

THE ALLIANCE FOR ENTERPRISE COMPUTING Windows NT was designed for client/server environments. Under the Alliance for Enterprise Computing, DIGITAL and Microsoft are working together to provide products and services to support a single, integrated client/ server environment that extends from the desktop, across the enterprise and out over the whole world through Internet communications.

DIGITAL has built the largest Windows NT service and support organization in the world. We now have approximately 1,600 Microsoft certified systems engineers and solution developers--a number that soon will grow to 2,500. We developed software that supports the development of applications that will run across Windows NT, DIGITAL UNIX and OpenVMS systems. We introduced the first Windows NT clusters. And our x86 and AlphaServer systems own the benchmarks for Windows NT performance. In tests conducted by Pro/E: The Magazine, a DIGITAL Personal Workstation running Windows NT outperformed all workstations tested, regardless of Central Processing Unit architecture or operating system. In fact, it outperformed a similarly priced Sun system running UNIX by 171 percent.

Microsoft, for its part, is developing a 64-bit version of Windows NT for initial release on Alpha. But the relationship between the two companies extends beyond technology. It includes joint engineering, marketing, sales and service programs. Working in partnership, we've helped customers build user-focused enterprise systems and networks, and we have installed more than 500,000 Microsoft Exchange seats and have another 500,000 under contract.

           [Photograph of DIGITAL HiNote VP laptop computer]


         Winner of PC/Computing magazine's "Annual Torture Test" and designated the "Best Windows NT Hardware Product of the Year" by Windows Magazine, the DIGITAL HiNote VP family of laptop computers features the latest in MMX processor, graphics and removable media technologies.



"THIN CLIENTS"--REDUCING DESKTOP SUPPORT COSTS A whole new class of Internet devices is emerging that will enable people to access the Internet--anywhere, anytime. Collectively called "thin clients," these devices often combine cellular telephone, pager, fax, handwriting recognition and computing functions in a single unit. It would never have been possible to develop many of these new devices without high-performance microprocessors that will run on a battery. DIGITAL is leading the way. Our StrongARM microprocessor operates at speeds up to 250 million instructions per second while running on AA batteries. This is a two-to-one advantage in both absolute performance and price/ performance over competing microprocessors.

The concept of the "thin client" also addresses the cost of purchasing and supporting desktop and mobile systems in client/server networks where applications and/or data reside on a central server rather than on the client.

Because data processing controls the server, it can control software used by thin clients throughout select workgroups or the entire enterprise. There is no longer the problem of individual users running different versions of the same application. New software releases no longer have to be installed one desktop at a time. Data is centralized so it can be easily secured and backed up. The potential savings are significant.

WINDOWS NT SERVICE AND SUPPORT DIGITAL is the first computer company to offer a comprehensive set of life-cycle services focused on the growing demand for Windows NT and Microsoft Exchange migration, Internet and intranet solutions, and data warehousing using Microsoft SQL Server. In providing these services, DIGITAL intends to help customers decrease implementation time and lower costs.

--------------------------------------------------------------------------------
LOCKHEED MARTIN

            Helping 120,000 users in 630 locations worldwide get the message

                                  www.lmco.com


When Lockheed and Martin-Marietta merged to become one of America's largest civilian and military aerospace manufacturing and contracting companies, they needed a mail and messaging system with the muscle to support 120,000 users in 630 locations. They selected DIGITAL through a competitive process for an enterprise-wide Windows NT solution that is expected to reduce long-term costs by simplifying their messaging infrastructure and improving productivity.

Working with Microsoft, its partner in the Alliance for Enterprise Computing, DIGITAL is implementing the largest Microsoft Exchange network in the world. Running under Windows 95 and Windows NT, Microsoft Exchange provides a complete, highly functional mail and messaging system that includes address book, auto signature, remote mail and public folder functions. This last provides a forum where authorized members of a workgroup or product team can share information and ideas.

The DIGITAL/Microsoft solution for Lockheed Martin includes AlphaServer systems with DIGITAL's X.500 directory services software, Microsoft Windows NT and Exchange software, and DIGITAL program management, network design, implementation and ongoing support services.

                [Photograph of DIGITAL Venturis FX-2 PC client]

DIGITAL's Venturis FX-2 PC client provides breakthrough performance at industry-standard prices with leading-edge features, including x86 MMX technology and DIGITAL ClientWORKS systems management and control software. This software provides powerful desktop management, asset management and configuration utilities.

We provide Internet/intranet enterprise services to help organizations understand the impact the Microsoft Merchant Server and the Microsoft Commercial Internet System will have on their businesses and help them successfully deploy and manage solutions for Internet Commerce.

SQL DATA WAREHOUSING As businesses migrate users and applications to client/server environments, they often find themselves with disparate data sources. DIGITAL is addressing this problem with the DIGITAL DataMart. This innovative combination of Microsoft SQL Server with products from Informatica Corporation and Business Objects SA provides the software and services needed to map Microsoft SQL server to industry-standard databases from Oracle, Informix and Sybase.

WINDOWS NT, FX!32 AND ALPHA Performance and scalability are critical issues in many enterprise networks and applications. DIGITAL supports Windows NT on both its x86 and Alpha platforms to provide the most extensive scalability in the industry. In addition, with DIGITAL FX!32 translation and emulation software, Alpha systems can run the entire library of Windows NT and Windows 95 applications.


--------------------------------------------------------------------------------
SOUTHERN COMPANY

            America's largest electric utility powers up with Windows NT on DIGITAL server systems

                        www.southernco.com/site/home.asp


Deregulation is coming to the U.S. electric utility industry. That puts a premium on finding ways to improve customer service and cut costs. The Southern Company is responding to this changing marketplace by standardizing on Windows NT to gain a cost-effective solution.

The Southern Company network currently has more than 17,000 users and 500 NetWare servers from many different vendors. These are being replaced by DIGITAL Alpha and Prioris systems running Windows NT, Microsoft Exchange and SMS in a BackOffice environment.

As in many projects of this size, DIGITAL is working closely with Microsoft and its other business partners. Universal Data Consultants provided systems and network integration services for the Southern Company, while Wyle Electronics, a billion-dollar DIGITAL distribution partner, is delivering the DIGITAL systems on a "just-in-time" schedule.

[Photograph of a man on a telephone and another man viewing a screen in a room with multiple computer and television screens]


--------------------------------------------------------------------------------
--------------------
OPTUS COMMUNICATIONS
--------------------
          ------------------------------------------
          Caring for customers across the Australian
          continent while introducing new wireline,
          mobile, broadband and satellite services
          ------------------------------------------
                                            ----------------
                                            www.optus.com.au
                                            ----------------

"Convergence billing" --providing a single bill for local, long distance, mobile and cable-based local-loop telephone service, Internet access and cable TV--is the major customer care issue facing telecommunications companies as they introduce new services.

Using software developed by Kenan Systems, Optus Communications is one of the first telecommunications companies to deploy a UNIX-based billing system to support multiple communications services on an enterprise-wide basis. This high-performance hardware/software solution is capable of supporting 15 million residential subscribers in a production environment.

Running on DIGITAL Alpha systems, Kenan's Arbor/BP software owns the benchmark for online telecommunications billing and customer care, processing four million call details per hour.

Optus has been a major customer since 1992, when DIGITAL was initially selected as the prime contractor and system integrator for building the Operational Support Systems--the network operating, billing and administrative systems--needed to control and manage the Australia-wide telecommunications network.

                                                       DIGITAL UNIX AND OPENVMS:
                                                   OWNING THE STANDARD FOR HIGH-
                                                    PERFORMANCE 64-BIT COMPUTING

PERFORMANCE AND AVAILABILITY ARE ISSUES WHENEVER YOU HAVE LARGE OR COMPLEX APPLICATIONS, MASSIVE AMOUNTS OF DATA OR A NETWORK THAT SUPPORTS HUNDREDS OR EVEN THOUSANDS OF USERS. THESE ARE ISSUES THAT DIRECTLY AFFECT SOFTWARE DEVELOPERS AND SYSTEMS INTEGRATORS AS WELL AS USERS. CUSTOMERS ARE LOOKING FOR FULLY SUPPORTED HARDWARE/SOFTWARE SOLUTIONS THAT DELIVER THE PERFORMANCE, AVAILABILITY AND SCALABILITY TO MEET THEIR GROWING NEEDS.


               That's why systems integrators like Ernst & Young and Andersen Consulting and leading application developers like SAS, Platinum and Baan work in partnership with DIGITAL.

               These companies recognize the need for 64-bit UNIX systems that can handle massive applications. DIGITAL UNIX systems enabled Schering-Plough's Health Products unit to implement a logistics program that saved the company two million dollars in inventory, transportation and accounts receivable costs. Alpha systems running Digital UNIX and SAP R/3 software enabled Danish Railways to implement a corporate-wide accounting and finance system.

               Our partners also recognize the need for systems that deliver the very highest levels of reliability and availability. This is the strength of DIGITAL's OpenVMS operating system.

               With 64-bit DIGITAL UNIX and OpenVMS systems, customers have a choice. And they have the opportunity to run their applications on the system that sets the standard for 64-bit computing--DIGITAL's Alpha platform.

               ALPHA PERFORMANCE: TWO BILLION INSTRUCTIONS PER SECOND High-performance computing starts with high-performance processors. Here DIGITAL has a clear-cut advantage. "AlphaPowered" systems push the envelope for high-performance technical computing, data warehousing, transaction processing and visual computing applications, including videoconferencing, 3-D modeling, video editing, multimedia authoring, image rendering and animation. With patented cache management, branch prediction and superscalar instruction execution technology, high-end Alpha microprocessors run at speeds of more than 600 MHz to execute more than two billion instructions per second.

[Photograph of Digital AlphaServer 8000 system]


AlphaServer 8000 systems support up to 14 symmetric multiprocessors, DIGITAL UNIX TruClusters, 28 gigabytes of memory and 39 terabytes of storage to provide better-than-mainframe and supercomputer performance. Business-critical applications include data warehousing, high-performance technical computing, sophisticated telecommunications applications and large-scale database management.


               Alpha microprocessors are now available from both DIGITAL and its semiconductor partners. Mitsubishi and Samsung have joined DIGITAL in developing, manufacturing and marketing Alpha microprocessors to deliver performance leadership where performance counts.

               DIGITAL UNIX, THE HIGH-PERFORMANCE OPERATING SYSTEM More than 50 percent of all DIGITAL UNIX customers are new customers because this 64-bit operating system--paired with AlphaServer systems--supports large-scale data warehousing, visual computing and other high-performance business, scientific and networking applications that could not be cost-effectively addressed by competitive systems. DIGITAL leads the industry in UNIX cluster performance. The transaction processing benchmark set in April 1996 on a four-node DIGITAL TruCluster system has not been matched by any other four-node cluster on the market.

               HIGH-AVAILABILITY OPENVMS CLUSTERS FOR BUSINESS-CRITICAL APPLICATIONS DIGITAL pioneered the cluster concept in 1983 and continues to set the standard by which clustering and continuous computing solutions are measured. DIGITAL cluster technology provides bulletproof, round-the-clock, 24x365 disaster tolerance. It supports VAX and Alpha systems in mixed clusters, Windows NT clusters, multisite configurations within a 500-mile radius and online backup. In addition, DIGITAL cluster technology allows you to add processors, memory, storage and other devices to a DIGITAL server without interrupting ongoing processes.

               In a recent review of cluster computing, an independent research organization, Technology Business Research, examined various features including scalability, availability, configuration flexibility, connectivity and applications support. The survey concluded that DIGITAL OpenVMS clusters continue to lead over Hewlett-Packard, IBM, NCR and Sun Microsystem clusters.

               VERY LARGE MEMORY, VERY LARGE DATABASE APPLICATIONS As corporate networks embrace desktop systems throughout the enterprise and link to the worldwide Internet, there is an explosive growth in the forest of data residing within the enterprise. Unfortunately, growth in raw data is not always matched by growth in information. It becomes a case of not being able to see the trees (information) for the forest.


--------------------------------------------------------------------------------
---------------------------
THE PAUL SCHERRER INSTITUTE
---------------------------
          --------------------------------------------------------
          Supporting 70 to 80 concurrent research programs that
          reach beyond the capabilities of a university department
          --------------------------------------------------------
                                                                 ----------
                                                                 www.psi.ch
                                                                 ----------

Under the auspices of the Board of Swiss Federal Institutes of Technology, the Paul Scherrer Institute in Villigen, Switzerland provides the computer infrastructure to support the research activities of its 1,100-person staff, including 370 scientists plus 500 to 800 guest scientists each year.

Unlike many commercial environments where applications and workloads are constant, research calls for maximum flexibility. Systems are constantly reconfigured and reprogrammed. This places a premium on systems that are modular, scalable and easy to program and configure.

Research also places a premium on high-capacity, flexible data storage. For example, the data generated from the Institute's proton therapy facility for cancer treatment must be retained and protected for at least a decade--as one program may open an avenue that spurs further research in a never-ending cycle. Realtime data collection for nuclear physics and material science investigations conducted on the Institute's particle accelerator also produce massive volumes of raw data that require online storage.

The Paul Scherrer Institute's DIGITAL UNIX, OpenVMS Cluster and DIGITAL StorageWorks systems provide the capacity and flexibility needed in a scientific environment. This type of interoperability, high-availability and raw performance is critical in realtime and large-scale research programs.

[Photograph of Digital Personal Workstation]


DIGITAL Personal Workstations offer outstanding performance, a choice of operating systems, leading 3-D graphics and the industry's only
CISC-to-RISC upgrade. For Windows NT users, DIGITAL offers the i-Series, which features Intel Pentium Pro processors, or the a-Series, which is built on the super-powerful DIGITAL Alpha processors. For the most demanding UNIX applications, the au-Series features DIGITAL Alpha processors running DIGITAL UNIX.


Our business partners are addressing this problem. Oracle, Sybase, Informix, Software AG and other database software companies have developed database solutions that capitalize on DIGITAL 64-bit Very Large Memory (VLM) and Very Large Database (VLDB) technology. These applications run at blinding speed. For example, with Oracle 64-bit database software, some applications will run up to 200 times faster on an AlphaServer system than they can on the fastest 32-bit systems.

WINDOWS NT INTEGRATION Through the DIGITAL Windows NT integration program, corporate customers and software developers can converge on a source code base, an interoperable middleware base and a single developmental tool set for all DIGITAL UNIX, OpenVMS and Windows NT applications.

WORLDWIDE SERVICE AND SUPPORT Planning, designing, implementing, managing and maintaining high-performance enterprise systems and networks can be a daunting task requiring the ability and patience to deal with multiple systems, software and communications vendors.

In many cases, business solutions must be deployed around the world. This requires sophisticated software and worldwide support services. DIGITAL and Computer Associates formed the Alliance for Enterprise Management to create a standard, unified, enterprise management environment across DIGITAL UNIX, OpenVMS, Windows NT and legacy mainframe systems.

DIGITAL and MCI formed a formal alliance to help businesses utilize Internet technology and communications and build corporate intranets.

Like a growing number of customers, our business partners recognize that DIGITAL's strengths in Internet connectivity, Windows NT integration and high-performance computing are key to "Winning in a Networked World."



--------------------------------------------------------------------------------
-------------------
BEST WESTERN HOTELS
-------------------
     ----------------------------------------
     Building a reservation system that knows
     your personal preferences
     ----------------------------------------
                                   -------------------
                                   www.bestwestern.com
                                   -------------------

Best Western International, Inc. knows how personal service can attract and keep customers. They've built a reservation system that knows your personal preferences and keeps track of every reservation and every one of the nearly 300,000 rooms throughout the Brand. This is a big job. Best Western International, Inc. operates almost 3,700 hotels in 73 countries and territories throughout the world.

The reservation system is based on DIGITAL AlphaServer systems using VLM (Very Large Memory) technology and an Oracle7 database.

With this new system, any desk clerk or travel agent can instantly book and confirm room reservations at any Best Western Hotel.

The system provides business and leisure travelers with the kind of personal service that translates into a higher occupancy rate--and high occupancy means higher revenue. In fact, Best Western International, Inc. expects that their new reservation system will generate $50 million in additional revenue.

               DELIVERING ON THE PROMISE:
               THE INTERNET, OUR CHILDREN AND
               THE ENVIRONMENT


AS A LEADER IN THE DEVELOPMENT OF THE INTERNET, DIGITAL HAS A
RESPONSIBILITY TO HELP CREATE A WORLD WHERE INFORMATION AND IDEAS
CAN BE FREELY EXCHANGED.

               This past year, we took a leadership role in NetDay, an innovative program to provide students and teachers with access to the Internet. We donated servers, PCs and networking packages to schools where DIGITAL volunteers invested their own time and energy wiring and installing systems.

               This kind of involvement is not new. As we celebrate our 40th Anniversary, we continue to support innovative programs designed to make this a better world for the next generation. This past year, through our Worldwide Children and Youth Initiative, we awarded cash grants to 70 local children's charities in 27 countries.

               But our responsibility goes beyond helping children achieve their potential. We want every child to enjoy a healthy environment. DIGITAL's corporate Environment, Health and Safety (EHS) policy statement, "Earth Vision," provides the framework for action. For example, we operate Materials Recovery facilities in Contoocook, New Hampshire and Nijmegen, the Netherlands to demanufacture 28 million pounds of discarded electronic equipment every year. Intact parts are removed, tested and stocked as spares. Gold, platinum and silver are extracted and resold. Plastic, glass and other materials are recycled. Less than one-tenth of one percent of the material ends up in landfills. The Contoocook facility is one of the first 20 organizations in the U.S. to win ISO 14001 certification for demanufacturing.

               Another example of DIGITAL's commitment to the environment was our part in establishing a unique, free-access educational Web site (http://www.endangeredzone.com) with high-quality images and searchable information about endangered species around the world. Developed in partnership with Oracle and Virage Inc., the Web site incorporates an Oracle8 database to create dynamic pages so children can build a personalized field journal of information for research reports, study guides or extracurricular projects.

               Programs like these demonstrate our belief that we can make a difference; that as individuals and as a company we can use our talents and technology to make this a better world.



[Photograph of several people who volunteered for the City Year service project.]

DIGITAL is a national founder of City Year, a service corps that brings young adults from diverse cultural, educational and socioeconomic backgrounds together for full-time community service. During its annual conference held in Boston, DIGITAL employees (in maroon shirts, left to right: Kathy Coyle, Kate Seibert, Lew Karabatsos and Jim Gray) joined City Year corps members to help landscape the grounds of an inner-city school.
(Photo credit: Chris Johnson)

                              FINANCIAL STATEMENTS


                     26   Eleven-year financial summary

                     28   Management's discussion and analysis of

                          financial condition and results of operations

                     33   Report of management

                     33   Report of independent accountants

                          CONSOLIDATED FINANCIAL STATEMENTS

                     34   Consolidated statements of operations

                     35   Consolidated balance sheets

                     36   Consolidated statements of cash flows

                     37   Consolidated statements of stockholders' equity

                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     38   Note A: Significant accounting policies

                     39   Note B: Geographic operations

                     41   Note C: Income taxes

                     42   Note D: Capitalized computer software development
                                  costs

                     43   Note E: Restructuring actions

                     44   Note F: Debt

                     45   Note G: Postretirement and other postemployment
                                  benefits

                     48   Note H: Commitments, contingencies and risk factors

                     48   Note I: Financial instruments

                     50   Note J: Investing and divesting activities

                     51   Note K: Stock plans

                     53   Note L: Stockholders' equity

                     54   Note M: Subsequent event

                          SUPPLEMENTARY INFORMATION

                     54   Quarterly financial data

                     55   Operating Management and Staff Officers

                     56   Directors

                     57   Committees of the Board

                     58   Corporate Consulting Engineers

                     59   Investor information





                                               Digital Equipment Corporation 25

ELEVEN-YEAR FINANCIAL SUMMARY



(dollars in millions except per share data and stock prices)       1997           1996            1995           1994
---------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS(1)
Product sales                                                    $ 7,197        $  8,362        $  7,616         $  7,191
Service revenues                                                   5,850           6,200           6,197            6,260
---------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                          13,047          14,563          13,813           13,451
---------------------------------------------------------------------------------------------------------------------------
Cost of product sales and service expense                          8,725           9,756           9,392            8,912
Research and engineering expenses                                  1,014           1,062           1,040            1,301
Selling, general and administrative expenses(2)                    3,177           3,859           3,266            5,234
---------------------------------------------------------------------------------------------------------------------------
Operating income/(loss)                                              130            (115)            115           (1,996)
---------------------------------------------------------------------------------------------------------------------------
Other (income)/expense, net(3)                                       (48)            (48)             40               24
---------------------------------------------------------------------------------------------------------------------------
Income/(loss) before income taxes and cumulative
effect of changes in accounting principles                           178             (68)             76           (2,020)
---------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                            37              44              18               85
---------------------------------------------------------------------------------------------------------------------------
Net income/(loss)(4)                                             $   141        $   (112)       $    122         $ (2,156)
---------------------------------------------------------------------------------------------------------------------------
Net income/(loss) applicable per common share(4)                 $   .68        $   (.97)       $    .59         $ (15.80)
---------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding (in millions)                    155             152             146              137
---------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Inventories                                                      $ 1,503        $  1,821        $  2,054         $  2,064
Accounts receivable, net of allowances                             2,930           3,223           3,219            3,319
Working capital                                                    3,035           3,188           3,026            1,832
Net property, plant and equipment                                  2,104           2,223           2,269            3,129
Total assets                                                       9,693          10,075           9,947           10,580
Long-term debt                                                       743             999           1,013            1,011
Stockholders' equity                                               3,545           3,606           3,528            3,280
Stockholders' equity per common share                              20.81           20.62           20.89            20.24
---------------------------------------------------------------------------------------------------------------------------
RATIOS AND OTHER INFORMATION
Current ratio                                                      1.7:1           1.8:1           1.7:1            1.4:1
Quick ratio                                                        1.3:1           1.2:1           1.1:1             .9:1
Debt/debt plus equity                                               22.1%           22.0%           22.5%            24.1%
Operating income/(loss) as a percentage of revenues                  1.0%            (.3)%            .8%           (14.8)%
Net income/(loss) as a percentage of revenues                        1.1%            (.8)%            .9%           (16.0)%
Return on equity                                                     3.9%           (3.1)%           3.6%           (52.8)%
Return on assets                                                     1.4%           (1.1)%           1.2%           (20.0)%
Non-U.S. revenues as a percentage of total revenues                   67%             66%             65%              62%
Days sales outstanding                                                76              78              77               76
Number of employees at year-end                                   54,900          59,100          61,700           77,800
Number of shares outstanding at year-end (in millions)               151             156             150              142
Common stock yearly high and low sales prices                    $ 47-25        $  76-35        $  49-18         $  43-18
---------------------------------------------------------------------------------------------------------------------------

(1)  Amounts may not be additive due to rounding.

(2) Includes restructuring charges of $492M in 1996, $1,206M in 1994, $1,500M in 1992, $1,100M in 1991 and $550M in 1990. Includes reduction in carrying value of intangible assets of $310M in 1994.



26 Digital Equipment Corporation


                1993            1992             1991            1990             1989              1988            1987
-------------------------------------------------------------------------------------------------------------------------

             $ 7,588        $  7,696         $  8,299        $  8,146         $  8,190          $  7,541        $  6,254
               6,783           6,235            5,612           4,797            4,552             3,934           3,135
-------------------------------------------------------------------------------------------------------------------------
              14,371          13,931           13,911          12,943           12,742            11,475           9,389
-------------------------------------------------------------------------------------------------------------------------
               8,631           8,132            7,278           6,795            6,242             5,468           4,514
               1,530           1,754            1,649           1,614            1,525             1,306           1,010
               4,447           6,181            5,572           4,521            3,639             3,066           2,253
-------------------------------------------------------------------------------------------------------------------------
                (237)         (2,136)            (588)             13            1,336             1,635           1,612
-------------------------------------------------------------------------------------------------------------------------
                 (13)            (57)             (68)           (111)             (85)             (106)            (77)
-------------------------------------------------------------------------------------------------------------------------

                (224)         (2,078)            (520)            124            1,421             1,741           1,689
-------------------------------------------------------------------------------------------------------------------------
                  27             232               97              50              348               435             552
-------------------------------------------------------------------------------------------------------------------------
             $  (251)       $ (2,796)        $   (617)       $     74         $  1,073          $  1,306        $  1,137
-------------------------------------------------------------------------------------------------------------------------
             $ (1.93)       $ (22.39)        $  (5.08)       $    .59         $   8.45          $   9.90        $   8.53
-------------------------------------------------------------------------------------------------------------------------
                 130             125              122             125              127               132             133
-------------------------------------------------------------------------------------------------------------------------

             $ 1,755        $  1,614         $  1,595        $  1,538         $  1,638          $  1,575        $  1,453
               3,020           3,594            3,317           3,207            2,965             2,592           2,312
               2,964           2,015            3,777           4,332            4,501             4,516           4,377
               3,178           3,570            3,778           3,868            3,646             3,095           2,127
              10,950          11,284           11,875          11,655           10,668            10,112           8,407
               1,018              42              150             150              136               124             269
               4,885           4,931            7,624           8,182            8,036             7,510           6,294
               36.19           38.58            61.18           66.76            66.12             59.47           49.87
-------------------------------------------------------------------------------------------------------------------------

               1.8:1           1.4:1            2.0:1           2.3:1            2.9:1             2.9:1           3.4:1
               1.2:1           1.0:1            1.4:1           1.6:1            1.9:1             2.0:1           2.4:1
                17.5%            1.8%             2.2%            2.0%             2.0%              3.6%            4.2%
                (1.7)%         (15.3)%           (4.2)%            .1%            10.5%             14.2%           17.2%
                (1.7)%         (20.1)%           (4.4)%            .6%             8.4%             11.4%           12.1%
                (5.1)%         (44.5)%           (7.8)%            .9%            13.8%             18.9%           18.9%
                (2.3)%         (24.1)%           (5.2)%            .7%            10.3%             14.1%           14.6%
                  64%             63%              60%             56%              55%               50%             47%
                  69              83               76              86               76                75              78
              89,900         107,900          115,100         116,900          118,400           113,900         103,000
                 135             128              125             123              122               126             126
             $ 49-30        $  72-33         $  87-45        $ 103-70         $ 122-86          $ 199-99        $ 174-82
-------------------------------------------------------------------------------------------------------------------------

(3)  See Note A of Notes to consolidated financial statements.

(4) The cumulative effect of changes in accounting principles were: a one-time benefit of $65M, or $.44 per share, on net income and net income per share for fiscal 1995; a one-time charge of $71M, or $.51 per share, and a one-time benefit of $20M, or $.14 per share, on net loss and net loss per share for fiscal 1994; and a one-time charge of $485M or $3.89 per share on net loss and net loss per share in fiscal 1992.


                                                Digital Equipment Corporation 27

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


REVENUES
--------------------------------------------------------------------------------
In fiscal 1997, total operating revenues were $13.1 billion, a decrease of $1.5 billion or 10% following an increase of $750 million or 5% and $362 million or 3% in fiscal 1996 and 1995, respectively. Non-U.S. revenues accounted for 67% of total operating revenues in fiscal 1997, up from 66% and 65% in fiscal 1996 and 1995, respectively (see Note B).


Revenues (dollars in billions)
--------------------------------------------------------------------------------
Fiscal year                             1997        1996      1995
--------------------------------------------------------------------------------
Product sales                          $ 7.2       $ 8.4     $ 7.6
% of total revenues                       55%         57%       55%
--------------------------------------------------------------------------------
Service revenues                       $ 5.9       $ 6.2     $ 6.2
% of total revenues                       45%         43%       45%
--------------------------------------------------------------------------------
Total revenues                         $13.1       $14.6     $13.8
--------------------------------------------------------------------------------

Revenues from product sales for fiscal 1997 were $7.2 billion, compared with $8.4 billion and $7.6 billion in fiscal 1996 and 1995, respectively. The decline in product sales in fiscal 1997 reflects the adverse effects of currency rate movements, the discontinuation of the retail personal computer and certain component product lines, as well as an anticipated reduction in inventories in distribution channels.


Alpha-based systems revenues represented 32% of fiscal 1997 product sales, up from 29% in fiscal 1996 and 22% in fiscal 1995. For fiscal 1997, Alpha-based systems revenues decreased 4%, compared with an increase of 46% and 76% in fiscal 1996 and 1995, respectively. The decline was due principally to a decrease in desktop product (client) sales, partially offset by an increase in server revenues. Revenue from Intel-based computers represented 28% of fiscal 1997 product sales, up from 26% in both fiscal 1996 and 1995. The increase was due principally to growth in server revenues. The Corporation's other product businesses represented 40%, 45% and 52% of product sales in fiscal 1997, 1996 and 1995, respectively. These revenues continue to represent a smaller portion of product sales, reflecting the withdrawal from certain non-strategic businesses, the transition from VAX systems, and a decline in network products sales in fiscal 1997 compared with fiscal 1996, partially offset by an increase in storage subsystem revenues.


In fiscal 1997, service revenues were $5.9 billion, down from $6.2 billion for both fiscal 1996 and 1995. The decline in service revenues was due principally to the adverse effects of currency rate movements, an anticipated decline in the Digital products maintenance business, as well as the strategic refocusing of the Corporation's systems integration business, partially offset by growth in multivendor services and operations management services.


The Corporation's operating results in fiscal 1997 were adversely impacted by the continued strengthening of the U.S. dollar. Removing the effects of foreign currency exchange rate movements, the decline in revenue for fiscal 1997 would have been 7%, compared with 10% as reported. The net effect of foreign currency exchange rate movements on revenues was insignificant in fiscal 1996 when compared with fiscal 1995.


During fiscal 1997, the Corporation sold certain software products and other assets. The Corporation continues to sell certain of these software products under royalty agreements. Revenues from the software products sold by the Corporation had an immaterial impact on consolidated operating revenues. During fiscal 1996, the Corporation sold its learning services business and several small businesses. During fiscal 1995, the Corporation sold portions of its storage business, its relational database business, a software distribution subsidiary, a contract manufacturing business and a semiconductor facility. In addition, as part of the Corporation's restructuring actions, the Corporation transferred part of its business in Germany to a new, independent, employee-owned company, effective October 1, 1994. In fiscal 1994, the divested businesses represented 8% of consolidated operating revenues and did not have a material effect on the consolidated net loss from operations (see Note J).



--------------------------------------------------------------------------------
DOMESTIC AND NON-U.S. REVENUES
* Domestic      @ Non-U.S.
Dollars in billions


                                  [BAR CHART]


28 Digital Equipment Corporation

EXPENSES AND PROFIT MARGINS
--------------------------------------------------------------------------------
The Corporation's total gross margin for fiscal 1997 was 33% of total operating revenues, unchanged from fiscal 1996 and up from 32% in fiscal 1995.


Gross margin (dollars in billions)
--------------------------------------------------------------------------------
Fiscal year                                     1997      1996      1995
--------------------------------------------------------------------------------
Product sales                                  $ 2.5     $ 2.8     $ 2.2
% of related revenues                             35%       34%       29%
--------------------------------------------------------------------------------
Service revenues                               $ 1.8     $ 2.0     $ 2.2
% of related revenues                             31%       32%       36%
--------------------------------------------------------------------------------

The Corporation's gross margin on fiscal 1997 product sales was 35%, compared with 34% and 29% of product sales for fiscal 1996 and 1995, respectively. The continued improvement in product gross margin was due principally to manufacturing cost efficiencies and improved cycle times, an increased proportion of higher-margin server revenues, and the effect of more competitive product offerings.


Gross margin on service revenues was 31% in fiscal 1997, compared with 32% and 36% of service revenues for fiscal 1996 and 1995, respectively. The decline in service gross margin in fiscal 1997 and fiscal 1996 compared with the prior year was due principally to improved product reliability, investments in service delivery capabilities and the continued shift in the mix of service revenues toward lower-margin service offerings. During fiscal 1997, service gross margins stabilized for the first time since fiscal 1994.


Operating expenses (dollars in billions)
--------------------------------------------------------------------------------
Fiscal year                                     1997      1996      1995
--------------------------------------------------------------------------------
Research & engineering
expenses                                       $ 1.0     $ 1.1     $ 1.0
% of total revenues                                8%        7%        8%
--------------------------------------------------------------------------------
Selling, general and
administrative expenses                        $ 3.2     $ 3.4     $ 3.3
% of total revenues                               24%       23%       24%
--------------------------------------------------------------------------------
Restructuring charges                             --     $ 0.5        --
% of total revenues                               --         3%       --
--------------------------------------------------------------------------------

Research and engineering (R&E) spending totaled $1.0 billion for fiscal 1997, compared with $1.1 billion and $1.0 billion in fiscal 1996 and 1995, respectively. The slight decrease in R&E expenses in fiscal 1997 was due principally to the Corporation's withdrawal from certain non-strategic businesses and the elimination of related development costs (see Note J). The Corporation believes that its level of R&E spending is appropriate to support current operations and to offer competitive, market-driven products.


Selling, general and administrative (SG&A) expenses totaled $3.2 billion, down from $3.4 billion in fiscal 1996 and $3.3 billion in fiscal 1995. The decline in fiscal 1997 SG&A expenses reflects reductions in population and facilities expenditures, reduced variable costs and the positive effects of currency rate movements, partially offset by increases in salaries and wages and investment in demand generation activities. The Corporation's efforts to achieve a competitive cost structure and further increase productivity are ongoing. For fiscal 1996, SG&A expenses reflected increased variable costs associated with higher revenue levels, increases in salaries and wages and administrative systems investments, partially offset by the favorable effects of restructuring actions taken in the first half of fiscal 1995.


During fiscal 1997, the Corporation amended its U.S. postretirement medical plan, changing the eligibility requirement, and therefore the period over which benefits are earned and accrued. As a result of the amendment, the Corporation recognized a one-time curtailment gain of $52 million (see Note G). In addition, the shift of employees to managed care and other factors had a significant favorable impact on the Corporation's postretirement medical expense during fiscal 1997. The impact of these items was substantially offset by the write-off of certain intangible assets and other provisions.


At the end of fiscal 1996, the Corporation approved a restructuring plan intended to increase sales productivity, further consolidate manufacturing plants and distribution sites, improve service delivery and further reduce overhead in support areas. The planned employee separations are expected to be substantially complete in fiscal 1998. The number of involuntary separations is expected to be lower than originally planned due principally to a higher than anticipated level of voluntary separations. However, associated restructuring-related cost savings are expected to be offset by an increase in estimated separation costs for certain non-U.S. employees. The total estimated cost of restructuring actions is unchanged. See Note E for a further description of the Corporation's restructuring actions and related costs.


Total employee population decreased by 4,200 during fiscal 1997 to approximately 54,900. The Corporation had approximately 59,100 and 61,700 employees at the end of fiscal 1996 and 1995, respectively.



                                                Digital Equipment Corporation 29

--------------------------------------------------------------------------------
Net other income was $48 million for fiscal 1997 and 1996, respectively, compared with net other expense of $40 million in fiscal 1995. Net gains on divestments were $18 million for fiscal 1997, compared with $72 million in fiscal 1996 and a net loss of $7 million in fiscal 1995. The decrease in net gains from divestments in fiscal 1997 was offset by increased interest income resulting from significantly higher cash and short-term investment balances and lower interest expense.


In fiscal 1997, income tax expense was $37 million on pre-tax income of $178 million. Income tax expense reflects several factors, including income taxes for profitable operations, benefits taken from net operating loss carryforwards and an inability to recognize currently certain tax benefits from operating losses. Income tax expense was $44 million on a pre-tax loss of $68 million in fiscal 1996 and $18 million on pre-tax income of $76 million in fiscal 1995. See Note C for a further explanation of income tax expense.


In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130--Reporting Comprehensive Income. SFAS No. 130 requires the reporting and display, in a full set of general-purpose financial statements, of all items that are required to be recognized under accounting standards as components of comprehensive income. SFAS No. 130 is effective for financial statements issued for periods beginning after December 15, 1997 and reclassification of financial statements for earlier periods for comparative purposes is required. The adoption of SFAS No. 130 will have an immaterial impact on the consolidated financial statements.


In February 1997, the FASB issued SFAS No. 128--Earnings per Share. SFAS No. 128 establishes standards for computing and presenting earnings per share (EPS) and requires a dual presentation of basic and dilutive EPS. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997 and earlier adoption is not permitted. Neither basic nor dilutive EPS as calculated in accordance with SFAS No. 128 would be materially different from primary EPS as presented in these financial statements.


In January 1997, the Securities and Exchange Commission issued Financial Reporting Release No. 48 which expands disclosure requirements for certain derivative and other financial instruments. The Corporation adopted the sensitivity analysis approach effective in the fourth quarter of fiscal 1997. The sensitivity analysis approach presents the hypothetical change in fair value resulting from hypothetical changes in market rates. See Notes A and I for a description of the Corporation's use of derivative and other financial instruments and the related market risk.


--------------------------------------------------------------------------------
OPERATING EXPENSES
Dollars in billions, excluding restructuring charges



                                  [BAR CHART]


--------------------------------------------------------------------------------
EMPLOYEES
Thousands of employees


                                  [BAR CHART]



--------------------------------------------------------------------------------
U.S. DOLLAR RELATIVE TO MAJOR FOREIGN CURRENCIES
Fiscal 1991 equals 1.00



                                  [BAR CHART]




30 Digital Equipment Corporation

AVAILABILITY OF FUNDS TO SUPPORT CURRENT AND FUTURE OPERATIONS AND SPENDING FOR OPERATIONS
--------------------------------------------------------------------------------
Cash, cash equivalents and short-term investments totaled $2.5 billion, $2.0 billion and $1.6 billion at the end of fiscal 1997, 1996 and 1995, respectively (see Note A).


Cash flows from (in billions)
--------------------------------------------------------------------------------
Fiscal year                                       1997      1996      1995
--------------------------------------------------------------------------------
Operating activities                             $ 1.0     $ 0.6   $(0.3)
Investing activities                              (1.2)     (0.5)    0.6
--------------------------------------------------------------------------------
Operating and investing
activities                                        (0.2)      0.1     0.3
--------------------------------------------------------------------------------
Financing activities                              (0.2)      0.2     0.1
--------------------------------------------------------------------------------
Total cash flows                                 $(0.4)    $ 0.3   $ 0.4
--------------------------------------------------------------------------------

Net cash generated from operating activities was $1.0 billion in fiscal 1997, compared with $602 million in fiscal 1996 and net cash used of $348 million in fiscal 1995. The $424 million improvement in cash generated from operating activities in fiscal 1997 was principally due to a $293 million decrease in accounts receivable in fiscal 1997 compared with an increase of $4 million in fiscal 1996 and a $318 million decrease in inventories in fiscal 1997 compared with a decrease of $181 million in fiscal 1996. The $950 million improvement in cash generated from operating activities in fiscal 1996 was principally due to a $181 million decrease in inventories in fiscal 1996 compared with an increase of $272 million in fiscal 1995, and a lower level of restructuring related expenditures in fiscal 1996 compared with fiscal 1995.


Net cash used for investing activities was $1.2 billion in fiscal 1997, compared with $492 million in fiscal 1996 and net cash generated (including divestments) of $638 million in fiscal 1995. The increase in cash used for investing activities was due principally to short-term investment activities (see Note A). The Corporation increased its short-term investments by $913 million, $177 million and $31 million in fiscal 1997, 1996 and 1995, respectively. In fiscal 1997, the sale of property, plant and equipment and other assets generated proceeds of approximately $120 million. Capital spending in fiscal 1997 was $396 million compared with $431 million and $366 million in fiscal 1996 and 1995, respectively. In fiscal 1996, the Corporation sold its learning services business and several small businesses generating proceeds of $156 million and the sale of property, plant and equipment generated an additional $73 million in cash. In fiscal 1995, the Corporation sold all of its shares of Ing. Olivetti &
C. S.p.A. common stock, portions of its storage business, its relational database business, a software distribution subsidiary, a contract manufacturing business, a semiconductor facility, property, plant and equipment and other assets generating approximately $1.1 billion in cash proceeds (see Note J).


Net cash used for financing activities was $254 million in fiscal 1997, compared with net cash generated of $150 million and $100 million in fiscal 1996 and 1995, respectively. The principal financing activity for fiscal 1997 was the open market purchase of 10 million shares of the Corporation's common stock for $354 million and the payment of dividends on preferred stock, partially offset by the issuance of stock under the Corporation's employee stock plans. In July 1997, the Corporation's Board of Directors authorized the repurchase, as conditions warrant, of up to 15 million shares of the Corporation's common stock.


Long-term debt was $743 million at the end of fiscal 1997, compared with approximately $1.0 billion at the end of fiscal 1996 and 1995. During fiscal 1997, $250 million of five-year notes due in November 1997 were reclassified from long-term debt to current portion of long-term debt. At the end of fiscal 1997, substantially all of the Corporation's available lines of credit and accounts receivable securitization facilities were unused (see Note F).


For fiscal 1997, cash expenditures for restructuring activities were $184 million, net of proceeds of $67 million from the sale of properties. Future cash expenditures for currently planned restructuring activities are estimated to be $360 million for fiscal 1998 and beyond, the majority of which will be used in fiscal 1998. While expected total cash expenditures for restructuring actions remain unchanged, actual cash outlays have been delayed due to the timing of certain employee separations, principally in Europe (see Note E).


The Corporation's need for, cost of and access to funds are dependent on future operating results, as well as conditions external to the Corporation. The Corporation historically has maintained a conservative capital structure, and believes that its cash position and its sources of and access to capital markets are adequate to support current operations.




                                                Digital Equipment Corporation 31

     FACTORS THAT MAY AFFECT FUTURE RESULTS
     ---------------------------------------------------------------------------

     From time to time, information provided by the Corporation or statements made by its employees may contain "forward-looking" information, as that term is defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The Corporation cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including but not limited to the following:

* The Corporation's future operating results are dependent on its ability to develop, produce and market new and innovative products and services. There are numerous risks inherent in this complex process, including rapid technological change, the Corporation's ability to access components and related technical information from other companies and the requirement that the Corporation bring to market in a timely fashion new products and services which meet customers' changing needs.

* Historically, the Corporation has generated a disproportionate amount of its operating revenues toward the end of each quarter, making precise prediction of revenues and earnings particularly difficult and resulting in risk of variance of actual results from those forecast at any time. In addition, the Corporation's operating results historically have varied from fiscal period to fiscal period; accordingly, the Corporation's financial results in any particular fiscal period are not necessarily indicative of results for future periods.

* The Corporation offers a broad variety of products and services to customers around the world. Changes in the mix of products and services comprising revenues could cause actual operating results to vary from those expected.

* The Corporation's success is partly dependent on its ability to successfully predict and adjust production capacity to meet demand, which is partly dependent upon the ability of external suppliers to deliver components at reasonable prices and in a timely manner; capacity or supply constraints, or unexpected increases or decreases in the prices of components, could adversely affect future operating results.

* While the Corporation believes that the materials required for its manufacturing operations are presently available in quantities sufficient to meet demand, the failure of a significant supplier to deliver certain components or technical information on a timely basis or in sufficient quantities could adversely affect the Corporation's future results of operations.

* The Corporation operates in a highly competitive environment which includes significant competitive pricing pressures and intense competition for skilled employees. Particular business segments may from time to time experience unanticipated intense competitive pressure, possibly causing operating results to vary from those expected.

* The Corporation offers its products and services directly and through indirect distribution channels. Changes in the financial condition of, or the Corporation's relationship with, distributors and other indirect channel partners, as well as fluctuations in end-user sales by indirect sales channel partners, could cause actual operating results to vary from those expected.

* The Corporation does business worldwide in over 100 countries. Global and/or regional economic factors and potential changes in laws and regulations affecting the Corporation's business, including without limitation, currency fluctuations, changes in monetary policy and tariffs, and federal, state and international laws regulating the environment, could impact the Corporation's financial condition or future results of operations.

* As the Corporation continues to implement its strategic plan and respond to external market conditions, there can be no assurance that additional restructuring actions will not be required. With regard to completion of planned restructuring actions, there can be no assurance that the estimated cost of such actions will not change.

* The market price of the Corporation's securities could be subject to fluctuations in response to quarter to quarter variations in operating results, changes in analysts' earnings estimates, market conditions in the information technology industry, as well as general economic conditions and other factors external to the Corporation.




32 Digital Equipment Corporation

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


/s/ Robert B. Palmer
----------------------------------------------------
Robert B. Palmer
Chairman of the Board,
President and Chief Executive Officer

/s/ Vincent J. Mullarkey
----------------------------------------------------
Vincent J. Mullarkey
Vice President, Finance and Chief Financial Officer


REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

To the Stockholders and Directors,
Digital Equipment Corporation

We have audited the accompanying consolidated balance sheets of Digital Equipment Corporation as of June 28, 1997 and June 29, 1996, and the related consolidated statements of operations, cash flows, and stockholders' equity for each of the three fiscal years in the period ended June 28, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Digital Equipment Corporation as of June 28, 1997 and June 29, 1996, and the consolidated results of its operations and cash flows for each of the three fiscal years in the period ended June 28, 1997, in conformity with generally accepted accounting principles.

As discussed in Note J to the consolidated financial statements, the Corporation changed its method of accounting for certain investments in debt and equity securities in fiscal 1995.


/s/ Coopers & Lybrand L.L.P.
----------------------------------------------------
Coopers & Lybrand L.L.P.


Boston, Massachusetts
July 24, 1997


                                                Digital Equipment Corporation 33

CONSOLIDATED STATEMENTS OF OPERATIONS



(in thousands except per share data)
-------------------------------------------------------------------------------------------------------------
Year ended                                                 JUNE 28, 1997      June 29, 1996     July 1, 1995
-------------------------------------------------------------------------------------------------------------
REVENUES (Notes A and B)
Product sales                                                $ 7,197,116        $ 8,362,423      $ 7,616,441
Service revenues                                               5,849,716          6,200,352        6,196,621
-------------------------------------------------------------------------------------------------------------
Total operating revenues                                      13,046,832         14,562,775       13,813,062
-------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES (Notes A, D, G, H and K)
Cost of product sales                                          4,697,438          5,541,792        5,397,723
Service expense                                                4,027,690          4,214,412        3,993,970
Research and engineering expenses (Note J)                     1,014,044          1,062,253        1,040,028
Selling, general and administrative expenses (Note J)          3,177,428          3,367,806        3,265,743
Restructuring charge (Note E)                                      --               492,000            --
-------------------------------------------------------------------------------------------------------------
Operating income/(loss)                                          130,232           (115,488)         115,598
Other (income)/expense, net (Notes A, F, I and J)                (47,818)           (47,961)          39,941
-------------------------------------------------------------------------------------------------------------
Income/(loss) before income taxes and cumulative effect
of change in accounting principle                                178,050            (67,527)          75,657
Provision for income taxes (Note C)                               37,175             44,285           18,342
-------------------------------------------------------------------------------------------------------------
Income/(loss) before cumulative effect of change in
accounting principle                                             140,875           (111,812)          57,315
Benefit due to cumulative effect of change in
accounting principle, net of tax (Note J)                          --                 --             (64,503)
-------------------------------------------------------------------------------------------------------------
NET INCOME/(LOSS)                                                140,875           (111,812)         121,818
Dividends on preferred stock (Note L)                             35,500             35,500           35,500
-------------------------------------------------------------------------------------------------------------
Net income/(loss) applicable to common stock                 $   105,375        $  (147,312)     $    86,318
-------------------------------------------------------------------------------------------------------------
PER COMMON SHARE (Note A)
Income/(loss) applicable before cumulative effect of change
in accounting principle                                      $       .68        $      (.97)     $       .15
Benefit due to cumulative effect of change in
accounting principle                                               --                 --                 .44
-------------------------------------------------------------------------------------------------------------
NET INCOME/(LOSS) APPLICABLE PER COMMON SHARE (Note A)       $       .68        $      (.97)     $       .59
-------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding (Note A)              155,458            152,052          146,331
-------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these financial statements.



34 Digital Equipment Corporation

CONSOLIDATED BALANCE SHEETS


(dollars in thousands)
---------------------------------------------------------------------------------------------------------------
                                                                             JUNE 28, 1997        June 29, 1996
---------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
Cash and cash equivalents (Note A)                                              $1,358,750          $ 1,791,754
Short-term investments (Note A)                                                  1,160,265              247,404
Accounts receivable, net of allowances of $263,763 and $182,033                  2,930,014            3,223,293
Inventories (Note A)                                                             1,503,145            1,820,811
Prepaid expenses, deferred income taxes and other current assets (Note C)          324,122              336,836
---------------------------------------------------------------------------------------------------------------
Total current assets                                                             7,276,296            7,420,098
Net property, plant and equipment (Note A)                                       2,103,647            2,222,920
Other assets (Notes A, C, and D)                                                   312,951              432,363
---------------------------------------------------------------------------------------------------------------
Total assets                                                                    $9,692,894          $10,075,381
---------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank loans and current portion of long-term debt (Note F)                       $  262,835          $    17,896
Accounts payable                                                                   871,760              903,618
Income taxes payable (Note C)                                                      101,286               79,528
Salaries, wages and related items                                                  637,587              632,413
Deferred revenues and customer advances (Note A)                                 1,079,003            1,099,328
Accrued restructuring costs (Note E)                                               382,559              619,416
Other current liabilities                                                          905,900              879,434
---------------------------------------------------------------------------------------------------------------
Total current liabilities                                                        4,240,930            4,231,633
Long-term debt (Note F)                                                            743,440              999,131
Postretirement and other postemployment benefits (Note G)                        1,163,568            1,238,411
---------------------------------------------------------------------------------------------------------------
Total liabilities                                                                6,147,938            6,469,175
---------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Note H)
---------------------------------------------------------------------------------------------------------------
Stockholders' equity (Notes K, L and M):
Preferred stock, $1.00 par value (liquidation preference of $100 per share);
authorized 25,000,000 shares; 4,000,000 shares of Series A 8 7/8%
Cumulative Preferred Stock issued and outstanding                                    4,000                4,000
Common stock, $1.00 par value; authorized 450,000,000 shares;
157,232,104 shares issued and 155,504,284 shares issued and outstanding            157,232              155,504
Additional paid-in capital                                                       3,835,697            3,764,224
Retained deficit                                                                  (234,841)            (317,522)
Treasury stock at cost; 6,132,201 shares and 0 shares                             (217,132)                -
---------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                       3,544,956            3,606,206
---------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                      $9,692,894          $10,075,381
---------------------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of these financial statements.




                        Digital Equipment Corporation 35

CONSOLIDATED STATEMENTS OF CASH FLOWS



(in thousands)
-------------------------------------------------------------------------------------------------------------------------------
Year ended                                                                  JUNE 28, 1997      June 29, 1996       July 1, 1995
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss)                                                             $   140,875        $  (111,812)       $   121,818
-------------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income/(loss) to net cash from operating activities:
Depreciation                                                                      406,895            405,859            507,966
Amortization                                                                       53,828             74,346             67,624
(Gain)/loss on disposition and write-down of
other assets (Notes A and J)                                                       33,664            (71,941)           (57,333)
Other adjustments to income/(loss)                                                 66,668             10,708            (34,576)
(Increase)/decrease in accounts receivable                                        293,279             (4,211)            42,862
(Increase)/decrease in inventories                                                317,666            180,761           (272,037)
(Increase)/decrease in prepaid expenses and other current assets                   16,447             47,002            (17,862)
Decrease in accounts payable                                                      (31,858)          (209,542)           (49,517)
Increase in taxes (Note C)                                                         15,428             23,609             16,813
Increase/(decrease) in salaries, wages, benefits
and related items (Note G)                                                        (69,669)           151,370             31,306
Increase/(decrease) in deferred revenues and customer advances                    (20,325)          (123,028)               544
Increase/(decrease) in accrued restructuring costs (Note E)                      (236,857)           127,370           (859,029)
Increase in other current liabilities                                              40,412            101,724            153,911
-------------------------------------------------------------------------------------------------------------------------------
Total adjustments                                                                 885,578            714,027           (469,328)
-------------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                        1,026,453            602,215           (347,510)
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in property, plant and equipment                                      (395,691)          (431,307)          (365,551)
Proceeds from the disposition of property, plant and
equipment (Notes E and J)                                                          87,769             73,083            208,505
Purchases of short-term investments                                            (3,684,299)          (340,415)          (117,050)
Maturities of short-term investments                                            2,771,438            163,310             85,924
Investment in other assets                                                        (16,913)          (112,532)           (37,687)
Proceeds from the disposition of other assets (Note J)                             32,222            155,971            863,468
-------------------------------------------------------------------------------------------------------------------------------
Net cash flows from investing activities                                       (1,205,474)          (491,890)           637,609
-------------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating and investing activities                           (179,021)           110,325            290,099
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of debt                                                      6,240               --               13,253
Payments to retire debt                                                           (18,080)           (11,241)           (29,336)
Purchase of treasury shares                                                      (354,111)              --                 --
Issuance of common and treasury
shares, including tax effects                                                     147,468            196,321            151,643
Dividends paid                                                                    (35,500)           (35,500)           (35,500)
-------------------------------------------------------------------------------------------------------------------------------
Net cash flows from financing activities                                         (253,983)           149,580            100,060
-------------------------------------------------------------------------------------------------------------------------------
Net increase/(decrease) in cash and cash equivalents                             (433,004)           259,905            390,159
Cash and cash equivalents at beginning of year                                  1,791,754          1,531,849          1,141,690
-------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year (Note A)                             $ 1,358,750        $ 1,791,754        $ 1,531,849
-------------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these financial statements.



36 Digital Equipment Corporation

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



(dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
                                                                            Additional                                        Total
                                               Preferred         Common        paid-in       Retained     Treasury     stockholders'
                                                   stock          stock        capital        deficit        stock           equity
------------------------------------------------------------------------------------------------------------------------------------
July 2, 1994                                 $     4,000    $   142,287    $ 3,390,040    $  (256,528)   $      --      $ 3,279,799
------------------------------------------------------------------------------------------------------------------------------------
Shares issued under stock plans                                   7,491        143,993                                      151,484
Restricted stock plans, charge
to operations                                                                   10,679                                       10,679
Dividends declared--preferred stock                                                           (35,500)                      (35,500)
Net income--1995                                                                              121,818                       121,818
------------------------------------------------------------------------------------------------------------------------------------
July 1, 1995                                       4,000        149,778      3,544,712       (170,210)          --        3,528,280
------------------------------------------------------------------------------------------------------------------------------------
Shares issued under stock plans                                   5,726        190,595                                      196,321
Restricted stock plans, charge
to operations                                                                   28,917                                       28,917
Dividends declared--preferred stock                                                           (35,500)                      (35,500)
Net loss--1996                                                                               (111,812)                     (111,812)
------------------------------------------------------------------------------------------------------------------------------------
June 29, 1996                                      4,000        155,504      3,764,224       (317,522)          --        3,606,206
------------------------------------------------------------------------------------------------------------------------------------
PURCHASE OF 10,000,000 SHARES
OF TREASURY STOCK                                                                                           (354,111)      (354,111)
SHARES ISSUED UNDER STOCK PLANS
(5,595,619 SHARES ISSUED, OF WHICH
3,867,799 ISSUED FROM TREASURY)                                   1,728         31,455        (22,694)       136,979        147,468
RESTRICTED STOCK PLANS, CHARGE
TO OPERATIONS                                                                   40,018                                       40,018
DIVIDENDS DECLARED--PREFERRED STOCK                                                           (35,500)                      (35,500)
NET INCOME--1997                                                                              140,875                       140,875
------------------------------------------------------------------------------------------------------------------------------------
JUNE 28, 1997                                $     4,000    $   157,232    $ 3,835,697    $  (234,841)   $  (217,132)   $ 3,544,956
------------------------------------------------------------------------------------------------------------------------------------


See Notes K, L and M of Notes to consolidated financial statements. Cash dividends on common stock have never been paid by the Corporation.


The accompanying notes are an integral part of these financial statements.




                                                Digital Equipment Corporation 37

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

USE OF ESTIMATES The preparation of the Corporation's financial statements requires management to make estimates and judgments that affect the reported consolidated statements of operations and consolidated balance sheets and related disclosures. Actual results could differ from those estimates.

FISCAL YEAR The fiscal year of the Corporation is the 52/53 week period ending the Saturday nearest the last day of June. The fiscal years ended June 28, 1997, June 29, 1996 and July 1, 1995 included 52 weeks.

TRANSLATION OF FOREIGN CURRENCIES For non-U.S. operations, the U.S. dollar is the functional currency. Monetary assets and liabilities of foreign subsidiaries are translated into U.S. dollars at current exchange rates. Nonmonetary assets and liabilities such as inventories, property, plant and equipment and deferred revenues and customer advances are translated at historical rates. Income and expense items are translated at average exchange rates prevailing during the year, except that inventories and depreciation charged to operations are translated at historical rates. Exchange gains and losses arising from translation are included in current income.

REVENUE RECOGNITION Revenues from product sales are generally recognized at the time the product is shipped. Provisions for product sales returns and allowances are recorded in the same period as the related revenue. Service revenues are recognized ratably over the contractual period or as the services are performed.

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


(in thousands)                                JUNE 28, 1997       June 29, 1996
--------------------------------------------------------------------------------
Raw materials                                    $  421,984          $  536,911
Work-in-process                                     350,421             439,318
Finished goods                                      730,740             844,582
--------------------------------------------------------------------------------
Total inventories                                $1,503,145          $1,820,811
--------------------------------------------------------------------------------


38 Digital Equipment Corporation

--------------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment are stated at cost, subject to review of impairment for significant assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.


(in thousands)                                JUNE 28, 1997        June 29, 1996
--------------------------------------------------------------------------------
Land                                             $  193,722           $  218,659
Buildings                                         1,381,568            1,384,819
Leasehold improvements                              319,264              325,120
Machinery and equipment                           2,973,994            3,191,512
--------------------------------------------------------------------------------
Total property, plant
and equipment                                     4,868,548            5,120,110
Less accumulated depreciation                     2,764,901            2,897,190
--------------------------------------------------------------------------------
Net property, plant and
equipment                                        $2,103,647           $2,222,920
--------------------------------------------------------------------------------


Depreciation expense is computed principally on the following bases:


Classification                        Depreciation lives and methods
--------------------------------------------------------------------------------
Buildings                             10 to 33 years (straight-line)
--------------------------------------------------------------------------------
Leasehold                             Life of assets or term of lease,
improvements                          whichever is shorter (straight-line)
--------------------------------------------------------------------------------
Machinery and                         2 to 10 years (principally
equipment                             accelerated methods)
--------------------------------------------------------------------------------


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

Long-term investments are subject to periodic review of impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Events and circumstances arising during fiscal 1997 indicated that the carrying value of certain intangible and other assets would not be recoverable. Accordingly, unamortized balances of $40.0 million were written off as a charge to operations.



OTHER (INCOME)/EXPENSE, NET (in thousands)
-----------------------------------------------------------------------------------------------------
Year ended                                          JUNE 28,1997     June 29, 1996      July 1, 1995
-----------------------------------------------------------------------------------------------------
Interest income                                        $(116,151)        $ (76,438)        $ (57,497)
Interest expense                                          86,381           100,418            90,268
Net (gain)/loss on divestments and other assets          (18,048)          (71,941)            7,170
-----------------------------------------------------------------------------------------------------
Other (income)/expense, net                            $ (47,818)        $ (47,961)        $  39,941
-----------------------------------------------------------------------------------------------------



NOTE B: GEOGRAPHIC OPERATIONS
--------------------------------------------------------------------------------

INDUSTRY The Corporation operates in one business segment: the design, manufacture, sale and service of networked computer systems.

NON-U.S. OPERATIONS Sales and marketing operations outside the United States are conducted primarily through sales subsidiaries throughout the world; by direct sales from the parent corporation; and through various distributorship


                                                Digital Equipment Corporation 39

--------------------------------------------------------------------------------

arrangements and value-added resellers. The Corporation's non-U.S. manufacturing operations include plants in Canada, Europe and Asia-Pacific. The products of these manufacturing plants are sold to the Corporation's sales subsidiaries, the parent corporation or other manufacturing plants for further processing. Intercompany transfers between geographic areas are accounted for at prices which are intended to be representative of unaffiliated party transactions.

Sales to unaffiliated customers outside the United States, including U.S. export sales, were $8.7 billion, $9.6 billion, and $9.0 billion for fiscal 1997, 1996 and 1995, respectively, which represented 67%, 66% and 65%, respectively, of total operating revenues.




(in thousands)
------------------------------------------------------------------------------------------------------------------------
Year ended                                                       June 28, 1997        June 29, 1996         July 1, 1995
------------------------------------------------------------------------------------------------------------------------
NET REVENUES
United States:
Unaffiliated customer sales                                       $  4,396,636         $  5,126,405         $  4,816,024
Inter-area transfers                                                 1,467,175            1,381,671            1,426,305
------------------------------------------------------------------------------------------------------------------------
                                                                     5,863,811            6,508,076            6,242,329
------------------------------------------------------------------------------------------------------------------------
Europe:
Unaffiliated customer sales                                          5,484,767            6,137,495            5,973,188
Inter-area transfers                                                   315,317              703,289              792,277
------------------------------------------------------------------------------------------------------------------------
                                                                     5,800,084            6,840,784            6,765,465
------------------------------------------------------------------------------------------------------------------------
Canada, Latin America, Asia-Pacific:
Unaffiliated customer sales                                          3,165,429            3,298,875            3,023,850
Inter-area transfers                                                 1,224,294            2,138,800            2,081,764
------------------------------------------------------------------------------------------------------------------------
                                                                     4,389,723            5,437,675            5,105,614
------------------------------------------------------------------------------------------------------------------------
Eliminations                                                        (3,006,786)          (4,223,760)          (4,300,346)
------------------------------------------------------------------------------------------------------------------------
Net revenue                                                       $ 13,046,832         $ 14,562,775         $ 13,813,062
------------------------------------------------------------------------------------------------------------------------
INCOME/(LOSS)
United States                                                     $        140         $     45,707         $   (231,180)
Europe                                                                 142,280             (137,546)             236,641
Canada, Latin America, Asia-Pacific                                     35,630               24,312               70,196
Eliminations                                                           (47,818)             (47,961)              39,941
------------------------------------------------------------------------------------------------------------------------
Operating income/(loss)                                                130,232             (115,488)             115,598
Other (income)/expense, net                                            (47,818)             (47,961)              39,941
------------------------------------------------------------------------------------------------------------------------
Income/(loss) before income taxes and cumulative effect of
change in accounting principle                                    $    178,050         $    (67,527)        $     75,657
------------------------------------------------------------------------------------------------------------------------
ASSETS
United States                                                     $  3,752,689         $  3,739,570         $  3,924,941
Europe                                                               2,985,397            3,174,933            3,321,429
Canada, Latin America, Asia-Pacific                                  2,058,492            2,002,943            2,335,236
Corporate assets                                                     2,519,015            2,039,158            1,602,148
Eliminations                                                        (1,622,699)            (881,223)          (1,236,602)
------------------------------------------------------------------------------------------------------------------------
Total assets                                                      $  9,692,894         $ 10,075,381         $  9,947,152
------------------------------------------------------------------------------------------------------------------------




40 Digital Equipment Corporation

NOTE C: INCOME TAXES
--------------------------------------------------------------------------------




Income/(loss) before income taxes and cumulative effect of change in accounting principle (in thousands)
------------------------------------------------------------------------------------------------------------------
Year ended                                               June 28, 1997          June 29, 1996        July 1, 1995
------------------------------------------------------------------------------------------------------------------
U.S.                                                         $     140              $  41,204           $(231,180)
Non-U.S                                                        177,910               (108,731)            306,837
------------------------------------------------------------------------------------------------------------------
Total                                                        $ 178,050              $ (67,527)          $  75,657
------------------------------------------------------------------------------------------------------------------




Reconciliation of U.S. federal statutory rate to actual tax rate
------------------------------------------------------------------------------------------------------------------
Year ended                                               June 28, 1997          June 29, 1996        July 1, 1995
------------------------------------------------------------------------------------------------------------------
U.S. federal statutory tax (benefit) rate                         35.0%                 (35.0)%              35.0%
Tax benefit of manufacturing operations in(1):
    Ireland                                                       (6.6)                 (17.9)              (40.2)
    Singapore                                                     (9.4)                  (4.9)              (12.6)
Tax impact due to net loss carryforward position:
    U.S.                                                           4.8                  (10.2)              106.9
    Non-U.S.                                                      11.4                  160.2               (93.2)
Non-U.S. tax rates                                               (14.4)                 (24.9)               27.3
Other                                                              0.1                   (1.7)                1.0
------------------------------------------------------------------------------------------------------------------
Effective tax rate                                                20.9%                  65.6%               24.2%
------------------------------------------------------------------------------------------------------------------


(1) The income from products manufactured for export by the Corporation's manufacturing subsidiary in Ireland is subject to a 10% tax rate through December 2010. The income from certain products manufactured by the Corporation's manufacturing subsidiary in Singapore was taxed at 15% through December 1995 and is taxed at 10% from January 1996 through December 1998.



Components of provisions for (benefits from) U.S. federal and non-U.S. income taxes (in thousands)
------------------------------------------------------------------------------------------------------------------
Year ended                                               June 28, 1997          June 29, 1996        July 1, 1995
------------------------------------------------------------------------------------------------------------------
U.S. federal:
Current                                                       $  8,659                $ 6,104            $    --
Deferred                                                        (2,888)                (1,971)             (7,318)
------------------------------------------------------------------------------------------------------------------
Total                                                            5,771                  4,133              (7,318)
------------------------------------------------------------------------------------------------------------------
Non-U.S.:
Current                                                         32,477                 28,636              48,388
Deferred                                                        (4,144)                 9,309             (26,260)
------------------------------------------------------------------------------------------------------------------
Total                                                           28,333                 37,945              22,128
------------------------------------------------------------------------------------------------------------------
State income taxes                                               3,071                  2,207               3,532
------------------------------------------------------------------------------------------------------------------
Total income taxes                                            $ 37,175                $44,285            $ 18,342
------------------------------------------------------------------------------------------------------------------



                                                Digital Equipment Corporation 41

--------------------------------------------------------------------------------




Significant components of deferred tax assets and liabilities (in thousands)
---------------------------------------------------------------------------------------------------------------
Year ended                                               June 28, 1997                       June 29, 1996
---------------------------------------------------------------------------------------------------------------
                                                    Assets      Liabilities             Assets      Liabilities
---------------------------------------------------------------------------------------------------------------
Inventory-related transactions                  $  120,296       $    5,656         $  113,663        $   7,761
Depreciation                                        60,317           11,038             59,276           33,474
Deferred warranty revenue                           93,611             -                96,943            1,343
Postretirement/postemployment benefits             398,757            5,729            468,662           12,528
Restructuring                                      166,426           31,538            296,296           20,680
Tax loss carryforwards                           1,239,826             -             1,426,648             -
Tax credit carryforwards                           202,204             -               192,928             -
Intangible assets                                   40,083             -                48,465           14,269
Research and engineering                           659,733             -               503,826             -
Other                                              224,711           29,936            222,217           50,274
---------------------------------------------------------------------------------------------------------------
Gross deferred tax balances                      3,205,964           83,897          3,428,924          140,329
Valuation allowance                              3,006,425             -             3,179,283             -
---------------------------------------------------------------------------------------------------------------
Net deferred tax balances                       $  199,539       $   83,897         $  249,641        $ 140,329
---------------------------------------------------------------------------------------------------------------


The gross deferred tax asset from tax loss carryforwards of $1.2 billion represents $3.4 billion of net operating loss carryforwards on a tax return basis which will generally expire as follows: $66.5 million in 1998, $162.2 million in 1999, $151.2 million in 2000, $144.3 million in 2001, $92.9 million in 2002, $472.0 million in 2007, $577.0 million in 2008, and the remainder thereafter.

Tax credit carryforwards will generally expire as follows: $20.0 million in 2001, $50.0 million in 2002, $70.0 million in 2003, $20.0 million in 2004, and the remainder thereafter.

The reduction in the valuation allowance of $172.9 million is primarily attributed to the reduction in the gross deferred tax balances.

Tax benefit arising from previously unrecognized operating loss carryforwards amounted to approximately $96.0 million and $190.0 million for fiscal 1997 and 1996, respectively.

The Corporation has recorded net deferred tax assets of approximately $116.0 million at June 28, 1997, reflecting primarily the benefit of net operating loss carryforwards in certain countries. Realization is dependent on generating sufficient future taxable income to utilize the assets. Although realization is not assured, management believes it is more likely than not that the assets will be realized.

In fiscal 1997, 1996 and 1995, net income taxes paid were approximately $32.1 million, $18.5 million and $3.0 million, respectively.

In general, the Corporation's practice is to reinvest the earnings of its foreign subsidiaries in those operations, and repatriation of retained earnings is done only when it is advantageous to do so. The accumulated retained earnings for foreign subsidiaries aggregated $2.0 billion at June 28, 1997. Applicable taxes are provided only on amounts planned to be remitted. It is not practicable to estimate the amount of additional tax that might be payable on the foreign earnings.



NOTE D: CAPITALIZED COMPUTER SOFTWARE DEVELOPMENT COSTS
--------------------------------------------------------------------------------

Unamortized computer software development costs were $64.0 million and $93.4 million at June 28, 1997 and June 29, 1996, respectively. Amortization expense was $39.4 million, $48.4 million and $59.3 million for fiscal 1997, 1996 and 1995, respectively. Accumulated amortization was $75.1 million and $160.8 million at June 28, 1997 and June 29, 1996, respectively.




42 Digital Equipment Corporation

NOTE E: RESTRUCTURING ACTIONS
--------------------------------------------------------------------------------

Accrued restructuring costs and charges include the cost of involuntary employee separation benefits, facility closures and related costs associated with restructuring actions. Employee separation benefits include severance, wage continuation, notice pay, medical and other benefits. Facility closure and related costs include disposal costs for property, plant and equipment, lease payments and related costs. Restructuring costs were accrued and charged to expense in accordance with approved management plans.

As a result of initiatives to increase sales productivity, further consolidate manufacturing plants and distribution sites, improve service delivery and further reduce overhead in support areas, the Corporation accrued a restructuring charge of $492.0 million in the fourth quarter of fiscal 1996.

The cost of employee separations associated with the fiscal 1996 charge included separation benefits then estimated for approximately 7,000 employees, as well as employee separation benefits incurred in the fourth quarter of fiscal 1996. The majority of the remaining employee separations will come from administrative and overhead functions, located in Europe and the United States. Most other organizations and functions also will be affected by the planned reduction in employees. The fiscal 1996 charge also included costs associated with the closure of an additional 3.5 million square feet of office and manufacturing space, principally in the United States and Europe.

During fiscal 1997, restructuring actions resulted in approximately 2,100 employee separations. The number of involuntary separations was less than originally planned due principally to a higher level of voluntary separations. However, associated cost savings are expected to be offset by an increase in estimated separation costs for certain non-U.S. employees. The total estimated cost of restructuring actions is unchanged. The planned employee separations are expected to be substantially complete in fiscal 1998.

The Corporation's experience in property dispositions has been consistent with the restructuring plan provided for in fiscal 1996. In the past three fiscal years, the Corporation has sold 7.4 million square feet of space and reduced space under lease by 6.9 million square feet.

As the Corporation continues to implement its strategic plan and respond to external market conditions, there can be no assurance that additional restructuring actions will not be required. With regard to the completion of planned restructuring actions, there can be no assurance that the estimated cost of such actions will not change.



Accrued restructuring costs (in thousands)
----------------------------------------------------------------------------------------------------------------
Year ended                                                  June 28, 1997      June 29, 1996        July 1, 1995
----------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                     $  619,416         $  492,046         $ 1,351,075
----------------------------------------------------------------------------------------------------------------
Charges to operations:
Employee separations                                                 -               363,000                -
Facility closures and related costs                                  -               129,000                -
----------------------------------------------------------------------------------------------------------------
Total charges to operations                                          -               492,000                -
----------------------------------------------------------------------------------------------------------------
Costs incurred:
Employee separations                                              119,997            153,025             507,816
Facility closures and related costs                               104,683            177,593             323,029
Other                                                              12,177             34,012              28,184
----------------------------------------------------------------------------------------------------------------
Total costs incurred                                              236,857            364,630             859,029
----------------------------------------------------------------------------------------------------------------
Balance, end of year                                           $  382,559         $  619,416         $   492,046
----------------------------------------------------------------------------------------------------------------
Cash expenditures:
Employee separations                                           $  135,373         $  175,839         $   562,629
Facility closures and related costs, net of proceeds               48,816             61,000             (38,850)
----------------------------------------------------------------------------------------------------------------
Net cash expenditures                                          $  184,189         $  236,839         $   523,779
----------------------------------------------------------------------------------------------------------------
Number of employee separations due to restructuring actions         2,100              2,400               7,400
----------------------------------------------------------------------------------------------------------------



                                                Digital Equipment Corporation 43

NOTE F: DEBT
--------------------------------------------------------------------------------



Long-term debt, exclusive of current maturities (in thousands)
----------------------------------------------------------------------------------------------------------------
                                            Maturity date
                                          (Calendar year)      Interest rate    June 28, 1997     June 29, 1996
----------------------------------------------------------------------------------------------------------------
Lease obligations                               1998-2002        5.31%-10.95%(1)     $  5,337          $ 12,034
Notes(2)                                             1997                  7%            --             250,000
Notes(2)                                             2002              7 1/8%         250,000           250,000
Debentures(2)                                        2012              8 5/8%         250,000           250,000
Debentures(2)                                        2023              7 3/4%         250,000           250,000
Unamortized discount and commissions(2)                                               (12,050)          (13,138)
Other debt obligations                                                                    153               235
----------------------------------------------------------------------------------------------------------------
Total long-term debt, exclusive of
current maturities                                                                   $743,440          $999,131
----------------------------------------------------------------------------------------------------------------


(1)  Weighted average interest rate of 7.6% at June 28, 1997 and June 29, 1996.

(2) The Notes and Debentures are not redeemable prior to maturity and are not entitled to any sinking fund. The unamortized discount and commissions relate to these Notes and Debentures.


Principal payments during the next five fiscal years are as follows: 1998 - $255.9 million; 1999 - $0.9 million; 2000 - $0.9 million; 2001 - $2.9 million;
2002 - $0.8 million. During fiscal 1997, $250.0 million of five-year notes due in November 1997 were reclassified from long-term debt to current portion of long-term debt.

In fiscal 1997, 1996 and 1995, interest paid was $85.9 million, $116.2 million and $86.2 million, respectively.

The Corporation had available lines of credit totaling $310.3 million and $315.4 million as of June 28, 1997 and June 29, 1996, respectively. Substantially all of these lines of credit were unused at the end of fiscal 1997 and 1996. Commitment fees on the unused lines of credit were immaterial.

In June 1994, the Corporation entered into a five-year agreement with a major financial institution (i) providing for the transfer and sale by the Corporation to a wholly-owned subsidiary of the Corporation of a designated pool of domestic trade accounts receivable (the "Receivables"), and (ii) allowing the Corporation to sell to a group of investors an undivided ownership interest in the Receivables for proceeds of up to $600.0 million (the "Purchase Limit"). The agreement includes annual commitment fees up to a maximum of 0.2% of the Purchase Limit. During the third quarter of fiscal 1995, the Corporation elected to amend the Purchase Limit under the agreement from $600.0 million to $500.0 million. As of June 28, 1997 and June 29, 1996, no interests in the Receivables had been sold.

In May 1995, Digital Equipment Co. Limited, a wholly-owned subsidiary of the Corporation incorporated in the United Kingdom, entered into a five-year agreement with a major financial institution allowing it to sell an undivided ownership interest in a designated pool of trade accounts receivable (the "UK Receivables") to a group of investors for proceeds of up to approximately $133.8 million (80 million pounds sterling). Commitment fees under the agreement are immaterial. As of June 28, 1997 and June 29, 1996, no interests in the UK Receivables had been sold.

In October 1996, Digital Equipment France S.A.R.L., a wholly-owned subsidiary of the Corporation incorporated in France, renewed for a second one-year period its agreement with a major financial institution allowing it to sell an interest in a designated pool of trade accounts receivable (the "France Receivables") to a group of investors for proceeds of up to approximately $43.1 million (250 million French francs). Commitment fees under the agreement are immaterial. As of June 28, 1997 and June 29, 1996, no interests in the France Receivables had been sold.




44 Digital Equipment Corporation

NOTE G: POSTRETIREMENT AND OTHER POSTEMPLOYMENT BENEFITS
--------------------------------------------------------------------------------

PENSION PLANS The Corporation and its subsidiaries have defined benefit and defined contribution pension plans covering substantially all employees. The benefits are based on years of service and compensation during the employee's career. Pension cost is based on estimated benefit payment formulas.

It is the Corporation's policy to make tax-deductible contributions to the plans in accordance with plan provisions and local laws. For the U.S. pension plan, there were no contributions in fiscal 1997, 1996 or 1995. The assets of the plans include corporate equity and debt securities, government securities and real estate.

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

The decline in pension cost before curtailment and settlement gains in fiscal 1997 reflects the positive effects of increased returns on invested pension assets and restructuring activities.

The net periodic pension cost for defined contribution pension plans was $33.7 million, $32.4 million and $6.8 million for fiscal 1997, 1996 and 1995, respectively. The Corporation initiated contributions to the U.S. 401(k) plan on July 1, 1995 which resulted in increased costs for the Corporation's defined contribution plans in fiscal 1996.

The measurement dates for all plans were within 90 days of year-end.




Components of net periodic pension cost (in thousands)
----------------------------------------------------------------------------------------------------------------------
Year ended                                                           June 28, 1997     June 29, 1996      July 1, 1995
----------------------------------------------------------------------------------------------------------------------
Service cost for benefits earned during the period                       $ 131,008         $ 138,069         $ 156,112
Interest cost on projected benefit obligations                             217,637           202,385           182,363
Actual return on plan assets                                              (547,331)         (512,244)         (344,486)
Net amortization and deferral                                              258,166           256,324            91,251
----------------------------------------------------------------------------------------------------------------------
Net periodic pension cost before curtailment and settlement gains           59,480            84,534            85,240
Curtailment and settlement gains                                            (1,280)           (5,159)             --
----------------------------------------------------------------------------------------------------------------------
Net periodic pension cost for defined benefit pension plans              $  58,200         $  79,375         $  85,240
----------------------------------------------------------------------------------------------------------------------
Total pension cost for all pension plans                                 $  92,822         $ 112,769         $  95,249
----------------------------------------------------------------------------------------------------------------------




Significant actuarial assumptions for pension plans
----------------------------------------------------------------------------------------------------------------------
Year ended                                                           June 28, 1997     June 29, 1996      July 1, 1995
----------------------------------------------------------------------------------------------------------------------
U.S. pension plan:
Discount rate                                                                 7.75%             8.00%             7.50%
Expected long-term rate of return on plan assets                              9.50%             9.00%             9.00%
Rate of increase in future compensation levels                                5.00%             5.00%             5.00%
----------------------------------------------------------------------------------------------------------------------
Non-U.S. pension plans:
Discount rate                                                            3.50-8.50%       4.00- 9.30%       5.00- 9.50%
Expected long-term rate of return on plan assets                         4.50-9.50%       4.00-10.00%       6.00-10.00%
Rate of increase in future compensation levels                           2.00-6.50%       2.00- 7.00%       3.00- 7.00%
----------------------------------------------------------------------------------------------------------------------



                                                Digital Equipment Corporation 45

--------------------------------------------------------------------------------



Funded status of pension plans as of the year-end measurement date (in thousands)
---------------------------------------------------------------------------------------------------------------
Year ended                                                                 June 28, 1997         June 29, 1996
---------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Vested benefit obligation                                                   $ (2,695,564)         $ (2,433,935)
---------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                                              $ (2,867,883)         $ (2,566,869)
---------------------------------------------------------------------------------------------------------------
Projected benefit obligation                                                $ (3,109,380)         $ (2,875,815)
Plan assets at fair value                                                      3,637,062             3,305,529
---------------------------------------------------------------------------------------------------------------
Over-funded projected benefit obligation                                         527,682               429,714
Unrecognized net gain                                                         (1,006,745)             (858,279)
Unrecognized prior service cost                                                   44,747                54,454
Unrecognized net transition asset                                                (71,167)              (76,232)
---------------------------------------------------------------------------------------------------------------
Pension liability recognized on the balance sheet                           $   (505,483)         $   (450,343)
---------------------------------------------------------------------------------------------------------------


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

Unrecognized net gains in excess of the underlying accumulated postretirement benefits obligation have been generated due to a shift to managed care and declining health care cost trends and employee population. Unrecognized gains or losses are amortized over the average expected service period of plan participants, provided that the unrecognized gains or losses do not exceed a certain percentage of the accumulated postretirement benefits obligation, after which the gains and losses are recognized immediately.

During the second quarter of fiscal 1997, the Corporation amended its U.S. postretirement medical plan to provide full retiree medical benefits only to employees working ten years after age 45. As a result of the amendment, the Corporation recognized a one-time curtailment gain of $52.3 million. The change to the plan had an immaterial cash flow impact to the Corporation.



46 Digital Equipment Corporation

--------------------------------------------------------------------------------



Components of net periodic postretirement benefits cost/(credit) (in thousands)
---------------------------------------------------------------------------------------------------------------------------------
Year ended                                                                     June 28, 1997     June 29, 1996      July 1, 1995
---------------------------------------------------------------------------------------------------------------------------------
Service cost for benefits earned during the period                                 $  11,593         $  10,987         $  18,455
Interest cost on accumulated postretirement benefits obligations                      27,397            30,707            41,279
Actual return on plan assets                                                            --                --                --
Net amortization and deferral                                                        (94,274)          (16,871)           (9,919)
---------------------------------------------------------------------------------------------------------------------------------
Net periodic postretirement benefits cost before curtailment gains                   (55,284)           24,823            49,815
Curtailment gains                                                                    (52,706)           (2,230)          (20,741)
---------------------------------------------------------------------------------------------------------------------------------
Net periodic postretirement benefits cost/(credit)                                 $(107,990)        $  22,593         $  29,074
---------------------------------------------------------------------------------------------------------------------------------



Significant actuarial assumptions for postretirement benefits plans (dollars in thousands)
---------------------------------------------------------------------------------------------------------------------------------
Year ended                                                                     June 28, 1997     June 29, 1996      July 1, 1995
---------------------------------------------------------------------------------------------------------------------------------
U.S. plans:
Discount rate                                                                           7.75%             8.00%            7.50%
Health care cost trend rate, current year                                               5.50%             5.50%            7.00%
Health care cost trend rate, ultimate year                                              5.00%             5.00%            5.50%
Trend rate decreases to the ultimate rate in the year                                   2004              2004             2005
Effect of a 1% increase in the trend rate:
Increase in accumulated postretirement benefits obligation                            61,315      $     64,819      $   100,617
Increase in net periodic postretirement benefits cost                            $     7,262      $      7,326      $    13,645
---------------------------------------------------------------------------------------------------------------------------------
Non-U.S. plans:
Discount rate                                                                     4.50- 8.50%       5.00- 8.50%      5.00- 8.50%
Health care cost trend rate, current year                                         0.00-12.00%       4.00-12.00%      4.00-11.00%
Health care cost trend rate, ultimate year                                        0.00- 7.00%       4.00- 7.00%      4.00- 7.00%
Trend rates decrease to the ultimate rates in the years                                 2003         1996-2004        1995-2006
Effect of a 1% increase in the trend rate:
Increase in accumulated postretirement benefits obligation                       $     1,094       $     2,196      $     8,072
Increase in net periodic postretirement benefits cost                            $       226       $       407      $     1,043
---------------------------------------------------------------------------------------------------------------------------------



Funded status of postretirement benefits plans as of the year-end measurement date (in thousands)
---------------------------------------------------------------------------------------------------------------------------------
Year ended                                                                                       June 28, 1997     June 29, 1996
---------------------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefits obligations:
Retirees                                                                                             $(267,939)        $(273,908)
Fully eligible plan participants                                                                       (23,025)           (6,582)
Other active plan participants                                                                         (67,152)         (142,617)
---------------------------------------------------------------------------------------------------------------------------------
Unfunded accumulated postretirement benefits obligation                                               (358,116)         (423,107)
Unrecognized net gain                                                                                 (147,972)         (212,646)
Unrecognized prior service credit                                                                      (74,558)          (84,929)
---------------------------------------------------------------------------------------------------------------------------------
Other postretirement benefits liability recognized on the balance sheet                              $(580,646)        $(720,682)
---------------------------------------------------------------------------------------------------------------------------------



                                                Digital Equipment Corporation 47

NOTE H: COMMITMENTS, CONTINGENCIES AND RISK FACTORS
--------------------------------------------------------------------------------


LEASE COMMITMENTS Minimum annual rentals under noncancelable leases (which are principally for leased real estate, vehicles and equipment) for the fiscal years listed are as follows:


Fiscal year                                                       (in thousands)
--------------------------------------------------------------------------------
1998                                                                 $  239,094
1999                                                                    268,904
2000                                                                    124,968
2001                                                                     91,163
2002                                                                     71,993
Later years                                                             289,794
--------------------------------------------------------------------------------
Total minimum lease payments                                         $1,085,916
--------------------------------------------------------------------------------


Total rental expense for fiscal 1997, 1996 and 1995 was $199.9 million, $259.3 million and $282.1 million, respectively.

COMMITMENTS The Corporation has entered into agreements with another company to provide the Corporation with services in support of its normal operations. The minimum payments for these agreements approximate $96.0 million in fiscal 1998, $88.0 million in fiscal 1999 and $67.0 million per annum in fiscal years 2000 through 2005.

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

The Corporation and Intel Corporation ("Intel") are involved in litigation commenced in the fourth quarter of fiscal 1997 in the U.S. District Courts of Massachusetts and Northern California claiming, respectively, willful infringement by Intel of certain of the Corporation's patents through the manufacture, sale and use of Intel's families of Pentium microprocessors, and breach of contract and various other unfair or unlawful business practices by the Corporation. The two lawsuits are in an early stage, with the parties in the process of answering the respective claims, asserting defenses and filing counterclaims.

RISK FACTORS The broad diversity of the Corporation's products, service offerings, customers and geographic operations mitigate the risk that a severe impact will occur in the near term as a result of changes in its customer base, competition, or composition of its markets.

While the Corporation believes that the materials required for its manufacturing operations are presently available in quantities sufficient to meet demand, the failure of a significant supplier to deliver certain components or technical information on a timely basis or in sufficient quantities could adversely affect the Corporation's future results of operations.



NOTE I: FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

FOREIGN EXCHANGE OPTIONS In the ordinary course of business, the Corporation purchases foreign exchange option contracts to limit potential losses from adverse exchange rate movements on certain anticipated local currency transactions. The contracts are primarily in weighted aggregates of European currencies, Japanese yen and Australian dollars and generally have maturities which do not exceed three months. Premiums to purchase foreign exchange option contracts are amortized over the life of the contract and are included in selling, general and administrative expenses. Unamortized premiums are included in prepaid assets. Gains on option contracts, if any, are included in product and service revenues in the period in which the related local currency revenues are reported.

FOREIGN EXCHANGE FORWARDS In the ordinary course of business, the Corporation enters into foreign exchange forward contracts to mitigate the effect of foreign currency movements on the U.S. dollar value of monetary asset and liability positions of non-U.S. subsidiaries. The contracts are primarily in European currencies, Japanese yen and Australian dollars and generally have maturities which do not exceed three months. Gains and losses on contracts are included in selling, general and administrative expenses in the period in which the exchange rates change.

With respect to foreign exchange option and forward contracts, there were no deferred gains or losses at June 28, 1997. The Corporation does not hold or issue foreign exchange option or forward contracts for trading purposes.



48 Digital Equipment Corporation

--------------------------------------------------------------------------------

INTEREST RATE SWAPS During the first quarter of fiscal 1994, the Corporation entered into interest rate swap agreements, with maturities of up to 10 years, to manage its exposure to interest rate movements by effectively converting a portion of its long-term debt from fixed to variable rates. The net face amount of interest rate swaps subject to variable rates as of June 28, 1997 and June 29, 1996 was $250.0 million. These agreements involve the exchange of fixed rate payments for variable rate payments without the effect of leverage and without the exchange of the underlying face amount. Fixed interest rate payments are at a weighted average rate of 5.73%. Variable rate payments are based on six month U.S. dollar LIBOR. Interest rate differentials paid or received under these agreements are recognized over the six month period as adjustments to interest expense. Gains and losses on terminated swap agreements are amortized over the original life of the agreements as adjustments to interest expense. Unamortized deferred losses are included in prepaid assets and totaled $12.9 million as of June 28, 1997. The Corporation does not hold or issue interest rate swap agreements for trading purposes.

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

The face amount of hedging instruments does not necessarily represent amounts exchanged by the parties and thus is not a direct measure of the exposure of the Corporation through its use of hedging instruments. The amounts exchanged are calculated on the basis of face amounts and other terms of the hedging instruments, which relate to interest rates, foreign exchange rates or other financial indexes.

The fair value of the Corporation's long-term debt and hedging instruments are subject to change as a result of potential changes in market rates and prices. The potential change in fair value for interest rate sensitive instruments is based on a hypothetical immediate 1% point increase in interest rates across all maturities; the potential loss in fair value for foreign exchange rate sensitive instruments are based on a hypothetical immediate 10% increase in U.S. dollar per local currency exchange rates across all maturities. The Corporation's use of this methodology to quantify the market risk of such instruments should not be construed as an endorsement of its accuracy or the accuracy of the related assumptions. The quantitative information about market risk is necessarily limited because it does not take into account operating transactions, anticipated hedging instruments, pensions and other postretirement benefits. The potential loss for purchased foreign exchange option contracts is limited to the premium paid.




Fair value of financial instruments (in thousands)
---------------------------------------------------------------------------------------------------
                                                                                  Hypothetical loss
                                                                                   in fair value(1)
                          Face amount(1)  Carrying amount(1)       Fair value(1)        (Unaudited)
---------------------------------------------------------------------------------------------------
JUNE 28, 1997
LONG-TERM DEBT              $  (755,490)        $  (743,440)        $  (717,380)        $    54,298
HEDGING INSTRUMENTS:
OPTION CONTRACTS                727,645               4,399                 425                (297)
FORWARD CONTRACTS             1,322,236             (17,881)            (10,732)           (126,309)
INTEREST RATE SWAPS             250,000              12,940             (12,285)            (11,313)
---------------------------------------------------------------------------------------------------
June 29, 1996
Long-term debt              $(1,012,269)        $  (999,131)        $  (979,892)        $    60,518
Hedging instruments:
Option contracts                691,151                 884                 494                (385)
Forward contracts               886,015                (267)             (1,952)            (70,638)
Interest rate swaps             250,000              15,404             (16,540)            (12,509)
---------------------------------------------------------------------------------------------------

(1)  Asset/(liability)


CONCENTRATION OF CREDIT RISK Financial instruments which potentially subject the Corporation to concentrations of credit risk consist principally of temporary cash and short-term investments, trade receivables and hedging instruments.



                                                Digital Equipment Corporation 49

--------------------------------------------------------------------------------

The Corporation places its temporary cash and short-term investments with high credit qualified financial institutions and, by policy, limits the amount of credit exposure to any one financial institution.

The Corporation sells a significant portion of its products through third-party resellers and as a result maintains individually significant accounts receivable balances from various major resellers. If the financial condition and operations of these resellers were to deteriorate, the Corporation's operating results could be adversely affected. Total receivables for the ten largest resellers approximated 10% of total accounts receivable at June 28, 1997.

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



NOTE J: INVESTING AND DIVESTING ACTIVITIES
--------------------------------------------------------------------------------

During fiscal 1997, the Corporation sold certain software products and other assets generating $32.2 million of proceeds. The Corporation continues to sell certain of the software products under royalty agreements. Revenue from sales of divested software products represented an immaterial amount of the consolidated operating revenues.

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

At the end of the second quarter of fiscal 1996, the Corporation sold its learning services business to Welsh, Carson, Anderson & Stowe for proceeds of approximately $80.0 million. Approximately 600 employees transferred with this business.

In addition, during fiscal 1996 the Corporation sold several small businesses for net proceeds of approximately $76.0 million.

At the end of the fourth quarter of fiscal 1995, the Corporation sold its South Queensferry, Scotland semiconductor facility and related assets to a subsidiary of Motorola, Inc. for net proceeds of approximately $128.0 million. Assets sold included approximately $8.0 million of inventory and $127.0 million of net property, plant and equipment. Approximately 530 employees were transferred to Motorola at the time of sale.

At the end of the third quarter of fiscal 1995, the Corporation sold its contract manufacturing business to SCI Systems, Inc. for net proceeds of approximately $75.0 million. Assets sold included approximately $47.0 million of inventory and $20.0 million of net property, plant and equipment, including a manufacturing plant in Augusta, Maine. Approximately 700 employees were transferred to SCI Systems, Inc. at the time of sale.

At the beginning of the second quarter of fiscal 1995, the Corporation sold its magnetic disk drive, tape drive, solid state disk and thin film heads businesses (the "Business") to Quantum Corporation ("Quantum") for an aggregate purchase price of $360.0 million, generating net proceeds of $348.0 million. Assets sold included approximately $180.0 million of inventory and $154.0 million of net property, plant and equipment, including facilities in Shrewsbury, Massachusetts and Penang, Malaysia, as well as the Corporation's interest in Rocky Mountain Magnetics, Inc. Quantum is leasing facilities owned by the Corporation in Colorado Springs, Colorado and leased by the Corporation in Batam, Indonesia. Approximately 3,100 employees were transferred to Quantum upon sale of the Business.

Also during the second quarter of fiscal 1995, the Corporation sold its relational database business and related assets to Oracle Corporation for net proceeds of $107.0 million. Approximately 250 employees were transferred to Oracle Corporation at the time of sale.

The Corporation adopted Statement of Financial Accounting Standards No. 115--Accounting for Certain Investments in Debt and Equity Securities, effective July 3, 1994. In fiscal 1995, the Corporation recorded a one-time unrealized gain of $64.5 million or $.44 per common share related to the value of Ing. Olivetti & C. S.p.A. ("Olivetti") common stock. Subsequently, in the same year, the Corporation sold all of its shares of Olivetti stock for approximately $149.0 million, thereby realizing the gain. The cash flow effect is included in the (gain)/loss on disposition and write-down of other assets in the Statement of cash flows.

50 Digital Equipment Corporation

NOTE K: STOCK PLANS
--------------------------------------------------------------------------------

STOCK OPTIONS AND AWARDS Under its Equity Plans, the Corporation has awarded restricted stock to certain officers and key employees. Under such Equity Plans and its Restricted Stock Option Plans, the Corporation has granted options to certain officers and key employees to purchase common stock at a price determined by the Board of Directors. Shares purchased under the plans are either subject to repurchase options and restrictions on sales which lapse over an extended time period not exceeding 10 years, or become exercisable ratably over periods of up to five years. At June 28, 1997, 5,515,234 options to purchase shares were exercisable at prices ranging from $19.25 to $153.00.

The excess, if any, of the fair market value of shares on the measurement date over the exercise price is charged to operations each year as the restrictions lapse.

In May 1994, the Board of Directors approved a program to offer employees of the Corporation (other than executive officers of the Corporation) the opportunity to exchange their outstanding stock options for new options to purchase a reduced number of shares of common stock at a per share exercise price equal to the fair market value of the common stock on the date the program was approved (the "Regrant Program"). Under the Regrant Program, outstanding options granted between 1985 and 1993 to purchase up to 11,854,084 shares of common stock with an average exercise price of $59.43 per share could be exchanged for new options to purchase up to 4,554,870 shares with an exercise price of $22.88 per share. The new options vest over four years and have a seven-year term. As of July 3, 1994 options to purchase 5,765,914 shares had been exchanged and cancelled for new options to purchase a total of 2,328,910 shares. During fiscal 1995, an additional 4,476,977 shares were exchanged and canceled for new options to purchase a total of 1,663,430 shares. No further exchanges may occur under this program. No compensation expense was reversed as a result of the Regrant Program. Future expense associated with options canceled, and not replaced by new options under the Regrant Program, will no longer be recognized, resulting in an expense reduction of approximately $31.0 million over fiscal years 1995 to 1998.

Employee stock options and awards
--------------------------------------------------------------------------------
                                Shares                               Average
                          reserved for                                 price
                         future grants              Shares         per share
--------------------------------------------------------------------------------
July 2, 1994                 3,037,373          14,934,229         $   49.59
Additional shares
available for grant          2,134,306                --               --
Options granted             (2,781,930)          2,781,930             25.42
Shares awarded                (897,680)               --               --
Options exercised                 --              (677,299)            26.58
Options canceled             3,278,129          (3,278,129)            35.73
Options terminated          (1,748,323)               --               --
Regrant program:
Canceled                     4,476,977          (4,476,977)            59.26
Terminated                  (2,479,767)               --               --
Regrant                     (1,663,430)          1,663,430             22.88
--------------------------------------------------------------------------------
July 1, 1995                 3,355,655          10,947,184         $   41.01
Additional shares
available for grant          2,246,664                --               --
Options granted             (3,197,920)          3,197,920             44.11
Shares awarded                (493,635)               --               --
Shares forfeited                86,317                --               --
Options exercised                 --            (1,984,600)            29.62
Options canceled               865,196            (865,196)            41.93
Options terminated            (233,542)               --               --
--------------------------------------------------------------------------------
June 29, 1996                2,628,735          11,295,308         $   43.81
Additional shares
available for grant          3,110,086                --               --
Options granted             (3,750,800)          3,750,800             36.30
Shares awarded                (654,105)               --               --
Shares forfeited               151,114                --               --
Options exercised                 --              (647,222)            21.01
Options canceled             2,187,519          (2,187,519)            46.88
Options terminated            (767,950)               --               --
--------------------------------------------------------------------------------
June 28, 1997                2,904,599          12,211,367         $   42.17
--------------------------------------------------------------------------------

EMPLOYEE STOCK PURCHASE PLANS Under the Corporation's Employee Stock Purchase Plans (ESPP), all U.S. and certain non-U.S. employees may be granted the opportunity to purchase common stock at 85% of market value on the first or last business day of the six-month payment period, whichever is lower. Common stock reserved for future employee purchases aggregated 7,261,138 shares at June 28, 1997. There were 4,445,406 shares issued at an average price of $30.76 per share during the year ended June 28, 1997; 3,341,316 shares issued at an average price of $41.58 per share during the year ended June 29, 1996; and 6,085,154 shares issued at an average price of $21.96 per share during the year ended July 1, 1995. There have been no charges to


                                                Digital Equipment Corporation 51

--------------------------------------------------------------------------------

income in connection with these Plans other than incidental expenses related to the issuance of the shares. Federal income tax benefits relating to such Plans, if any, have been credited to additional paid-in capital.

STOCK OPTION PLANS FOR NON-EMPLOYEE DIRECTORS The 1990 Stock Option Plan for Non-Employee Directors provided for a one-time grant of an option to purchase 5,000 shares of the Corporation's common stock to non-employee directors. The exercise price of an option is the fair market value per share of common stock of the Corporation on the date the option is granted. An aggregate of 100,000 shares of common stock were authorized for issuance under the Plan, of which 55,000 are subject to options granted under the plan at an average purchase price of $48.23 per share. The options become exercisable at the rate of 20% per year, with credit given for past service. None of these options had been exercised as of June 28, 1997. No additional options may be granted under this plan subsequent to adoption of the 1995 Stock Option Plan for Non-Employee Directors.

The 1995 Stock Option Plan for Non-Employee Directors, which was approved on November 9, 1995, provides for annual grants to purchase 2,500 shares of the Corporation's common stock to non-employee directors, who are initially elected to office subsequent to January 1, 1995. The plan provides for annual grants to purchase 1,000 shares of the Corporation's common stock to non-employee directors elected to office prior to January 1, 1995. The exercise price of an option is the fair market value per share of common stock of the Corporation on the date the option is granted. An aggregate of 95,000 shares of common stock are authorized for issuance under the Plan, of which 20,000 are subject to options granted under the plan at an average purchase price of $45.14 per share. The options become exercisable ratably over three years. None of these options had been exercised as of June 28, 1997. Effective on the date of the 1997 Annual Meeting of Stockholders, non-employee directors will receive an annual stock option grant to purchase either 6,000 shares or 3,500 shares, depending upon the age of the non-employee director and on the date of commencement of service as a non-employee director.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123--Accounting for Stock-Based Compensation. SFAS No. 123 encourages, but does not require, companies to recognize compensation costs for all stock-based compensation arrangements using a fair value method of accounting. Alternatively, SFAS No. 123 permits a company to continue accounting for these arrangements under Accounting Principles Board Opinion No. 25--Accounting for Stock Issued to Employees, accompanied by footnote disclosure of the pro forma net income and earnings per share had the new rules been applied. The Corporation adopted the alternative approach under SFAS No. 123 as of the first day of fiscal 1997. Accordingly, no compensation expense has been recognized for the Corporation's stock-based compensation plans other than for restricted stock. If the Corporation had elected to recognize compensation expense based on the fair value of the options at the date of grant for awards granted in fiscal 1997 and 1996 the Corporation's net income/(loss) and earnings/(loss) per common share would have approximated the pro forma amounts indicated below:


(in thousands, except per share data)
--------------------------------------------------------------------------------
Year ended                                          June 28,         June 29,
                                                        1997             1996
--------------------------------------------------------------------------------
Pro forma net income/(loss)
applicable to common stock                           $36,198       $(188,040)
Pro forma net income/(loss)
applicable per common share                          $  0.23       $   (1.24)
--------------------------------------------------------------------------------

The weighted-average fair value of each option granted in fiscal 1997 and 1996 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                        Stock Option            Employee Stock
                                               Plans            Purchase Plans
--------------------------------------------------------------------------------
Fiscal year                        1997         1996           1997       1996
--------------------------------------------------------------------------------
Risk-free interest rate             6.3%         6.2%           5.3%       5.4%
Life in years                       3.6          3.6            0.5        0.5
Volatility                           35%          35%            35%        35%
Dividend yield                        0%           0%             0%         0%
--------------------------------------------------------------------------------


The weighted average fair value at date of grant for awards granted in fiscal 1997 and 1996 are as follows:


Fiscal year                                                    1997         1996
--------------------------------------------------------------------------------
Stock options                                                $12.63       $15.37
Stock awards                                                 $39.64       $47.96
ESPP                                                         $ 9.16       $12.62
--------------------------------------------------------------------------------

The pro forma net income/(loss) for fiscal 1997 and 1996 may not be representative of the pro forma net income/(loss) of future years because the SFAS No. 123 method of accounting for pro forma compensation expense has not been applied to options granted prior to July 2, 1995.



52 Digital Equipment Corporation

--------------------------------------------------------------------------------



Stock options outstanding at June 28, 1997             Options outstanding                          Options exercisable
------------------------------------------    --------------------------------------------      ---------------------------
                                                                 Weighted
                                                                  average         Weighted                         Weighted
                                                                remaining          average                          average
Range of                                              Shares  contractual         exercise           Shares        exercise
exercise prices                                  outstanding         life            price      exercisable           price
---------------------------------------------------------------------------------------------------------------------------
$19.25 to $ 19.99                                  1,097,657            7.28        $19.65          637,603          $19.62
$20.00 to $ 29.99                                  2,395,118            5.32        $24.20        1,310,980          $22.91
$30.00 to $ 39.99                                  3,100,105            9.03        $37.52          108,499          $34.05
$40.00 to $ 49.99                                  3,230,377            7.70        $43.32        1,520,688          $43.68
$50.00 to $ 59.99                                    401,454            7.01        $55.90          238,820          $57.21
$60.00 to $ 69.99                                     33,500            8.61        $62.90           11,055          $62.90
$70.00 to $153.00                                  2,028,156            2.36        $78.03        1,687,589          $78.28
---------------------------------------------------------------------------------------------------------------------------
Total                                             12,286,367            6.63        $42.21        5,515,234          $46.98
---------------------------------------------------------------------------------------------------------------------------




NOTE L: STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

On January 21, 1994, the Corporation filed with the Securities and Exchange Commission a shelf registration statement on Form S-3 under the Securities Act of 1933, as amended, covering the registration of debt securities, preferred stock, depositary shares, and warrants to purchase equity and debt securities, in an aggregate amount of $1.0 billion. In March 1994, the Corporation issued and sold 16 million Depositary Shares under the shelf registration statement, each representing a one-fourth interest in a share of the Corporation's Series A 8 7/8% Cumulative Preferred Stock (the "Series A Preferred Stock"), par value $1.00 per share. Dividends on the Series A Preferred Stock accrue at the annual rate of 8 7/8%, or $35.5 million per year. At June 28, 1997, there were declared and unpaid dividends of $8.9 million. These dividends were paid on July 15, 1997.

The Series A Preferred Stock was offered to the public at $100 per share ($25 per Depositary Share) for a total of $400.0 million, leaving a balance of $600.0 million available for future issuance under the shelf registration. The net proceeds of $387.0 million from the Series A Preferred Stock offering was used for working capital and other general corporate purposes. The Series A Preferred Stock is not convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation. The Series A Preferred Stock is not redeemable prior to April 1, 1999. On or after April 1, 1999, the Corporation, at its option, may redeem shares of the Series A Preferred Stock, as a whole or in part, for cash at the redemption price per share of $100 ($25 per Depositary Share), plus accrued and unpaid dividends to the redemption date. Upon dissolution, liquidation or the winding up of the affairs of the Corporation, the holders of the Series A Preferred Stock will be entitled to receive $100 per share ($25 per Depositary Share), plus accrued and unpaid dividends, before any distribution to holders of the Corporation's common stock.

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

The Corporation purchased on the open market 10 million shares of its common stock at an aggregate purchase price of $354.1 million. All of the acquired shares were held as common stock in treasury, of which 3.9 million shares were subsequently issued to employees under stock plans. The difference between the average acquisition cost of the shares and the proceeds from issuance is charged to retained earnings.




Digital Equipment Corporation 53

NOTE M: SUBSEQUENT EVENT
--------------------------------------------------------------------------------

In July 1997, the Board of Directors authorized the repurchase, as conditions warrant, of up to 15 million shares of the Corporation's common stock.



--------------------------------------------------------------------------------
SUPPLEMENTARY INFORMATION



QUARTERLY FINANCIAL DATA (unaudited)
------------------------------------------------------------------------------------------------------------------------
                                                                               Income/
                                                                                 (loss)                          Income/
                                                    Total                        before             Net       (loss) per
                                                operating          Gross         income         income/           common
(in millions except per share data)(1)           revenues         profit          taxes          (loss)         share(2)
------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED JUNE 28, 1997
FOURTH QUARTER                                    $ 3,463         $1,199          $ 141           $ 124           $  .75
THIRD QUARTER                                       3,314          1,106             62              51              .27
SECOND QUARTER                                      3,358          1,104             37              32              .15
FIRST QUARTER                                       2,912            912            (62)            (66)            (.48)
------------------------------------------------------------------------------------------------------------------------
TOTAL YEAR                                        $13,047         $4,322          $ 178           $ 141           $  .68
------------------------------------------------------------------------------------------------------------------------
For the year ended June 29, 1996
Fourth quarter                                    $ 3,719         $1,212          $(432)          $(433)          $(2.87)
Third quarter                                       3,621          1,252            138             124              .74
Second quarter                                      3,951          1,288            170             149              .91
First quarter                                       3,271          1,054             57              48              .26
------------------------------------------------------------------------------------------------------------------------
Total year                                        $14,563         $4,807          $ (68)          $(112)          $ (.97)
------------------------------------------------------------------------------------------------------------------------

(1)  Amounts may not be additive due to rounding.

(2) The sum of the quarters' earnings per share does not equal the year-to-date earnings per share due to changes in the weighted average share calculations.



54 Digital Equipment Corporation

OPERATING MANAGEMENT AND STAFF OFFICERS
--------------------------------------------------------------------------------


*Robert B. Palmer
 Chairman of the Board,
 President and Chief Executive Officer

*Bruce L. Claflin
 Senior Vice President
 Worldwide Sales and Marketing

        Bobby A. F. Choonavala
        Vice President; President, Asia-Pacific

        Hans W. Dirkmann
        Vice President; President, Europe

        Michael Gallup
        Vice President; President, North America

        Graham Long
        Vice President, Global Accounts

        Luis M. Zuniga
        Vice President, Latin America

*Harold D. Copperman
 Senior Vice President
 DIGITAL Products Division

        R.E. Caldwell
        Vice President and General Manager,
        DIGITAL Semiconductor

        Howard Elias
        Vice President and General Manager,
        NT Systems Business Unit

        Donald Z. Harbert
        Vice President, Internet Products Business Unit

        Ellen J. Lary
        Vice President and General Manager,
        Storage Products Business Unit

        Jesse Lipcon
        Vice President and General Manager,
        UNIX and OpenVMS Systems Business Unit

        John F. McClelland
        Vice President, Manufacturing and Distribution

        Mahendra R. Patel
        Vice President, Systems Engineering

        Robert J. Rennick
        Vice President and General Manager,
        Network Product Business Unit

 Richard J. Fishburn
 Vice President and Chief Information Officer

 Charles B. Holleran
 Vice President, Communications

*Ilene B. Jacobs
 Vice President, Human Resources

*Vincent J. Mullarkey
 Vice President, Finance and Chief Financial Officer

       *Alexis Makris
        Vice President and Corporate Controller

       *Paul J. Milbury
        Vice President and Treasurer

*John J. Rando
 Senior Vice President
 DIGITAL Services Division

        Timothy M. Leisman
        Vice President and General Manager,
        Operations Management Services

        Peter A. Mercury
        Vice President and General Manager,
        Multivendor Customer Services Business Unit

        Kannankote S. Srikanth
        Vice President and General Manager,
        Network and Systems Integration Services

*Thomas C. Siekman
 Vice President and General Counsel

        Gail S. Mann
        Vice President, Assistant General Counsel,
        Secretary and Clerk

*William D. Strecker
 Vice President, Corporate Strategy and Technology and Chief Technical Officer

        Samuel H. Fuller
        Vice President and Chief Scientist

        Robert M. Supnik
        Vice President, Corporate Research and
        Advanced Development




*"Executive Officer" under the Securities Exchange Act of 1934.



                                                Digital Equipment Corporation 55

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

Kathleen F. Feldstein
President of Economics Studies, Inc.
and Director of several corporations

Thomas P. Gerrity
Dean, Wharton School of the University of
Pennsylvania and Director of several corporations

Thomas L. Phillips
Director of several corporations,
Retired Chairman of the Board
and Chief Executive Officer,
Raytheon Company

Delbert C. Staley
Director of several corporations,
Retired Chairman of the Board
and Chief Executive Officer,
NYNEX Corporation



56 Digital Equipment Corporation

COMMITTEES OF THE BOARD
--------------------------------------------------------------------------------

AUDIT COMMITTEE                                    NOMINATING COMMITTEE
Colby H. Chandler, Chairman                        Arnaud de Vitry, Chairman
Vernon R. Alden                                    Vernon R. Alden
Frank P. Doyle                                     Colby H. Chandler
Kathleen F. Feldstein                              Thomas L. Phillips

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE  STRATEGIC DIRECTION COMMITTEE
Thomas L. Phillips, Chairman                       Robert B. Palmer, Chairman
Thomas P. Gerrity                                  Frank P. Doyle
Delbert C. Staley                                  Thomas P. Gerrity
                                                   Delbert C. Staley




--------------------------------------------------------------------------------
[Photograph of members of Digital's Board of Directors]

Board of Directors, Digital Equipment Corporation (left to right):
VERNON R. ALDEN, KATHLEEN F. FELDSTEIN, ROBERT B. PALMER, COLBY H. CHANDLER, ARNAUD DE VITRY, THOMAS L. PHILLIPS, DELBERT C. STALEY, THOMAS P. GERRITY, FRANK
P. DOYLE.


                                                Digital Equipment Corporation 57

CORPORATE CONSULTING ENGINEERS
--------------------------------------------------------------------------------

Andrew Birrell                                    Alan G. Nemeth
Corporate Consulting Engineer                     Corporate Consulting Engineer
Corporate Research and Advanced Development       UNIX and OpenVMS Systems
Corporate Strategy and Technology                 DIGITAL Products Division

Daniel W. Dobberpuhl                              Mahendra R. Patel
Senior Corporate Consulting Engineer              Corporate Consulting Engineer
DIGITAL Semiconductor                             Vice President, Systems Engineering
DIGITAL Products Division                         DIGITAL Products Division

Richard B. Gillett                                Jeffrey A. Schriesheim
Corporate Consulting Engineer                     Corporate Consulting Engineer
UNIX and OpenVMS Systems                          Technology Strategy
DIGITAL Products Division                         Corporate Strategy and Technology

Richard B. Grove                                  Robert E. Stewart
Corporate Consulting Engineer                     Corporate Consulting Engineer
UNIX and OpenVMS Systems                          NT Systems
DIGITAL Products Division                         DIGITAL Products Division

Richard J. Hollingsworth                          William D. Strecker
Senior Corporate Consulting Engineer              Senior Corporate Consulting Engineer
Vice President, Semiconductor Manufacturing       Vice President, Corporate Strategy and Technology
and Technology                                    Chief Technical Officer
DIGITAL Products Division
                                                  Robert M. Supnik
William A. Laing                                  Senior Corporate Consulting Engineer
Corporate Consulting Engineer                     Vice President, Corporate Research
Corporate Research and Advanced Development       and Advanced Development
Corporate Strategy and Technology                 Corporate Strategy and Technology

Richard F. Lary                                   Richard T. Witek
Corporate Consulting Engineer                     Corporate Consulting Engineer
Systems Architecture and Storage Products         DIGITAL Semiconductor
DIGITAL Products Division                         DIGITAL Products Division

Jesse Lipcon
Corporate Consulting Engineer
Vice President and General Manager,
UNIX and OpenVMS Systems Business Unit
DIGITAL Products Division

Maurice P. Marks
Senior Corporate Consulting Engineer
Technical Director, DIGITAL Semiconductor
DIGITAL Products Division




58 Digital Equipment Corporation

INVESTOR INFORMATION
--------------------------------------------------------------------------------


INFORMATION ON COMMON STOCK

The Corporation's common stock (Ticker Symbol "DEC") is listed and traded on the:

Chicago Stock Exchange
New York Stock Exchange
Pacific Stock Exchange
Swiss Exchange
German Stock Exchanges of Frankfurt, Munich and Berlin

Common stock price composite:
There were 53,911 shareholders of record as of June 28, 1997. The high and low quarterly sales prices for the past three fiscal years were as follows:



--------------------------------------------------------------------------------
Fiscal quarter                                High                     Low
--------------------------------------------------------------------------------
1997
FOURTH                                      38 1/2                  25
THIRD                                       38 3/4                  27
SECOND                                      41 1/2                  28 3/8
FIRST                                       46 7/8                  30 1/2
--------------------------------------------------------------------------------
1996
Fourth                                      63 1/4                  41 1/2
Third                                       76 1/2                  50 1/8
Second                                      65                      40 3/4
First                                       45 7/8                  35 1/8
--------------------------------------------------------------------------------
1995
Fourth                                      49 1/2                  37 3/8
Third                                       38 7/8                  31 1/8
Second                                      36 5/8                  24 7/8
First                                       29 1/4                  18 3/8
--------------------------------------------------------------------------------



Transfer Agent and Registrar for common stock:
First Chicago Trust Company of New York is the principal stock transfer agent and registrar, and maintains the stockholder accounting records. For questions on change of ownership, lost stock certificates, consolidation of accounts and change of address, please contact:

First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, New Jersey 07303-2500
Telephone: (201) 324-0498
           (800) 519-3111

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

Investor Services
Digital Equipment Corporation
111 Powdermill Road MSO1-1/L12
Maynard, Massachusetts 01754
(978) 493-3703, (978) 493-5213

Eliminate duplicate mailings:
To maintain more than one account, but eliminate duplicate mailings of annual reports to the same address, send a copy of the label from a Corporate mailing to the Investor Services Department (address above), indicating the names you wish to keep on the mailing list and the names you wish to delete.



                                                Digital Equipment Corporation 59

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

STOCKHOLDER COMMUNICATIONS
The Investor Relations Department is available to assist stockholders. Investor inquiries regarding financial information are welcome by letter, telephone or the Internet. The annual report on Form 10-K for the fiscal year ended June 28, 1997, including schedules thereto, which is filed with the Securities and Exchange Commission, will be sent without charge upon written request to:

Investor Relations
Digital Equipment Corporation
111 Powdermill Road MSO2-3/B17
Maynard, Massachusetts 01754
Telephone: (978) 493-7182
Fax: (978) 493-7633

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



60 Digital Equipment Corporation

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

          The following are trademarks of Digital Equipment Corporation:
          AllConnect, Alpha, AlphaPowered, AlphaStation, AlphaServer, AltaVista, ClientWORKS, DIGITAL, DIGITAL Logo, DIGITAL UNIX, FX!32, GIGAswitch, HiNote, Millicent, OpenVMS, Powerstorm, Prioris, StorageWorks, TruCluster, VAX, Venturis, and VLM.

          The following are third-party trademarks:
          Amazon.com is a trademark of Amazon.Com, Inc. Arbor is a registered trademark of Kenan Systems Corporation. CELLworks is a registered trademark of Fastech Integration, Inc. 1st Quote is a trademark of Virtual Telecom, Inc. NetDay is a trademark of NetDay. NetPC is a trademark of Hewlett-Packard Company. NetWare is a registered trademark of Novell, Inc. Oracle, Oracle7, and Oracle8 are trademarks of Oracle Corporation. Pentium Pro and Pentium II are trademarks of Intel Corporation; Intel and Pentium are registered trademarks of Intel Corporation. PointCast is a registered trademark of PointCast Incorporated. Road Runner is a trademark of Time
          Warner Entertainment Company, L.P. SAP is a trademark of SAP Aktiengesellschaft. Solaris is a registered trademark of Sun Microsystems, Inc. StrongARM is a trademark of Advance RISC Machines Limited. Tandem is a registered trademark of Tandem Computers Incorporated. UNIX is a registered trademark in the United States and other countries, licensed exclusively through X/Open Company, Ltd. Windows95 and Windows CE are trademarks and Windows, Windows NT, BackOffice, and Microsoft are registered trademarks of Microsoft Corporation.

          All other trademarks are the property of their respective owners.


          Printed in USA EA-B7894-87/97 09 19 200.0
          Copyright 1997 Digital Equipment Corporation
          All rights reserved
          Printed on recycled paper

        [Outside Back Cover: Photograph of three business people engaged in a discussion.]















                                                   DIGITAL EQUIPMENT CORPORATION

                                                          111 Powdermill Road
                                                          Maynard, Massachusetts
                                                          01754-1418